UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a11(c) or §240.14a

LIFETIME BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of Lifetime Brands, Inc.

	(2)	Aggregate number of securities to which transaction applies: 5,638,000

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $17.98

	(4)	Proposed maximum aggregate value of transaction: $319,371,240[1]

	(5)	Total fee paid: $39,761.72

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[1]	Includes $218 million of cash consideration.

LIFETIME BRANDS, INC.

1000 Stewart Avenue

Garden City, New York 11530

[●], 2018

Dear Fellow Stockholder:

Lifetime Brands, Inc., a Delaware corporation (the “Company”), entered into a merger agreement with Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”) and the other parties thereto, dated as of December 22, 2017 (the “Merger Agreement”) providing for the acquisition of Taylor Holdco, LLC (dba Filament Brands), a Delaware limited liability company (“Taylor”), by the Company. If the acquisition contemplated by the Merger Agreement is consummated, Taylor will become a wholly-owned subsidiary of the Company and Taylor Parent will be entitled to receive (i) $27.5 million in cash (the “Cash Consideration”) and (ii) a number of shares of common stock of the Company (the “Acquisition Shares” and, together with the Cash Consideration, the “Total Consideration”), such that, following the consummation of the acquisition, Taylor Parent will own, by virtue of the issuance of the Acquisition Shares, 27% of the common stock of the Company on a fully diluted basis, including shares issuable upon the exercise of all vested and unvested in-the-money stock options and unvested restricted shares of common stock that will vest by June 22, 2018 pursuant to the terms of the agreements in which such shares were granted, determined as described in the attached proxy statement, following the consummation of the acquisition.

At a special meeting of our stockholders, you will be asked to consider and vote on a proposal to approve the issuance of the Acquisition Shares. After careful consideration, our Board of Directors has unanimously approved the Merger Agreement, the acquisition, the issuance of the Acquisition Shares and the other transactions contemplated by the Merger Agreement and determined that the acquisition and the issuance of the Acquisition Shares is fair to and in the best interests of the Company and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF THE ACQUISITION SHARES AT THE CONSUMMATION OF OUR PROPOSED ACQUISITION OF TAYLOR HOLDCO, LLC.

The special meeting will be held at [●] on, [●], 2018 at [●] (Eastern Time). Notice of the special meeting and the related proxy statement are enclosed.

The attached proxy statement provides you with detailed information about the special meeting, the acquisition, and the issuance of the Acquisition Shares. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the Merger Agreement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. While we are not seeking stockholder approval for the adoption of the Merger Agreement or the acquisition of Taylor, we cannot consummate the acquisition and the issuance of the Acquisition Shares unless the majority of the shares present in person or by proxy and entitled to vote at the special meeting vote in favor of the proposal to approve the issuance of the Acquisition Shares.

The consummation of the acquisition is also subject to the satisfaction of certain other conditions to closing as set forth in the Merger Agreement, which is attached to this proxy statement as Annex A.

Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the special meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a stockholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone or electronically via the Internet by following the instructions included in the proxy statement and with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. that allows you to vote by telephone or via the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We look forward to seeing you at the special meeting. Thank you in advance for your cooperation and continued support.

Sincerely,

JEFFREY SIEGEL Chairman of the Board of Directors Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the issuance of the Acquisition Shares, passed upon the merits of the issuance of the Acquisition Shares or the fairness of the issuance of the Acquisition Shares or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [●], 2018, and is first being mailed to stockholders on or about, [●], 2018.

LIFETIME BRANDS, INC.

1000 Stewart Avenue

Garden City, New York 11530

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[●], 2018

A special meeting of stockholders of Lifetime Brands, Inc. (the “Company”) will be held at the [●], on, [●], 2018 at (Eastern Time) for the following purposes:

1.	to approve the issuance of a number of shares of common stock of the Company (the “Acquisition Shares”), pursuant to the merger agreement dated December 22, 2017 (the “Merger Agreement”), among the Company, Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”), and the other parties thereto, providing for the acquisition by the Company of Taylor Holdco, LLC (dba Filament Brands), a Delaware limited liability company (“Taylor”), at the consummation of such acquisition, such that, following the consummation of the acquisition, Taylor Parent will own, by virtue of the issuance of the Acquisition Shares, 27% of the common stock of the Company on a fully diluted basis, including shares issuable upon the exercise of all vested and unvested in-the-money stock options and unvested restricted shares of common stock that will vest by June 22, 2018 pursuant to the terms of the agreements in which such shares were granted, determined as described in the attached proxy statement, following the consummation of the acquisition;

2.	to consider and vote upon a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers, in connection with the acquisition as reported in the Golden Parachute Compensation table on page 82;

3.	to transact any other business that may properly come before the special meeting or to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1 described above.

The foregoing items of business are more fully described in the proxy statement.

We are not seeking stockholder approval for the adoption of the Merger Agreement or the acquisition of Taylor.

The Board of Directors has fixed the close of business on [●], 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection at our offices 10 days before the special meeting.

After careful consideration, the Board of Directors unanimously recommends that you vote:

FOR the proposal to approve the issuance of the Acquisition Shares;

FOR the proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation set forth on page 82;

FOR any proposal to adjourn the special meeting in order to allow the Company to solicit additional proxies in favor of Proposal 1 set forth above in the event that there are insufficient proxies received to approve the proposal at the special meeting.

This proxy statement is dated, [●] 2018, and is first being mailed to stockholders on or about, 2018.

By order of the Board of Directors,

SARA SHINDEL Secretary Garden City, New York

Dated: [●], 2018

All stockholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. A postage-paid return envelope is enclosed for your convenience. Stockholders of record may choose to vote those shares via the Internet at [●] or telephonically, within the United States and Canada, by calling [●]. Stockholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or telephonically if their broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions, Inc. (“Broadridge”). See “Voting Shares Registered in the Name of a Broker, Bank or Other Nominee” in the proxy statement for further details on the Broadridge program. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the special meeting, then you must obtain from the record holder a proxy issued in your name.

i

LIFETIME BRANDS, INC.

1000 Stewart Avenue

Garden City, New York 11530

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of Lifetime Brands, Inc., a Delaware corporation, is providing these proxy materials to you in connection with the solicitation of proxies for use at our special meeting of stockholders to be held at the [●] on, [●] 2018 at [●] (Eastern Time) or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.

SUMMARY TERM SHEET RELATING TO ISSUANCE OF ACQUISITION SHARES

This summary term sheet, together with the “Questions and Answers About the Issuance of the Acquisition Shares and the Special Meeting of Stockholders,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, the annexes, and the other documents to which we refer or incorporate by reference in order to fully understand the acquisition and the related transactions. See “Where You Can Find Additional Information” on page 154. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail. Except as otherwise specifically noted in this proxy statement, “the Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Lifetime Brands, Inc. and its subsidiaries.

Parties to the Acquisition

The Company

Lifetime Brands, Inc., a Delaware corporation, designs, sources and sells branded kitchenware, tableware and other products used in the home and markets its products under a number of widely-recognized brand names and trademarks, which are either owned or licensed by the Company, or through retailers’ private labels and their licensed brands. The Company’s products, which are targeted primarily towards consumer purchases of moderately priced kitchenware, tableware and housewares, are sold through virtually every major level of trade.

Taylor

Taylor Holdco, LLC (dba Filament Brands), which we refer to herein as “Taylor,” is a Delaware limited liability company whose capital stock is privately held and is not traded on a public market. Taylor, through its subsidiaries, produces a wide variety of kitchen, bar, bath and grilling tools and equipment, including kitchen measurement tools, bath scales, weather instruments, wine and barware, portable drinkware and other cooking and baking accessories.

Stockholders of Taylor

Taylor Parent, LLC, a Delaware limited liability company, which we refer to herein as “Taylor Parent,” is the holder of all of the common equity interests of Taylor. Taylor also has outstanding preferred interests, which are redeemable by Taylor and which are held by an unaffiliated third party. These preferred interests will be redeemed by Taylor in connection with the Acquisition (as defined herein).

The Acquisition

On December 22, 2017, we entered into a merger agreement (the “Merger Agreement”) with certain of our wholly-owned merger subsidiaries, Taylor, Taylor Parent and, solely for purposes of certain sections referenced therein, CP Taylor GP, LLC providing for the acquisition of Taylor by the Company (the “Acquisition”). If the Acquisition is consummated, Taylor will become a wholly-owned subsidiary of the Company and Taylor Parent will be entitled to receive a number of shares of common stock of the Company (the “Acquisition Shares”), such that, following the consummation of the Acquisition, Taylor Parent will own, by virtue of the issuance of the Acquisition Shares, 27% of the common stock of the Company on a fully diluted basis (rounded up to the nearest share).

The fully diluted basis shall be determined by, as of the time of determination, the sum of (a) the number of registered and unregistered shares of common stock of the Company issued and outstanding (excluding any unvested restricted shares of common stock of the Company), plus (b) the number of shares of common stock of the Company issuable upon the exercise of all vested and unvested in-the-money stock options of the Company (calculated using the treasury stock method, based on the average of the closing stock price of shares of common stock of the Company on the last 20 trading days prior to the day that is two business days prior to the closing date of the Acquisition, weighted for volume), plus (c) the number of shares of unvested restricted common stock of the Company that will vest by June 22, 2018 pursuant to the terms of the agreements in which such shares were granted. The value of the shares of common stock of the Company to be issued to Taylor Parent pursuant to the Merger Agreement will be determined based on the trading price of the Company common stock at the date of consummation of the Acquisition.

The Merger Agreement is included as Annex A to this proxy statement.

Board of Directors and Management of the Company Following the Acquisition; Stockholders Agreement

Following the consummation of the Acquisition, the Company’s Board of Directors will be expanded to 13 directors, 10 of whom initially will be the current members of our Board of Directors, one of whom is expected to be Robert B. Kay, the current Chief Executive Officer of Taylor, and two of whom are expected to initially be Bruce Pollack and Michael Schnabel (as designated by Taylor Parent). Mr. Kay is expected to become Chief Executive Officer of the Company upon consummation of the Acquisition. In connection with the consummation of the Acquisition, the Company and Taylor Parent will enter into a stockholders agreement (the “Stockholders Agreement”) pursuant to which:

•	For so long as Taylor Parent beneficially owns at least 20% of the outstanding common stock on a Future Fully Diluted Basis (as defined herein), up to two persons designated by Taylor Parent will be nominated for election or appointment to the Board of Directors at each meeting of stockholders at which members of our Board of Directors are elected;

•	For so long as Taylor Parent beneficially owns less than 20%, but greater than 10% of the outstanding common stock on a Future Fully Diluted Basis, one person designated by Taylor Parent will be nominated for election or appointment to the Board of Directors at each meeting of stockholders at which members of our Board of Directors are elected;

•	If Taylor Parent beneficially owns less than 10% of the outstanding common stock on a Future Fully Diluted Basis, then Taylor Parent shall have no right to designate anyone for election or appointment to the Board of Directors;

•	Taylor Parent will agree not to nominate any person for election to our Board of Directors other than in accordance with the right to designate directors for nomination described above; and

•	Taylor Parent will agree not to initiate, propose or otherwise solicit, or participate in the solicitation of stockholders for the approval of, any stockholder proposals with respect to the Company.

Jeffrey Siegel will continue to serve the Company in a new role as the Company’s Executive Chairman of the Board. Ronald Shiftan will continue to serve as the Company’s Vice Chairman of the Board and Chief

Operating Officer. A copy of the form of Stockholders Agreement is included as Annex B to this proxy statement.

Additional Governance Rights of Taylor Parent Following the Acquisition

The Stockholders Agreement will also provide that, for so long as Taylor Parent continues to beneficially own at least 50% of the Acquisition Shares, neither the Company nor any of its subsidiaries may take any of the following actions without the approval of the members of the Board of Directors designated by Taylor Parent, such approval not to be unreasonably withheld, conditioned or delayed:

•	Enter into any agreement for a transaction that would result in a change of control of the Company;

•	Consummate any transaction for the sale of all or substantially all of the Company’s assets;

•	File for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code;

•	Liquidate or dissolve the business and affairs of the Company;

•	Take any Board of Directors actions to seek an amendment to the Company Certificate of Incorporation or approve, or recommend that the Company’s stockholders approve, an amendment to our Amended and Restated Bylaws, except as required by DE Law (as defined in the Merger Agreement) or other applicable law and other than amendments that would not materially and disproportionately affect Taylor Parent;

•	Incur additional debt in excess of $100 million in the aggregate, subject to certain exceptions;

•	Acquire or dispose of assets or a business, in each case with an individual value in excess of $100 million;

•	Terminate the employment of the Chief Executive Officer, other than for cause (in which case the Company shall consult in good faith with Taylor Parent on a replacement Chief Executive Officer); and

•	Adopt a stockholder rights plan that does not exempt as “grandfathered persons” the stockholders party to the Stockholders Agreement and their affiliates from being deemed “acquiring persons” due to their beneficial ownership of the common stock of the Company upon the public announcement of adoption of such stockholder rights plan (it being understood that no such plan shall restrict any stockholder party to the Stockholders Agreement or its affiliates from acquiring, in the aggregate, common stock up to the level of their aggregate percentage beneficial ownership as of the public announcement of the adoption of such stockholder rights plan).

Voting Agreement

In connection with the Merger Agreement, at the specific request of Taylor and Taylor Parent and as an inducement to their willingness to enter into the Merger Agreement, certain of our stockholders, including our Chief Executive Officer, Jeffrey Siegel, our Chief Operating Officer, Ronald Shiftan, our President, Daniel Siegel and our Executive Vice-President — Global Supply Chain, Clifford Siegel (collectively, the “Agreed Voting Persons”) entered into a voting agreement (the “Voting Agreement”) with Taylor Parent, whereby each of the Agreed Voting Persons agreed, among other things, to vote all of the shares of our common stock beneficially owned (other than with respect to unexercised options held by such persons) by such Agreed Voting Persons in favor of the approval of the issuance of the Acquisition Shares. Further, the Agreed Voting Persons agreed during the term such person’s respective voting restrictions under the Voting Agreement are in effect, not to, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) any of the shares of our common stock beneficially owned by such Agreed Voting Person (a “Transfer”), or enter into any contract, option, or other arrangement or understanding providing for the Transfer of any of the shares of our common stock beneficially owned by such Agreed Voting Person, except for certain permitted Transfers as described in the Voting Agreement. As of December 15, 2017, the Agreed Voting Persons beneficially owned (excluding shares underlying unexercised options) approximately 11% of the total outstanding shares of our common stock. A copy of the form of Voting Agreement is included as Annex C to this proxy statement.

Debt Financing

Concurrent with the Acquisition, and pursuant to the Commitment Letter (the “Commitment Letter”), dated December 22, 2017, by and among the Company, JPMorgan Chase Bank, N.A. (“JPMorgan”) and Golub Capital LLC (“Golub Capital”), the Company expects to enter into (1) a credit agreement among JPMorgan, as administrative agent, the lenders from time to time party thereto, the Company, the foreign subsidiary borrowers from time to time party thereto, and certain of its other domestic and foreign subsidiaries from time to time party thereto (the “ABL Credit Agreement”) providing for a senior secured asset-based $150.0 million revolving credit facility with a maturity five years from the completion of the Acquisition (the “ABL Credit Financing”) and (2) a credit agreement among JPMorgan, as term loan administrative agent, Golub Capital, as lender, and the other lenders from time to time party thereto and the Company (the “Term Loan Credit Agreement”) providing for a $275.0 million term loan facility with a maturity seven years from the completion of the Acquisition and quarterly principal payments equal to 1% per annum of the original amount of the term loan facility (the “Term Loan Credit Financing” and together with the ABL Credit Financing, the “Debt Financing”).

The terms and condition of the Commitment Letter are more fully described in “Proposal 1 To Approve the Issuance of the Acquisition Shares – Debt Financing”.

Basis of Stockholder Approval Requirement

Our common stock is listed on the NASDAQ Global Select Market, and we are subject to the NASDAQ listing standards set forth in its Listing Rules. Although we are not required to obtain stockholder approval under Delaware law in connection with the Acquisition, we are required under Listing Rule 5635(a)(1) and Listing Rule 5635(b) to seek stockholder approval of our proposed issuance of the Acquisition Shares at the consummation of the Acquisition.

Listing Rule 5635(a)(1) requires stockholder approval prior to the issuance of securities “in connection with” the acquisition of the stock or assets of another company, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be in excess of 20% of the outstanding common stock prior to the issuance. In addition, Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when such issuance or potential issuance will result in a change of control of a company. NASDAQ may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer.

The total shares proposed to be issued to Taylor Parent will equal 27% of our outstanding shares of common stock at the consummation of the Acquisition on a Closing Fully Diluted Basis (as defined herein).

In addition, under NASDAQ Listing Rule 5635(d), prior stockholder approval is required for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock. Because the Acquisition Shares will be issued in exchange for all of the common equity interests of Taylor, the deemed issuance price of the Acquisition Shares may be less than the greater of the book or market value of our common stock immediately before the consummation of the Acquisition. If the proposal is approved, the issuance of the Acquisition Shares will exceed 20% of our common stock currently outstanding. Because the issuance price may be below the greater of the book or market value of our Common Stock immediately prior to the consummation of the Acquisition, the NASDAQ Listing Rules may require that we obtain stockholder approval of the issuance of the Acquisition Shares at the consummation of the Acquisition. Therefore, we are requesting stockholder approval for the issuance of the Acquisition Shares under the NASDAQ Listing Rules.

When the Acquisition is Expected to be Completed

We currently anticipate that the Acquisition will be consummated in the first half of 2018. However, there can be no assurances that the Acquisition will be consummated at all or, if consummated, that it will be consummated in the first half of 2018.

Date, Time and Place of the Special Meeting of Stockholders

The special meeting will be held at [●] on [●], 2018 at [●] (Eastern Time).

Record Date, Outstanding Shares and Quorum Requirement

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on, [●], 2018, the record date for the determination of stockholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting will constitute a quorum. On the record date, there were [●] shares of our common stock issued and outstanding.

Vote Required

Each share of our common stock outstanding on the record date for the determination of stockholders entitled to vote at the meeting will be entitled to one vote, in person or by proxy, on each matter submitted for the vote of stockholders. The approvals of the issuance of the Acquisition Shares, the “golden parachute” compensation and the adjournment of the special meeting require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the special meeting.

Voting of Proxies

Any stockholder entitled to vote at the special meeting whose shares are registered in his, her or its name may submit a proxy by telephone or via the Internet in accordance with the instructions provided on the enclosed proxy card, or by returning the enclosed proxy card by mail, or may attend the special meeting and vote in person by appearing at the special meeting.

If your shares are held in “street name” by a broker, bank, or other nominee, you should advise your broker, bank, or other nominee how to vote your shares using the instructions provided by your broker, bank, or other nominee. If you do not provide your broker, bank, or other nominee with instructions, your shares will not be voted and will have no effect on the approval of the issuance of the Acquisition Shares, the “golden parachute” compensation and any proposal to adjourn the special meeting in order to solicit additional proxies in the event that there are insufficient proxies received to approve the issuance of the Acquisition Shares at the special meeting.

Quorum; Broker Non — Votes

The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the special meeting if holders of a majority of the shares of our common stock are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank, or other nominee that are represented at the special meeting, but that the broker, bank, or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the special meeting. Brokers, banks, and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

The proposal to approve the issuance of the Acquisition Shares (“Proposal 1”), the proposal to approve the “golden parachute” compensation (“Proposal 2”) and the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the issuance of the Acquisition Shares (“Proposal 3”), are not routine matters and therefore a broker may not be entitled to vote shares held in street name on these proposals absent instructions from the beneficial holder of such shares. Consequently, if your shares are held in street name and you do not submit any voting instructions to your bank, broker or other nominee, your shares will not be voted on these proposals and will be considered a “broker non — vote.” In order to minimize the number of broker non — votes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Special Meeting of Stockholders.

Revocability of Proxies

As a stockholder of record, once you have submitted your proxy by mail, telephone or via the Internet, you may revoke it at any time before it is voted at the special meeting. You may revoke your proxy in any one of three ways:

•	you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	you may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the special meeting at the following address: Corporate Secretary, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530; or

•	you may vote in person at the special meeting.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.

Recommendation of Our Board of Directors as to the Issuance of the Acquisition Shares

After careful consideration, our Board of Directors unanimously recommends that you vote FOR the proposal to approve the issuance of the Acquisition Shares and FOR any proposal to adjourn the special meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to approve the proposal at the special meeting.

Interests of the Company’s Executive Officers and Directors in the Acquisition

When considering the recommendation of the Company’s Board of Directors, you should be aware that certain of our executive officers and directors have interests in the Acquisition other than their interests as stockholders generally, pursuant to individual agreements with certain officers and directors. These interests are different from your interests as a Company stockholder, however, the members of our Board of Directors have taken these additional interests into consideration.

Potential Accelerated Vesting of Awards Under the Company’s Equity Incentive Plan

If the Acquisition were to qualify as a “Change of Control” for purposes of the Company’s Amended and Restated 2000 Long-Term Incentive Plan (the “LTIP”), awards under the LTIP would be subject to accelerated vesting in the event of an award holder’s subsequent termination of employment or service other than for “Cause” (not as a result of disability) or “Good Reason” (as defined in the LTIP) on or within 24 months following the Acquisition. Under the LTIP, performance stock units would also become fully vested upon such qualifying termination of employment or service as though target performance with respect to the performance conditions thereunder had been achieved. As more fully described under “Proposal 1 — Interests of the Company’s Stockholders in the Acquisition,” the Company’s directors, executive officers and former directors and executive officers who have served in such positions since January 1, 2016 own an aggregate of 90,935 shares of restricted stock and 122,333 unvested options to purchase shares of our common stock, the vesting of which equity awards would accelerate if the Acquisition is a “Change of Control” for purposes of the LTIP and a qualifying termination of employment or service took place. Such directors, executive officers and former directors also own an aggregate of 61,500 performance stock units. The employment agreements with each of our executive officers already provide that the restrictions on such restricted stock and vesting of such options would accelerate in connection with a termination other than for “Cause” (not as a result of disability) or without “Good Reason” in the absence of a “Change of Control” (subject to the minimum vesting requirements in the LTIP which generally prohibit vesting within one year following the date of grant other than in connection with death, disability or a change of control), but such employment agreements do not provide for the acceleration of performance stock units or the deemed satisfaction of the applicable performance conditions.

For this purpose, a “Change of Control” includes the acquisition by any person of beneficial ownership of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities. As described elsewhere in this proxy statement, the Acquisition Shares will constitute 27% of the common stock of the Company on a fully diluted basis. The 30% threshold for a “Change of Control” is measured with a smaller denominator, the number of shares of common stock of the Company actually outstanding at the consummation of the Acquisition. The actual number of Acquisition Shares will depend, in part, upon the number of shares of common stock underlying “in-the-money” options as of the consummation of the Acquisition. Based upon the Company’s trading price history as of the date of this proxy statement, the Company expects that the number of Acquisition Shares will constitute less than 30% of the number of shares of common stock outstanding upon the consummation of the Acquisition. Nevertheless, we cannot assure you that, if the trading price of the common stock increases between the date of this proxy statement and the consummation of the Acquisition, that such 30% threshold will not be exceeded, resulting in a “Change of Control” under the LTIP.

Opinion of Houlihan Lokey Capital, Inc.

On December 19, 2017, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) verbally rendered its opinion to our Board of Directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion to our Board of Directors dated December 19, 2017) as to the fairness, from a financial point of view, to the Company of the Total Consideration to be paid by the Company in the Acquisition pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to our Board of Directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Company of the Total Consideration to be paid by the Company in the Acquisition pursuant to the Merger Agreement and did not address any other aspect or implication of the Acquisition or any other agreement (including the Stockholders Agreement), arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to our Board of Directors, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Acquisition. See “Proposal 1 — Opinion of the Financial Advisor to Board of Directors.”

Our Conduct of Business Pending the Acquisition

As described below and set forth in the Merger Agreement, (i) we have agreed that, from December 22, 2017 through the consummation of the Acquisition, subject to certain exceptions, we will not take certain actions without Taylor Parent’s prior written consent and (ii) Taylor and Taylor Parent have agreed that, from December 22, 2017 through the consummation of the Acquisition, subject to certain exceptions, Taylor and Taylor Parent will not take certain actions without our prior written consent.

Registration Rights

The Stockholders Agreement will provide Taylor Parent certain demand registration rights and the right to participate in registered public offerings we initiate, subject to certain limitations and exceptions. In the event that the managing underwriter advises us in writing that marketing factors require a limitation on the number of shares that can be included in the registration statement for an underwritten offering, the shares will be included in the registration statement in an agreed order of preference.

Lockup and Standstill

The Stockholders Agreement will provide that Taylor Parent may not sell, offer or agree to sell, or otherwise transfer, subject to certain customary exceptions, directly or indirectly, any of the Acquisition Shares through and including December 31, 2019. In addition, Taylor Parent and its affiliates will be prohibited from, without the express written approval of at least a majority of the disinterested members of our Board of Directors, acquiring and making certain transfers of common stock or other securities issued by the Company, entering into voting agreements or soliciting proxies with respect to our common stock and taking certain other actions. Our Board of Directors approved the Acquisition for purposes of Section 203 of the Delaware General Corporation Law and we have agreed to certain restrictions on the adoption of a stockholder rights plan following the consummation of the Acquisition that materially adversely affects Taylor Parent.

Restrictions on Solicitations of Other Offers and Change in Recommendation

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding alternative transaction proposals of our Company. However, subject to specified conditions, we may furnish information to, or enter into discussions or negotiations with, a third party in response to an unsolicited transaction proposal from such third party if our Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to approve and cause the Company to take such action would be reasonably likely to be inconsistent with its exercise of fiduciary duties to stockholders of the Company.

Conditions That Must Be Satisfied or Waived for the Acquisition to Occur

As more fully described in this proxy statement and in the Merger Agreement, the consummation of the Acquisition depends on a number of conditions being satisfied or waived. These conditions include, among others, absence of any injunction prohibiting the consummation of the Acquisition and absence of any legal requirements enacted by any court or other governmental entity since the date of the Merger Agreement that remain in effect prohibiting consummation of the Acquisition.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Acquisition may be abandoned at any time prior to the consummation of the Acquisition in certain cases, by either the Company or by Taylor Parent.

Termination Fee

We have agreed to pay Taylor Parent a termination fee of $9 million if one of the following occurs:

•	We or Taylor Parent, as applicable, terminate the Merger Agreement because:

•	the Board of Directors changes its recommendation that our stockholders vote “FOR” Proposal 1; or

•	the Board of Directors (i) after receipt by the Company of an unsolicited offer to effect an alternative transaction or (ii) as a result of an intervening event, determines in good faith, following consultation with outside legal counsel, that failing to terminate the Merger Agreement would be reasonably likely to be inconsistent with the Board of Directors’s exercise of its fiduciary obligations to our stockholders, subject to certain other exceptions set forth in the Merger Agreement.

•	Taylor Parent terminates the Merger Agreement because:

•	we willfully and intentionally breached the exclusivity, proxy or stockholder meeting sections of the Merger Agreement.

In addition, if the Merger Agreement is terminated because of our failure to obtain the required stockholder approval, our breach of the Merger Agreement or the Acquisition was not consummated on or before June 20, 2018 and (i) at the time of such termination we received an alternative transaction proposal and (ii) we consummate any alternative transaction within nine months of the termination of the Merger Agreement, we have agreed to pay Taylor Parent a termination fee of $9 million (less any transaction expense fee previously paid).

If the Merger Agreement is terminated due to our failure to obtain the required stockholder approval (unless, at such time, Taylor Parent or the Company is in breach of the Merger Agreement such that we would have been entitled to terminate the Merger Agreement), then we have agreed to pay Taylor Parent up to $3 million of reasonable and documented out-of-pocket expenses, which amount of expense reimbursement will be deducted from any termination fee payable.

Material U.S. Federal Income Tax Consequences to Stockholders

We do not believe the consummation of the Acquisition or the issuance of the Acquisition Shares will have any material tax consequences on the holders of our existing shares of common stock.

Regulatory Approvals

Under the Hart-Scott-Rodino (“HSR Act”), parties to certain large mergers and acquisitions must file premerger notification and wait for government review. The parties may not close their deal until the waiting period outlined in the HSR Act has passed, or the government has granted early termination of the waiting period.

Market Price and Dividends

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “LCUT.” On December 21, 2017, which was the last trading day before we announced the transaction, our common stock closed at $17.10. On [●], 2018, which was the last trading day before the date of this proxy statement, our common stock closed at $[●].

Appraisal Rights

Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Acquisition or the issuance of the Acquisition Shares.

Solicitation

We have engaged Georgeson to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $8,500 in the aggregate.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find Additional Information” beginning on page 154 below.

QUESTIONS AND ANSWERS ABOUT THE ISSUANCE OF THE ACQUISITION SHARES AND THE SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Acquisition. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of the Company as of the close of business on the record date for the determination of stockholders entitled to notice of the special meeting. This proxy statement contains important information about the Acquisition, the issuance of the Acquisition Shares, and the special meeting of stockholders. You should read this proxy statement carefully.

The Issuance of the Acquisition Shares and Related Transactions

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to consider and vote on a proposal to approve the issuance of the Acquisition Shares. On December 22, 2017, we entered into the Merger Agreement with Taylor, Taylor Parent and solely for purposes of certain sections set forth therein, CP Taylor GP, LLC providing for the acquisition of Taylor by the Company. If the Acquisition is consummated, Taylor will become a wholly-owned subsidiary of the Company and Taylor Parent will be entitled to receive a number of shares of common stock of the Company, such that, following the consummation of the Acquisition, Taylor Parent will own, by virtue of the issuance of the Acquisition Shares, 27% of the common stock of the Company on a Closing Fully Diluted Basis (rounded up to the nearest share).

We are not seeking stockholder approval for the adoption of the Merger Agreement or the acquisition of Taylor. However, we cannot consummate the Acquisition unless the holders of a majority of the shares present in person or by proxy and entitled to vote at the special meeting vote in favor of the proposal to approve the issuance of the Acquisition Shares.

Q:	As a stockholder, what will I receive in the Acquisition?

A:	Current stockholders of the Company will not receive anything in the Acquisition. As a result of the Acquisition, our stockholders’ existing share ownership will be diluted by the issuance of the Acquisition Shares, which will represent 27% of our outstanding shares of common stock outstanding at the consummation of the Acquisition on a Closing Fully Diluted Basis (rounded up to the nearest share).

Q:	Is the Acquisition expected to be taxable to me?

A:	We do not believe the consummation of the Acquisition or the issuance of the Acquisition Shares will have any material tax consequences on the holders of our existing shares of common stock.

Q:	When is the Acquisition expected to be consummated?

A:

We are working toward completing the Acquisition as promptly as reasonably possible, and we currently anticipate that the Acquisition will be consummated in the first half of 2018. However, there can be no assurances that the Acquisition will be consummated at all or, if consummated, that it will be consummated in the first half of 2018. Please refer to the section titled “Risk Factors” for more information on risks related to failure to completing the Acquisition or a delay in the consummation of the Acquisition. The exact timing and likelihood of consummation of the Acquisition cannot be predicted because the Acquisition is subject to certain conditions, including the receipt of regulatory approvals. Neither we nor Taylor or Taylor Parent are obligated to consummate the Acquisition unless and until the closing conditions in the Merger Agreement have been satisfied or waived.

Q:	What effects will the proposed Acquisition have on the Company?

A:	If the Acquisition is consummated, Taylor will become a wholly-owned subsidiary of the Company, and Taylor Parent will become a stockholder of the Company. In addition, we have agreed to increase the size of the Board of Directors of the Company from 10 directors to 13 directors at the consummation of the Acquisition, and it is expected that we will appoint Robert B. Kay and two directors designated by Taylor Parent to fill the newly created vacancies, who are initially expected to be Bruce Pollack and Michael Schnabel. Under the terms of the Merger Agreement, Mr. Kay is expected to serve as the Chief Executive Officer of the Company. In addition, Jeffrey Siegel will continue to serve the Company in a new role as the Executive Chairman of the Board of Directors of the Company and Ronald Shiftan will continue to serve as the Company’s Vice Chairman of the Board of Directors and Chief Operating Officer.

Q:	What happens if the Acquisition is not consummated?

A:	If the issuance of the Acquisition Shares is not approved by our stockholders, or if the Acquisition is not consummated for any other reason, we will not issue the Acquisition Shares and Taylor will not become a wholly-owned subsidiary of the Company. Instead, Taylor will continue to be independently owned by Taylor Parent and its other preferred interest holders. We may also be required, under certain circumstances, to pay Taylor Parent a termination fee of $9 million or the reimbursement of certain expenses up to $3 million.

Q:	Am I entitled to exercise appraisal or similar rights under Delaware law as a result of the Acquisition or the issuance of the Acquisition Shares?

A:	No. Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Acquisition or the issuance of the Acquisition Shares.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will be held at the [●], on, [●], 2018 at (Eastern Time).

Q:	What other proposals are being presented at the special meeting?

A:	In addition to the proposal to approve the issuance of the Acquisition Shares (Proposal 1), stockholders will be asked to vote to approve, on a nonbinding advisory basis, the “golden parachute” compensation set forth on page 82 (Proposal 2) and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the issuance of the Acquisition Shares (Proposal 3).

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously recommends that you vote your shares:

•	“FOR” the proposal to approve the issuance of the Acquisition Shares (Proposal 1).

•	“FOR” the proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation set forth on page 82 (Proposal 2)

•	“FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies (Proposal 3).

Q:	Who is entitled to vote at the special meeting?

A:	All stockholders of record as of the close of business on [●], 2018, the record date for the determination of stockholders entitled to vote at the special meeting, are entitled to vote at the special meeting. On that date, [●] shares of our common stock were issued and outstanding.

As of the record date, our executive officers and directors held an aggregate of [●] shares of our common stock, which represents approximately [●]% of all shares issued and outstanding on the record date.

Q:	What vote is required to approve each proposal?

A:	Proposal 1, the approval of the issuance of the Acquisition Shares, requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on this proposal at the Special Meeting.

With respect to Proposal 1, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of the proposal. If you “ABSTAIN” from voting on Proposal 1, the effect will be the same as a vote “AGAINST” that proposal.

Proposal 2, the approval, on a nonbinding advisory basis, of the “golden parachute” compensation that may be payable to the Company’s named executive officers, in connection with the acquisition as reported in the Golden Parachute Compensation table on page 82, requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on this proposal at the special meeting.

With respect to Proposal 2, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of the proposal. If you “ABSTAIN” from voting on Proposal 2, the effect will be the same as a vote “AGAINST” that proposal.

Proposal 3, approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the issuance of the Acquisition Shares, requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the special meeting.

With respect to Proposal 3, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of the proposal. If you “ABSTAIN” from voting on Proposal 3, the effect will be the same as a vote “AGAINST” that proposal.

Q:	Can I attend the special meeting? What do I need for admission?

A:	You are entitled to attend the special meeting if you were a stockholder of record or a beneficial owner as of the close of business on [●], 2018 or you hold a valid legal proxy for the special meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the special meeting. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned common stock of the Company as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid legal proxy from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

Q:	How can I vote my shares in person at the special meeting?

A:	All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominees, as of the record date are invited to attend the special meeting and vote their shares in person.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, N.A., you are considered the stockholder of record with respect to those shares. If you are a stockholder of record as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, you have the right to vote your shares in person at the special meeting. If you choose to do so, you can vote at the special meeting using the written ballot that will be provided at the meeting or you can complete, sign and date the enclosed proxy card you received with this proxy statement and submit it at the special meeting.

If your shares are held in a stock brokerage account or by a bank, broker, or other nominee (that is, in “street name”) rather than directly in your own name with our transfer agent, you are considered a beneficial owner of your shares and this proxy statement is being forwarded to you by your bank, broker, or other nominee. As the beneficial owner, you may attend the special meeting and vote your shares in person at the special meeting only if you obtain a legal proxy from the bank, broker, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Even if you plan to attend the special meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you are a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the special meeting. Your proxy can be submitted by mail by completing, signing, and dating the proxy card you received with this proxy statement and then mailing it in the enclosed prepaid envelope. Stockholders of record may also submit a proxy over the Internet or by telephone. If you are a stockholder of record, then you may go to [●] to vote your shares via the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the United States or Canada, then you may vote your shares by calling [●] and following the recorded instructions. If you are a beneficial owner, you must submit voting instructions to your bank, broker or other nominee in order to authorize how your shares are voted at the special meeting. Please follow the instructions provided by your bank, broker or other nominee.

Submitting a proxy or voting instructions will not affect your right to vote in person should you decide to attend the special meeting, although beneficial owners must obtain a “legal proxy” from the bank, broker, or other nominee that holds their shares giving them the right to vote the shares at the special meeting in order to vote in person at the meeting.

Q:	What does it mean if I received more than one set of proxy materials?

A:	If you received more than one set of proxy materials, it means that you hold shares of our common stock in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust, or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

A:	If you submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the proposals to be presented at the special meeting, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine with respect to any other matter properly presented for a vote at the special meeting.

Q:	What is the deadline for voting my shares?

A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by [●] (Eastern Time) on [●], 2018 in order for your shares to be voted at the special meeting. However, if you are a stockholder of record, you may instead mark, sign, date, and return the enclosed proxy card, which must be received before the polls close at the special meeting, in order for your shares to be voted at the meeting. If you are a beneficial owner, please read the voting instructions provided by your bank, broker, or other nominee for information on the deadline for voting your shares.

Q:	What is a quorum?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	How will abstentions be counted?

A:	If you “ABSTAIN” from voting on any proposal the effect will be the same as a vote “AGAINST” such proposal.

Q:	Why is my vote important?

A:	If you do not submit a proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting.

If you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of Proposals [●] at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank, or other nominee, will my broker, bank, or other nominee vote my shares for me if I do not submit voting instructions?

A:	No. We do not expect that your broker, bank, or other nominee will have discretion to vote your shares on any of the matters listed in the notice of special meeting, except in accordance with your specific instructions. Therefore, if you hold your shares in “street name” through a brokerage account and do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will not be able to vote your shares of common stock on any of the proposals at the special meeting.

Q:	May I change my vote after I have submitted my proxy or voting instructions?

A:	Yes. As a stockholder of record, once you have submitted your proxy by mail, telephone or via the Internet, you may revoke it at any time before it is voted at the special meeting. You may revoke your proxy in any one of three ways:

•	you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	you may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the special meeting at the following address: Corporate Secretary, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530; or

•	you may vote in person at the special meeting.

Attendance at the special meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.

Please note that if you hold your shares in “street name” through a broker, bank, or other nominee and you have instructed your broker, bank, or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank, or other nominee to change your vote.

Q:	What happens if I transfer my shares of common stock after the record date?

A:	Transferors of shares of our common stock after the record date but prior to the special meeting will retain their right to vote at the special meeting.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents we refer to in this proxy statement, and then mail your completed, dated, and signed proxy card or voting instruction form in the enclosed prepaid return envelope as soon as possible, or submit your proxy or voting instruction via the Internet or by phone in accordance with the instructions included with this proxy statement and the enclosed proxy card or voting instruction form, so that your shares can be voted at the special meeting.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the costs of printing and mailing this proxy statement to stockholders and all other costs incurred in connection with the solicitation of proxies for the special meeting. In addition to the mailed proxy materials, our directors, officers, and other employees may also solicit proxies or votes in person, in writing, by telephone, e-mail, or other means of communication. Directors, officers, and other employees will not be paid any additional compensation for soliciting proxies. We will also reimburse banks, brokers, nominees, and other record holders for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

Q:	Who can help answer my questions?

A:	If you have any questions or need further assistance in voting your shares of our common stock, or if you need additional copies of this proxy statement or the proxy card, please contact [●] at Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530, or by calling 516-683-6000.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, including the matters addressed in the section of the proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risk factors related to the Acquisition present the material risks directly related to the Acquisition and the integration of the two companies presently known to us. We have also included the material risks associated with the business of Taylor presently known to us, because these risks will also affect the Company following the consummation of the Acquisition. The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 26.

Risk Factors Related to the Acquisition

The number of Acquisition Shares will not be adjusted in the event of any change in our stock price.

Upon consummation of the Acquisition, Taylor Parent will receive a number of shares of our common stock equal to 27% of our outstanding common stock on a Closing Fully Diluted Basis (rounded up to the nearest share). This percentage will not be adjusted for changes in the market price of our common stock between the date of signing the Merger Agreement and consummation of the Acquisition. Increases in the price of our common stock prior to the consummation of the Acquisition will increase the value of the consideration we pay to Taylor Parent on the consummation of the Acquisition. The number and value of the Acquisition Shares are not limited to a range of maximums and minimums by a collar or any similar mechanism. Accordingly, the value of the Acquisition Shares may exceed the value of Taylor. For example, based on the range of closing prices of our common stock during the period from December 21, 2017, the last trading day before public announcement of the Acquisition, through [●] 2018, the latest practicable trading date before the date of this proxy statement, the exchange ratio represented a value ranging from a high of $[●] to a low of $[●] for each share of our common stock.

These variations in the price of our common stock could result from changes in our business, operations or prospects prior to or following the Acquisition, our stockholders’ perceptions of the Acquisition and Taylor, regulatory considerations, general market and economic conditions, and other factors both within and beyond our control. The Acquisition may be consummated a considerable period of time after the date of the special meeting of the stockholders. Therefore, at the time of the special stockholders’ meeting, our stockholders will not know with certainty the value of the consideration being paid to Taylor Parent.

Current stockholders will have reduced ownership and voting interests after the Acquisition.

We will issue 27% of our outstanding shares of common stock on a Closing Fully Diluted Basis (rounded up to the nearest share) to Taylor Parent in the Acquisition.

When the Acquisition occurs, Taylor Parent will become a stockholder of the Company. As a result, the percentage ownership of the Company held by each of our current stockholders will be smaller than such stockholder’s percentage ownership of the Company prior to the Acquisition. Our current stockholders will, therefore, have proportionately less ownership and voting interests in the Company following the Acquisition than they have now. In addition, if the value of the Acquisition Shares is less than the value of Taylor, then our existing stockholders will experience dilution in the value of their shares of common stock.

The market price of our common stock may decline as a result of the Acquisition or the issuance of the Acquisition Shares.

We currently anticipate that the Acquisition will be accretive to earnings per share, after factoring in synergies and excluding costs to achieve synergies and other one-time costs related to the Acquisition. This expectation is based on preliminary estimates that are subject to change. We could also encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the Acquisition, or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in our adjusted earnings per share or decrease the expected accretive effect of the Acquisition and contribute to a decrease in the price of our common stock.

In addition, we are unable to predict the potential effects of the issuance of the Acquisition Shares on the trading activity and market price of our common stock. We have granted certain registration rights to Taylor Parent for the resale of the shares of our common stock issued in connection with the Acquisition. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our common stock available for public trading. Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

The Acquisition will result in changes to our Board of Directors that may affect the strategy and operations of the Company as compared to that of the Company and Taylor on a stand-alone basis.

If we consummate the Acquisition, the composition of our Board of Directors will change. Following the consummation of the Acquisition, our Board of Directors will increase from 10 to 13 directors and Robert B. Kay and two new directors designated for appointment to our Board of Directors by Taylor Parent, who shall initially be Bruce Pollack and Michael Schnabel, are expected to become members of our Board of Directors. This new composition of our Board of Directors may affect our business strategy and operating decisions following consummation of the Acquisition. In addition, there can be no assurances that the new Board of Directors will function effectively as a team and that there will not be any adverse effects on our business as a result.

Taylor Parent will have significant influence over us following the consummation of the Acquisition, and its interests may conflict with ours or yours in the future.

Immediately following the consummation of the Acquisition, Taylor Parent will beneficially own approximately 27% of our common stock on a fully diluted basis (rounded up to the nearest share). As a result, Taylor Parent will have significant influence over us. Going forward, Taylor Parent’s degree of control will depend on, among other things, its level of ownership of our common stock and its ability to exercise certain rights under the terms of the Stockholders Agreement that we will enter into with Taylor Parent in connection with the Acquisition and Merger Agreement.

Under the Stockholders Agreement, for so long as Taylor Parent continues to beneficially own at least 50% of the Acquisition Shares, neither the Company nor any of its subsidiaries may take any of the following actions without the approval of the directors designated by Taylor Parent, such approval not to be unreasonably withheld: (i) enter into any agreement for a transaction that would result in a change of control of the Company; (ii) consummate any transaction for the sale of all or substantially all of the Company’s assets; (iii) file for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code; (iv) liquidate or dissolve the business and affairs of the Company; (v) take any Board of Directors action to seek an amendment to the Company Certificate of Incorporation or approve, or recommend that the Company’s stockholders approve, an amendment to our Amended and Restated Bylaws, except as required by Delaware Law (as defined in the Merger Agreement) or other applicable law and other than amendments that would not materially and disproportionately affect Taylor Parent; (vi) incur additional debt in excess of $100 million in the aggregate, subject to certain exceptions; (vii) acquire or dispose of assets or a business, in each case with an individual value in excess of $100 million; (viii) terminate the employment of the Chief Executive Officer, other than for cause (in which case the Company shall consult in good faith with Taylor Parent on a replacement Chief Executive Officer); or (ix) adopt a stockholder rights plan that does not exempt as “grandfathered persons” the stockholders party to the Stockholders Agreement and their affiliates from being deemed “acquiring persons” due to their beneficial ownership of the common stock of the Company upon the public announcement of adoption of such stockholder rights plan (it being understood that no such plan shall restrict any stockholder party to the

Stockholders Agreement or its affiliates from acquiring, in the aggregate, common stock up to the level of their aggregate percentage beneficial ownership as of the public announcement of the adoption of such stockholder rights plan).

Accordingly, Taylor Parent’s influence over us and the consequences of such control could have a material adverse effect on our business and business prospects and negatively impact the trading price of our common stock.

The Acquisition is subject to a number of conditions, including the receipt of consents and clearances from regulatory authorities that may not be obtained, may not be completed on a timely basis or may impose conditions that could have an adverse effect on us.

Consummation of the Acquisition is conditioned upon, among other matters, the receipt of certain governmental authorizations, consents, orders, clearances, or other approvals necessary to permit all parties to perform their obligations under the agreement and consummate the Acquisition. There can be no assurance that regulators will not impose conditions, terms, obligations, or restrictions and that such conditions, terms, obligations, or restrictions will not have the effect of delaying consummation of the Acquisition or imposing additional material costs on, or materially reducing the revenues of, the Company following the Acquisition. In addition, such conditions, terms, obligations, or restrictions may result in the delay or abandonment of the Acquisition.

Any delay in completing the Acquisition may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory approvals and clearances, the Acquisition is subject to a number of other conditions beyond our control that may prevent, delay, or otherwise materially adversely affect its consummation, such as the failure to obtain third party financing and whether Taylor undergoes a material adverse event. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the consummation of the Acquisition for a significant period of time or prevent it from occurring. Any delay in completing the Acquisition could cause us not to realize some or all of the synergies and other benefits that we expect to achieve if the Acquisition is successfully consummated within its expected time frame.

Uncertainties associated with the Acquisition may cause a loss of management personnel and other key employees of Taylor or the Company which could adversely affect our future business and operations following the Acquisition.

We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plans. Our success after the Acquisition will depend in part upon our ability to retain key management personnel and other key employees of Taylor or the Company. Current and prospective employees of Taylor and the Company may experience uncertainty about their roles within the Company following the Acquisition or other concerns regarding our operations following the Acquisition, any of which may have an adverse effect on our ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that we will be able to attract or retain key management personnel and other key employees until the Acquisition is consummated or following the Acquisition to the same extent that we have previously been able to attract or retain such employees.

Failure to consummate the Acquisition could negatively impact our business, financial condition, results of operations or stock prices.

Consummation of the Acquisition is conditioned upon the satisfaction of certain closing conditions, including the approval of the issuance of the Acquisition Shares by our stockholders, as set forth in the Merger

Agreement. The required conditions to closing may not be satisfied in a timely manner, if at all, or they may be waived. If the Acquisition is not consummated for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

•	we may be required, under certain circumstances, to pay Taylor Parent a termination fee of $9 million or the reimbursement of certain expenses up to $3 million;

•	we must pay the substantial fees and expenses we incurred related to the Acquisition, such as legal, accounting, printing and synergy planning fees and expenses, even if the Acquisition is not consummated and, except in certain circumstances, we may not be able to recover such fees and expenses from Taylor or Taylor Parent;

•	under the Merger Agreement, we are subject to certain restrictions on the conduct of our business prior to completing the Acquisition, which restrictions could adversely affect our ability to realize certain of our business strategies, including our ability to enter into additional acquisitions or other strategic transactions;

•	matters relating to the Acquisition may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the Acquisition will be consummated;

•	we may experience negative reactions to the termination of the Acquisition from customers, clients, business partners, lenders and employees; and

•	we would not realize any of the anticipated benefits of having consummated the Acquisition.

In addition, any delay in the consummation of the Acquisition, or any uncertainty about the consummation of the Acquisition, may adversely affect our future business, growth, revenue, and results of operations.

We may be unable to consummate the Debt Financing.

As of September 30, 2017, we and Taylor had outstanding indebtedness of $128.5 million and approximately $205.3 million (including redeemable preferred interest of approximately $26.3 million), respectively. In addition, we have obtained a commitment letter for up to $425 million of Debt Financing. We expect to use the net proceeds of the Debt Financing to pay the Cash Consideration. However, the entry into definitive documentation for the Debt Financing is subject to the satisfaction of certain conditions. If we are unable to satisfy such conditions, we may be unable to obtain the Debt Financing and may be unable to find alternative debt or equity capital on acceptable terms or at all. We cannot assure you that we will be able to obtain the Debt Financing or an alternative financing. Our inability to obtain financing may prevent us from fulfilling our obligations under the Merger Agreement to consummate the Acquisition.

The Debt Financing will cause us to become highly leveraged and reduce the cash available and our flexibility to operate our business.

The Debt Financing will cause us to have substantial debt and we will become more highly leveraged, resulting in increased risk of default on our obligations and an increase in debt service requirements which will adversely affect our financial condition. If we consummate the Debt Financing, we will have aggregate indebtedness, on a consolidated basis, giving effect to the Acquisition of approximately $342.3 million. Although the Board considered the increase in debt due to the Acquisition and our ability to service the debt, we may incur additional indebtedness in the future. The amount of debt we incur may have important, adverse consequences to us and our stockholders, including:

•	impairing our ability to meet one or more of the financial covenants contained in our debt agreements or to generate cash sufficient to pay interest or principal due under those agreements, which could result in an acceleration of some or all of our outstanding debt;

•	limiting our ability to borrow money, dispose of assets or sell equity to fund our working capital, capital expenditures, dividend payments, debt service, strategic initiatives or other obligations or purposes;

•	limiting our flexibility in planning for, or reacting to, changes in the economy, the markets, regulatory requirements, our operations or our business;

•	making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	making us more vulnerable to downturns in the economy or our business;

•	requiring a substantial portion of our cash flow from operations to make interest payments;

•	making it more difficult for us to satisfy other obligations;

•	increasing the risk of a future credit ratings downgrade of us, which could increase future debt costs and limit the future availability of debt financing; and

•	preventing us from borrowing additional funds as needed or taking advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

To the extent that we incur additional indebtedness, the risks described above could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to service our outstanding debt or to repay the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.

The expected benefits of the Acquisition may not be realized.

To be successful after the Acquisition, we will need to combine and integrate the operations of the Company and Taylor. Integration will require substantial management attention and could detract attention from the day-to-day business of the Company. We could encounter difficulties in the integration process, such as difficulties offering products and services, the need to revisit assumptions about reserves, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or customers or the need to address unanticipated liabilities. If we cannot integrate our business and Taylor’s business successfully, we may fail to realize the expected benefits of the Acquisition. In addition, we cannot be assured that all of the goals and anticipated benefits of the Acquisition will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts.

Changes in our management team may adversely affect our operations.

Upon the consummation of the Acquisition, it is expected that Robert B. Kay is expected to become our new Chief Executive Officer. Our current Chief Executive Officer, Jeffrey Siegel, will remain with the Company in a new role as the Executive Chairman of the Board. We expect that other members of Taylor’s senior management will become officers of the Company, as well. We may encounter challenges with the integration of new members of our management team. Although many of the new members of our management team have substantial experience managing companies in our industry, they lack experience managing public companies or companies of our size and scope. We cannot assure you that they will not require significant time to learn our business and become familiar with various aspects of our operations. The devotion of a significant portion of their time to the integration of our businesses and their lack of experience may adversely affect our operations.

The obligations and liabilities of Taylor, some of which may be unanticipated or unknown, may be greater than we have anticipated, which may diminish the value of Taylor to us.

Taylor’s obligations and liabilities, some of which may not have been disclosed to us or may not be reflected or reserved for in Taylor’s historical financial statements, may be greater than we have anticipated. The obligations and liabilities of Taylor could have a material adverse effect on Taylor’s business or Taylor’s value to us or on our business, financial condition, or results of operations. We do not have indemnification recourse against Taylor Parent under the Merger Agreement with respect to obligations or liabilities of Taylor, whether known or unknown (other than in the case of fraud). Instead, we have bound a representation and warranty insurance policy which will be our sole recourse for recovery with respect to obligations or liabilities of Taylor under the Merger Agreement if we have an insurable claim. In the event that we are responsible for liabilities substantially in excess of any amounts recovered through such representation and warranty insurance policy, or any other applicable insurance, we could suffer severe consequences that would substantially reduce our earnings and cash flows or otherwise materially and adversely affect our business, financial condition, or results of operations.

Our future results following the Acquisition may differ materially from the unaudited pro forma financial information included in this document.

The unaudited pro forma combined financial information contained in this document is presented for purposes of presenting our historical consolidated financial statements with Taylor’s historical consolidated financial statements as adjusted to give effect to the contemplated Acquisition and is not necessarily indicative of the financial condition or results of operations of the Company following the Acquisition. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Taylor’s acquired assets and liabilities. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Taylor as of the date of the consummation of the Acquisition. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the Acquisition. Any change in our financial condition or results of operations may cause significant variations in the price of our common stock. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 137 for more information.

We expect to incur substantial expenses related to the Acquisition and our integration of Taylor.

We expect to incur significant transaction costs and significant synergy planning and integration costs in connection with the Acquisition. We may have substantial expenses related to the Debt Financing and the Acquisition. While we have assumed that this level of expense will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the Acquisition expenses, integration expenses and the Debt Financing expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent these Acquisition expenses, integration expenses and Debt Financing expenses are higher than anticipated, our future operating results and financial condition may be materially adversely affected and our ability to meet the covenants mandated by our credit obligations may be impaired.

We may be unable to integrate Taylor’s business with our own successfully.

The Acquisition involves the combination of two companies that operate as independent companies. Following the Acquisition, we will be required to devote significant management attention and resources to integrating Taylor’s business practices and operations with our own. Potential difficulties we may encounter as part of the integration process include the following:

•	the potential inability to successfully combine Taylor’s business with our own in a manner that permits us to achieve the cost synergies expected to be achieved as a result of the consummation of the Acquisition and other benefits anticipated to result from the Acquisition;

•	the potential inability to integrate Taylor’s products and services;

•	challenges leveraging the customer information and technology of the two companies;

•	challenges effectuating the diversification strategy, including challenges achieving revenue growth from sales of each company’s products and services to the clients and customers of the other company;

•	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks, and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders, and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Acquisition.

In addition, the Company and Taylor have operated and, until the consummation of the Acquisition, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company’s management which could adversely affect each company’s ability to maintain relationships with customers, clients, employees, and other constituencies or our ability to achieve the anticipated benefits of the Acquisition, or could reduce each company’s operating results or otherwise adversely affect our business and financial results following the Acquisition.

Our future results and reputation will suffer if we do not effectively manage our expanded operations following the Acquisition.

Following the Acquisition, the size of our business will increase substantially. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of new operations, significantly increased foreign operations, and associated increased costs and complexity. There can be no assurances that we will be successful following the Acquisition.

The Acquisition may result in a loss of customers, clients and strategic alliances.

As a result of the Acquisition, some of the customers, clients, potential customers or clients or strategic partners of the Company or Taylor may terminate their business relationship with the Company following the Acquisition. Potential clients or strategic partners may delay entering into, or decide not to enter into, a business relationship with us because of the Acquisition. If customer or client relationships or strategic alliances are adversely affected by the Acquisition, our business and financial performance following the Acquisition would suffer.

The market price of our common stock may be affected by factors different from those affecting the shares of our common stock prior to consummation of the Acquisition.

Our historical business differs from that of Taylor. Accordingly, the results of operations of the combined company and the market price of our common stock may be affected by factors that differ from those that previously affected the independent results of operations of each of the Company and Taylor.

If we are unable to effectively manage Taylor’s and our Internet business, our reputation and operating results may be harmed.

The success of Taylor’s and our Internet business depends, in part, on factors over which we may have limited control. We must successfully respond to changing consumer preferences and buying trends relating to Internet usage. We are also vulnerable to certain additional risks and uncertainties associated with the Internet, including: changes in required technology interfaces; website downtime and other technical failures; costs and technical issues as we upgrade our website software; computer viruses; changes in applicable federal and state regulations; security breaches; and consumer privacy concerns. In addition, we must keep up to date with competitive technology trends, including the use of improved technology, creative user interfaces and other Internet marketing tools such as paid search, which may increase our costs and which may not succeed in increasing sales or attracting customers. Our failure to successfully respond to these risks and uncertainties might adversely affect the sales in our Internet business, as well as damage our reputation and brands.

We will be subject to additional laws and regulations governing the Internet and e-commerce due to Taylor’s strong online presence and may be subject to future laws and regulations governing the Internet and e-commerce, which could have a material adverse effect on our operations.

We will be subject to additional laws and regulations governing the Internet and e-commerce due to Taylor’s substantial online presence. These existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, and personal privacy apply to the Internet and e-commerce. Unfavorable resolutions of these issues would harm our business. This could, in turn, diminish the demand for our products on the Internet and increase our cost of doing business.

We face a number of additional risks related to the operations of our business.

You should carefully consider each of the risk factors set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 in evaluating our business and prospects. The risks and uncertainties described in this proxy statement are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the risks actually occur, our business and financial results could be harmed. In that case the trading price of our common stock could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, and assumptions that are difficult to predict. These forward-looking statements include information concerning the Company’s plans, objectives, goals, strategies, future events, future revenues, performance, capital expenditures, financing needs and other information that is not historical information. When used in this proxy statement and the documents to which we refer you in this proxy statement, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “should,” “seeks,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, the Company’s examination of historical operating trends, are based upon the Company’s current expectations and various assumptions. The Company believes there is a reasonable basis for its expectations and assumptions, but there can be no assurance that the Company will realize its expectations or that the Company’s assumptions will prove correct.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement and the possibility that we could be required to pay a fee (and reimburse certain expenses, as applicable) to Taylor Parent in connection with therewith;

•	risks that the regulatory approvals required to consummate the Acquisition will not be obtained in a timely manner, if at all;

•	the inability to consummate the Acquisition due to the failure to obtain stockholder approval of the issuance of the Acquisition Shares or failure to satisfy any other conditions to the consummation of the Acquisition;

•	business uncertainty and contractual restrictions during the pendency of the Acquisition;

•	adverse outcomes of pending or threatened litigation or governmental investigations;

•	the failure of the Acquisition to be consummated for any other reason;

•	the amount of the costs, fees, expenses and charges related to the Acquisition;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Acquisition on our and Taylor’s business and customer relationships, operating results, and business generally, including the ability to retain key employees;

•	risks that the Acquisition disrupts current plans and operations;

•	the possible adverse effect on our business and the price of our common stock if the Acquisition is not consummated in a timely fashion or at all;

•	risks that we may be unable to successfully integrate Taylor’s business and personnel with our own;

•	risks that the expected benefits of the Acquisition may not be realized; and

•	other risks and uncertainties applicable to our business set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See “Where You Can Find Additional Information” beginning on page 154.

Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance, or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-

looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by us or persons acting on our behalf.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TAYLOR

(in thousands)	Six Months Ended September 30,		Year Ended March 31,
Statement of Operations Data	2017	2016	2017	2016	2015 (1)	2014 (2)	2013
	Unaudited	Unaudited				Unaudited	Unaudited
Net sales	$74,812	$75,012	$173,706	$179,689	$135,010	$97,547	$76,264
Cost of goods sold	43,609	41,913	98,987	106,324	76,819	57,002	46,824
Gross profit	31,203	33,099	74,719	73,365	58,191	40,545	29,440
Selling, general and administrative expenses	25,216	25,804	55,897	53,047	39,975	27,647	19,328
Acquisition-related expenses	—	—	—	—	2,444	2,755	5,329
Impairment charges	—	—	2,100	4,300	10,854	1,240	—
Change in fair value of contingent consideration	42	—	646	1,123	(4,390)	—	—
Gain on sale of China factory	—	—	—	—	(715)	—	—
Total operating expenses	25,258	25,804	58,643	58,470	48,168	31,642	24,657
Income from operations	5,945	7,295	16,076	14,895	10,023	8,903	4,783
Interest expense	(7,691)	(7,914)	(15,487)	(16,475)	(14,134)	(10,152)	(6,405)
Redeemable preferred interest	(1,932)	(1,668)	(3,338)	(2,880)	(2,486)	(2,146)	(1,524)
Other, net	(51)	(59)	11	(588)	(514)	(516)	(762)
Total other expense	(9,674)	(9,641)	(18,814)	(19,943)	(17,134)	(12,814)	(8,691)
Loss before income tax benefit	(3,729)	(2,346)	(2,738)	(5,048)	(7,111)	(3,911)	(3,908)
Income tax benefit	1,169	162	622	1,652	3,039	690	914
Net loss	(2,560)	(2,184)	(2,116)	(3,396)	(4,072)	(3,221)	(2,994)
Foreign currency translation adjustments	—	—	—	—	—	23	(4)
Comprehensive loss	$(2,560)	$(2,184)	$(2,116)	$(3,396)	$(4,072)	$(3,198)	$(2,998)

(in thousands)	As of September 30, 2017	As of March 31,
Balance Sheet Data		2017	2016	2015 (1)	2014 (2)	2013
	Unaudited				Unaudited	Unaudited
Current assets	$75,637	$71,139	$59,306	$59,299	$38,653	$24,122
Current liabilities	61,512	31,736	20,155	22,095	13,238	7,477
Working capital	14,125	39,403	39,151	37,204	25,415	16,645
Total assets	288,932	289,721	291,384	310,050	244,259	154,630
Contingent consideration payable	8,351	8,309	7,663	7,290	5,890	—
Current portion of long-term debt	1,911	3,586	614	2,066	4,678	—
Long-term debt	176,988	180,106	186,006	198,060	163,310	84,380
Mandatorily redeemable preferred units	26,306	24,374	21,036	18,156	15,670	13,524
Member’s capital	$43,151	$45,710	$47,826	$52,142	$46,151	$49,249

(1)	Reflects the results of Chef’n Corporation, which was acquired in December 2014
(2)	Reflects the results of Health Tools LLC and Metrokane Inc., which were acquired in November 2013

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

We will begin mailing this proxy statement and the accompanying proxy card on or about, [●] 2018 to all stockholders of record that are entitled to vote. Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the special meeting. Only stockholders that owned our common stock at the close of business on [●], 2018, the record date, are entitled to vote at the special meeting. On the record date, [●] shares of our common stock were outstanding.

The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the special meeting if holders of a majority of the shares of our common stock are present, in person or by proxy. Abstentions and broker non — votes (i.e., shares of common stock held by a broker, bank, or other nominee that are represented at the special meeting, but that the broker, bank, or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the special meeting. Brokers, banks, and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

The proposal to approve the issuance of the Acquisition Shares (“Proposal 1”), the proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation (“Proposal 2”) and the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the issuance of the Acquisition Shares (“Proposal 3”), are not routine matters and therefore a broker may not be entitled to vote shares held in street name on these proposals absent instructions from the beneficial holder of such shares. Consequently, if your shares are held in street name and you do not submit any voting instructions to your bank, broker or other nominee, your shares will not be voted on these proposals and will be considered a “broker non — vote.” In order to minimize the number of broker nonvotes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Special Meeting of Stockholders.

Voting Shares Registered in Your Name

If you are a stockholder of record, you may vote in one of four ways:

•	attend the special meeting and vote in person;

•	complete, sign, date, and return the enclosed proxy card;

•	vote by telephone following the instructions included with your proxy card and outlined below; or

•	vote via the Internet following the instructions included with your proxy card and outlined below.

If you are a stockholder of record, then you may go to [●] to vote your shares via the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the United States or Canada, then you may vote your shares by calling [●] and following the recorded instructions.

Votes submitted by telephone or via the Internet must be received by [●]. (Eastern Time) on, [●], 2018. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the special meeting.

Voting Shares Registered in the Name of a Broker, Bank or Other Nominee

Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank, or other nominee, rather than our proxy card.

A number of brokers and banks participate in a program provided through Broadridge that allows stockholders to grant their proxy to vote shares by means of the telephone or via the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge’s web site at http://www.proxyvote.com.

If you wish to vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank, or other nominee that holds your shares of record.

Tabulation of Votes

A representative from our transfer agent, Computershare, N.A., will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the special meeting or any adjournment or postponement of the special meeting. If no instructions are indicated on a properly executed proxy, the shares will be voted as the Board of Directors recommends on the proposals. The persons named as proxies will vote on any other matters properly presented at the Special Meeting in accordance with their best judgment.

Revocability of Proxies

As a stockholder of record, once you have submitted your proxy by mail, telephone, or via the Internet, you may revoke it at any time before it is voted at the special meeting. You may revoke your proxy in any one of three ways:

•	you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	you may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the special meeting at the following address: Corporate Secretary, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530; or

•	you may vote in person at the special meeting.

Please note that if you hold your shares in “street name” through a broker, bank, or other nominee and you have instructed your broker, bank, or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank, or other nominee to change your vote.

Solicitation

This solicitation is made by our Board of Directors and we will bear the entire cost of soliciting proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, facsimile, Internet, or personal solicitation by our directors, executive officers, employees, or other agents. No additional compensation will be paid to these individuals for these services.

We have engaged Georgeson to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $8,500 in the aggregate.

Stockholder Proposals for 2018

Stockholder Proposals Submitted Pursuant to Rule 14a-8 of the Exchange Act

To be considered for inclusion in the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and acted upon at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), stockholder proposals must be submitted in writing to the attention of our Secretary at our principal office, no later than January 8, 2018. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery. Such proposals also need to comply with Rule 14a-8 of the Exchange Act and the interpretations thereof, and may be omitted from the Company’s proxy materials for the 2018 Annual Meeting if such proposals are not in compliance with applicable requirements of the Exchange Act.

Director Nominations and Stockholder Proposals Not Submitted Pursuant to Rule 14a-8 of the Exchange Act

Our Amended and Restated Bylaws also establish advance notice procedures with regard to stockholder proposals or director nominations that are not submitted for inclusion in the proxy statement for the 2018 Annual Meeting. With respect to such stockholder proposals or director nominations, a stockholder’s advance notice must be made in writing, must meet the requirements set forth in our Amended and Restated Bylaws and must be delivered to, or mailed by first class United States mail, postage prepaid, and received by, our Corporate Secretary at our principal office no earlier than February 22, 2018 and no later than the close of business on March 24, 2018. However, in the event the 2018 Annual Meeting is scheduled to be held on a date before May 23, 2018, or after August 21, 2018, then such advance notice must be received by us not later than the close of business on the later of (1) the ninetieth (90th) calendar day prior to the 2018 Annual Meeting and (2) the 10th calendar day following the day on which we first make public disclosure of the date of the 2018 Annual Meeting (or if that day is not a business day for the Company, on the next succeeding business day).

General Requirements

Each proposal submitted must be a proper subject for stockholder action at the 2018 Annual Meeting, and all proposals and nominations must be submitted to: Corporate Secretary, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530. The stockholder proponent must appear in person to present the proposal or nomination at the meeting or send a qualified representative to present such proposal or nomination. If a stockholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of Rule 14a-8 of the Exchange Act or our Amended and Restated Bylaws, the stockholder will not be permitted to present the proposal or nomination for a vote at the 2018 Annual Meeting.

Discretionary Authority Pursuant to Rule 14a-4(c) of the Exchange Act

If a stockholder who wishes to present a proposal before the 2018 Annual Meeting outside of Rule 14a-8 of the Exchange Act fails to notify us by the required dates indicated above for the receipt of advance notices of stockholder proposals and proposed director nominations, the proxies that our Board of Directors solicits for the 2018 Annual Meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting subject to compliance with Rule 14a-4(c) of the Exchange Act. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules, including Rule 14a-4(c) of the Exchange Act.

Separate Copy of Proxy Materials

If you share an address with another stockholder, each stockholder may not receive a separate copy of our proxy materials. Stockholders who do not receive a separate copy of our proxy materials and who want to receive a separate copy may request to receive a separate copy of our proxy materials by writing to the Corporate Secretary at Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530, or by calling 516-683-6000. We undertake to deliver promptly a copy of the proxy materials upon the receipt of such request. Stockholders who share an address and receive multiple copies of our proxy materials may also request to receive a single copy by following the instructions above.

DESCRIPTION OF OUR CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Second Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and all applicable provisions of Delaware law. You are urged to read our Second Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws in their entirety for the actual terms of our capital stock.

The Company is a corporation organized under the laws of the State of Delaware.

General

Our Second Amended and Restated Certificate of Incorporation, as amended, authorizes 25,000,000 shares of common stock, $.01 par value, 100 shares of Series A preferred stock and 2,000,000 shares of Series B preferred stock.

Common Stock

As of [●], 2018 we had [●] shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the consummation of this offering will be fully paid and nonassessable.

Preferred Stock

As of [●], 2018 we had no shares of preferred stock issued and outstanding.

Dividend Rights. The holders of Series A preferred stock will be entitled to receive, when, as and if declared by the Board of Directors and out of our assets which are legally available for the payment of dividends, cumulative preferential cash dividends in the amount of $700 per annum for each share of Series A preferred stock held, payable quarterly. Whenever dividends upon the issued and outstanding Series A preferred stock have been paid in full, the Board of Directors may declare cash dividends on the shares of Series B preferred stock at a rate to be established by the Board of Directors. Whenever dividends upon the issued and outstanding Series B preferred stock have been paid in full, the Board of Directors may declare cash dividends on the issued and outstanding shares of common stock.

The Company’s Second Amended and Restated Credit Agreement, dated as of January 13, 2014, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent and co-collateral agent, and HSBC Bank USA, National Association, as syndication agent and co-collateral agent (the “Existing Credit Agreement”), limits the Company’s ability to declare or make, or to agree to pay or make, Restricted Payments, which include dividends. Except for certain provisions thereof which survive termination, the Existing Credit Agreement will be terminated upon closing of the Acquisition and financing in connection therewith and will be replaced by the agreements described in “Proposal 1 To Approve the Issuance of the Acquisition Shares – Debt Financing”. The new credit agreements are expected to limit the Company’s ability to declare or make restricted payments, including dividends, provided that, the new credit agreements will include a basket of $5,000,000 per fiscal year of the Company (increased from the $2,000,000 basket under the Existing Credit Agreement) for the

Company’s payment of regularly scheduled cash dividends in accordance with the Company’s historical dividend policy (so long as no default or event of default shall have occurred and be continuing or would arise after giving effect (including pro forma effect) thereto).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any subsidiary of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any subsidiary of the Company or any option, warrant or other right to acquire any such Equity Interests in the Company or any subsidiary of the Company.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

Redemption Rights. We may, at any time and from time to time, redeem all or part of any issued and outstanding shares of Series A preferred stock for a redemption price of $10,000 per share plus any accrued and unpaid dividends thereon and/or redeem all or any part of the issued and outstanding shares of Series B preferred stock for a redemption price equal to the par value of such shares plus any accrued and unpaid dividends thereon. We will be under an obligation to redeem all shares of Series A preferred stock on the eighth anniversary of the date of the original issuance of such shares. The new credit agreements are expected to contain customary limitations on the Company’s ability to redeem preferred stock or other securities.

Liquidation and Dissolution Rights. In the event of any liquidation, dissolution or winding up of our affairs, each issued and outstanding share of Series A preferred stock shall entitle its holder to payment at the rate of $10,000 per share plus all accrued and unpaid dividends. After payment in full of the Series A preferential amount, each issued and outstanding share of Series B preferred stock shall entitle its holder to payment at the rate of the par value per share plus all accrued and unpaid dividends. Thereafter, the remaining assets, if any, shall be distributed to the holders of common stock, ratably. The new credit agreements are expected to contain customary limitations on the Company’s activities in connection with liquidation or dissolution.

Voting Rights. Except as any provision of law may otherwise require, no Series A or Series B preferred share shall entitle the holder thereof to any voting power.

Anti-Takeover Provisions

Provisions of Delaware law could make the acquisition of the Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Effects of Some Provisions of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 through approval by their board of directors of either the business combination or the transaction that results in the person becoming an interested shareholder. The Board of Directors has taken all steps necessary to exclude the Acquisition from the restrictions of Section 203.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 15, 2017 (except where otherwise noted) based on a review of information filed with the SEC and our records with respect to (i) each person known to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all our directors and executive officers as a group.

Name of beneficial owner	Number of shares beneficially owned		Percent of shares beneficially owned*
DIRECTORS AND NAMED EXECUTIVE OFFICERS (1)
Jeffrey Siegel	1,459,417	(2)	9.56%
Craig Phillips	672,454	(3)	4.54
Daniel Siegel	406,024	(4)	2.73
Ronald Shiftan	397,157	(5)	2.63
Laurence Winoker	109,295	(6)	†
Michael J. Jeary	72,236	(7)	†
Cherrie Nanninga	51,736	(8)	†
William U. Westerfield	41,918	(9)	†
John Koegel	33,721		†
Michael J. Regan	20,770		†
Dennis E. Reaves	15,194		†
Sara Genster Robling	86,544		†
All directors and executive officers as a group (12 persons)	3,288,577		20.90

Name of beneficial owner	Number of shares beneficially owned		Percent of shares beneficially owned
Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	1,892,023	(10)	12.77

Mill Road Capital II, L.P. 382 Greenwich Avenue, Suite One Greenwich, Connecticut 06830	1,628,203	(11)	10.99

Wellington Trust Company, NA c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	1,255,779	(12)	8.48

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746	1,212,232	(13)	8.18

Notes:

*	Calculated on the basis of 14,817,128 shares of common stock outstanding on December 15, 2017. Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and other rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.
†	Less than 1%.

(1)	The address of such individuals is c/o the Company, 1000 Stewart Avenue, Garden City, New York 11530.
(2)	Consists of: (i) 1,002,407 shares owned directly by Mr. Jeffrey Siegel, (ii) 1,010 shares owned by Mr. Siegel’s wife, and (iii) 456,000 shares issuable upon the exercise of options which are exercisable within 60 days.
(3)	Consists of: (i) 644,176 shares owned directly by Mr. Phillips and (ii) 28,278 shares held in an irrevocable trust for the benefit of Mr. Phillips.
(4)	Consists of: (i) 332,524 shares owned directly by Mr. Daniel Siegel, (ii) 1,500 shares owned by Mr. Siegel’s wife, (iii) 3,000 shares held as Uniform Transfer to Minors Act Custodian for his children, (iv) 6,000 shares held in an irrevocable trust for the benefit of Katherine and Juliana Wells, and (v) 63,000 shares issuable upon the exercise of options which are exercisable within 60 days.
(5)	Consists of: (i) 130,823 shares owned directly by Mr. Shiftan and (ii) 266,334 shares issuable upon the exercise of options which are exercisable within 60 days.
(6)	Consists of: (i) 25,295 shares owned directly by Mr. Winoker and (ii) 84,000 shares issuable upon the exercise of options which are exercisable within 60 days.
(7)	Consists of: (i) 47,236 shares owned directly by Mr. Jeary and (ii) 25,000 shares issuable upon the exercise of options that are exercisable within 60 days.
(8)	Consists of: (i) 26,736 shares owned directly by Ms. Nanninga and (ii) 25,000 shares issuable upon the exercise of options that are exercisable within 60 days.
(9)	Consists of: (i) 3,794 shares owned directly by Mr. Westerfield and (ii) 38,124 shares held in a revocable trust for the benefit of Mr. Westerfield’s wife.
(10)	Based solely on Amendment No. 2 to the Schedule 13G filed with the SEC on February 9, 2017. Represents shares owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP (“Wellington Management”). Accordingly, Wellington Management may be deemed to have shared voting power with respect to 1,438,605 shares and shared dispositive power with respect to 1,892,023 shares.
(11)	Based solely on Amendment No. 6 to the Schedule 13D filed with the SEC on March 14, 2017. Represents shares owned by Mill Road Capital II, L.P. (“MR Capital Fund”). MR Capital Fund directly holds, and thus has sole voting and dispositive power over, 1,628,203 shares. Mill Road Capital II GP LLC (“MR Capital GP”), as sole general partner of MR Capital Fund, also has sole authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, the shares held on behalf of MR Capital Fund, and each of Thomas E. Lynch and Scott P. Scharfman has shared authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, these shares on behalf of MR Capital GP. Accordingly, each of MR Capital GP, MR Capital Fund, Mr. Lynch and Mr. Scharfman (collectively, the “MR Reporting Persons”) beneficially owns 1,628,203 shares of common stock, and the MR Reporting Persons beneficially own, in the aggregate, 1,628,203 shares of common stock.
(12)	Based solely on Amendment No. 2 to the Schedule 13G filed with the SEC on February 9, 2017, Wellington Trust Company, NA (“Wellington Trust”), in its capacity as an investment adviser, may be deemed to beneficially own 1,255,779 shares which are held of record by clients of Wellington Trust.
(13)	Based solely on Amendment No. 7 to the Schedule 13G filed with the SEC on February 9, 2017. Represents shares of our common stock owned of record by clients of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, in its capacity as an investment adviser, has shared voting power with respect to 1,175,852 shares and shared dispositive power with respect to 1,212,232 shares. As stated in Amendment No. 7 to the Schedule 13G filed with the SEC on February 9, 2017, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds.

PROPOSAL 1

TO APPROVE THE ISSUANCE OF THE ACQUISITION SHARES

The Board of Directors recommends a vote “FOR” the approval of Proposal 1, as set forth below.

Overview

On December 22, 2017, we entered into the Merger Agreement by and among us and certain wholly-owned merger subsidiaries, on the one hand, and Taylor, Taylor Parent and, solely for purposes of certain sections therein, CP Taylor GP, LLC, on the other hand, pursuant to which we will acquire all of the outstanding capital stock of Taylor through a two-step subsidiary merger, and Taylor will become a wholly-owned subsidiary of the Company (the “Acquisition”) if the conditions to consummation of the Acquisition are satisfied or waived in accordance with the terms of the Merger Agreement.

Our Board of Directors unanimously approved our acquisition of Taylor on December 19, 2017. No stockholder vote was required for the entry into the Merger Agreement, and no stockholder vote is required for the consummation of the Acquisition pursuant to the Merger Agreement. We are therefore not seeking any approval or ratification of the Acquisition at the special meeting. Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Acquisition or this Proposal.

Pursuant to the terms of the Merger Agreement, the Company will acquire all of the outstanding capital stock of Taylor pursuant to a transaction that is intended to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”) where the Company remains a publicly traded company and, in the form of a forward merger, that is structured as “two step”. A subsidiary of and newly formed by the Company shall be merged with and into Taylor, whereupon the separate existence of the subsidiary will cease and Taylor will continue as the surviving entity, known as the “Initial Surviving Company.” The Initial Surviving Company will then be merged with and into another subsidiary of and newly formed by of the Company, whereupon the Initial Surviving Company will cease to exist and the subsidiary will continue as the surviving entity, known as the “Ultimate Surviving Subsidiary.” At the closing, the equity holder of Taylor will receive (a) $27.5 million of cash consideration subject to the escrow and adjustment provisions as described in the Merger Agreement and (b) the Acquisition Shares, which shall be that number of shares of newly issued common stock of the Company representing 27% of the outstanding shares of the common stock of the Company, on a Closing Fully Diluted Basis as of immediately following the consummation of the Acquisition after taking into effect the issuance thereof (rounded up to the nearest share). A portion of the cash consideration received by Taylor’s equity holders pursuant to the Acquisition shall be used to redeem all of Taylor’s outstanding preferred interests held by an unaffiliated third party.

Following the consummation and as a result of the Acquisition, if consummated, the Acquisition Shares will constitute approximately 27% of the Company’s outstanding common stock on a Closing Fully Diluted Basis (rounded up to the nearest share).

The approval by our stockholders of the issuance of the Acquisition Shares is a condition to the consummation of the Acquisition in order to comply with NASDAQ listing rules, as further described below. In the event that the issuance of the Acquisition Shares is not approved at the special meeting, we will not be able to consummate the Acquisition, and the Merger Agreement may be terminated in accordance with its terms. The Merger Agreement is summarized later in this section, and a copy of the Merger Agreement is attached to this proxy statement as Annex A.

The equity interests of Taylor’s capital stock are privately held and not traded in a public market. The Acquisition Shares that will be issued if Proposal 1 is approved will be issued to Taylor Parent in a private placement exempt from the registration requirements of the U.S. federal securities laws.

Stockholder Approval Requirement for Proposal 1

Our common stock is listed on the NASDAQ Capital Market, and we are subject to the NASDAQ listing standards set forth in its listing rules (the “Listing Rules”). Although we are not required to obtain stockholder approval in connection with our acquisition of Taylor, we are required under Listing Rule 5635(a)(1), Listing Rule 5635(b) and Listing Rule 5635(d) to seek stockholder approval of our proposed issuance of the Acquisition Shares at the consummation of the Acquisition.

Listing Rule 5635(a)(1) requires stockholder approval prior to the issuance of securities “in connection with” the acquisition of the stock or assets of another company, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be in excess of 20% of the outstanding common stock prior to the issuance. In addition, Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when such issuance or potential issuance will result in a change of control of a company. NASDAQ may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer.

The total shares proposed to be issued to Taylor Parent will constitute 27% of the total voting power of the Company’s voting securities on a Closing Fully Diluted Basis following the consummation of the Acquisition (rounded up to the nearest share).

In addition, under NASDAQ Listing Rule 5635(d), prior stockholder approval is required for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock. Because the Acquisition Shares will be issued in exchange for all of the capital stock of Taylor, the deemed issuance price of the Acquisition Shares may be less than the greater of the book or market value of our common stock immediately before the closing of the Acquisition. If the proposal is approved, the issuance of the Acquisition Shares will exceed 20% of our common stock currently outstanding. Because the issuance price may be below the greater of the book or market value of our Common Stock immediately prior to the consummation of the Acquisition, the NASDAQ Listing Rules may require that we obtain stockholder approval of the issuance of the Acquisition Shares at the consummation of the Acquisition. Therefore, we are requesting stockholder approval for the issuance of the Acquisition Shares under the NASDAQ Listing Rules.

Voting Agreement

In connection with the Merger Agreement, at the specific request of Taylor and Taylor Parent and as an inducement to their willingness to enter into the Merger Agreement, certain of our stockholders, including our Chief Executive Officer, Jeffrey Siegel, our Chief Operating Officer, Ronald Shiftan, our President, Daniel Siegel and our Executive Vice-President – Global Supply Chain, Clifford Siegel entered into a Voting Agreement with Taylor Parent, whereby each of the Agreed Voting Persons agreed, among other things, to vote all of the shares of our common stock beneficially owned (other than with respect to unexercised options held by such persons) by such Agreed Voting Persons in favor of the approval of the issuance of the Acquisition Shares. Further, the Agreed Voting Persons agreed during the term such person’s respective voting restrictions under the Voting Agreement are in effect, not to, directly or indirectly Transfer, or enter into any contract, option, or other arrangement or understanding providing for the Transfer of any of the shares of our common stock beneficially owned by such Agreed Voting Person, except for certain permitted Transfers as described in the Voting Agreement. As of the record date, the Agreed Voting Persons beneficially owned (excluding shares underlying unexercised options) approximately 11% of the total outstanding shares of our common stock. A copy of the form of Voting Agreement is included as Annex C to this proxy statement.

Background of the Taylor Acquisition

As part of its ongoing activities, the Company’s Board of Directors and senior management regularly evaluate the Company’s business operations, growth as an independent company, and long-term strategic opportunities, including prospects for mergers and acquisitions, each with a view towards maximizing stockholder value. These evaluations consider all aspects of the Company’s business and its financial performance and condition, including relations with the Company’s principal customers, its prospects for new business with existing customers and business with new customers, and the potential deployment of the Company’s available borrowing capacity and its access to the capital markets for potential acquisitions and cash and borrowing capacity for working capital requirements for organic growth.

During the spring and summer months of 2017, the Company’s management evaluated a number of potential acquisition opportunities. One of the opportunities considered was the acquisition of Fitz & Floyd, which the Company completed in September 2017.

In summer 2017, Mr. Robert B. Kay, the Chief Executive Officer of Taylor, called Mr. Jeffrey Siegel, the chairman and Chief Executive Officer of the Company, requesting that they schedule a meeting. Mr. Kay did not disclose the reason for the meeting. Mr. Kay and Mr. Jeffrey Siegel agreed to meet at the Company’s showroom in New York City on July 31, 2017. At that meeting, Mr. Kay proposed that the Company acquire Taylor in a transaction whereby the Company would issue new shares of its common stock in exchange for all of the equity of Taylor. Mr. Jeffrey Siegel responded that the proposal was interesting, but that more time was needed to consider whether this approach made sense to the Company in light of its strategic view of maximizing stockholder value.

On August 3, 2017, at a meeting of the Strategic Planning Committee of the Company’s Board of Directors, which was attended by all of the members of the Company’s Board of Directors, Mr. Ronald Shiftan, the Company’s Vice Chairman and Chief Operating Officer, updated the committee about the discussions between Mr. Siegel and Mr. Kay regarding a potential acquisition of Taylor by the Company. After some discussion, the committee agreed that the Company should continue discussions with Taylor regarding a potential transaction.

On August 18, 2017, Mr. Jeffrey Siegel and Mr. Kay met again to further discuss a potential transaction in which the Company would acquire Taylor. At the meeting, Mr. Jeffrey Siegel and Mr. Kay discussed the structure of the potential transaction, with the Company as the acquirer and Mr. Kay becoming the Chief Executive Officer of the Company following the consummation of such transaction. Also, at this meeting Mr. Kay provided Mr. Jeffrey Siegel additional information regarding Taylor’s financial and business operations and performance and its capitalization, proposing that Taylor equity holders should own approximately 33.5% of the Company, pro-forma following the consummation of the transaction.

On August 21, 2017, the parties executed a mutual non-disclosure agreement to facilitate the sharing of confidential information relating to the transaction.

Throughout the remainder of August 2017, Mr. Jeffrey Siegel and Mr. Kay continued to discuss the potential transaction and how to progress the evaluation of the transaction within their respective organizations, including by visits at the offices of each of the Company and Taylor.

On August 28, 2017, Mr. Shiftan notified the Company’s Board of Directors by email that the Company’s senior management team was continuing to engage in discussions with Taylor regarding the Company’s possible acquisition of Taylor.

Throughout early September 2017, senior management of the Company and Taylor conducted several telephone conversations regarding scheduling follow-up meetings and visits to each party’s respective offices and a proposed agenda for such meetings and visits.

On September 11, 2017, Mr. Jeffrey Siegel, Mr. Daniel Siegel, the President of the Company, Mr. Shiftan and Mr. Laurence Winoker, the Chief Financial Officer of the Company, met with Mr. Kay at Taylor’s offices in Seattle. Also present at the meeting were Taylor executives Terry Reilly, Taylor’s Executive Vice President of Sales, Tim Simmone, Taylor’s Chief Operating Officer, Kevin Clisham, Taylor’s Chief Marketing Officer, Anthony Dickson, Taylor’s Senior Vice President of Product Development and David Camp, Taylor’s Chief Financial Officer, as well as Bruce Pollack and Michael Schnabel, senior executives from Centre Partners Management, LLC (“Centre”), a private equity firm managing funds that beneficially own the majority of the equity interests of Taylor. Mr. Kay gave a presentation on Taylor to the representatives of the Company in which he described Taylor’s history, current and historic financial and operational performance and growth potential.

On September 19, 2017, representatives of Taylor met with representatives of the Company at the Company’s offices in Garden City. Representatives of the Company included Mr. Jeffrey Siegel, Mr. Daniel Siegel, Mr. Shiftan, Mr. Winoker and Mr. Clifford Siegel, the Executive Vice President of Global Supply Chain of the Company. At the meeting, Mr. Jeffrey Siegel, Mr. Daniel Siegel and Mr. Shiftan presented an overview of the Company, including an overview of the Company’s various businesses and its competitors. Additionally, the Company’s division presidents each gave a presentation on their respective Company divisions.

On October 4, 2017, Mr. Jeffrey Siegel, Mr. Shiftan and Mr. Winoker met with JPMorgan, the Company’s current lenders, at the Company’s offices to discuss a proposed transaction structure for financing the potential acquisition of Taylor.

On October 5, 2017, Mr. Jeffrey Siegel and Mr. Daniel Siegel met with Mr. Kay at the Company’s showroom in New York City to discuss post-closing roles with the Company for individuals employed by Taylor.

On October 6, 2017, the Company engaged its outside legal counsel, Morgan, Lewis & Bockius LLP (“Morgan Lewis”) to assist in evaluating the potential transaction.

On October 11, 2017, representatives of Morgan Lewis met with Mr. Shiftan. Mr. Jeffrey Siegel, Mr. Winoker and Ms. Sara Shindel, General Counsel and Secretary of the Company, at the Company’s offices in Garden City to discuss the proposed transaction, including deal structure, diligence, financing and timing.

On October 13, 2017, pursuant to Mr. Kay’s suggestion that the Company and Taylor meet to pursue further discussions, Mr. Shiftan, Mr. Jeffrey Siegel, Mr. Daniel Siegel and Mr. Winoker met with Mr. Kay and Mr. Pollack and Mr. Schnabel at Centre’s offices in New York City to discuss the valuation of Taylor and structure of the proposed transaction. At this meeting, Mr. Kay and the representatives of Centre proposed a transaction whereby the Company would acquire Taylor in exchange for shares of the Company’s common stock equal to 30% of the Company’s common stock, on a fully diluted, pro forma, basis and the Company would assume Taylor’s outstanding indebtedness. The representatives of the Company disagreed with Mr. Kay’s and Centre’s proposal and each side agreed to review the proposed transaction and reconvene on October 16, 2017.

On October 16, 2017, Mr. Shiftan, Mr. Jeffrey Siegel and Mr. Daniel Siegel met again with Mr. Kay, Mr. Pollack and Mr. Schnabel at Centre’s office. The representatives of the Company proposed to reduce the percentage of shares of the Company’s common stock to be issued to Taylor’s equity holders from 30% to 27%. After further discussion, the parties agreed, subject to confirmatory due diligence and negotiation of other material terms, that the Company would acquire Taylor for $27.5 million, plus 27% of the Company’s common stock, on a fully diluted, pro forma, basis.

On October 17, 2017, the Company and Taylor reached a preliminary agreement on certain material terms of the potential transaction and agreed that Morgan Lewis would prepare a term sheet reflecting such terms. The term sheet would include that in connection with the proposed transaction, as consideration for acquiring Taylor, the Company would pay $27.5 million in cash to Taylor’s equity holders, adjusted for certain customary matters, and issue to equity holders of Taylor new shares of common stock of the Company representing 27% of the

Company’s common stock, on a fully diluted, pro forma, basis. The term sheet would also include that the Company would assume certain amounts of Taylor’s debt and pay certain of its expenses incurred in connection with the proposed transaction. Additionally, Taylor, Centre and the Company agreed that following the consummation of the transaction, the Company’s Board of Directors would be expanded from 10 to 13 directors, one of whom would be Mr. Kay and two of whom would be Centre designees. Additionally, Mr. Jeffrey Siegel would become executive chairman of the Company and Mr. Kay would become the Company’s Chief Executive Officer. At this meeting, Centre also proposed that the Company grant Centre certain post-closing consent rights in connection with the transaction and agreed to propose specific rights. The Company’s senior management agreed to review those proposed rights upon receipt from Centre.

On October 18, 2017, Centre provided the Company with a list of proposed post-closing consent rights.

On October 23, 2017, the Company sent a draft of the term sheet and a draft of the standstill agreement to Taylor and Centre.

Also on October 23, 2017, the Company’s Board of Directors held a telephonic special meeting. During the meeting, the Company’s management discussed with the Board of Directors the details surrounding the potential Taylor acquisition, including what businesses Taylor owns and the potential synergies between the Company and Taylor. Mr. Shiftan described to the Board of Directors how the transaction was being structured and informed the Company’s Board of Directors that the Company and Morgan Lewis were in the process of preparing and negotiating a non-binding term sheet, which was previously provided to the Company’s Board of Directors. Mr. Shiftan answered questions from the Company’s Board of Directors about the potential transaction and the Company’s Board of Directors requested that the Company provide further insight into the due diligence process and timing of the potential transaction at the next regularly scheduled Board of Directors meeting on November 7, 2017.

On October 27, 2017, representatives of the Company, Morgan Lewis, Taylor, Centre and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) met at Centre’s offices in New York City to discuss certain key points of the proposed acquisition, including the method for calculating the number of outstanding shares of the Company’s common stock on a fully diluted basis, the effect of a termination of a signed transaction agreement prior to closing the transaction and the Company’s obligations with respect to such termination. The parties also generally discussed a timeline for the transaction and the nature of the diligence to be conducted by each party.

Throughout the remainder of October 2017 through November 14, 2017, the parties continued to negotiate the term sheet and standstill agreement. Included among the key issues negotiated were the structure of the transaction, the method for calculating the number of outstanding shares of the Company’s common stock on a fully diluted basis, Centre’s post-closing registration rights and restrictions on Centre’s actions post-closing, the Company’s post-closing recourse for breaches of representations and warranties and for other matters, Taylor’s rights with respect to termination of the agreement and the Company’s obligations with respect to Taylor’s expenses.

On November 3, 2017, the Company distributed a draft of the term sheet to the Board of Directors.

On November 7, 2017, a regularly scheduled meeting of the Company’s Board of Directors was held. At that meeting, Mr. Shiftan reported on the Company’s potential acquisition of Taylor. Mr. Shiftan told the directors that Taylor’s top customer is Starbucks Corporation. Mr. Shiftan also informed the Company’s Board of Directors that the draft term sheet previously distributed to the Company’s Board of Directors on November 3, 2017 was still being negotiated. Mr. Shiftan discussed the termination fee proposals that were being negotiated and the status of the discussions with Taylor and Centre.

On November 14, 2017, the parties finalized and executed the term sheet and standstill agreement.

On November 14, 2017, Morgan Lewis delivered to Paul Weiss a list of due diligence requests regarding operations of Taylor.

On November 20, 2017, the Company retained Ernst & Young LLP (“EY”) to assist in the financial and accounting due diligence.

On November 24, 2017, Taylor provided the Company and its advisors with access to an electronic data room containing certain due diligence materials regarding Taylor. Upon receipt of such access, the Company and its advisors commenced a due diligence review of materials delivered by Taylor.

On November 27, 2017, Mr. Shiftan spoke by telephone with Houlihan Lokey to discuss potentially retaining Houlihan Lokey to deliver an opinion with respect to the fairness of the consideration to be paid by the Company in connection with a potential acquisition of Taylor.

On November 29, 2017, Morgan Lewis delivered an initial draft of the Merger Agreement to Paul Weiss. Also on that date the Company provided Taylor and its advisors with access to an electronic data room containing certain due diligence materials regarding the Company.

On December 1, 2017, the Company retained Houlihan Lokey to deliver an opinion with respect to the fairness of the consideration to be paid by the Company in connection with the potential acquisition of Taylor and contacted Sawaya Partners, LLC (“Sawaya”) to perform certain financial advisory services with respect to the potential acquisition of Taylor. The Company considered certain potential conflicts of interest when determining whether to engage Sawaya, including Sawaya’s potential receipt of a $1,500,000 success fee if the Acquisition is consummated, as compared to a $500,000 termination fee if the Merger Agreement is terminated, as well as services previously provided by Sawaya to Taylor and persons or entities with relationships with Taylor, including Sawaya’s representation of the former owners of Taylor in connection with the sale of Taylor to its current owners, Sawaya’s performance of services to Taylor in connection with a potential sale process in mid-2016 and Sawaya’s performance of services to another company, of which Mr. Kay was then the Chief Executive Officer, in connection with a sale process. After careful consideration, the Company concluded that such potential conflicts of interest would not impair Sawaya’s ability to objectively and professionally provide services and render advice to the Company and that the engagement of Sawaya was in the best interests of the Company and its stockholders.

On December 4, 2017, representatives of the Company, Centre, Taylor and Sawaya met at the Company’s offices in Garden City to further discuss potential synergies that could arise in connection with the Company’s acquisition of Taylor and the process for obtaining the financial information and diligence needed in order to prepare a draft lender presentation and an investor presentation for the potential acquisition of Taylor.

On December 4, 2017, Morgan Lewis delivered an initial draft of the Stockholders Agreement to Paul Weiss.

On December 6, 2017, Paul Weiss delivered comments to the Merger Agreement to Morgan Lewis. Among other things, these comments included that the cash to be paid to Taylor Parent at the consummation of the Acquisition would be reduced by the amount needed to redeem the preferred equity in Taylor from its holders and additional restrictions on the Company’s ability to address alternative transactions during the interim period and on the Company’s Board of Directors’s ability to change its recommendation to the Company’s stockholders. These comments also included an expansion of the Company’s obligations to reimburse Taylor Parent’s expenses upon termination of the Merger Agreement.

On December 8, 2017, Mr. Jeffrey Siegel held a telephonic discussion with the chairperson of the compensation committee of the Company’s Board of Directors to discuss the terms of Mr. Kay’s compensation as Chief Executive Officer of the Company. Following such meeting, the Company’s management team instructed Morgan Lewis to prepare an employment agreement for Mr. Kay.

On December 8, 2017, members of the Company’s management team met telephonically with Morgan Lewis to discuss the comments to the Merger Agreement received from Paul Weiss on December 6, 2017. The

Company instructed Morgan Lewis to prepare a response that, among other things, addressed treatment of the holders of Taylor’s preferred equity.

On December 8, 2017, the Company signed an engagement letter with Sawaya, who the Company had been working with since the beginning of December 2017, to perform certain financial advisory services for the Company.

On December 10, 2017, Paul Weiss delivered an initial draft of the Voting Agreement and comments to the Stockholders Agreement to Morgan Lewis. Among other things, the comments to the Stockholders Agreement proposed certain additional rights of Taylor Parent with respect to registration of the shares of the Company’s common stock and removed the obligation of Taylor Parent to vote its shares of the Company’s common stock in the manner recommended by the Company’s Board of Directors.

On December 11, 2017, following a telephonic discussion between the Company’s management team and Morgan Lewis regarding the Merger Agreement, Morgan Lewis delivered a revised draft of the Merger Agreement to Paul Weiss. Such revised draft included that the holders of Taylor’s preferred equity would be parties to the Merger Agreement and removed many of the restrictions on the Company’s ability to address alternative transactions during the interim period and on the Company’s Board of Directors’s ability to change its recommendation to the Company’s stockholders that had been included in the comments received from Taylor’s and Centre’s counsel on December 6, 2017.

On December 12, 2017, the Company’s counsel and Taylor’s and Centre’s counsel met telephonically to address the remaining open issues in the Merger Agreement.

On December 12, 2017, members of the Company’s management met separately with potential lenders, including JPMorgan and Golub Capital. At each of these meetings, the lenders provided the Company with a time schedule for the commitment letter process and a summary of indicative terms for senior secured credit facilities, including pricing, commitment fees, commitment period, conditions precedent and other terms.

On December 13, 2017, Paul Weiss distributed a list of issues relating to the Merger Agreement for the parties to discuss. Among the items included on such list were treatment of Taylor’s preferred equity, whether certain items would be deemed indebtedness of Taylor, the restrictions on the Company’s ability to address alternative transactions during the interim period and on the Company’s Board of Directors’s ability to change its recommendation to the Company’s stockholders and whether Centre would be subject to any restrictive covenants post-consummation of the Acquisition.

On December 13, 2017, members of the Compensation Committee of the Company’s Board of Directors met and discussed the terms of Mr. Kay’s employment agreement.

On December 14, 2017, the members of the Nominating and Governance Committee of the Company’s Board of Directors met telephonically to further discuss the terms of Mr. Kay’s employment agreement and other terms of the transaction.

On December 14, 2017, Morgan Lewis circulated revised drafts of the Stockholders Agreement and Voting Agreement to Paul Weiss.

On December 14, 2017 representatives of the Company, Taylor and Centre, together with their respective counsel, met telephonically to discuss the issues list previously distributed by Paul Weiss. On such call, the parties negotiated each of the items included on the issues list, including, that Taylor Parent would indemnify the Company for losses arising from post-closing claims against Taylor made by current holders of Taylor’s preferred equity and that post-closing payments relating to Taylor’s Chef’n acquisition would be considered indebtedness of Taylor for purposes of determining the consideration to be paid by the Company at the consummation of the Acquisition.

On December 15, 2017, Morgan Lewis and Paul Weiss met telephonically to continue to address open issues in the Merger Agreement.

Throughout December 15, 2017 to December 19, 2017, the parties continued negotiations and the parties’ legal advisors worked to finalize the Merger Agreement and the related agreements.

On December 18, 2017, at a meeting of the Compensation Committee of the Company’s Board of Directors, the Compensation Committee approved the terms of Mr. Kay’s employment agreement and recommended that the Company’s Board of Directors also approve such terms.

On December 19, 2017, the Company’s independent members of the Company’s Board of Directors and Mr. Craig Phillips, a non-independent member of the Company’s Board of Directors, met with and interviewed Mr. Kay. Following that meeting, a special meeting of the Company’s Board of Directors was held.

At that meeting, the Company’s Board of Directors met with the Company’s management and advisors to discuss the proposed transaction. At that Board of Directors meeting, EY provided the Company’s Board of Directors with a description of its due diligence findings and answered questions raised by, and discussed its findings with, the directors.

Also, at that meeting Houlihan Lokey reviewed and discussed its financial analyses and thereafter, at the request of the Company’s Board of Directors, rendered its oral opinion, (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Company’s Board of Directors dated December 19, 2017) with respect to the fairness, from a financial point of view, of the Total Consideration to be paid by the Company in the Acquisition pursuant to the Merger Agreement. (see “— Opinion of the Financial Advisor to the Board of Directors” below).

Following the presentations by EY and Houlihan Lokey, Morgan Lewis reviewed for the Company’s Board of Directors the key terms relating to the Merger Agreement and the related agreements and Morgan Lewis’s due diligence review. Following the presentation, the directors addressed questions to, and discussed the proposed transaction with, members of the Company’s management and Company’s legal advisors. After extensive discussions, the members of the Nominating and Governance Committee of the Company’s Board of Directors and Mr. Phillips met and held further discussions.

Thereafter, all members of the Company’s Board of Directors reconvened and Mr. Winoker presented to the Company’s Board of Directors the key terms of the debt that the Company would use to finance the transaction. Following this presentation, Mr. Winoker answered questions raised by, and discussed the terms of the financing with, the directors.

Following the discussion with Mr. Winoker regarding the proposed financing, the Company’s Board of Directors continued meeting and determined that the transactions contemplated by the Merger Agreement and the related transactions and agreements were in the best interests of the Company and its stockholders, and the Company’s Board of Directors unanimously voted to approve the Merger Agreement and the related transactions and agreements, with any such changes as approved by the Company’s senior management, and to recommend to the Company’s stockholders that they approve the issuance of shares of common stock of the Company pursuant to the Merger Agreement.

After the meeting of the Company’s Board of Directors adjourned on December 19, 2017, the Company and Taylor continued to negotiate the definitive transaction documents and on December 22, 2017, the Merger Agreement and the related agreements were executed.

The Company filed a press release on December 22, 2017 announcing the Acquisition.

Summary of the Acquisition

The Parties Involved in the Acquisition

Lifetime Brands, Inc.

The Company designs, sources and sells branded kitchenware, tableware and other products used in the home and markets its products under a number of widely-recognized brand names and trademarks, which are either owned or licensed by the Company, or through retailers’ private labels and their licensed brands. The Company’s products, which are targeted primarily towards consumer purchases of moderately priced kitchenware, tableware and housewares, are sold through virtually every major level of trade. The Company generally markets several lines within each of its product categories under more than one brand. The Company sells its products directly to retailers (including through their Internet websites) and, to a lesser extent, to distributors. The Company’s wholesale customers include mass merchants, specialty stores, national chains, department stores, warehouse clubs, supermarkets, off-price retailers, home and garden centers, pharmacies and Internet retailers. The Company also sells a limited selection of its products directly to consumers through its own Internet websites. At the heart of the Company is a culture of innovation. The Company has a presence in international markets through subsidiaries and affiliate companies that are based outside of the United States. The Company continually evaluates opportunities to expand the reach of its brands and to invest in other companies that operate principally outside the United States and that own or license complementary brands.

The Company’s segments include three categories, U.S. Wholesale, International and Retail Direct. The Company’s product categories include two categories of products used to prepare, serve and consume foods, Kitchenware (kitchen tools and gadgets, cutlery, cutting boards, shears, cookware, pantryware, spice racks and bakeware) and Tableware (dinnerware, stemware, flatware and giftware); and one category, Home Solutions, which comprises other products used in the home (thermal beverageware, food storage, neoprene travel products and home décor).

The Company’s top brands and their respective product categories are:

Brand	Licensed/Owned	Product Category
Farberware ®	Licensed (1)	Kitchenware
Mikasa ®	Owned	Tableware and Home Solutions
KitchenAid ®	Licensed	Kitchenware
Pfaltzgraff ®	Owned	Kitchenware, Tableware and Home Solutions
KitchenCraft ®	Owned	Kitchenware
Sabatier ®	Licensed	Kitchenware
Mossy Oak ®	Licensed	Kitchenware, Tableware and Home Solutions
Kamenstein ®	Owned	Kitchenware
MasterClass ®	Owned	Kitchenware
Towle ®	Owned	Tableware
Fred ®	Owned	Kitchenware
Copco ®	Owned	Kitchenware and Home Solutions
Chicago™ Metallic	Licensed (2)	Kitchenware
Wilton Armetale ®	Owned	Tableware
Swing-A-Way ®	Owned	Kitchenware
Fitz&Floyd ®	Owned	Tableware and Home Solutions

(1)	The Company has a royalty free license to utilize the Farberware ® brand for kitchenware and tableware products for a term that expires in 2195, subject to earlier termination under certain circumstances.
(2)	The Company has an exclusive perpetual, royalty free, license to use the Chicago TM Metallic trademark.

The Company’s products are sold globally to a diverse customer base including mass merchants (such as Walmart and Target), specialty stores (such as Bed Bath & Beyond and Dunelm), national chains (such as Kohl’s and JCPenney), department stores (such as Macy’s and Belk), warehouse clubs (such as Costco, Sam’s Club and BJs), supermarkets (such as Stop & Shop, Meijer, Winn-Dixie, Kroger, Tesco and Sainsbury’s), off-price retailers (such as TJX Companies, Ross Stores and Big Lots), home and garden centers (such as TrueValue, ACE Hardware Stores and Wyevale), pharmacies (such as Walgreens) and Internet retailers (such as Amazon). The Company generally collaborates with its largest wholesale customers and in many instances produces specific versions of the Company’s product lines with exclusive designs and/or packaging for their stores.

The Company is a Delaware corporation, incorporated on December 22, 1983. The Company’s headquarters is located at 1000 Stewart Avenue, Garden City, New York 11530.

For a description of our history and development, business and organizational structure, see our Annual Report on Form 10-K for our fiscal year ended December 31, 2016. See “Where You Can Find Additional Information” for a description of how to obtain a copy of our Annual Report and other SEC filings.

Taylor Holdco, LLC

Taylor and its subsidiaries (dba Filament Brands) primarily design, market and distribute consumer and food service precision measurement products, including kitchen scales, thermometers and timers, bath scales, wine accessories, kitchen tools, hydration products and select outdoor products to major retailers in the United States, Canada and select distributors throughout Europe and Asia. Taylor distributes products under the Taylor, Salter, Springfield, HoMedics, Rabbit, Houdini, Metrokane, Mako, EatSmart, TravelWise, Chef’n, Vibe, d.stil, RBT and private label brand names. Taylor is a Delaware limited liability company, incorporated on May 11, 2012.

Taylor

Taylor is a leader and recognized expert in precision measurement products, including kitchen scales and thermometers, bath scales and weather and outdoor household products. Over time, Taylor has broadened its brand portfolio to include owned brands such as Taylor and Springfield, premium brands under long-term licenses such as HoMedics and Salter, selected lifestyle brands under license such as The Biggest Loser and Bowflex, as well as private label products for select customers.

Chef’n

Taylor acquired the Chef’n brand on December 23, 2014. Chef’n is a leading global housewares products business that provides inventive, fun and highly functional products sold through retailers and distributors who are leaders in their categories. Product offerings include kitchen gadgets, kitchen tools, measuring and baking equipment, grinders, cleaning utensils, strainers and steamers, salad preparation tools, beverageware and other accessories sold under the Chef’n, Vibe and d.stil brands as well as through private label brands for select customers.

Metrokane

Metrokane was acquired by Taylor in 2013 and is a leading North American marketer of wine accessories and barware — including corkscrews, decanters, aerators, wine preservers, cocktail shakers, citrus juicers and bar tools. Metrokane products have wide distribution. They are sold, primarily under the nationally advertised Rabbit and Houdini brand names, by department stores, big box retailers, discount chains, wine & liquor stores and online merchants. Retailers and consumers look to Metrokane for innovative products, starting with the Original Rabbit corkscrew and more recently with Rabbit Automatic Electric Corkscrew and the Rabbit Freezable Whiskey Glasses.

Taylor’s top brands and their respective product categories are:

Brand	Licensed/Owned	Product Category
Taylor	Owned	Kitchen, Bath, Weather
Rabbit	Owned	Wine/Bar
Chef’n	Owned	Kitchen Gadgets
Eatsmart	Owned	Kitchen, Bath
Houdini	Owned	Wine/Bar
HoMedics	Licensed	Bath, Kitchen
Vibe	Owned	Kitchen Gadget

Brand	Licensed/Owned	Product Category
Salter	Licensed	Kitchen, Bath
Springfield	Licensed	Weather, Kitchen
The Biggest Loser	Licensed	Kitchen, Bath
RBT	Owned	Wine/Bar
d.stil	Owned	Hydration
Bowflex	Licensed	Bath
TravelWise	Owned	Luggage
PlanetBox	Owned	Kitchen
Mako	Owned	Wine/Bar

Customers

Taylor’s wholesale customers include mass merchants, specialty stores, national chains, department stores, warehouse clubs, supermarkets, off-price retailers, food service distributors and Internet retailers.

Taylor’s products are sold globally to a diverse customer base including mass merchants (such as Target and Wal-Mart), specialty stores (such as World Kitchen and Old Time Pottery), national chains (such as Williams Sonoma, Sur La Table and Kohl’s), department stores (such as Macy’s), warehouse clubs (such as Costco, Sam’s Club and BJ’s), supermarkets (such as Publix, Kroger and HEB), off-price retailers (such as TJX Companies), food service distributors (such as US Foods, Clark Food Service and Jetro), Internet retailers (such as Amazon) and food and beverage outlets (such as Starbucks). Taylor also does business with independent retailers, including through business-to-business Internet sites aimed at independent retailers.

Taylor’s brands also operate their own consumer Internet sites that provide information about products and offer consumers the opportunity to purchase products directly.

During the year ended March 31, 2017, Taylor’s largest customer, Starbucks, accounted for 24% of net sales. As of March 31, 2017, Starbucks accounted for 38% accounts receivable.

Distribution

Taylor sells its products directly to retailers and, to a lesser extent, to distributors. Taylor also sells a limited quantity of products to individual consumers and smaller retailers through its own Internet sites and through Amazon.com. Taylor distributes most of their products through a third-party logistics provider in Memphis, TN. For some international sales, Taylor distributes through a third-party logistics provider in Shenzhen, China. Taylor distributes some industrial and all direct-to-consumer sales out of a leased facility in Las Cruces, NM. The Las Cruces facility is 33,040 square feet in total, of which 23,491 square feet is allocated to distribution.

Sales and Marketing

Taylor’s sales and marketing staff coordinates directly with its wholesale customers to devise marketing strategies and merchandising concepts and to furnish advice on advertising and product promotion. Taylor has developed many promotional programs for use in the ordinary course of business to promote sales throughout the year.

Design and Innovation

At the heart of Taylor’s brands is a culture of innovation, design and detail. Taylor’s global in-house design and development teams currently consist of 17 professional designers, artists and engineers. Utilizing the latest available design tools, technology and materials, these teams create new products, redesign existing products and create packaging and merchandising concepts.

Sources of Supply

Taylor sources its products from hundreds of suppliers. Most of Taylor’s suppliers are located in China. Products are ordered substantially in advance of the anticipated time of their sale by Taylor. Taylor does not have any formal long-term arrangements with any of its suppliers and its arrangements with most manufacturers allow for flexibility in modifying the quantity, composition and delivery dates of orders.

Manufacturing

Taylor sources all of its products and does not have any manufacturing resources.

Competition

The markets for food services, kitchenware and other products used in the home are highly competitive and include numerous domestic and foreign competitors, some of which are larger than Taylor. The primary competitive factors in selling such products to retailers are innovative products, brand, quality, aesthetic appeal to consumers, packaging, breadth of product line, distribution capability and selling price.

Intellectual Property

Taylor owns approximately 371 issued design and utility patents and has approximately 43 pending. Taylor believes that the expiration of any of its patents would not have a material adverse effect on its business.

Backlog

Backlog is not material to Taylor’s business, because actual confirmed orders from its customers are typically received within close proximity to the required shipment dates.

Employees

As of September 30, 2017, Taylor had a total of 154 full-time employees. None of Taylor’s employees are represented by a labor union or subject to collective bargaining agreements.

Regulatory Matters

Taylor is subject to significant regulation by various governmental, regulatory and other administrative authorities.

As a distributor of consumer products, the Company is subject to the Consumer Products Safety Act in the United States and the Consumer Protection Act in the United Kingdom. Additionally, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which Taylor or its subsidiaries and affiliates sell products.

Taylor’s operations also are subject to national, state and local environmental and health and safety laws and regulations, including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes.

Taylor is subject to risks and uncertainties associated with economic and political conditions in foreign countries, including but not limited to, foreign government regulations, taxes including value-added taxes, import and export duties and quotas, anti-dumping regulations and related tariffs associated with certain types of products, incidents and fears involving security, terrorism and wars, political unrest and other restrictions on trade and travel.

Geographic Information

Most of Taylor sales are within the United States. For the twelve months ended March 31, 2017 international sales represented 5.3% of Taylor net sales.

Taylor Parent, LLC

Taylor Parent owns all of the common equity interests of Taylor and is controlled by affiliates of Centre.

Taylor’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements of Taylor and notes thereto included elsewhere herein. This discussion contains forward-looking statements relating to future events and the future performance of Taylor based on Taylor’s current expectations, assumptions, estimates and projections about it and Taylor’s industry. These forward-looking statements involve risks and uncertainties. Taylor’s actual results and timing of various events could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, as more fully described in this section and elsewhere herein including those discussed under “Disclosures regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures Regarding Market Risk.” Taylor undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

About Taylor

On June 8, 2012, Taylor Acquisition, Inc. was formed and subsequently acquired the net assets of Taylor North American Scales from FKA Distributing Co. d/b/a HoMedics, Inc. Taylor North American Scales was a combination of Taylor Precision Products, the HoMedics USA bath scale business segment, the HoMedics Group Canada measurement products business segment and Springfield Acquisition Co. LLC intellectual property. Upon consummation of such acquisition, Taylor Acquisition, Inc. changed its name to Taylor Precision Products, Inc.

Taylor acquired the assets of Health Tools LLC on November 8, 2013 and Metrokane Inc. on November 12, 2013. Health Tools LLC sources and sells precision kitchen and bathroom scales and travel packing accessories to customers based in the United States and Canada under the EatSmart and TravelWise brand names. Metrokane Inc. designs, sources, markets, and distributes high quality wine corkscrews, barware, and wine accessories under the Rabbit, RBT, Houdini, and, Metrokane brand names.

Taylor acquired the stock of Chef’n Corporation on December 23, 2014 in a cash and stock transaction. Chef’n designs, sources, markets, and distributes worldwide innovative kitchen tools and hydration products under the Chef’n, Vibe, d.stil and private label brand names.

Seasonality

Taylor’s business and working capital needs are moderately seasonal, with more sales occurring in Taylor’s third quarter (October to December) than any other quarter of the year. For the year ended March 31, 2017 net sales in the third quarter accounted for 31% of total annual net sales.

Impact of Inflation

Inflation rates in the United States and in major foreign countries where Taylor operates have not had a significant impact on its results of operations or financial position during 2017, 2016 or 2015. Taylor will continue its practice of monitoring costs and adjusting prices, accordingly.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued new authoritative accounting guidance on revenue from contracts with customers. The new standard provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which Taylor expects to be entitled in exchange for those goods or services. It also requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. In August 2015, the FASB changed the effective date of the new revenue recognition accounting guidance for private companies to be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for annual periods beginning after the original effective date of December 15, 2016. Taylor is in the process of evaluating the impact of the new standard on the consolidated financial statements and the timing of the adoption.

In November 2015, the FASB issued new authoritative accounting guidance on simplifying the presentation of deferred income taxes, which requires that deferred income tax liabilities and assets be presented as a net non-current deferred tax asset or liability by jurisdiction on the balance sheet. The current requirement that deferred tax assets and liabilities of a tax-paying component of an entity be offset and presented as a single amount is unchanged. This guidance is effective for periods beginning after December 15, 2017; however, earlier adoption is permitted for all entities for any interim or annual statements that have not been issued. Taylor is in the process of evaluating the impact of the new standard on the consolidated financial statements and the timing of the adoption.

In February 2016, the FASB issued new authoritative accounting guidance on leases which increases transparency and comparability for lease transactions. The new standard brings substantially all leases on the balance sheets for operating lease arrangements with lease terms greater than 12 months for lessees. This update will require a modified retrospective application, which includes a number of optional practical expedients related to the identification and classification of leases commenced before the effective date. The new standard is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. Taylor is in the process of assessing the impact of the new standard on the consolidated financial statements and the timing of the adoption.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies how entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The ASU is effective for the Company’s fiscal year ended March 31, 2023. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements upon adoption.

Results of Operations

The following is summarized consolidated results of operations for Taylor for the six months ended September 30, 2017 and 2016.

	Six Months Ended September 30,
	2017	2016
	unaudited (in thousands)
Net sales	$74,812	$75,012
Cost of goods sold	43,609	41,913
Gross profit	31,203	33,099
Selling, general, and administrative expenses	25,216	25,804
Change in fair value of purchase consideration	42	—
Income from operations	5,945	7,295
Interest expense	(7,691)	(7,914)
Redeemable Preferred Interest	(1,932)	(1,668)
Other expense, net	(51)	(59)
Loss before income tax benefit	(3,729)	(2,346)
Income tax benefit	1,169	162
Net loss	$(2,560)	$(2,184)

The following is summarized consolidated results of operations for Taylor for the years ended March 31, 2017, 2016 and 2015.

	Year Ended March 31,
	2017	2016	2015
	(in thousands)
Net sales	$173,706	$179,689	$135,010
Cost of goods sold	98,987	106,324	76,819
Gross profit	74,719	73,365	58,191
Selling, general, and administrative expenses	55,897	53,047	39,975
Acquisition-related expenses	—	—	2,444
Impairment charges	2,100	4,300	10,854
Change in fair value of purchase consideration	646	1,123	(4,390)
Gain on sale of China factory	—	—	(715)
Income from operations	16,076	14,895	10,023
Interest expense	(15,487)	(16,475)	(14,134)
Redeemable Preferred Interest	(3,338)	(2,880)	(2,486)
Other expense, net	11	(588)	(514)
Loss before income tax benefit	(2,738)	(5,048)	(7,111)
Income tax benefit	622	1,652	3,039
Net loss	$(2,116)	$(3,396)	$(4,072)

Six months ended September 30, 2017 compared to six months ended September 30, 2016

Net sales

Net sales for the six months ended September 30, 2017 were $74.8 million, a decrease of $0.2 million, or 0.3%, compared to net sales of $75.0 million in 2016. The decrease is primarily due to an increase in customer allowances.

Gross profit

Gross profit for the six months ended September 30, 2017 was $31.2 million, a decrease of $1.9 million or 5.7%, compared to gross profit of $33.1 million in 2016. Gross margin for the six months ended September 30, 2017 was 41.7% compared to 44.1% in 2016. The decrease in gross profit and gross margin is attributable to more competitive pricing, particularly in the e-commerce business and a change in product mix.

Operating expenses

Operating expenses for the six months ended September 30, 2017 were $25.3 million, a decrease of $0.5 million, or 1.9%, as compared to $25.8 million for 2016. In 2017, substantially all operating expenses were attributable to selling, general and administrative expenses (“SG&A”) and in 2016 all of the operating expenses were attributable to SG&A. The decrease in SG&A expenses is primarily due a reduction in amortization expense as certain intangible assets are fully amortized.

Interest expense

Interest expense for the six months ended September 30, 2017 was $7.7 million compared to $7.9 million for 2016. The decrease was attributable to lower outstanding debt balances based on scheduled and prepaid principal payments.

Redeemable preferred interest

Redeemable preferred interest for the six months ended September 30, 2017 was $1.9 million compared to $1.7 million for 2016. The increase was due to interest accretion on redeemable preferred units.

Income tax benefit

Income tax benefit was $1.2 million for the six months ended September 30, 2017 and $0.2 million in 2016. The effective tax rate for 2017 was 31.3%, compared to 6.9% for 2016. The higher effective tax rate in 2017 primarily reflects state rate changes and redeemable preferred interest expense.

Year ended March 31, 2017 compared to year ended March 31, 2016

Net sales

Net sales for the year ended March 31, 2017 were $173.7 million, a decrease of $6.0 million, or 3.3%, compared to net sales of $179.7 million in 2016. The decrease is primarily attributable to a reduction in volume in the Chef’n, EatSmart, and Rabbit product lines, due to 2016 sales of slow moving and excess inventory.

Gross profit

Gross profit for the year ended March 31, 2017 was $74.7 million, an increase of $1.3 million or 1.8%, compared to gross profit of $73.4 million in 2016. Gross margin for 2017 was 43% compared to 40.8% in 2016. The 2016 gross margin reflects the sales of slow moving and excess inventory which were at lower margins and not repeated in the 2017 period. The 2017 gross margin improvement also reflects the full year impact of certain low margin Chef’n product lines being de-emphasized.

Operating expenses

Operating expenses for the year ended March 31, 2017 were $58.6 million, an increase of $0.1 million, as compared to $58.5 million for 2016.

In 2017, SG&A expenses increased by $2.9 million primarily due to non-recurring expenses related to Metrokane litigation and one-time costs to relocate the accounting function to the Seattle office.

Impairment charges for the year ended March 31, 2017 were $2.1 million, as compared to $4.3 million in 2016 related to the valuation of certain indefinite-lived trade names. In 2017 the fair value of the Rabbit, Houdini, and Metrokane trade names were determined to be lower than the carrying values and, therefore, Taylor recognized impairment charges of $0.8 million, $1.2 million, and $0.1 million related to these trade names, respectively. In 2016 the fair value of the Houdini and Metrokane trade names were determined to be lower than the carrying values and, therefore, Taylor recognized impairment charges of $0.7 million and $3.6 million related to these trade names, respectively.

Change in fair value of purchase consideration for the year ended March 31, 2017 was $0.6 million and $1.1 million in 2016. The changes were based on new information available at the respective balance sheet dates related to the Chef’n acquisition. The contingent consideration payable is due February 2018.

Interest expense

Interest expense for the year ended March 31, 2017 was $15.5 million compared to $16.5 million for 2016. The decrease is attributable to lower outstanding debt balances related to scheduled and prepaid principal payments.

Redeemable preferred interest

Redeemable preferred interest for the year ended March 31, 2017 was $3.3 million compared to $2.9 million for 2016. The increase is due to interest accretion for redeemable preferred units.

Other expense

Other expense for the year ended March 31,2017 was less than $0.1 million compared to $0.6 million in 2016. In 2017, other expense included unused line fees associated with the revolving line of credit.

Income tax benefit

Income tax benefit was $0.6 million in the year ended March 31, 2017 and $1.7 million in 2016. The effective tax rate for 2017 was 22.7% compared to 32.7% for 2016. The lower effective tax rate in 2017 is due state tax rate changes, redeemable preferred interest expense and transaction expenses.

Year ended March 31, 2016 compared to year ended March 31, 2015

Net sales

Net sales for the year ended March 31, 2016 were $179.7, an increase of $44.7 million, or 33.1%, compared to net sales of $135.0 million in 2015. The increase in net sales in 2016 was primarily due to the full year impact of the acquisition of Chef’n in December 2014.

Gross profit

Gross profit for the year ended March 31, 2016 was $73.4 million, an increase of $15.2 million, or 26.1%, compared to gross profit of $58.2 million in 2015. The increase was primarily due to the full year impact of the acquisition of Chef’n. Gross margin for 2016 was 40.8% compared to 43.1% in 2015. The decrease in gross margin is attributable to lower margins on the acquired Chef’n business and lower margin on sales of slow moving and excess inventory from acquired businesses, partially offset by margin accretion on existing business.

Operating expenses

Operating expenses for the year ended March 31, 2016 were $58.5 million, an increase of $10.3 million, or 21.4%, as compared to $48.2 million for 2015.

In 2016, SG&A expenses increased $13.0 million, as compared to 2015, primarily due to the full year impact of the acquisition of Chef’n.

Acquisition-related expenses in 2015 were $2.4 million related to legal and accounting fees, agent fees, and closing fees paid to the parties involved in the acquisition of Chef’n.

Impairment charges for the year ended March 31, 2016 were $4.3 million, as compared to $10.9 million in 2015. In 2016 the fair value of the Houdini and Metrokane trade names were determined to be lower than the carrying values and, therefore, Taylor recognized impairment charges of $0.7 million and $3.6 million related to these trade names, respectively. In 2015 the fair value of the Rabbit, Houdini, and Metrokane trade names were determined to be lower than the carrying values and, therefore, Taylor recognized impairment charges of $5.6 million, $3.5 million, and $0.1 million related to these trade names, respectively. As a result of the impairment of these trade names, Taylor evaluated the Metrokane technology finite-lived intangible asset for impairment. The fair value of the Metrokane technology finite-lived intangible asset was lower than the carrying value and, therefore, Taylor recognized an impairment charge of $1.7 million.

The fair value of purchase consideration increased $1.1 million for the year ended March 31, 2016, as compared to a decrease in fair value of $4.4 million in 2015. The 2016 change was primarily attributable to the revaluation of contingent consideration payable related to the Chef’n acquisition. The contingent consideration payable is due February 2018. The 2015 period credit is related to the change in fair value of contingent consideration for the EatSmart acquisition.

Interest expense

Interest expense for the year ended March 31, 2016 was $16.5 million compared to $14.1 million for 2015. The increase was attributable to higher outstanding balances due to borrowings for the Chef’n acquisition.

Redeemable preferred interest

Redeemable preferred interest for the year ended March 31, 2016 was $2.9 million compared to $2.5 million for 2015. The increase was attributable to interest accretion for redeemable preferred units.

Other expense

Other expense in the year ended March 31, 2016 was $0.6 million compared to $0.5 million in 2015.

Income tax benefit

The income tax benefit was $1.7 million in the year ended March 31, 2016 and $3.0 million in 2015. The effective tax rate for 2016 was 32.7%, compared to 42.7% for 2015. The lower effective tax rate in 2016 is due to changes in state tax rates, redeemable preferred interest expense and transaction expenses.

Liquidity and Capital Resources

Taylor’s principal sources of cash to fund liquidity needs are: (i) cash provided by operating activities and (ii) borrowings available under its revolving line of credit (the “Revolver”) under its Senior Credit Agreement dated June 8, 2012 (as amended, the “Credit Agreement”). Taylor’s primary use of funds consist of working capital requirements, capital expenditures, acquisitions and investments and payments of principal and interest on its debt.

At September 30, 2017, Taylor had cash of $11.5 million compared to $13.9 million at September 30, 2016, and working capital of $14.1 million at September 30, 2017 compared to $41.8 million at September 30, 2016. There were no borrowings outstanding under the revolver as of September 30, 2017 and 2016. Availability under its Revolver was $20.0 million at September 30, 2017 and September 30, 2016.

At March 31, 2017, Taylor had cash of $16.9 million compared to $7.3 million at March 31, 2016 and $1.7 million at March 31, 2015, working capital of $39.8 million at March 31, 2017 compared to $39.2 million at March 31, 2016 and $37.2 million at March 31, 2015 and the current ratio (current assets to current liabilities) was 2.27 to 1 at March 31, 2017 compared to 2.94 to 1 at March 31, 2016 and 2.68 at March 31, 2015. There were no borrowings outstanding under the revolver as of March 31, 2017 and 2016. Availability under its Revolver was $20.0 million at March 31, 2017.

Taylor believes that availability under its Revolver and cash flows from operations are sufficient to fund its operations for the next twelve months. However, if circumstances were to adversely change, Taylor may seek alternative sources of liquidity including debt and/or equity financing. However, there can be no assurance that any such alternative sources would be available or sufficient. Taylor closely monitors the creditworthiness of its customers. Based upon its evaluation of changes in customers’ creditworthiness, Taylor may modify credit limits and/or terms of sale. However, notwithstanding Taylor’s efforts to monitor its customers’ financial condition, Taylor could be materially adversely affected by changes in the future

Credit facilities

Taylor’s Credit Agreement, which matures on November 6, 2018, provides for a $20.0 million Revolver and term loans. The Revolver and term loans had an outstanding balance of $0.0 million and $180.2 million, respectively, as of September 30, 2017. Taylor is required to make quarterly principal payments, adjusted for any prepayments, on the term loans in the amount of 0.625% of outstanding principal balance for quarters in fiscal year 2016, and 1.25% of outstanding principal balance for quarters thereafter, with the remainder due on the maturity date. Taylor may make prepayments as allowed under the Credit Agreement, which are applied against future principal installments. At Taylor’s option, borrowings under the Revolver and terms loans are based on London InterBank Offered Rate (LIBOR) plus 4.5% or the base rate, as defined by the terms of the Credit Agreement, with a floor of 5.5%. At March 31, 2017 and 2016, the interest rate for the term loans was based on LIBOR and stated at 5.5%. At March 31, 2017 and 2016, interest payable of $1.3 million was outstanding.

In December 2014, Taylor amended its Subordinated Credit Agreement (“Subordinated Debt”) dated June 8, 2012, which was previously amended in November 2013. The original agreement dated June 8, 2012 provided for $25.6 million in term debt which was outstanding at the time of amendment. The first amendment provided for an increase in the Subordinated Debt of $19.2 million, for a total of $44.8 million, with the ability to draw additional notes under the amended agreement of up to $22.1 million. The second amendment provided for an increase in the Subordinated Debt of $6.9 million, for a total of $51.7 million. The Subordinated Debt matures on May 6, 2019. No principal payments are required until maturity. The Subordinated Debt carries cash interest of 13% including, at the option of Taylor, payment-in-kind interest of 2% payable quarterly. At March 31, 2017 and 2016, interest payable of $0.0 million and $1.7 million, respectively, was accrued.

The Credit Agreement and Subordinated Debt agreement contain restrictive covenants, including, but not limited to, limitations on capital expenditures and require maintenance of minimum leverage and fixed charge coverage ratios. The outstanding debt is collateralized by substantially all of Taylor’s assets. Taylor was in compliance with all covenants as of March 31, 2017.

Inventory

Inventory, a large component of Taylor’s working capital, is expected to fluctuate from period to period, with inventory levels higher primarily in the August through December time period. Taylor also expects inventory turnover to fluctuate from period to period based on product and customer mix. Certain product categories have lower inventory turnover rates as a result of minimum order quantities from Taylor’s vendors and customer replenishment needs. Certain other product categories experience higher inventory turns due to lower minimum order quantities or trending sale demands. For the six months ended September 30, 2017, inventory turnover was 3.4 times, or 107 days, as compared to 3.4 times, or 106 days, for the six months ended September 30, 2016. The decrease in turnover is driven by a decrease in sales of inventoried items versus an increase in sales of direct import items in the first six months of the fiscal year.

Operating activities

Net cash provided by operating activities was $1.0 million for the six months ended September 30, 2017 compared to $7.1 million in 2016. The decrease from 2016 to 2017 was primarily attributable to timing of sales activity and related collections from customers and an increase in inventory in 2017.

Net cash provided by operating activities was $15.3 million for the year ended March 31,2017, as compared to $22.5 million in 2016 and $12.1 million in 2015. The decrease from 2016 to 2017 was primarily attributable to timing of sales activity and related collections from customers. The increase from 2015 to 2016 was primarily attributable to the full operating cash impact of the Chef’n.

Investing activities

Net cash used in investing activities was $0.8 million for the six months ended September 30, 2017, as compared to $0.5 million in 2016. The 2017 and 2016 investing activity primarily represents capital expenditures for product tooling and information technology systems.

Net cash used in investing activities was $1.8 million for the year ended March 31, 2017, as compared to $1.5 million in 2016 and $45.7 million in 2015. The 2017 and 2016 investing activity represents capital expenditures for product tooling and information technology systems. The 2015 investing activity included the acquisition of Chef’n and capital expenditures, partially offset by the sale of the China factory.

Financing activities

Net cash used in financing activities was $5.3 million in the six months ended September 30, 2017 related to scheduled and early principal payments on debt.

Net cash used in financing activities was $4.0 million and $15.5 million for the year ended March 31, 2017 and 2016, respectively, related to scheduled and early principal payments on debt. Net cash provided by financing activities was $34.2 million in 2015 due to borrowings related to the acquisition of Chef’n, partially offset by scheduled principal payment on debt.

Contractual Obligations

As of March 31, 2017, Taylor’s contractual obligations were as follows (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-Term Debt Obligation	$185,472	$3,586	$181,886	$—	$—
Mandatorily Redeemable Preferred Units	24,374	—	24,374	—	—
Operating Lease Obligation	2,937	1,040	1,781	116	—
Chef’n Purchase Earnout	8,309	8,309	—	—	—

Total	$221,092	$12,935	$208,041	$116	—

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

Trade Receivables

Collateral or other security is generally not required on trade receivables. Taylor monitors the credit quality of its customers, and an allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses based on historical bad debt write-off experience and specific risks identified for uncollected accounts. Trade receivables are charged off against the allowance when it is determined that the receivable will not be collected. Trade receivables are presented net of reserves for estimated customer returns and allowances, at net realizable value.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Certain slow-moving items have been reduced to net realizable value based on recent sales activity and management’s best estimate of future transactions.

Long-Lived Assets

Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated, future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic useful lives ranging from 5 to 15 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the acquisition method of accounting. Goodwill is not amortized. Taylor tests goodwill annually as of March 31 at the reporting unit level. Taylor has determined that it has one reporting unit. At each impairment testing date, Taylor performs a quantitative assessment of goodwill and compares the fair value of the reporting unit to its carrying amount. To the extent the carrying amount exceeds its fair value, a second step would be performed to compute the amount of impairment as the difference between the implied fair value of goodwill and the carrying value.

The second impairment assessment, if required, involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. For the years ended March 31, 2017, 2016 and 2015, based on the results of our quantitative analyses, Taylor determined there was no impairment of goodwill.

Indefinite-lived intangible assets are reviewed for impairment annually as of March 31 and whenever events or circumstances indicate that the carrying value may not be recoverable. Taylor recognized impairment of certain indefinite-lived intangible assets during the fiscal years ended March 31, 2017, 2016, and 2015.

Income Taxes

Taylor’s subsidiary, Taylor Precision Products, Inc., is a corporation formed under Subchapter C of the Internal Revenue Code and is subject to corporate taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense is measured by the change in the deferred tax assets or liabilities during the year.

Taylor recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Management believes Taylor has no unrecognized tax benefits. Taylor’s policy for recording interest and penalties associated with examinations by tax authorities is to record such items as a component of income tax expense.

Taylor and its subsidiaries’ tax years ending in 2012 through 2016 remain open to examination by federal and state tax authorities. Taylor files state income tax returns in multiple jurisdictions, each with unique laws regarding statutes of limitations.

On December 22, 2017, the “Tax Cuts and Jobs Act” tax reform was signed into law. The provisions of the new law, including the U.S. Corporate rate reductions, are generally effective in 2018. The value of the deferred tax assets on Taylor’s balance sheet as of September 30, 2017 of $11.3 million, could significantly change as a result of the reduced U.S. corporate income tax rate. While the effects have not been determined, the results of operations for the fourth quarter of fiscal 2018 could be adversely affected by a non-cash charge to reflect the reduction in value of these assets.

Fair Value Measurements

Taylor follows FASB Accounting Standards Codification (“ASC”) Topic 820-10, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 — Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;

Level 2 — Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 — Inputs to valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates or assumptions relating to the pricing of the asset or liability including assumptions regarding risk.

Taylor followed purchase accounting conventions as prescribed by ASC 805, Business Combinations, to establish the opening balance sheet of the acquired entities for all its acquisitions. The fair value measurement methods used to estimate the fair value of the assets acquired and liabilities assumed at the acquisition date utilized a number of significant unobservable inputs of Level 3 assumptions. These assumptions included, among other things, projections of future operating results, the implied fair value of assets using an income approach by preparing a discounted cash flow analysis, and other subjective assumptions.

The carrying values of financial instruments such as cash, accounts receivable, accounts payable, and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. Taylor believes that the current carrying amount of its long-term debt approximates fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Revenue Recognition

Taylor recognizes revenues when the following criteria are met: persuasive evidence of an agreement exists, upon the later of shipment of product to the customer or when title to the product transfers to the customer per the terms of the sales contract, Taylor’s price to the buyer is fixed and determinable, and collectability is reasonably assured. Revenues are recorded net of estimated sales returns and allowances.

Customer Rebates and Consumer Advertising

Taylor participates in cooperative advertising and other rebate programs with its customers, including volume rebates. These amounts are reflected as a reduction to net sales. Taylor expenses all consumer advertising costs as incurred.

The reserves for cooperative advertising and other rebates are included in net receivables. Reserves are estimated using historical experience and terms of existing arrangements with customers.

Merchandise Returns

Sales returns under merchandise return programs are reflected in net sales. Reserves for estimated merchandise returns included in net receivables are estimated using historical experience.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact the consolidated financial position, results of operations or cash flows of Taylor. Taylor is exposed to market risk associated with changes in interest rates. Taylor believes it has moderate exposure to this risk. Taylor assesses market risk based on changes in interest rates utilizing a sensitivity analysis that measures the potential loss in earnings and cash flows based on a hypothetical 10% or 100 basis point change in these rates.

Taylor’s Revolving Credit Facility and Term Loan, provided for under the Credit Agreement bear interest at variable rates. The Credit Agreement provides for interest rates linked to one of the Adjusted LIBOR or the Prime Rate; and, therefore, Taylor is subject to increases and decreases in interest expense resulting from fluctuations in interest rates. As of March 31, 2017, approximately $133.8 million of Taylor’s debt carries a variable rate of interest, as compared to $137.7 million at March 31, 2016. A hypothetical and instantaneous 100 basis point increase in Taylor’s variable interest rates would increase interest expense by approximately $1.4 million over a twelve-month period. The sensitivity analysis above assumes interest rate changes are instantaneous and parallel shifts in the yield curve.

With the proposed transaction Taylor’s debt would be extinguished and the risk discussed above would cease to exist.

The Merger Agreement

The following description summarizes the material terms of the Merger Agreement. However, it may not contain all of the information that may be important to your consideration of the proposed issuance of the Acquisition Shares. We encourage you to read the Merger Agreement in full, a copy of which is attached as Annex A.

The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms, and we recommend that you read carefully the Merger Agreement in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Acquisition, we do not intend for its text to be a source of factual, business, or operational information about the Company or Taylor. That kind of information can be found elsewhere in this proxy statement. The Merger Agreement contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties other than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Merger Agreement, including contractual standards of materiality that may be different from what may be viewed as material to stockholders. Only the parties themselves may enforce and rely on the terms of the Merger Agreement. As stockholders, you are not third party beneficiaries of the Merger Agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties, or covenants as characterizations of the actual state of facts or condition of the Company, Taylor, Taylor Parent or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement.

The Acquisition

If the conditions to consummation of the Acquisition are satisfied or waived in accordance with the terms of the Merger Agreement, the Company will acquire the entire capital stock of Taylor, and Taylor will become a wholly-owned subsidiary of the Company.

Consideration

If the Acquisition is consummated, Taylor will become a wholly-owned subsidiary of the Company and the equity holder of Taylor will be entitled to receive:

•	(a)(i) $27.5 million payable in cash, minus (ii) the Funded Debt Deficit (as defined in the Merger Agreement), if any, plus (iii) the Funded Debt Surplus (as defined in the Merger Agreement), if any, minus (iv) the Tax Deficit (as defined in the Merger Agreement), if any, plus (v) the Working Capital Surplus (as defined in the Merger Agreement), if any, minus, (vi) the Working Capital Deficit, if any, minus (vii) the Transaction Expense Deficit, if any; plus

•	(b) a number of shares of newly issued common stock of the Company representing 27% of the outstanding shares of common stock of the Company, on a Closing Fully Diluted Basis as of immediately following the consummation of the Acquisition after taking into effect the issuance thereof (rounded up to the nearest share).

For purposes of the Merger Agreement, “Closing Fully Diluted Basis” means, as of the time of determination, the sum of (a) the number of registered and unregistered shares of common stock of the Company issued and outstanding (excluding any unvested restricted shares of common stock of the Company), plus (b) the number of shares of common stock of the Company issuable upon the exercise of all vested and unvested in-the-money stock options of the Company (calculated using the treasury stock method, based on the average of the closing stock price of shares of common stock of the Company on the last 20 trading days prior to the day that is two business days prior to the closing date of the Acquisition), plus (c) the number of shares of unvested restricted common stock of the Company that will vest by June 22, 2018 pursuant to the terms of the agreements in which such shares were granted.

A portion of the cash consideration received by Taylor Parent pursuant to the Acquisition shall be used to redeem all of Taylor’s outstanding preferred interests held by an unaffiliated third party.

Limitation on Solicitation and Considering Transaction Proposals

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding alternative transaction proposals of our Company. However, subject to specified conditions, we may furnish information to, or enter into discussions or negotiations with, a third party in response to an unsolicited transaction proposal from such third party if our Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to approve and cause the Company to take such action would be reasonably likely to be inconsistent with the exercise of its fiduciary duties to stockholders of the Company. If the Board of Directors takes such actions and terminates the Merger Agreement and we enter into an alternative transaction within nine months thereafter, we would become obligated to pay a termination fee to Taylor Parent equal to $9 million.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Acquisition may be abandoned at any time at or prior to the consummation of the Acquisition:

•	in writing, by mutual consent of the Company and Taylor Parent;

•	by the Company (so long as it is not in material breach of its obligations in a manner as would cause the conditions to closing relating to its own compliance with its representations, warranties and agreements not to be satisfied), if either (i) there has been a breach of, or inaccuracy in, any representation or warranty, or (ii) any of Taylor or Taylor Parent has breached or violated any covenant or other agreement contained in the Merger Agreement, in each case, which breach or inaccuracy or violation (A) would result in, or would reasonably be expected to result in, the failure to satisfy a condition as set forth in the Merger Agreement and (B) cannot be or has not been cured by the earlier of the date which is twenty days after the Company notifies Taylor of such breach, inaccuracy or violation or the Outside Date (as defined below);

•	by Taylor Parent (so long as it is not in material breach of its obligations in a manner as would cause the conditions to closing relating to its own compliance with its representations, warranties and agreements not to be satisfied), if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of the Company, or (ii) the Company has breached or violated any covenant contained in the Merger Agreement, in each case which breach, inaccuracy or violation (A) would result in, or would reasonably be expected to result in, the failure to satisfy a condition as set forth in the Merger Agreement and (B) cannot be or has not been cured by the earlier of the date which is 20 days after Taylor Parent notifies the Company of such breach, accuracy or violation or the Outside Date;

•	by either Taylor Parent or the Company if the Merger has not been consummated on or before June 20, 2018 (the “Outside Date”); provided that such right to terminate the Merger Agreement shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Acquisition to be consummated by such time;

•	by the Company or Taylor Parent, if

i.	the Company stockholder meeting (including any adjournments thereof) shall have been held and completed; and

ii.	Company’s stockholders have not approved the issuance of the Acquisition Shares;

•	by the Company or Taylor Parent, (a) if the Company makes a change in recommendation or (b) the Company’s Board of Directors, (i) after receipt by the Company of an unsolicited offer to effect an alternative transaction in connection with such alternative transaction or (ii) as a result of an intervening event, determines in good faith, following consultation with outside legal counsel that, failing to terminate the Merger Agreement would be reasonably likely to be inconsistent with the Company’s Board of Directors’s exercise of its fiduciary obligations to the Company stockholders, in each case, following a five business day notice and renegotiation period;

•	upon written notice from Taylor Parent to the Company (provided that Taylor Parent or Taylor is not then in material breach of any of its respective representations, warranties, covenants or other obligations under the Merger Agreement in a manner as would cause the conditions to closing relating to its own compliance with its representations, warranties and agreements not to be satisfied), if the Company has willfully and intentionally breached the exclusivity, proxy or stockholder meeting sections of the Merger Agreement and such breach shall not have been cured prior to the tenth day after written notice from Taylor Parent of such breach is received by the Company (such notice to describe such breach in reasonable detail); or

•	by either Taylor Parent or the Company if consummation of the Acquisition would violate any nonappealable final order of any governmental authority having competent jurisdiction.

We have agreed to pay Taylor Parent a termination fee of $9 million if one of the following occurs:

•	We or Taylor Parent terminates the Merger Agreement because:

•	the Board of Directors changes its recommendation that our stockholders vote “FOR” Proposal 1; or

•	the Board of Directors (i) after receipt by the Company of an unsolicited offer to effect an alternative transaction or (ii) as a result of an intervening event, determines in good faith, following consultation with outside legal counsel, that failing to terminate the Merger Agreement would be reasonably likely to be inconsistent with our Board of Directors’s exercise of its fiduciary obligations to the Company stockholders, subject to certain exceptions set forth in the Merger Agreement.

•	Taylor Parent terminates the Merger Agreement because:

•	we willfully and intentionally breached the exclusivity, proxy or stockholder meeting sections of the Merger Agreement.

If the Merger Agreement is terminated because of our failure to obtain the required stockholder approval, our breach of the Merger Agreement or the merger was not consummated on or before June 20, 2018 and (i) at the time of such termination we received an alternative transaction proposal and (ii) we consummate an alternative transaction within nine months of the termination of the Merger Agreement, we have agreed to pay Taylor Parent a termination fee of $9 million (less any transaction expense fee previously paid).

If the Merger Agreement is terminated due to our failure to obtain the required stockholder approval (unless, at such time, Taylor Parent or Taylor is in breach of the Merger Agreement such that we would have been entitled to terminate the Merger Agreement), then we have agreed to pay Taylor Parent up to $3 million of reasonable and documented out-of-pocket expenses, which amount of expense reimbursement will be deducted from any termination fee payable.

Regulatory Matters

Under the United States Hart-Scott-Rodino (“HSR Act”), parties to certain large mergers and acquisitions must file premerger notification and wait for government review. The parties may not close their deal until the waiting period outlined in the HSR Act has passed, or the government has granted early termination of the waiting period. The parties to the Merger Agreement do not believe that the transactions are subject to any waiting period or similar requirement under the antitrust laws of any other jurisdiction.

Representations and Warranties

The Merger Agreement contains representations and warranties for the Company, Taylor and Taylor Parent related to, but not limited to:

•	organization of the Company, Taylor and Taylor Parent;

•	valid authorization of the Company, Taylor and Taylor Parent to execute and deliver the Merger Agreement;

•	no consents and approvals required for the Acquisition and no violations of applicable law;

•	no litigation pending or threatened against the Company;

•	financial capability of the Company to consummate the Acquisition;

•	the subsidiaries formed for the “two-step” merger are formed solely for the Acquisition;

•	certain fees are not required to be paid or born by the Company or Taylor Parent;

•	issuance of newly issued common stock of the Company shall be duly authorized;

•	SEC filings required to be filed shall be timely filed by the Company, accuracy of Company common stock and representative Company financials;

•	completeness of Proxy Statement;

•	disclosure of the Company’s compliance with law;

•	capitalization of Taylor;

•	complete list of Taylor’s subsidiaries;

•	Taylor’s company records shall contain true, correct and complete copies of all minutes and written consents;

•	disclosure of Taylor’s material contracts and material customers and suppliers;

•	disclosure of Taylor’s real estate;

•	disclosure of Taylor’s intellectual property;

•	disclosure of Taylor’s tax returns and taxes;

•	disclosure of Taylor’s permits; compliance with law;

•	disclosure of Taylor’s benefit plans;

•	disclosure of Taylor’s insurance policies;

•	disclosure of Taylor’s affiliate transactions; and

•	disclosure of Taylor’s product warranties.

Conditions to the Acquisition

The respective obligations of the Parties to consummate the Acquisition are subject to the satisfaction of the following conditions as of the closing date of the Acquisition:

•	no effective injunction, writ or preliminary restraining order or any order of any nature issued by any governmental authority of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in the Merger Agreement.

•	the applicable waiting periods under the HSR Act or any applicable non-U.S. antitrust and competition laws shall have expired or been terminated, if applicable.

•	the Company stockholders shall have approved the required approval matters as defined in the Merger Agreement.

•	the Debt Financing shall have occurred (or will occur simultaneously with the Closing) and the Company shall have received executed payoff letters.

The obligations of the Company to consummate the Acquisition are subject to the satisfaction of the following conditions as of the closing date of the Acquisition:

•

the representations and warranties of Taylor and Taylor Parent in the Merger Agreement shall be true and correct in all respects (other than certain fundamental representations and warranties which shall be true in all respects, other than with respect to certain de minimis exceptions as further described in the

Merger Agreement) as of the date of the Merger Agreement and as of the closing date of the Acquisition as if made at and as of such time (except for representations and warranties that speak as of a specific date, in which case such representations and warranties need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, or would not be reasonably likely to, individually or in the aggregate, result in a material adverse effect as defined in the Merger Agreement (ignoring for the purposes of this sentence any qualifications as to material adverse effect or “materiality” contained in such representations or warranties).

•	Taylor and Taylor Parent shall have performed in all material respects all of their respective obligations required to be performed under the Merger Agreement at or prior to the consummation of the Acquisition.

•	as of the date of the Merger Agreement, there shall not have been, individually or in the aggregate, a material adverse effect or seller material adverse effect, each as defined in the Merger Agreement.

•	there shall be no holders of equity interests in Taylor that have properly demanded appraisal of, or dissents’ rights with respect to, such interests pursuant to Section 18-210 of the Delaware Limited Liability Company Act or the operating agreement of Taylor.

•	the funded debt deficit as defined in the Merger Agreement shall not exceed the cash consideration calculated pursuant to the Merger Agreement.

•	certain specified contracts shall have been terminated pursuant to an agreement in form and substance reasonably satisfactory to the Company.

•	the delivery by Taylor of a tax representations letter.

•	the required vote of Taylor’s stockholders shall remain in effect.

•	the cash consideration to be paid to Taylor Parent shall be greater than zero.

•	the Company shall be reasonably satisfied that the redemption of Taylor’s outstanding preferred interests will take place immediately prior to the consummation of the Acquisition.

•	Taylor shall have delivered notices of prepayment within the time periods required by the relevant agreements governing the Taylor funded debt as defined in the Merger Agreement and executed payoff letters.

The obligation of Taylor and Taylor Parent to consummate the Acquisition is subject to the satisfaction of the following conditions as of the closing date of the Acquisition:

•	the representations and warranties of the Company in the Merger Agreement shall be true and correct in all respects (other than certain fundamental representations and warranties which shall be true in all respects, other than with respect to certain de minimis exceptions as further described in the Merger Agreement) as of date of the Merger Agreement and as of the closing date of the Acquisition as if made at and as of such time (except for representations and warranties that speak as of a specific date, in which case such representations and warranties need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, or would not be reasonably likely to, have a material adverse effect as defined in the Merger Agreement (ignoring for the purposes of this sentence any qualifications as to material adverse effect or “materiality” contained in such representations or warranties).

•	the delivery by the Company of a tax representation letter.

•	the Company shall have performed in all material respects all of its obligations required to be performed under the Merger Agreement at or prior to the consummation of the Acquisition.

•	as of the date of the Merger Agreement, there shall not have been, individually or in the aggregate, a buyer material adverse effect, as defined in the Merger Agreement.

•	Bruce Pollack and Michael Schnabel shall have been appointed to the Board of Directors.

Fees and Expenses

If the Acquisition is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Acquisition, the issuance of the Acquisition Shares and the other transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

Resale Limitations; Registration Rights Agreement

The issuance of the Acquisition Shares, if issued, will be exempt from registration under the Securities Act of 1933 (the “Securities Act”) by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act. Therefore, the Acquisition Shares may not be resold unless the shares become registered or an exemption from registration under the Securities Act is available. However, pursuant to the Stockholders Agreement, we would grant the holders of the Acquisition Shares customary registration rights, including at least one demand right on Form S-1 and unlimited demands on Form S-3. Beginning January 1, 2020, Taylor Parent shall be entitled to customary piggyback registration rights with regard to any equity offering the Company undertakes, other than those registered on a Form S-4 or Form S-8 registration statement, subject to customary cut-back provisions. Prior to January 1, 2020, Taylor Parent may not sell, offer or agree to sell, or otherwise transfer (in each case, subject to customary exceptions to be mutually agreed), directly or indirectly, any of the shares of the Company acquired as part of the Acquisition. Taylor Parent shall agree to customary lock-up obligations in connection with any registered offerings and, so long as any directors designated by Taylor Parent serve on the Board, shall comply with the stock trading restrictions contained in the Company’s stock trading policy, but only to the extent that the Company’s directors and officers are subject to the same lock-up obligations and stock trading restrictions. In the event that the managing underwriter advises us in writing that marketing factors require a limitation on the number of shares that can be included in the registration statement, the shares will be included in the registration statement in an agreed order of preference.

Debt Financing

Concurrent with the Acquisition, and pursuant to the Commitment Letter, dated as of December 22, 2017, by and among the Company, JPMorgan and Golub Capital, the Company expects to enter into (1) the ABL Credit Agreement among JPMorgan, as administrative agent, the lenders from time to time party thereto, the Company, the foreign subsidiary borrowers from time to time party thereto, and certain of its other domestic and foreign subsidiaries from time to time party thereto providing for a senior secured asset-based $150.0 million revolving credit facility with a maturity five years from the completion of the Acquisition and (2) the Term Loan Credit Agreement among JPMorgan, as term loan administrative agent, Golub Capital, as lender, and the other lenders from time to time party thereto and the Company providing for a $275.0 million term loan facility with a maturity seven years from the completion of the Acquisition and quarterly principal payments equal to 1% per annum of the original amount of the term loan facility.

The Company intends to use the proceeds of the above-referenced loans (i) to prepay certain existing indebtedness of Taylor and its subsidiaries, (ii) to pay the purchase price in connection with the Acquisition, (iii) to pay the fees, costs and expenses incurred in connection with the Acquisition and the prepayment and the refinancing referenced in this paragraph, (iv) to refinance outstanding borrowings under the Existing Credit Agreement, and (v) for working capital needs and for general corporate purposes.

Borrowings under the ABL Credit Agreement shall bear interest at the Alternate Base Rate (“ABR”) (as defined below) or the Adjusted LIBO Rate (as defined below) plus, in each case, the Applicable Margin (as defined in Exhibit B to the Commitment Letter). ABR means the highest of (a) the prime rate of interest announced from time to time by JPMorgan or its parent, (b) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate from time to time (but not less than zero) plus 0.5% and (c) the Adjusted LIBO Rate (subject to the interest rate floor set forth therein) for a one-month interest period on such day plus 1%. Adjusted LIBO Rate means the LIBO rate (the rate (but not less than zero) at which eurocurrency deposits in the London interbank market for one, two, three or six months (as selected by the Borrowers (as defined in the Commitment Letter)) are quoted on the applicable Reuters screen, as adjusted for statutory reserve requirements for eurocurrency liabilities.

Under the ABL Credit Agreement, for any ABR revolving loans and Adjusted LIBO Rate revolving loans, the Applicable Margin will be based on the Company’s Total Leverage Ratio (as defined in the Commitment Letter), tested quarterly. The ABR margin for revolving loans is 0.25% to 0.75%. The margin for Adjusted LIBO Rate revolving loans is 1.25% to 1.75%.

Borrowings under the Term Loan Agreement shall bear interest at the Term Loan Alternate Base Rate (“Term Loan ABR”) or the Term Loan Adjusted LIBO Rate (as defined below) plus, in each case, the Applicable Margin (as defined in Exhibit C to the Commitment Letter). Term Loan ABR means the highest of (a) the prime rate of interest announced from time to time by JPMorgan or its parent, (b) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate from time to time (but not less than zero) plus 0.5%, (c) the Term Loan Adjusted LIBO Rate for a one-month interest period on such day plus 1%, and 2% per annum. The Term Loan Adjusted LIBO Rate means the LIBO rate (the rate (but not less than 1%) at which eurocurrency deposits in the London interbank market for one, two, three or six months (as selected by the Company) are quoted on the applicable Reuters screen, as adjusted for statutory reserve requirements for eurocurrency liabilities). The Term Loan ABR margin for the term loans is 3.00%. For Term Loan Adjusted LIBO Rate term loans, the margin is 4.00%.

The obligations under the ABL Credit Agreement will be secured by liens on substantially all assets of the ABL Loan Parties (consisting of the Borrowers, the domestic subsidiary guarantors and the foreign subsidiary guarantors), subject to customary exceptions and materiality standards to be mutually agreed. The obligations under the Term Loan Credit Agreement will be secured by liens on substantially all assets of the Term Loan Parties (consisting of the Company and the material domestic subsidiaries of the Company), subject to customary exceptions and materiality standards to be mutually agreed. The liens securing the ABL Credit Financing will be first priority in the case of ABL Priority Collateral (as defined in Exhibit B to the Commitment Letter) and second priority in the case of Term Priority Collateral (as defined in Exhibit B to the Commitment Letter), while the liens securing the Term Loan Credit Financing will be first priority in the case of Term Priority Collateral and second priority in the case of ABL Priority Collateral (which, in the case of the Term Loan Credit Financing, shall be limited to assets of the Term Loan Parties) in each case, subject to a customary intercreditor agreement. Assets of any foreign entity constituting collateral securing the ABL Facility shall not secure the Term Loan Facility and shall not constitute Term Priority Collateral.

The documentation of the ABL Credit Financing will contain representations and warranties, affirmative and negative covenants, and events of default customary for financings of its type and substantially consistent with those set forth in the Existing Credit Agreement with certain exceptions. Negative covenants will include limitations on additional indebtedness, liens, acquisitions, investments and payment of dividends, among other things. Further, the ABL Credit Agreement will have a financial covenant requiring a minimum fixed charge coverage ratio of 1.10 to 1.00 to be triggered in the event that Availability (as defined in the Commitment Letter) is less than the greater of $15 million and 10% of the ABL commitments and to remain effective until Availability equals or exceeds such threshold for 45 consecutive days. Availability under the ABL Credit Agreement will be based on the Domestic Borrowing Base and Foreign Borrowing Base (each as defined in the Commitment Letter), composed of certain percentages of eligible accounts receivable and inventory. The ABL Credit Agreement will provide for springing cash dominion permitting JPMorgan, as administrative agent, to exercise full cash dominion over the ABL Loan Parties’ bank accounts (other than U.K. collection accounts and other accounts to be agreed) (a) when an event of default has occurred and is continuing or (b) commencing when Availability is less than the greater of $20 million and 15% of the ABL Commitments and continuing until Availability equals or exceeds the greater of $20 million and 15% of the ABL Commitments for 45 consecutive days. The ABL Credit Agreement will feature a post-closing uncommitted accordion of $50 million.

The documentation of the Term Loan Credit Financing will contain representations and warranties, affirmative and negative covenants, and events of default customary for loan agreements in the institutional term loan B market for similarly sized term loan facilities. Pursuant to the Commitment Letter, there will be a customary “Available Amount” to create additional capacity under certain negative covenants to be agreed, which such amount shall include a “starter basket” of $15 million and a “builder basket” based on retained excess cash flow. There will be no financial maintenance covenants with respect to the Term Loan Credit Financing. The documentation of the Term Loan Credit Financing will require mandatory prepayments in amounts equal to, with agreed exceptions, the following (a) 100% of net cash proceeds of any debt incurrence by the Company or any domestic subsidiary after the Closing Date, (b) 100% of net cash proceeds of any sale or other disposition (with customary reinvestment rights) and (c) 50% of Excess Cash Flow (to be defined, but not less favorable to the Company than the definition in the Existing Credit Agreement) for each fiscal year of the Company commencing with the fiscal year ending December 31, 2019, subject to steps-downs to 25% and 0% based on Total Net Leverage Ratio (as defined in the Commitment Letter) levels described in the Commitment Letter. The Term Loan Credit Agreement will permit the Company to add one or more incremental term loan facilities to the Term Loan Facility in an amount not to exceed $50 million, plus an unlimited amount up to a Secured Net Leverage Ratio (as defined in the Commitment Letter) of no greater than 3.75 to 1.00 and satisfaction of other customary conditions, including that any such incremental facility within 12 months of the Closing Date will be subject to a 50 basis points “most favored nations” clause.

The availability and initial funding of the credit facilities are subject to the satisfaction (or waiver) of solely the conditions set forth in Exhibit D to the Commitment Letter, described below, subject to the Limited Conditionality Provision described below.

The Limited Conditionality Provision provides that (a) the only representations relating to the parties to the Merger Agreement and their respective subsidiaries and respective businesses the accuracy of which shall be a condition to availability of the credit facilities on the Closing Date shall be (i) such of the representations made regarding Taylor in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Company’s (or any of its affiliates’) obligations to close the Acquisition under the Merger Agreement or the Company (or any of its affiliates) has the right to terminate its (or any of its affiliates’) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the credit facilities upon the consummation of the Acquisition if the conditions set forth in this paragraph and in Exhibit D to the Commitment Letter (described below), are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Commitment Letter is not or cannot be provided upon the consummation of the Acquisition (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”), or (ii) in the equity interests, if any, of Taylor or the wholly owned material domestic subsidiaries of the Target (to the extent required by the Commitment Letter (provided that such equity securities will be required to be delivered upon the consummation of the Acquisition only to the extent received by the Company after commercially reasonable efforts)) with respect to which a lien may be perfected by the delivery of an equity certificate) after commercially reasonable efforts and without undue burden or expense, then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the credit facilities upon the consummation of the Acquisition, but may instead be provided thereafter pursuant to arrangements to be mutually agreed by the Administrative Agent and the Company). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Commitment Letter relating to corporate or other organizational existence, organizational power and authority of the Company and the guarantors to enter into and perform the Credit Documentation, due authorization, execution and delivery by the Company and the guarantors of, performance of, and enforceability against the Company and the guarantors of, the Credit Documentation, effectiveness, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject to the limitations set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Company and the guarantors, use of proceeds not violating margin regulations, anti-corruption laws, sanctions and The PATRIOT Act, Investment Company Act, solvency as of the Closing Date (after giving effect to the Acquisition and the financing in connection therewith) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to clause (1) of Exhibit D, as described below) Federal Reserve margin regulations and anti-corruption laws and sanctions.

The conditions to closing set forth in Exhibit D to the Commitment Letter consist of the following: (1) execution and delivery of the Credit Documentation, (2) repayment of all indebtedness to be repaid prior to the consummation of the Acquisition, release of liens, other than permitted liens and, after the Acquisition, no remaining indebtedness of the Company or any of its subsidiaries other than as agreed upon, (3) consummation of the Acquisition without amendment, waiver, consent or request under the Merger Agreement in any way that is materially adverse to the Lenders in their capacities as such, (4) the closing and effectiveness of, and initial funding under, the credit facilities occurring on or before the earlier to occur of (A) 5:00 p.m., New York City time, on June 20, 2018 and (B) the closing of the Acquisition with or without the credit facilities, (5) receipt by the Commitment Parties of certain historical financial statements of Taylor and its subsidiaries, including Taylor Precision Products, Inc., (6) receipt by the Commitment Parties of certain pro forma financial statements of the Company and its subsidiaries, prepared after giving effect to the Transactions including the Acquisition as if the Acquisition had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), (7) (a) each of the Merger Agreement Representations being true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier); and (b) each of the Specified Representations being true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier), (8) receipt by the Administrative Agents, within specified time periods, of requested documentation and other information under applicable “know your customer” and anti-money laundering rules and regulations, (9) payment of certain fees and expenses due and payable to the Commitment Parties and the Lenders and required to be paid on or prior to the Closing Date, (10) all actions necessary to establish that the applicable Administrative Agent will have a perfected security interest (subject to liens permitted under the Credit Documentation) in the Collateral having been taken, subject to the Limited Conditionality Provision described above, (11) the Lead Arrangers (a) having have received the items described in clauses 5 and 6 in this paragraph (collectively, the “Required Information”) and (b) having been afforded a period of 15 consecutive business days from the date of receipt of the Required Information to syndicate the credit facilities, which period shall not commence prior to January 3, 2018 and shall exclude certain agreed upon dates, (12) since the date of the Merger Agreement, there shall not have been, individually or in the aggregate, a Material Adverse Effect, as defined in the Merger Agreement, and (13) solely with respect to the ABL Facility, the ABL Administrative Agent shall have received a Borrowing Base certificate prepared as of a specified date prior to consummation of the Acquisition.

Board of Directors and Management of the Company Following the Acquisition; Stockholders Agreement

Following the consummation of the Acquisition, the Company’s Board of Directors will be expanded to 13 directors, 10 of whom initially will be the current members of our Board of Directors, one of whom is expected to be Robert B. Kay, the Chief Executive Officer of Taylor who is expected to become our Chief Executive Officer and two of whom are expected to be Bruce Pollack and Michael Schnabel. In connection with the consummation of the Acquisition, the Company and Taylor Parent will enter into a Stockholders Agreement pursuant to which:

•	For so long as Taylor Parent beneficially owns at least 20% of the outstanding common stock on a Future Fully Diluted Basis, up to two persons designated by Taylor Parent will be nominated for election to the Board of Directors at each meeting of stockholders at which members of our Board of Directors are elected;

•	For so long as Taylor Parent beneficially owns less than 20%, but greater than 10% of the outstanding common stock on a Future Fully Diluted Basis, one person designated by Taylor Parent will be nominated for election to the Board of Directors at each meeting of stockholders at which members of our Board of Directors are elected;

•	If Taylor Parent beneficially owns less than 10% of the outstanding common stock on a Future Fully Diluted Basis, then Taylor Parent shall have no right to designate anyone for election to the Board of Directors;

•	Taylor Parent will agree not to nominate any person for election to our Board of Directors other than in accordance with the right to designate directors for nomination described above; and

•	Taylor Parent will agree not to initiate, propose or otherwise solicit, or participate in the solicitation of stockholders for the approval of, any stockholder proposals with respect to the Company.

Jeffrey Siegel will continue to serve the Company in a new role as the Company’s Executive Chairman of the Board. Ronald Shiftan will continue to serve as the Company’s Vice Chairman of the Board and Chief Operating Officer.

For purposes of the Stockholders Agreement, “Future Fully Diluted Basis” means, as of the time of determination, the sum of (a) the number of registered and unregistered shares of common stock of the Company issued and outstanding (excluding any unvested restricted shares of Common Stock), plus (b) the number of shares of common stock of the Company issuable upon the exercise of all vested and unvested in-the-money stock options of the Company (calculated using the treasury stock method, based on the average of the closing stock price of shares of Common Stock of the last 20 trading days prior to the date of determination, weighted for volume), plus (c) the number of shares of unvested restricted common stock of the Company that will vest within 12 months of the applicable date of determination pursuant to the terms of the agreements in which such shares were granted.

The Stockholders Agreement will also provide that, for so long as Taylor Parent continues to beneficially own at least 50% of the Acquisition Shares, neither the Company nor any of its subsidiaries may take any of the following actions without the approval of the directors designated by Taylor Parent, such approval not to be unreasonably withheld:

•	Enter into any agreement for a transaction that would result in a change of control of the Company;

•	Consummate any transaction for the sale of all or substantially all of the Company’s assets;

•	File for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code;

•	Liquidate or dissolve the business and affairs of the Company;

•	Take any Board of Directors actions to seek an amendment to the Company Certificate of Incorporation or approve, or recommend that the Company’s stockholders approve, an amendment to our Amended and Restated Bylaws, except as required by DE Law (as defined in the Merger Agreement) or other applicable law and other than amendments that would not materially and disproportionately affect Taylor Parent;

•	Incur additional debt in excess of $100 million in the aggregate, subject to certain exceptions;

•	Acquire or dispose of assets or a business, in each case with an individual value in excess of $100 million;

•	Terminate the employment of the Chief Executive Officer, other than for cause (in which case the Company shall consult in good faith with Taylor Parent on a replacement Chief Executive Officer); and

•	Adopt a stockholder rights plan that does not exempt as “grandfathered persons” the stockholders party to the Stockholders Agreement and their affiliates from being deemed “acquiring persons” due to their beneficial ownership of the common stock of the Company upon the public announcement of adoption of such stockholder rights plan (it being understood that no such plan shall restrict any stockholder party to the Stockholders Agreement or its affiliates from acquiring, in the aggregate, common stock up to the level of their aggregate percentage beneficial ownership as of the public announcement of the adoption of such stockholder rights plan).

Director Designees

Robert B. Kay, age 55, is expected to become the Chief Executive Officer and a director of the Company upon the consummation of the Acquisition. Mr. Kay has served as the Chairman and Chief Executive Officer of Taylor since June 2012. Mr. Kay began his career at Deloitte & Touche where he spent six years as a management consultant. From 1993 until 1998, he served as the Senior Vice President and Chief Financial Officer of Oxford Resources Corp., a NASDAQ listed consumer finance company. From 1999 to 2005, Mr Kay was President and Chief Executive Officer of Key Components, Inc., a diversified industrial company. In 2006, Mr Kay joined Kaz, Inc. as Executive Chairman until the company was sold to a publicly traded strategic buyer in 2010. Mr. Kay has been a member of the operating partner network of Centre Partners Management, LLC, which, through its affiliates, beneficially owns a majority of the capital stock of Taylor Parent, since 2005. Mr. Kay also serves on the board of Nearly Natural, LLC. Mr. Kay received a B.S. from Cornell University and a Master’s Degree from Columbia University.

Bruce Pollack, age 58, is expected to become a member of our Board of Directors upon the consummation of the Acquisition. Mr. Pollack joined Centre Partners Management, LLC in 1991 and serves as a Managing Partner. He began his career in the mergers and acquisitions departments of Becker Paribas Incorporated and Merrill Lynch Capital Markets. Mr. Pollack currently serves as a Director of Captain D’s Holding Corp., Taylor Precision Products, Inc., K2 Pure Solutions, L.P., Sun Orchard, Inc., Nearly Natural, LLC and U.S. Retirement & Benefits Partners, Inc., each a portfolio company of Centre Partners Management, LLC. Mr. Pollack previously served on the Boards of Bellisio Foods, Inc., Bravo Sports, Bumble Bee Foods, L.P., the Connors Bros. Income Fund, Distant Lands Trading Co., Inc., DSI Holding Company, Garden Fresh Holdings, Inc., Intermedia Partners IV, L.P. (Advisory), The Johnny Rockets Group, Inc., KIK Corporation Holdings, Inc., Maverick Media LLC, Muzak L.P., Salton, Inc., Ross Aviation, LLC and several other private companies. He currently works with several charitable organizations and is on the Board of Governors of the Weizmann Institute of Science and serves as a Trustee at Brandeis University. Mr. Pollack received a B.A. from Brandeis University.

Michael Schnabel, age 40, is expected to become a member of our Board of Directors upon the consummation of the Acquisition. Mr. Schnabel joined Centre Partners Management, LLC in 2002 and serves as a Managing Director. Prior to joining Centre, he served as Director of Finance at OmniSky Corporation after having worked in Donaldson, Lufkin & Jenrette Securities Corp.’s investment banking department. Mr. Schnabel is currently a Director of Captain D’s Holding Corp., Covenant Care, LLC, Taylor Precision Products, Inc., Nearly Natural, LLC and Sun Orchard, Inc., each a portfolio company of Centre Partners Management, LLC. He previously served on the Boards of ActionEmco Acquisition, LLC, Bellisio Foods, Inc., CDSI I Holding Company, Inc., DSI Holding Company, Inc., Group Dekko Holdings, Inc. and Uno Restaurant Holdings Corp. Mr. Schnabel received a B.S. from Duke University.

Kay Employment Agreement

In connection with the execution of the Merger Agreement, Robert B. Kay, the current Chief Executive Officer of Taylor, agreed to enter into, effective as of and conditioned upon the consummation of the Acquisition, an employment agreement with the Company (the “Kay Employment Agreement”). Under the Kay Employment Agreement, Mr. Kay agrees to be employed by us as our Chief Executive Officer. Mr. Kay shall be appointed to the Board of Directors as of the consummation of the Acquisition. With respect to each applicable election thereafter during the term of the Kay Employment Agreement, the Company’s Nominating and Governance Committee shall nominate Mr. Kay for re-election to the Board of Directors.

The term of Mr. Kay’s employment, under the Kay Employment Agreement, will begin on the consummation of the Acquisition and will continue through the third anniversary of the consummation of the Acquisition, with automatic renewals for additional one-year periods unless his employment is terminated by either us or Mr. Kay. The Kay Employment Agreement provides for an annual base salary of $800,000.

Under the Kay Employment Agreement, the Company will pay Mr. Kay an automobile allowance of up to $1,500 per month.

For each year during the term of Mr. Kay’s employment, Mr. Kay will receive performance bonuses (i) based on the Company’s Adjusted Income Before Income Taxes for such year (the “Annual Adjusted IBIT Performance Bonus”), with a target of 87.5% of Mr. Kay’s base salary, and (ii) based on Mr. Kay having met certain individual performance goals for such year (the “Individual Goal Target Bonus”), with a target of 25% of Mr. Kay’s base salary. In the event that the consummation of the Acquisition occurs after April 1, 2018, any Annual Adjusted IBIT Performance Bonus and any Annual Individual Goal Bonus payable to Mr. Kay for 2018 shall be pro-rated, based on his period of employment by the Company during 2018.

The Company shall grant to Mr. Kay, as soon as practicable following the consummation of the Acquisition:

(i) 50,000 restricted shares pursuant to the LTIP. The restrictions on these 50,000 restricted shares terminate on each of the first, second, and third anniversaries of the consummation of the Acquisition, subject to the terms and conditions of the LTIP; and

(ii) 50,000 performance-based deferred stock units pursuant to the LTIP, subject to the terms and conditions established by the Compensation Committee of our Board and the terms and conditions of the LTIP. The performance goals and other vesting terms applicable to these 50,000 performance-based deferred stock units shall be no less favorable than those granted to other named executive officers in respect of the performance period commencing in 2018.

(iii) an option to purchase 150,000 shares of the Company’s common stock pursuant to the LTIP. The option will be exercisable at the closing price of the common stock on the date of grant (which shall be within three business days following the consummation of the Acquisition). The option shall vest as to 50,000 shares on each of the first, second, and third anniversaries of the consummation of the Acquisition, subject to the terms and conditions of the LTIP. These options shall be granted as incentive stock options, to the maximum extent permitted by the Internal Revenue Code, and any options which are not granted as incentive stock options shall be granted as nonqualified stock options.

The restricted shares and options are subject to earlier vesting, as provided in the Kay Employment Agreement.

The Kay Employment Agreement further provides for payments to Mr. Kay upon the termination of his employment. If Mr. Kay’s employment is terminated during the term of his employment agreement for any reason, we shall pay Mr. Kay the following amounts (collectively, “Kay Accrued Obligations”):

•	His base salary for the period accrued up to and including the date of termination of his employment;

•	An amount in lieu of any accrued but unused vacation time;

•	The amount of any unreimbursed expenses; and

•	All benefits that are accrued and vested through the date of termination under all employee benefit plans of the Company.

If Mr. Kay’s employment is terminated by reason of Mr. Kay’s death, then Mr. Kay’s estate shall receive payment of the Kay Accrued Obligations plus any Pro-Rated Performance Bonus (defined as follows) accrued through the effective date of his termination of employment to which Mr. Kay may be entitled. The “Pro-Rated Performance Bonus” for a particular fiscal year is the amount equal to the Annual Adjusted IBIT Performance Bonus for the fiscal year that would have been payable to Mr. Kay by the Company, as determined by the Board, if the agreement had not been terminated during the year, pro-rated for the months during the year preceding the termination.

In the event that Mr. Kay’s employment is terminated due to total disability, in addition to the Kay Accrued Obligations, Mr. Kay shall receive an amount equal to his base salary for a period of six months from the date of termination plus any Pro-Rated Performance Bonus (as defined above) accrued through the effective date of his termination of employment to which Mr. Kay may be entitled.

Upon any termination of Mr. Kay’s employment either (i) voluntarily by Mr. Kay (other than for good reason, as defined in the Kay Employment Agreement) or (ii) by us for cause (as defined in the Kay Employment Agreement), all payments, salary and other benefits thereunder shall cease at the date of termination, with the exception of the Kay Accrued Obligations.

In the event that (i) Mr. Kay’s employment is terminated by us without cause, (ii) his employment agreement is terminated by Mr. Kay for good reason or (iii) we choose not to renew the term of the Kay Employment Agreement, in each case outside of the context of a Change of Control, as defined below, then the following conditions shall apply. If Mr. Kay’s employment is terminated by us without cause or by Mr. Kay for good reason, then Mr. Kay shall be entitled to receive, conditioned (except with respect to the Kay Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company:

•	The Kay Accrued Obligations;

•	Reimbursement for certain medical and dental benefits set forth in the Kay Employment Agreement for a period of 12 months;

•	2.0 times Mr. Kay’s base salary as in effect at the date of termination payable over a period of 24 months from the date of termination;

•	The Pro-Rated Performance Bonus (as defined above) for the fiscal year in which the effective date of the termination occurs, payable at the same time as the performance bonus for such fiscal year would otherwise have been paid; and

•	2.0 times an amount equal to 112.5% of Mr. Kay’s annual base salary in effect at the time of termination (such amount, the “Target Bonus”).

Mr. Kay’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Kay on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

If Mr. Kay’s employment is terminated by reason of our failure to renew the term of his employment under his employment agreement, Mr. Kay shall be entitled to receive, conditioned (except with respect to the Kay Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company, as severance, an amount equal to:

•	The Kay Accrued Obligations;

•	Reimbursement for certain medical and dental benefits set forth in the Kay Employment Agreement for a period of 12 months;

•	1.0 times Mr. Kay’s base salary as in effect at the date of termination payable over a period of 12 months from the date of expiration of the initial term or any renewal term of his employment, as applicable; and

•	The Annual Adjusted IBIT Performance Bonus for the fiscal year in which the effective date of the expiration occurs, payable at the same time as the Annual Adjusted IBIT Performance Bonus for such fiscal year would otherwise have been paid.

Mr. Kay’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Kay on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

In the event that Mr. Kay’s employment is terminated by Mr. Kay for good reason or by us without cause or upon expiration of the term following our delivery of a notice of non-renewal, in each case upon or within two years following a Change of Control, Mr. Kay shall be entitled to receive, conditioned (except with respect to the Kay Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company:

•	The Kay Accrued Obligations;

•	A cash payment equal to 2.0 times his annual base salary in effect at the effective date of the Change of Control, or if greater, 2.0 times his annual base salary in effect as of his termination of employment;

•	The Pro-Rated Performance Bonus (as defined above) for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Annual Adjusted IBIT Performance Bonus for such fiscal year would otherwise have been paid;

•	2.0 times the Target Bonus (as defined above), using the greater of Mr. Kay’s base salary in effect at the time of termination and base salary in effect at the time of the Change of Control; and

•	Reimbursement for certain medical and dental benefits set forth in his employment agreement for a period of 12 months.

All of Mr. Kay’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by us to Mr. Kay on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

In the event that Mr. Kay’s employment is terminated by Mr. Kay for good reason or by us without cause or upon expiration of the term following our delivery of a notice of non-renewal, and in each case, within 90 days following such termination, a Change of Control occurs, then Mr. Kay shall be entitled to receive a payment equal to the excess of the base salary severance payments that would have been due to him had he been terminated within two years following a Change of Control, less the amount of base salary severance payments already paid to him. Additionally, in the event that termination is on account of our delivery of a notice of non-renewal, Mr. Kay shall be entitled to receive two times his Target Bonus (as defined above), payable within 60 days following the change of control.

If all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or a similar or successor provision) and (ii) by reason of such reduction, the net after-tax benefit to Mr. Kay shall exceed the net after-tax benefit to him if such reduction were not made. In addition, if we request that Taylor Parent submit any payments and benefits to Mr. Kay under the Kay Employment Agreement to a vote of stockholders of Taylor Parent or an applicable affiliate in order to avoid such payments and benefits being treated as “parachute payments” under Section 280G of the Internal Revenue Code (or a similar or successor provision), and applicable stockholder approval is not obtained, then Mr. Kay’s rights to such payments or benefits will be reduced or eliminated to the extent necessary to avoid any portion of such payments or benefits being treated as parachute payments.

If Mr. Kay prevails in any legal action to enforce rights under the Kay Employment Agreement, the Company will reimburse Mr. Kay for reasonable attorneys’ fees and costs.

Additional terms included in the Kay Employment Agreement are: (i) a form of release of claims to be executed by Mr. Kay in order to receive any severance payments and benefits under the Kay Employment Agreement, (ii) reimbursement on a one-time basis of up to $10,000 for reasonable legal fees incurred by Mr. Kay in connection with the preparation, negotiation and execution of the Kay Employment Agreement and ancillary documents, (iii) reimbursement to Mr. Kay of up to a total of $35,000 during any calendar year for legal, financial, investment, tax advice and/or estate planning services, and (iv) non-competition and non-solicitation restrictions which apply during the employment term and for a period of one year (for the non-competition restrictions) and two years (for the non-solicitation restrictions) following termination of employment.

“Change of Control” under the Kay Employment Agreement means (A) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company 180 days prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (C) a change in the composition of the Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change of Control; or (D) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13-d-3 under Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. The term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (ii) a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company. The transactions contemplated by the Acquisition are expressly excluded from the definition of Change of Control under the Kay Employment Agreement.

Employment, Severance and Change of Control Agreements

The following discussion describes the different contractual arrangements and other rights of our named executive officers that could be triggered in connection with a Change of Control, as defined in their respective employment agreements and described below, and, with respect to double trigger arrangements, in the event that a termination of the executive’s employment were to occur in connection with a Change of Control. The transactions contemplated by the Acquisition are not expected to constitute a Change of Control for purposes of the J. Siegel Employment Agreement, the Shiftan Employment Agreement, the D. Siegel Employment Agreement and the Winoker Employment Agreement, as defined below.

Jeffrey Siegel. During 2017, Jeffrey Siegel was employed by us as Chairman of our Board, Chief Executive Officer and a director pursuant to an employment agreement dated as of March 12, 2014, as amended and restated as of January 12, 2017, and as amended as of November 8, 2017 (the “J. Siegel Employment Agreement”). The J. Siegel Employment Agreement, extended the term of Mr. J. Siegel’s employment through December 31, 2019, with automatic renewals for two additional one-year periods unless his employment is terminated by either us or Mr. J. Siegel, and provides for an annual base salary of $990,000. The J. Siegel Employment Agreement further provides for payments to Mr. J. Siegel upon the termination of his employment. If Mr. J. Siegel’s employment is terminated by us for cause or if Mr. J. Siegel resigns other than for good reason (each as defined in the J. Siegel Employment Agreement), Mr. J. Siegel shall be entitled to be paid the following amounts (collectively, the “J. Siegel Accrued Obligations”):

•	His salary accrued up to and including the date of termination or resignation of his employment;

•	An amount in lieu of any accrued but unused vacation time; and

•	The amount of any unreimbursed expenses.

In addition, Mr. J. Siegel shall be entitled to exercise any then-outstanding stock options granted to Mr. J. Siegel that shall have vested on or prior to such termination or resignation of employment.

If Mr. J. Siegel’s employment is terminated (i) by us for any reason other than cause, (ii) by Mr. J. Siegel for good reason (in the case of (i) or (ii), other than in connection with a Change of Control, as defined below and each as defined in such J. Siegel Employment Agreement), (iii) by us or Mr. J. Siegel due to Mr. J. Siegel’s disability or (iv) by reason of Mr. J. Siegel’s death (collectively, a “J. Siegel Involuntary Termination”), Mr. J. Siegel shall be entitled to payment of the J. Siegel Accrued Obligations as well as the following severance payments (“J. Siegel Severance Payments”), conditioned (except in the case of death) upon his execution and non-revocation of a release of all claims against the Company:

•	3.0 times his salary;

•	3.0 times his annual target bonus in effect for the year in which the termination occurs; and

•	If termination occurs on or prior to June 30 of any year, a pro-rated amount of Mr. J. Siegel’s “Annual Adjusted IBIT Performance Bonus” for the year in which such J. Siegel Involuntary Termination occurs accrued to the date of termination and if termination occurs on or following July 1 of any year, the Annual Adjusted IBIT Performance Bonus for the year in which such J. Siegel Involuntary Termination occurs, accrued to the date of termination (without pro-ration).

In addition, Mr. J. Siegel shall continue to participate, at our expense, in our health and medical plans and in any other benefits provided by us to Mr. J. Siegel at the time of such J. Siegel Involuntary Termination until the end of the term of his employment under his J. Siegel Employment Agreement or until Mr. J. Siegel obtains other employment, whichever occurs first. In addition, in the event of a J. Siegel Involuntary Termination, all of Mr. J. Siegel’s then outstanding stock options shall be immediately vested and exercisable and the restrictions on his restricted stock shall immediately terminate, to the extent permitted under the LTIP.

No J. Siegel Severance Payments shall be payable if Mr. Siegel’s employment with us ends at the expiration or non-renewal of the term of his employment under his J. Siegel Employment Agreement.

If, during the term of his employment, we undergo a Change of Control and either (i) Mr. J. Siegel’s employment is, within two years thereafter, terminated under circumstances that would constitute a J. Siegel Involuntary Termination or Mr. J. Siegel’s employment is terminated upon expiration of the term following a notice of non-renewal provided by us, or (ii) Mr. J. Siegel undergoes a J. Siegel Involuntary Termination or Mr. J. Siegel’s employment is terminated upon expiration of the term following a notice of non-renewal provided by us and within 90 days of the J. Siegel Involuntary Termination or such expiration of the term we execute a definitive agreement to enter into a transaction the consummation of which would result in a Change of Control and such transaction is actually consummated, then Mr. J. Siegel shall be entitled to all payments and benefits as described above with respect to a J. Siegel Involuntary Termination, calculated using the annual target bonus for the year in which the Change of Control occurs, and using the greater of Mr. J. Siegel’s base salary in effect at the time of termination and base salary in effect at the time of the Change of Control. These payments and benefits, other than the J. Siegel Accrued Obligations, are conditioned upon his execution and non-revocation of a release of all claims against the Company. All of Mr. J. Siegel’s then-outstanding stock options shall be immediately vested and exercisable and all restrictions on his restricted stock shall immediately terminate, to the extent permitted under the LTIP. If all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or a similar or successor provision); and (ii) by reason of such reduction, the net after-tax benefit to Mr. J. Siegel shall exceed the net after-tax benefit to him if such reduction were not made.

In the event of Mr. J. Siegel’s disability, either we or Mr. J. Siegel shall be entitled to terminate Mr. J. Siegel’s employment. In the event that Mr. J. Siegel elects to terminate his employment due to disability, such termination shall be deemed to be a J. Siegel Involuntary Termination and, in such circumstance, or if we terminate Mr. J. Siegel’s employment, Mr. J. Siegel shall be entitled to payment of the J. Siegel Accrued Obligations, the J. Siegel Severance Payments and any disability benefits that are provided under the terms of any pension, medical, disability and life insurance plan applicable to our senior executives, applicable to Mr. Siegel at the time of his disability.

In the event of Mr. J. Siegel’s death, the J. Siegel Accrued Obligations and the J. Siegel Severance Payments shall be paid to Mr. J. Siegel’s beneficiary. Mr. J. Siegel’s beneficiary shall also be entitled to any death benefits that are provided under the terms of any pension, medical, disability and life insurance plan applicable to our senior executives, applicable to Mr. J. Siegel at the time of death.

If Mr. J. Siegel’s employment is terminated by reason of the expiration of the term of his employment under his J. Siegel Employment Agreement other than in connection with a Change of Control as described above, Mr. J. Siegel shall be entitled to payment of the J. Siegel Accrued Obligations. In addition, in such event, we shall pay Mr. J. Siegel as severance, conditioned upon his execution and non-revocation of a release of all claims against the Company, an amount equal to:

•	2.0 times his salary; and

•	2.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. J. Siegel, with respect to the year ending on the date on which Mr. J. Siegel’s employment is terminated by reason of the expiration of the term and each of the two immediately preceding years.

In addition, all of Mr. J. Siegel’s then-outstanding stock options shall be immediately vested and exercisable and the restrictions on his restricted stock shall immediately terminate.

Notwithstanding the termination of Mr. J. Siegel’s employment (other than for cause or by reason of his death) we shall continue to provide reimbursement for the premiums on the life insurance policies on the life of Mr. J. Siegel to which he is entitled pursuant to his employment agreement immediately prior to such termination. If Mr. J. Siegel’s employment is terminated for any reason other than by reason of his death, Mr. J. Siegel will have the right to assume the life insurance policy in his name owned by the Company.

Ronald Shiftan. During 2017, Ronald Shiftan was employed by us as our Vice Chairman and Chief Operating Officer pursuant to an employment agreement dated August 10, 2009, as amended as of November 9, 2010, as amended and restated as of December 20, 2012, as amended and restated as of November 24, 2015, and as amended as of November 8, 2017 (the “Shiftan Employment Agreement”). The Shiftan Employment Agreement provides that the term of Mr. Shiftan’s employment extends through December 31, 2018, with automatic renewals for additional one-year periods unless his employment is terminated by either us or Mr. Shiftan, and provides for an annual base salary of $650,000. The Shiftan Employment Agreement further provides for payments to Mr. Shiftan upon the termination of his employment. If Mr. Shiftan’s employment is terminated by us for cause or if Mr. Shiftan resigns other than for good reason (each as defined in the Shiftan Employment Agreement), Mr. Shiftan shall be entitled to be paid the following amounts (collectively, the “Shiftan Accrued Obligations”):

•	His salary accrued up to and including the date of termination or resignation of his employment;

•	An amount in lieu of any accrued but unused vacation time; and

•	The amount of any unreimbursed expenses.

Notwithstanding anything to the contrary in his employment agreement, Mr. Shiftan shall be entitled to exercise any then-outstanding stock options granted to Mr. Shiftan that shall have vested on or prior to such termination or resignation of employment.

If Mr. Shiftan’s employment is terminated (i) by us for any reason other than cause (as defined in the Shiftan Employment Agreement), (ii) by Mr. Shiftan for good reason (as defined in the Shiftan Employment

Agreement), (iii) by us or Mr. Shiftan due to Mr. Shiftan’s disability or (iv) by reason of Mr. Shiftan’s death (such a resignation or termination being hereinafter referred to as an “Shiftan Involuntary Termination”), Mr. Shiftan shall be entitled to payment of the Shiftan Accrued Obligations as well as the following amounts (the “Shiftan Severance Payments”), conditioned (except in the case of death) upon his execution and non-revocation of a release of all claims against the Company:

•	3.0 times his salary;

•	3.0 times his annual target bonus in effect for the year in which the termination occurs; and

•	The Annual Adjusted IBIT Performance Bonus accrued to the date of termination.

In addition, Mr. Shiftan shall continue to participate, at our expense, in our health and medical plans and in any other benefits provided by us to Mr. Shiftan at the time of such Shiftan Involuntary Termination until the end of the term of his employment under his Shiftan Employment Agreement or until Mr. Shiftan obtains other employment, whichever occurs first. Furthermore, in the event of a Shiftan Involuntary Termination, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable and all restrictions on Mr. Shiftan’s restricted shares shall immediately terminate, to the extent permitted under the LTIP.

If, during the term of Mr. Shiftan’s employment we undergo a Change of Control and either (i) Mr. Shiftan’s employment is within two years thereafter terminated under circumstances that would constitute a Shiftan Involuntary Termination or Mr. Shiftan’s employment is terminated upon expiration of the term following a notice of non-renewal provided by us, or (ii) Mr. Shiftan undergoes a Shiftan Involuntary Termination or Mr. Shiftan’s employment is terminated upon expiration of the term following a notice of non-renewal provided by us and within 90 days of the Shiftan Involuntary Termination or such expiration of the term we execute a definitive agreement to enter into a transaction the consummation of which would result in a Change of Control and such transaction is actually consummated, then Mr. Shiftan shall be entitled to all payments, benefits and stock-based compensation as outlined under the Shiftan Involuntary Termination section above, calculated using the annual target bonus for the year in which the Change of Control occurs, and using the greater of Mr. Shiftan’s base salary in effect at the time of termination and Mr. Shiftan’s base salary in effect at the time of the Change of Control. These payments and benefits, other than the Shiftan Accrued Obligations, are conditioned upon Mr. Shiftan’s execution and non-revocation of a release of all claims against the Company. If all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or a similar or successor provision) and (ii) by reason of such reduction, the net after-tax benefit to Mr. Shiftan shall exceed the net after-tax benefit if such reduction were not made.

In the event of Mr. Shiftan’s disability, either we or Mr. Shiftan shall be entitled to terminate Mr. Shiftan’s employment. In the event that Mr. Shiftan elects to terminate his employment due to disability, such termination shall be deemed to be a Shiftan Involuntary Termination and, in such circumstance, or if we terminate Mr. Shiftan’s employment, Mr. Shiftan shall be entitled to payment of the Shiftan Accrued Obligations, the Shiftan Severance Payments and any disability benefits that are provided under the terms of any pension, medical, disability and life insurance plan applicable to our senior executives, applicable to Mr. Shiftan at the time of his disability.

In the event of Mr. Shiftan’s death, the Shiftan Accrued Obligations and the Shiftan Severance Payments shall be paid to Mr. Shiftan’s beneficiary. Mr. Shiftan’s beneficiary shall also be entitled to any death benefits that are provided under the terms of any pension, medical, disability and life insurance plan applicable to our senior executives, applicable to Mr. Shiftan at the time of death.

If Mr. Shiftan’s employment is terminated by reason of the expiration of the term of his employment under his Shiftan Employment Agreement other than in connection with a Change of Control as described above,

Mr. Shiftan is entitled to payment of the Shiftan Accrued Obligations. In addition, in such event, we shall pay Mr. Shiftan as severance, conditioned upon his execution and non-revocation of a release of all claims against the Company, an amount equal to:

•	1.0 times his salary; and

•	The average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Shiftan, with respect to the year ending on the date on which Mr. Shiftan’s employment is terminated by reason of the expiration of the term and each of the two immediately preceding years.

In addition, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable and all restrictions on Mr. Shiftan’s restricted shares shall immediately terminate, to the extent permitted under the LTIP.

If Mr. Shiftan’s employment is terminated for any reason other than by reason of his death, Mr. Shiftan will have the right to assume the life insurance policy in his name owned by the Company.

Daniel Siegel. During 2017, Daniel Siegel was employed by us as our President pursuant to an employment agreement dated November 28, 2014, effective as of August 1, 2014, and as amended as of April 27, 2015. Mr. D. Siegel entered into a new agreement, dated as of November 8, 2017, effective as of January 1, 2018 (the “D. Siegel Employment Agreement”). The D. Siegel Employment Agreement provides that the term of Mr. D. Siegel’s employment shall be through December 31, 2020, with automatic renewals for additional one-year periods unless his employment is terminated by either us or Mr. D. Siegel, and provides for an annual base salary of $512,500 for the period through June 30, 2019 and a base salary of $550,000 for the period after July 1, 2019. The D. Siegel Employment Agreement further provides for payments to Mr. D. Siegel upon the termination of his employment. If Mr. D. Siegel’s employment is terminated during the term of his D. Siegel Employment Agreement for any reason, we shall pay Mr. D. Siegel the following amounts (collectively, “D. Siegel Accrued Obligations”):

•	His base salary for the period accrued up to and including the date of termination of his employment;

•	An amount in lieu of any accrued but unused vacation time;

•	The amount of any unreimbursed expenses; and

•	All benefits that are accrued and vested through the date of termination under all employee benefit plans of the Company.

If Mr. D. Siegel’s employment is terminated by reason of Mr. D. Siegel’s death, then Mr. D. Siegel’s estate shall receive payment of the D. Siegel Accrued Obligations plus any Pro-Rated Performance Bonus accrued through the effective date of his termination of employment to which Mr. D. Siegel may be entitled. The Pro-Rated Performance Bonus for a particular fiscal year is the amount equal to the Annual Adjusted IBIT Performance Bonus for the fiscal year that would have been payable to Mr. D. Siegel by the Company, as determined by the Board, if the agreement had not been terminated during the year, pro-rated for the months during the year preceding the termination.

In the event that Mr. D. Siegel’s employment is terminated due to total disability, in addition to the D. Siegel Accrued Obligations, Mr. D. Siegel shall receive an amount equal to his base salary for a period of six months from the date of termination plus any Pro-Rated Performance Bonus accrued through the effective date of his termination of employment to which Mr. D. Siegel may be entitled.

Upon any termination of Mr. D. Siegel’s employment either (i) voluntarily by Mr. D. Siegel (other than for good reason, as defined in the D. Siegel Employment Agreement) or (ii) by us for cause (as defined in the D. Siegel Employment Agreement), all payments, salary and other benefits thereunder shall cease at the date of termination, with the exception of the D. Siegel Accrued Obligations.

In the event that (i) Mr. D. Siegel’s employment is terminated by us without cause, or (ii) his employment agreement is terminated by Mr. D. Siegel for good reason or (iii) we choose not to renew the term of the D. Siegel Employment Agreement, in each case outside of the context of a Change of Control, as described below, then the following conditions shall apply. If Mr. D. Siegel’s employment is terminated by us without cause or by Mr. D. Siegel for good reason, then Mr. D. Siegel shall be entitled to receive, conditioned (except with respect to the D. Siegel Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company:

•	The D. Siegel Accrued Obligations;

•	Certain medical and dental benefits set forth in Mr. D. Siegel’s employment agreement for a period of 12 months;

•	2.0 times Mr. D. Siegel’s base salary as in effect at the date of termination payable over a period of 24 months from the date of termination;

•	The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid; and

•	2.0 times an amount equal to 112.5% of Mr. Siegel’s annual base salary in effect at the time of termination (such amount, the “D. Siegel Target Bonus”).

Mr. D. Siegel’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. D. Siegel on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

If Mr. D. Siegel’s employment is terminated by reason of our failure to renew the term of his employment under his D. Siegel Employment Agreement, Mr. D. Siegel shall be entitled to receive, conditioned (except with respect to the D. Siegel Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company, as severance, an amount equal to:

•	The D. Siegel Accrued Obligations;

•	Certain medical and dental benefits set forth in the D. Siegel Employment Agreement for a period of 12 months;

•	1.0 times Mr. D. Siegel’s base salary as in effect at the date of termination payable over a period of 12 months from the date of expiration of the initial term or any renewal term of his employment, as applicable; and

•	The Annual Adjusted IBIT Performance Bonus for the fiscal year in which the effective date of the expiration occurs, payable at the same time as the Annual Adjusted IBIT Performance Bonus for such fiscal year would otherwise have been paid.

Mr. D. Siegel’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Siegel on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

In the event that Mr. D. Siegel’s employment is terminated by Mr. D. Siegel for good reason or by us without cause or upon expiration of the term following our delivery of a notice of non-renewal, in each case upon or within two years following a Change of Control, Mr. D. Siegel shall be entitled to receive, conditioned (except with respect to the D. Siegel Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company:

•	The D. Siegel Accrued Obligations;

•	A cash payment equal to 2.0 times his annual base salary in effect at the effective date of the Change of Control, or if greater, 2.0 times his annual base salary in effect as of his termination of employment;

•	The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Annual Adjusted IBIT Performance Bonus for such fiscal year would otherwise have been paid;

•	2.0 times the D. Siegel Target Bonus, using the greater of Mr. D. Siegel’s base salary in effect at the time of termination and base salary in effect at the time of the Change of Control; and

•	Certain medical and dental benefits set forth in his employment agreement for a period of 12 months.

All of Mr. D. Siegel’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by us to Mr. D. Siegel on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

In the event that Mr. D. Siegel’s employment is terminated by Mr. D. Siegel for good reason or by us without cause or upon expiration of the term following our delivery of a notice of non-renewal, and in each case, within 90 days following such termination, a Change of Control occurs, then Mr. D. Siegel shall be entitled to receive a payment equal to the excess of the base salary severance payments that would have been due to him had he been terminated within two years following a Change of Control, less the amount of base salary severance payments already paid to him. Additionally, in the event that termination is on account of our delivery of a notice of non-renewal, Mr. D. Siegel shall be entitled to receive two times his Target Bonus, payable within 60 days following the change of control.

If all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or a similar or successor provision) and (ii) by reason of such reduction, the net after-tax benefit to Mr. D. Siegel shall exceed the net after-tax benefit to him if such reduction were not made.

Laurence Winoker. During 2017, Laurence Winoker was employed by us as our Senior Vice-President —Finance, Treasurer and Chief Financial Officer pursuant to an employment agreement dated as of June 28, 2007, as amended as of March 8, 2010 and April 12, 2012, as amended and restated as of September 10, 2015 and as amended November 8, 2017 (the “Winoker Employment Agreement”). The Winoker Employment Agreement provides that the initial term of Mr. Winoker’s employment was through July 1, 2016, with automatic renewals for additional one-year periods unless his employment is terminated by either us or Mr. Winoker. The Winoker Employment Agreement provides for an annual base salary of $425,000. The Winoker Employment Agreement further provides for payments to Mr. Winoker upon the termination of his employment. If Mr. Winoker’s employment is terminated during the term of the Winoker Employment Agreement for any reason, we shall pay Mr. Winoker the following amounts (collectively, “Winoker Accrued Obligations”):

•	His base salary for the period accrued up to and including the date of termination of his employment;

•	An amount in lieu of any accrued but unused vacation time;

•	The amount of any unreimbursed expenses; and

•	The amount of any unpaid Annual Adjusted IBIT Performance Bonus or an Annual Individual Goal Bonus (each, a “Performance Bonus”), including any Pro-Rated Performance Bonus under the agreement. (The Pro-Rated Performance Bonus for a particular fiscal year is the amount equal to the Performance Bonus for the fiscal year that would have been payable to Mr. Winoker by the Company if the agreement had not been terminated during the year, pro-rated for the months during the year preceding the termination.)

If Mr. Winoker’s employment is terminated by reason of Mr. Winoker’s death, then Mr. Winoker’s estate shall receive payment in respect of the Winoker Accrued Obligations. In the event that Mr. Winoker’s employment is terminated due to total disability, in addition to the Winoker Accrued Obligations, Mr. Winoker shall receive an amount equal to his base salary for a period of six months from the date of termination. Upon any termination of the Winoker Employment Agreement either (i) voluntarily by Mr. Winoker (except if he is voluntarily terminating his employment for good reason, as defined in the Winoker Employment Agreement) or (ii) by us for cause (as defined in the Winoker Employment Agreement), all payments, salary and other benefits thereunder shall cease at the date of termination, with the exception of the Winoker Accrued Obligations.

In the event that (i) Mr. Winoker’s employment is terminated by us without cause, or (ii) Mr. Winoker’s employment is terminated by Mr. Winoker for good reason, in each case outside of the context of a Change of Control, as described below, then Mr. Winoker shall be entitled to receive, conditioned (except with respect to the Winoker Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company:

•	The Winoker Accrued Obligations;

•	Certain medical and dental benefits set forth in his amended and restated employment agreement for a period of 12 months;

•	2.0 times Mr. Winoker’s base salary as in effect at the date of termination payable over a period of 24 months from the date of termination;

•	The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid; and

•	2.0 times an amount equal to 62.5% of Mr. Winoker’s annual base salary in effect at the time of termination (such amount, the “Winoker Target Bonus”).

Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

If we do not offer employment to Mr. Winoker beyond the initial term or any renewal term, upon the normal expiration of the initial term or any renewal term of his employment, as applicable, Mr. Winoker shall be entitled to receive, conditioned (except with respect to the Winoker Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company:

•	The Winoker Accrued Obligations;

•	Certain medical and dental benefits set forth in the Winoker Employment Agreement for a period of 12 months;

•	An amount equal to Mr. Winoker’s base salary as in effect upon the expiration of the initial term or any renewal term of the Winoker Employment Agreement, as applicable, payable over a period of 12 months from the expiration of the initial term or any renewal term, as applicable;

•	The Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid; and

•	Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

If, during the term of Mr. Winoker’s employment, we undergo a Change of Control and either (i) within two years thereafter, Mr. Winoker is terminated by the Company without cause, Mr. Winoker voluntarily terminates his employment for good reason, or Mr. Winoker’s employment terminates upon expiration of the term following a notice of non-renewal provided by us; or (ii) Mr. Winoker is terminated by us without cause, Mr. Winoker voluntarily terminates his employment for good reason, or Mr. Winoker’s employment terminates upon expiration of the term following a notice of non-renewal provided by us within 90 days of the termination, we execute a definitive agreement to enter into a transaction the consummation of which would result in a Change of Control and such transaction is actually consummated, Mr. Winoker shall be entitled to receive, conditioned (except with respect to the Winoker Accrued Obligations) upon his execution and non-revocation of a release of all claims against the Company:

•	The Winoker Accrued Obligations;

•	A cash payment equal to 200% of Mr. Winoker’s annual base salary in effect at the effective date of the Change of Control or if greater, 200% of Mr. Winoker’s base salary in effect at the effective date of termination;

•	The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid;

•	2.0 times the Winoker Target Bonus;

•	Certain medical and dental benefits set forth in his amended and restated employment agreement for a period of 12 months; and

•	All of Mr. Winoker’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by us to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate, subject to the terms of the LTIP.

If, however, all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or a similar or successor provision) and (ii) by reason of such reduction, the net after-tax benefit to Mr. Winoker shall exceed the net after-tax benefit to him if such reduction were not made.

“Change of Control” means (A) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company 180 days prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (C) a change in the composition of the Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change of Control; or (D) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13-d-3 under Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. The term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company. The transactions contemplated by the Acquisition are not expected to constitute a Change of Control for purposes of the J. Siegel Employment Agreement, the Shiftan Employment Agreement, the D. Siegel Employment Agreement and the Winoker Employment Agreement.

Golden Parachute Compensation

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each of our named executive officers could receive in connection with a Change of Control transaction and is discussed for informational purposes. Except as otherwise described in this proxy statement, the transactions contemplated by the Acquisition do not constitute a Change of Control, and therefore the below payments and benefits are not affected by the Acquisition. None of the named executive officers are entitled to receive any payments or benefits solely as a result of a Change of Control of the Company. The amounts in the table assume, where applicable, that the named executive officer’s employment is terminated in circumstances that would trigger the right to receive severance benefits in connection with a Change of Control of the Company under the agreements described above (a “Qualifying Termination”), that the named executive officer satisfies all conditions applicable to such payments as described above, including the execution and non-revocation of a release of all claims against the Company, and that such a Qualifying Termination of the executive’s employment occurred on December 15, 2017. As described elsewhere in this proxy statement, the Acquisition would constitute a “Change of Control” under the LTIP if the number of Acquisition Shares exceeds 30% of the number of shares of common stock outstanding at the consummation of the Acquisition. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION TABLE

Name	Cash ($) (1)	Equity ($) (2)	Pension / NQDC ($)	Perquisites / Benefits ($) (3)	Tax Reimbursement ($)	Other ($)	Total ($)
Jeffrey Siegel	$7,672,500	$710,000	—	$353,236	—	—	$8,735,736
Ronald Shiftan	$4,582,500	$691,326	—	$106,772	—	—	$5,380,598
Daniel Siegel	$2,562,500	$510,000	—	$29,342	—	—	$3,101,842
Laurence Winoker	$1,646,875	$318,750	—	$23,118	—	—	$1,988,743

(1)

Consists of (i) cash severance payable by the Company of $6,682,500 to Mr. Jeffrey Siegel, $3,997,500 to Mr. Shiftan, $2,178,125 to Mr. Daniel Siegel and $1,381,250 to Mr. Winoker, in each case, pursuant to the respective employment agreement with such named executive officer described above, and in each case payable in a lump sum within 60 days (in the case of Mr. Jeffrey Siegel, Mr. Daniel Siegel and Mr. Winoker) or 30 days (in the case of Mr. Shiftan) following the executive’s termination of employment, and (ii) accrued or pro-rated bonus amounts payable by the Company of $990,000 to Mr. Jeffrey Siegel, $585,000 to Mr. Shiftan, $384,375 to Mr. Daniel Siegel and $265,625 to Mr. Winoker. The cash severance payable to Mr. Daniel Siegel has been calculated in accordance with the agreement dated November 8, 2017 and reflects his salary increase pursuant thereto that will become effective as of January 1, 2018. Messrs. Jeffrey Siegel and Shiftan’s employment agreements provide for the Annual Adjusted IBIIT Performance Bonus accrued to the date of termination, calculated in accordance with their respective employment agreements, to be paid upon a Change of Control. The Company has estimated such amounts to be equal to the target payment of their respective Annual Adjusted IBIIT Performance Bonus. Such amounts payable to Messrs. Jeffrey Siegel and Shiftan would be payable within 10 days of the Company filing its Annual Report on Form 10-K for the year of termination, except that if the IRS establishes an earlier date by which such payments must be made in order to be deductible in the year of termination, the Company will pay an amount (either the full amount, if determinable, or 90% of the Company’s good faith estimate) by such date, subject to conditions set forth in the applicable employment agreement. Messrs. Daniel Siegel and Winoker’s employment agreements provide for the pro-rated Performance Bonus for the fiscal year in which the effective date of termination occurs to be paid upon a Change of Control. The Company has estimated such amounts to be equal to the target payment of the respective Performance Bonus. Such amounts payable to Messrs. Daniel Siegel and Winoker would be payable at the time the Performance Bonus for the year of termination would normally be paid.
(2)	Consists of (i) the intrinsic value of unvested stock options of $30,000 for Mr. Jeffrey Siegel and $124,665 for Mr. Shiftan that would accelerate, (ii) the value of shares of restricted stock of $391,000 for Mr. Jeffrey Siegel, $277,661 for Mr. Shiftan, $221,000 for Mr. Daniel Siegel and $140,250 for Mr. Winoker and (iii) the value of performance stock units of $289,000 for Messrs. Jeffrey Siegel, Shiftan and Daniel Siegel and $178,500 for Mr. Winoker, assuming performance targets are satisfied, in each case, based upon the closing price of the Company’s common stock of $17.00 on December 15, 2017.
(3)	Consists of (i) health insurance premiums paid by the Company on behalf of the named executive officer of $928 for Mr. Jeffrey Siegel, $6,772 for Mr. Shiftan, $9,630 for Mr. Daniel Siegel and $6,772 for Mr. Winoker, (ii) reimbursement by the Company of insurance and professional fees of $200,000 for Mr. Jeffrey Siegel and $75,000 for Mr. Shiftan and (iii) payout by the Company of accrued vacation benefits of $152,308 for Mr. Jeffrey Siegel, $25,000 for Mr. Shiftan, $19,712 for Mr. Daniel Siegel and $16,346 for Mr. Winoker.

Effects of Proposal

If our stockholders do not approve Proposal 1:

•	We will not be able to consummate the Acquisition of Taylor on the terms set forth in the Merger Agreement, and Taylor Parent will have the right to terminate the Merger Agreement.

•	We will be required to pay Taylor Parent up to $3 million of reasonable and documented out-of-pocket expenses.

If our stockholders do approve Proposal 1:

•	Taylor will become a wholly-owned subsidiary of the Company and Taylor Parent will be entitled to receive the Total Consideration, such that, following the consummation of the Acquisition, Taylor Parent will own, by virtue of the issuance of the Acquisition Shares, 27% of the common stock of the Company on a fully diluted basis (rounded up to the nearest share), including shares issuable upon the exercise of all vested and unvested in-the-money stock options and unvested restricted shares of common stock that will vest by June 22, 2018 pursuant to the terms of the agreements in which such shares were granted, determined as described in the attached proxy statement, following the consummation of the Acquisition.

•	We will enter into a Stockholders Agreement with Taylor Parent which will contain certain veto and consent rights.

•	We will increase the size of the Board of Directors of the Company to 13 directors at the consummation of the Acquisition, 10 of whom initially will be the current members of our Board of Directors, one of whom is expected to be Robert B. Kay, the current Chief Executive Officer of Taylor, and two of whom are expected to be designated by Taylor Parent (initially expected to be Bruce Pollack and Michael Schnabel). Mr. Kay is expected to become Chief Executive Officer of the Company.

Certain Unaudited Prospective Financial Information Utilized by Our Board of Directors and Financial Advisors

Although the Company may periodically publish limited public guidance concerning its expected financial performance, we do not, as a matter of course, publicly disclose detailed long-term financial forecasts or internal projections as to future performance, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with our Board of Director’s consideration of the Acquisition, our management prepared certain non-public unaudited financial projections for the years 2017 through 2022 on a stand-alone basis without giving effect to the Acquisition. A summary of the stand-alone unaudited financial projections (the “Company Projections”) that were furnished to our Company’s Board of Directors, Sawaya Partners and to Houlihan Lokey and considered by Sawaya Partners and Houlihan Lokey in connection with their respective financial analyses and, in the case of Houlihan Lokey for its use and reliance in connection with the opinion, is set forth below.

Taylor’s management also prepared certain unaudited financial projections regarding Taylor’s future performance for the years 2017 through 2022 on a stand-alone basis without giving effect to the Acquisition. A summary of the stand-alone unaudited Taylor projections (the “Taylor Projections”) that were furnished to our Company’s Board of Directors, Sawaya Partners and to Houlihan Lokey and considered by Sawaya Partners and Houlihan Lokey in connection with their respective financial analyses and, in the case of Houlihan Lokey for its use and reliance in connection with the opinion, is set forth below. See “—Effects of the Proposal – Opinion of the Financial Advisor to the Board of Directors”.

The Company’s management has also prepared certain unaudited financial projections regarding the Company’s future performance for the years 2017 through 2022 on a combined basis giving effect to the Acquisition. A summary of the combined unaudited Company projections (the “Pro Forma Projections” and, together with the Company Projections and Taylor Projections, the “Projections”) is set forth below. The Pro Forma Projections were prepared for inclusion in this proxy statement and were not provided to or relied upon by Sawaya Partners or Houlihan Lokey in connection with their respective financial analyses or, in the case of Houlihan Lokey, its opinion.

The Projections were not prepared for the purpose of public disclosure, nor where they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or projections, or GAAP. The summary of the Projections is not being included in this proxy statement to influence your decision whether to vote in favor of Proposal 1 or any other proposal at the special meeting, but because the Company Projections and Taylor Projections were furnished to our Board of Directors, Sawaya Partners and Houlihan Lokey, while the Pro Forma Projections are being included for informational purposes. The inclusion of the Projections in this proxy statement should not be regarded as an indication that any of our Board of Directors, our financial advisors or any other recipient of the Projections considered, or now considers, the Projections to be material or necessarily predictive of actual future results or events, and the Projections should not be relied upon as such.

Financial Projections Related to the Company

The following table presents the Company projections of Net Sales and Adjusted EBITDA for the fiscal years 2017 through 2022 (in millions):

	2017	2018	2019	2020	2021	2022
Net Sales	$585.0	$604.0	$619.1	$634.5	$650.4	$666.7
Adjusted EBITDA(1)	$41.0	$42.4	$43.4	$44.4	$45.4	$46.4

(1)	Adjusted EBITDA excludes stock compensation expense and certain other non-cash items, restructuring and acquisition costs and other items that are one-time in nature. In performing its analysis, Houlihan Lokey did not add back stock compensation expense of $3.4, $3.9, $4.4, $4.5, $4.6 and $4.5 in 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

Because the unaudited financial projections were developed for the Company on a stand-alone basis without giving effect to the Acquisition, the unaudited financial projections do not give effect to the Acquisition or any changes to the Company’s operations or strategy that may be implemented after the completion of the Acquisition, including any potential synergies realized as a result of the Acquisition, or to any costs related to, or that may arise in connection with, the Acquisition, including the effect of any failure of the Acquisition to occur. These projections were also prepared in accordance with the methodology used by the Company to project compliance with the financial covenants in the Existing Credit Agreement and, accordingly, reflect assumptions necessary or appropriate in connection therewith and exclude other assumptions, including management’s expectation of $9-$12 million of annual savings from Lifetime Next, its strategic initiative to accelerate growth and improve profitability.

Such projections reflect the same assumptions and exclusions of non-recurring events reflected in the Company’s Adjusted EBITDA presented in its quarterly earnings releases and used for determining compliance with the covenants in the Company’s loan agreements.

Financial Projections Related to Taylor

The following table presents the Taylor financial projections of Net Sales and Adjusted EBITDA for the calendar years 2017 through 2022 (in millions):

	2017	2018	2019	2020	2021	2022
Net Sales	$175.2	$182.5	$186.0	$189.6	$193.3	$197.1
Adjusted EBITDA(1)	$34.5	$38.4	$39.0	$40.3	$41.6	$42.9

(1)	Adjusted EBITDA excludes management and Board of Director fees, acquisition adjustments and other expenses that are one-time in nature

Pro Forma EPS Projections Related to the Acquisition

The following table presents the Company’s financial projections of EPS for the Company on a stand-alone basis and pro forma for the Acquisition for the fiscal years 2017 through 2022:

	2017	2018	2019	2020	2021	2022
Company Stand-alone	$0.57	$0.94	$1.14	$1.18	$1.25	$1.34
Pro Forma Combined(1)	N/A	$1.28	$1.55	$1.68	$1.83	$2.00

(1)	Pro Forma Combined EPS assumes synergies of $8.1 million.

As part of the Acquisition, the Company will benefit from tax-deductible amortization of certain intangible assets of $13.9 million annually for approximately the next ten years related to Taylor’s prior acquisitions.

Opinion of the Financial Advisor to the Board of Directors

On December 19, 2017, Houlihan Lokey verbally rendered its opinion to our Board of Directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to our Board of Directors dated December 19, 2017), as to the fairness, from a financial point of view, of the Total Consideration to be paid by the Company in the Acquisition pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to our Board of Directors (in its capacity as such) and only addressed as to the fairness, from a financial point of view, to the Company of the Total Consideration to be paid by the Company in the Acquisition pursuant to the Merger Agreement and did not address any other aspect or implication of the Acquisition or any other agreement (including the Stockholders Agreement), arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to our Board of Directors, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Acquisition.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed a draft, dated December 17, 2017, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to Taylor and the Company that it deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Taylor and the Company made available by Taylor and the Company, including (a) financial projections prepared by the managements of Taylor and the Company relating to Taylor and the Company for the fiscal years ending 2017 through 2022, and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the Acquisition, all as prepared by the management of the Company (the “Synergies”);

4.	spoke with certain members of the managements of Taylor and the Company regarding the respective businesses, operations, financial condition and prospects of Taylor and the Company, the Acquisition and related matters;

5.	compared the financial and operating performance of Taylor and the Company with that of certain public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the common stock of the Company, and the historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.	compared the relative contributions of Taylor and the Company to certain financial statistics of the combined company on a pro forma basis;

9.	reviewed certain potential pro forma financial effects of the Acquisition on earnings per share of the Company; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. At the direction of management of the Company, Houlihan Lokey relied upon financial projections for Taylor prepared by management of Taylor. In addition, managements of Taylor and the Company have advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of Taylor and the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Furthermore, upon the advice of the management of the Company, Houlihan Lokey assumed that the estimated Synergies reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and that the Synergies would be realized in the amounts and the time periods indicated thereby, and Houlihan Lokey expressed no opinion with respect to such Synergies or the assumptions on which they are based. Houlihan Lokey assumed, at the direction of management of the Company, that the Acquisition Shares will consist of 5,590,301 shares of common stock of the Company. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Taylor or the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey relied upon and assumed, without independent verification, the assessments of the management of the Company as to the existing and future relationships, agreements and arrangements with, and the Company’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees, of Taylor. In addition, Houlihan Lokey relied upon, without independent verification, the assessment of the management of the Company as to its ability to integrate the businesses of Taylor and the Company, and Houlihan Lokey assumed, at the direction of the Company, that there would be no developments with respect to any such matters that would affect its analyses or its opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Acquisition will be satisfied without waiver thereof, (d) the Redemption (as defined in the Merger Agreement) will be consummated prior to the Acquisition, and (e) the Acquisition will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of our Board of Directors, that the Acquisition will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Acquisition will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Acquisition will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Taylor or the Company, or otherwise have an effect on the Acquisition, Taylor, the Company or any expected benefits of the Acquisition that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Total Consideration pursuant to the Merger Agreement will not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Taylor, the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Taylor or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Taylor or the Company is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Acquisition, the securities, assets, businesses or operations of Taylor or any other party, or any alternatives to the Acquisition, (b) negotiate the terms of the Acquisition, or (c) advise our Board of Directors or any other party with respect to alternatives to the Acquisition. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date thereof. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to its attention after the date thereof. Houlihan Lokey did not express any opinion as to what the value of the common stock of the Company actually will be when issued pursuant to the Acquisition or the price or range of prices at which the common stock of the Company may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of our Board of Directors (in its capacity as such) in connection with its evaluation of the Acquisition and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to our Board of Directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Acquisition or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of our Board of Directors, the Company, its security holders or any other party to proceed with or effect the Acquisition, (ii) the terms of any arrangements, understandings, agreements (including the Stockholders Agreement) or documents related to, or the form, structure or any other portion or aspect of, the Acquisition or otherwise (other than the Total Consideration to the extent expressly specified therein), (iii) the fairness of any portion or aspect of the Acquisition to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Acquisition as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Acquisition to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Taylor Parent, Taylor, the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Acquisition, (vii) the solvency, creditworthiness or fair value of Taylor, the Company or any other participant in the Acquisition, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Acquisition, any class of such persons or any other party, relative to the Total Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of our Board of Directors, on the assessments by our Board of Directors, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Taylor, the Company and the Acquisition or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Taylor, the Company or the proposed transaction and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of Taylor and the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by our Board of Directors in evaluating the proposed transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration or of the views of our Board of Directors or management with respect to the transaction or the consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed transaction or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, our Board of Directors, the Company, Taylor, any security holder or creditor of the Company or Taylor or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the transaction were determined through negotiation between the Company and Taylor, and the decision to enter into the Merger Agreement was solely that of our Board of Directors.

Financial Analyses

In preparing its opinion to our Board of Directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Taylor, the Company or the Acquisition. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. The analyses summarized below include information presented in tabular format.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with our Board of Directors on December 19, 2017. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics of Taylor and the Company, including:

•	Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

•	EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•	Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items, for a specified time period.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected companies listed below as of December 13, 2017, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial and operating performance of Taylor and the Company relied upon for the financial analyses described below were based on the Taylor Projections and the Company Projections, respectively. The estimates of the future financial and operating performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain data for the following selected tabletop and home and housewares companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant:

The selected companies included the following:

Tabletop	Home & Housewares
Libbey Inc. Noritake Co., Limited Portmeirion Group plc Villeroy & Boch AG	De’Longhi S.p.A. Energizer Holdings, Inc. Fiskars Oyj Abp Helen of Troy Limited Newell Brands Inc. SEB SA Spectrum Brands Holdings, Inc.

The financial data reviewed included:

Enterprise value as a multiple of estimated 2017 Adjusted EBITDA;

Enterprise value as a multiple of estimated 2018 Adjusted EBITDA;

Enterprise value as a multiple of estimated 2019 Adjusted EBITDA.

This analysis indicated the following multiples for the selected companies on a calendar-year basis:

Enterprise Value to Adjusted EBITDA
	2017E	2018E	2019E
Tabletop
Low	6.4x	5.9x	5.7x
High	11.3x	10.3x	9.9x
Median	8.3x	8.0x	7.5x
Mean	8.6x	8.0x	7.7x

Home & Housewares
Low	9.3x	8.6x	8.0x
High	12.1x	11.0x	10.2x
Median	11.3x	10.0x	9.7x
Mean	10.9x	9.9x	9.3x

All Selected Companies
Low	6.4x	5.4x	5.7x
High	12.6x	12.0x	10.2x
Median	10.4x	9.8x	9.5x
Mean	10.0x	9.2x	8.9x

Taylor. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 9.00x to 10.00x estimated 2017 Adjusted EBITDA, 8.50x to 9.50x estimated 2018 Adjusted EBITDA, and 8.00x to 9.00x estimated 2019 Adjusted EBITDA, to corresponding financial data for Taylor. The selected companies analysis indicated implied equity value reference ranges for Taylor of $133.6 million to $168.1 million based on the selected range of multiples of 2017 Adjusted EBITDA, $149.3 million to $187.7 million based on the selected range of multiples of 2018 Adjusted EBITDA, and $134.6 million to $173.6 million, based on the selected range of multiples of 2019 Adjusted EBITDA.

The Company. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 8.50x to 9.50x estimated 2017 Adjusted EBITDA, 8.00x to 9.00x estimated 2018 Adjusted EBITDA, and 7.50x to 8.50x estimated 2019 Adjusted EBITDA, to corresponding financial data for the Company. The selected companies analysis indicated implied per share value reference ranges of $17.66 to $19.96 per share of Company common stock based on the selected range of multiples of 2017 Adjusted EBITDA, $17.05 to $19.43 per share of Company common stock based on the selected range of multiples of 2018 Adjusted EBITDA, and $16.06 to $18.48 per share of Company common stock based on the selected range of multiples of 2019 Adjusted EBITDA. Houlihan Lokey noted that the closing price of the common stock of the Company was $16.90 per share on December 13, 2017 and that the volume weighted average trading price of the common stock of the Company for the 20 trading days ending on December 13, 2017 was approximately $17.10 per share.

Selected Transactions Analysis — Taylor. Houlihan Lokey considered certain financial terms of the following 12 transactions involving target companies in the tabletop and home and housewares industry that Houlihan Lokey deemed relevant:

Date Announced	Target	Acquiror
4/3/2017	WKI Holding Company, Inc.	Cornell Capital LLC
2/29/2016	Steel Technology LLC	Helen of Troy Limited
12/14/2015	Jarden Corp.	Newell Rubbermaid Inc.
1/5/2015	Zhejiang Supor Co., Ltd.	SEB International SAS
12/16/2014	Weston Products LLC	Hamilton Beach Brands, Inc.

Date Announced	Target	Acquiror
11/13/2014	Duracell International, Inc.	Berkshire Hathaway Inc.
10/17/2014	Bubba brands, Inc.	Newell Rubbermaid Inc.
7/21/2014	Ignite USA, LLC	Newell Rubbermaid Inc.
7/10/2014	Indesit Company S.p.A.	Whirlpool Corporation
9/3/2013	Yankee Candle Investments LLC	Jarden Corp.
1/31/2013	ROI Acquisition Corp.	EveryWare Inc.
7/6/2012	WMF Group GmbH	KKR & Co L.P.

For each selected transaction, Houlihan Lokey calculated implied transaction value of the target company based on the announced transaction equity price and other public information available at the time of announcement as a multiple of the most recent reported latest twelve months (“LTM”) Adjusted EBITDA as set forth in the following table:

Selected Transactions	Transaction Value as a Multiple of LTM EBITDA
Low	6.3x
High	22.7x
Median	9.2x
Mean	10.6x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 9.25x to 10.25x estimated 2017 Adjusted EBITDA for Taylor. The selected transactions analysis indicated an implied total equity value reference range for Taylor of approximately $142.2 million to $176.7 million.

Discounted Cash Flow Analysis

Taylor. Houlihan Lokey performed a discounted cash flow analysis of Taylor by calculating the estimated present value of the projected unlevered, after-tax free cash flows of Taylor based on the Taylor Projections. Houlihan Lokey calculated terminal values for Taylor by applying a range of terminal value EBITDA multiples of 8.50x to 9.50x to Taylor’s fiscal year 2022 estimated EBITDA. The present values of Taylor’s projected future cash flows and terminal values were then calculated using discount rates ranging from 10.00% to 11.00%. The discounted cash flow analysis indicated an implied total equity value reference range of approximately $131.8 million to $170.5 million.

The Company. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated present value of the projected unlevered, after-tax free cash flows of the Company based on the Company Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value EBITDA multiples of 8.00x to 9.00x to the Company’s fiscal year 2022 estimated EBITDA. The present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 8.00% to 9.00%. The discounted cash flow analysis indicated an implied per share value reference range of approximately $16.36 to $18.87 per share of Company common stock. Houlihan Lokey noted that the closing price of the common stock of the Company was $16.90 per share on December 13, 2017 and that the volume weighted average trading price of the common stock of the Company for the 20 trading days ending on December 13, 2017 was approximately $17.10 per share.

Comparison of Equity Value Reference Ranges

Houlihan Lokey compared the implied ranges of equity value of Taylor described above to (a) the implied value of the Total Consideration based upon the closing price per share of Company common stock of $16.90 per share on December 13, 2017, (b) the implied value of the Total Consideration based upon the weighted average trading price of the Company common stock for the 20 trading days ending on December 13, 2017 and (c) the implied value of the Total Consideration taking into account the ranges of implied values per share of common stock of the Company described above, in each case assuming the issuance of 5,590,301 Acquisition Shares and $30.5 million in Cash Consideration (taking into account an assumed $3 million of cash on Taylor’s balance sheet). The results of this analysis are set forth in the following table:

	Selected Companies Analysis			Selected Transactions Analysis	Discounted Cash Flow Analysis
	2017E Adjusted EBITDA	2018E Adjusted EBITDA	2019E Adjusted EBITDA	2017E Adjusted EBITDA
	($ in millions)
Implied Aggregate Taylor Equity Value	$133.6 - $168.1	$149.3 - $187.7	$134.6 - $173.6	$142.2 - $176.7	$131.8 - $170.5
Implied Value of Total Consideration — Based on the Closing Price of Company Common Stock of $16.90 per share on December 13, 2017	$125.3
Implied Value of Total Consideration — Based on the Volume Weighted Average Trading Price of Company Common Stock for the 20 trading days ending on December 13, 2017	$126.1
Implied Value of Total Consideration — Based on Financial Analyses of Company	$129.2 - $142.1	$125.8 - $139.1	$120.3 - $133.8	NA	$121.9 - $136.0

Other Information. Houlihan Lokey observed certain additional information that was not considered part of its financial analysis for its opinion but was noted for informational purposes, including, among other things, the following:

Illustrative Pro Forma Merger Analysis. Houlihan Lokey compared the implied aggregate equity value of the Company on a standalone basis with the 73% share of the illustrative implied aggregate equity value of the combined company that would be owned by current shareholders of the Company in the combined company on a pro forma basis following the Acquisition both with and without Synergies. For purposes of this analysis, (i) the ranges of implied aggregate equity value of the Company on a standalone basis were calculated using the methodologies described above, (ii) the ranges of implied aggregate equity values of the combined company without Synergies were calculated based upon the sums of the low and high implied aggregate equity values of Taylor and the Company using the methodologies described above, and (iii) the range of present values of the Synergies was calculated assuming realization of 100% of projected run-rate Synergies of approximately $3.0 million in 2018 and approximately $8.1 million per year beginning in 2019, with costs to achieve those Synergies of $4.5 million in 2018 and discount rates ranging from 8.0% to 9.0%. The following table presents the results of this analysis:

	Selected Companies Analysis			Discounted Cash Flow Analysis
	2017E	2018E	2019E
($ in millions)
Equity Value
Company — Standalone	$269.7 - $307.0	$259.9 - $298.3	$244.0 - $283.0	$248.8 - $289.3
73% of Pro Forma Combined
No Synergies	$256.5 - $309.0	$260.8 - $316.9	$238.6 - $295.5	$240.0 - $297.8
100% of Synergies	$294.3 - $351.8	$298.6 - $359.7	$276.3 - $338.2	$277.7 - $340.6

Miscellaneous

Houlihan Lokey was engaged by the Company to provide an opinion to our Board of Directors as to the fairness, from a financial point of view, of the Total Consideration to be paid by the Company in the Acquisition pursuant to the Merger Agreement. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by the Company, Houlihan Lokey is entitled to a customary fee for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful consummation of the Acquisition. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Taylor, the Company, Taylor Parent or any other party that may be involved in the Transaction and their respective affiliates (including Centre) or any currency or commodity that may be involved in the Acquisition.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Taylor, Taylor Parent, other participants in the Acquisition or certain of their respective affiliates (including Centre) in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Centre, other participants in the Acquisition or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Centre, other participants in the Acquisition or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Taylor, Taylor Parent, other participants in the Transaction or certain of their respective affiliates (including Centre), for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Interests of the Company’s Stockholders in the Acquisition

Potential Accelerated Vesting of Awards under the Company’s Equity Incentive Plan

If the Acquisition were to qualify as a “Change of Control” for purposes of the LTIP, awards under the LTIP would be subject to accelerated vesting in the event of an award holder’s subsequent termination of employment or service other than for “Cause” (not as a result of disability) or “Good Reason” (each as defined in the LTIP) within 24 months thereafter. As set forth in the table below, the Company’s directors, executive officers and former directors and executive officers who have served in such positions since January 1, 2016 own an aggregate of 90,935 shares of restricted stock and 122,333 unvested options to purchase shares of our common stock, the vesting of which equity awards would accelerate if the Acquisition is a “Change of Control” for purposes of the LTIP and a qualifying termination of employment or service took place. Such directors, executive officers and former directors also own an aggregate of 61,500 performance stock units, assuming target performance. The employment agreements with each of our executive officers already provide that the restrictions on such restricted stock and vesting of such options would accelerate in connection with a termination other than for “Cause” (not as a result of disability) or without “Good Reason” in the absence of a “Change of Control” (subject to the minimum vesting requirements in the LTIP which generally prohibit vesting within one year following the date of grant other than in connection with death, disability or a change of control), but such employment agreements do not provide for the acceleration of performance stock units or the deemed satisfaction of the applicable performance conditions. Under the terms of each executive officer’s performance stock unit award agreement, if the executive officer’s employment is terminated other than for “Cause” (not as a result of disability) or without “Good Reason” absent a Change of Control, the executive officer is entitled to receive a pro-rated payout of the performance stock units at the end of the performance period, based on actual achievement of performance goals and the portion of the performance period that the executive officer is actively employed.

Accelerated Vesting of Equity Awards

Name	Title	Shares of Restricted Stock	Performance Stock Units	Stock Options
Jeffrey Siegel	Chairman of the Board; Chief Executive Officer	23,000	17,000	79,000
Ronald Shiftan	Vice Chairman of the Board; Chief Operating Officer	16,333	17,000	37,333
Daniel Siegel	President	13,000	17,000	4,000
Laurence Winoker	Senior Vice President — Finance; Treasurer; Chief Financial Officer	8,250	10,500	2,000
Craig Phillips	Director	3,794	—	—
Michael J. Jeary	Director	3,794	—	—
John Koegel	Director	3,794	—	—
Cherie Nanninga	Director	3,794	—	—
Dennis E. Reaves	Director	3,794	—	—
Michael J. Regan	Director	3,794	—	—
Sara Genster Robling	Director	3,794	—	—
William U. Westerfield	Director	3,794	—	—
David E. R. Dangoor (1)	Former Director	—	—	—

(1)	Mr. Dangoor served on the Board of Directors of the Company until the expiration of his term at the Company’s Annual Meeting of Stockholders held on June 9, 2016.

For this purpose, a “Change of Control” includes the acquisition by any person of beneficial ownership of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities. As described elsewhere in this proxy statement, the Acquisition Shares will constitute 27% of the common stock of the Company on a fully diluted basis. The 30% threshold for a “Change of Control” is measured with a smaller denominator, the number of shares of common stock of the Company actually outstanding at the consummation of the Acquisition. The actual number of Acquisition Shares will depend, in part, upon the number of shares of common stock underlying “in-the-money” options as of the consummation of the Acquisition. Based upon the Company’s trading price history as of the date of this proxy statement, the Company expects that the number of Acquisition Shares will constitute less than 30% of the number of shares of common stock outstanding upon the consummation of the Acquisition. Nevertheless, we cannot assure you that, if the trading price of the common stock increases between the date of this proxy statement and the consummation of the Acquisition, that such 30% threshold will not be exceeded, resulting in a “Change of Control” under the LTIP.

The Company’s Reasons for the Transaction

The Board of Directors of the Company has determined that the Merger Agreement, the other agreements entered into in connection with the Merger Agreement and the transactions contemplated by all of these agreements are fair to, and in the best interests of, the Company and its stockholders. In approving these agreements and the transactions contemplated by them, the Board of Directors of the Company consulted with its financial advisors with respect to the financial aspects and fairness of the acquisition of Taylor to the Company from a financial point of view and with its legal counsel as to the terms of the Merger Agreement and the other agreements entered into in connection with the Merger Agreement. In reaching its determination to approve these agreements and the transactions contemplated by these agreements, the Board of Directors of the Company, with advice from the Company’s executive officers and the Company’s financial and legal advisors, considered the following material factors:

Certain aspects of the combined Company’s business, including:

•	Increased Scale and Infrastructure to Expand Revenue and Margins: The transaction will create a company with a significantly expanded global footprint, including leadership positions and strengthened operations, sales, sourcing, IT, ecommerce and R&D platforms. The Board of Directors believes that, as a result of the Acquisition, the Company will be well-positioned to bring high-margin products to new markets, and drive new and deeper customer relationships and profitability. The Company’s increased sales infrastructure is expected to further enable deep retailer and consumer relationships across an expanded global footprint.

The Company is committed to continuing to invest in R&D and product innovation, which it expects will grow stronger with the addition of Taylor’s expertise and development capabilities. Furthermore, the Company’s significantly enhanced financial position and resources will enable it to further invest in its market-leading brands, including product development and marketing opportunities, which it expects to generate short- and longer-term growth, including internationally.

•	Enhanced Product Portfolio and Innovation Engine: The Acquisition will extend the Company’s reach into new home products segments and bolster the Company’s industry-leading design capabilities with the addition of Taylor’s premier product development and design expertise. With the addition of Taylor, the Company will have over 1,000 patents worldwide across over 20 brands and 27 categories, including #1 positions in kitchenware, tableware, kitchen and bath measurement, portable beverage and barware. With an enhanced product development engine, the Company expects to accelerate the creation of new products that anticipate consumer demands across various price points and geographies. The Company’s expanded ecommerce capabilities and strengthened retailer relationships should increase the reach of the Company’s expanded product portfolio to more customers in attractive markets around the world.

•	Highly Diversified Customer Base: The Company and Taylor have highly complementary customer bases, serving overlapping accounts with distinct product offerings. By bringing together two diversified customer bases and channel mixes, the Company expects to have stronger key partnerships with blue-chip retailers, including Amazon, Walmart, Costco and Starbucks. No customer will represent more than 12% percent of sales for 2017 on a pro forma basis giving effect to the Acquisition. Furthermore, with the addition of Taylor, the Company will be able to offer expanded trend forecasting abilities that retailers increasingly rely on to provide consumer preference insights and points of differentiation.

•	Strong Financial Profile to Drive Future Growth: With the acquisition of Taylor, the Company will have an enhanced financial profile, with expected pro forma net sales of approximately $770 million and pro forma EBITDA of more than $85 million. Upon the consummation of the Acquisition, the Company is expected to have a net debt / EBITDA ratio of less than 4.0x, with the Company expected to reach its target net debt / EBITDA ratio of below 3.0x within two years of the Acquisition as a result of the significant free cash flow generation.

The Company expects the transaction to be meaningfully accretive in the first full year after the Acquisition. In addition, the Company expects the transaction to be accretive EBITDA margins by approximately 400 basis points.

•	Substantial Cost-Savings: The integration of the Company and Taylor is expected to generate $8 million of annual run-rate cost synergies in the first year after the close of the transaction. Actions to capture these savings include supply chain consolidation, sales and marketing efficiencies and elimination of overlapping back office functions.

•	Transaction Experience: Both the Company and Taylor have significant experience successfully integrating previous mergers and acquisitions, providing a strong background for integration of this transaction, as well as, a platform for continued acquisitions going forward.

The terms of the Acquisition, as well as the Board of Directors’s process of evaluating Taylor’s business and the terms of the Acquisition, including:

•	The Company’s due diligence review of Taylor, discussions with the Chief Executive Officer of Taylor and the presentations to the Board of Directors and evaluations of the Company’s financial advisors.

•	The lockup and standstill provisions of the Stockholders Agreement, which place certain restrictions on what Taylor Parent may do regarding transfers of the Acquisition Shares and acquisitions of the common stock of the Company or other efforts to exercise control of the Company.

•	The Board of Directors’s understanding of the other strategic alternatives likely to be available to the Company and the growth opportunities offered by such alternatives compared with the growth opportunities presented by the acquisition of Taylor.

•	The creation of a Board of Directors and management team consisting of directors and officers from both the Company and Taylor with a deep understanding of the Company’s business and competitive environment, including the continued service of Jeffrey Siegel in a new role as Executive Chairman of the Board of Directors and the selection of a well-qualified successor, Robert B. Kay, with established experience and industry expertise.

•	The financial terms of the Acquisition, together with the realization of the synergy opportunities projected in connection with the Acquisition and the ability of the Company’s stockholders to continue to participate in any future growth of the Company.

•	The financial analysis reviewed by Houlihan Lokey with the Board of Directors as well as the oral opinion of Houlihan Lokey rendered to the Board of Directors on December 19, 2017, (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to our board of Directors dated December 19, 2017), as to the fairness, from a financial point of view, to the Company of the Total Consideration to be paid by the Company in the Acquisition pursuant to the Merger Agreement. See the section entitled “Opinion of the Financial Advisor to the Board of Directors” beginning on page 83 for a more detailed discussion.

In the course of its deliberations, the Board of Directors of the Company also considered a variety of risks, uncertainties and other potentially negative factors concerning the Acquisition, including without limitation the risks described under “Risk Factors” beginning on page 18 and the following:

•	The fact that Taylor Parent would hold 27% of the Company’s outstanding shares of common stock on a Closing Fully Diluted Basis as a result of the consummation of the Acquisition (rounded to the nearest share).

•	The terms in the Stockholders Agreement that prevent the Company or any of its subsidiaries from taking certain actions without the approval of the directors designated by Taylor Parent for so long as Taylor Parent continues to own at least 50% of the Acquisition Shares.

•	The possibility that the synergies and other financial and strategic benefits expected to be achieved in the Acquisition would not be obtained on a timely basis or at all.

•	The diversion of management and employee attention during the period after the signing of the Merger Agreement and the potential effect on the Company’s business.

•	The risks and costs that could be borne by the Company if the Acquisition is not consummated.

•	That the transaction will dilute the voting power of the current stockholders of the Company.

•	That the Company will incur significant integration related non-recurring expenses following the consummation of the Acquisition.

The foregoing discussion of the information considered by the Company’s Board of Directors is not intended to be exhaustive, but includes the material factors that the Company’s Board of Directors considered in approving and recommending the issuance of the Acquisition Shares in accordance with the terms of the Merger Agreement. The Company’s Board of Directors, together with the Company management and the Company’s financial advisors, conducted numerous discussions of the factors described above. In view of the wide variety of factors considered by the Company’s Board of Directors in connection with its evaluation of the Acquisition and the complexity of these factors, the Company’s Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in the course of reaching its decision. In addition, in considering the factors described above, individual directors may have assigned different weights to different factors. The Board of Directors discussed the factors described above, including asking questions of the Company’s senior management and legal and financial advisors, and, by the unanimous vote of those directors present, determined that the Acquisition was in the best interests of the Company and its stockholders.

The above explanation of the reasoning of the Company’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 26.

For the reasons set forth above, our Board of Directors has approved the Merger Agreement, the other agreements entered into in connection with the Merger Agreement and the transactions contemplated by those agreements, has concluded that the transactions are advisable and in the best interests of the Company and its stockholders and recommends that our stockholders vote “FOR” approval of the issuance of the Acquisition Shares to Taylor Parent in accordance with the Merger Agreement.

Financial Information

The Acquisition, if consummated, would be significant to the Company under SEC accounting rules. Financial statements of Taylor, and pro forma financial statements of the Company reflecting the acquisition are included below. A representative of Ernst & Young LLP, our independent registered public accounting firm, is expected to be present at the special meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

Taylor Holdco, LLC and Subsidiaries Consolidated Financial Statements (unaudited) As of September 30, 2017 and for the Six Months Ended September 30, 2017 and 2016

Taylor Holdco, LLC and Subsidiaries

Contents

Consolidated Financial Statements (unaudited)

Consolidated Balance Sheet as of September 30, 2017	103

Consolidated Statements of Operations for the Six Months Ended September 30, 2017 and 2016	104

Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2017 and 2016	105

Notes to Consolidated Financial Statements	106-117

Taylor Holdco, LLC and Subsidiaries

Consolidated Balance Sheet (unaudited)

(In Thousands)

September 30,	2017
Assets

Current Assets
Cash and cash equivalents	$11,842
Receivables, net	27,864
Inventories, net	31,981
Current deferred income taxes	3,070
Prepaid expenses and other current assets	880

Total Current Assets	75,637

Noncurrent Assets
Property and equipment, net	2,873
Goodwill	70,619
Intangible assets, net	139,578
Other assets	225

Total Noncurrent Assets	213,295

Total Assets	$288,932

September 30,	2017
Liabilities and Member’s Capital

Current Liabilities
Accounts payable	$19,867
Accrued liabilities	5,077
Contingent consideration	8,351
Mandatorily redeemable preferred units	26,306
Current portion of long-term debt	1,911

Total Current Liabilities	61,512

Long-Term Liabilities
Deferred income taxes	7,281
Long-term debt, net of current portion and debt issuance costs	176,988

Total Long-Term Liabilities	184,269

Total Liabilities	245,781

Commitments and contingencies (Note 10)
Member’s capital	43,151

Total Liabilities and Member’s Capital	$288,932

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands)

Six months ended September 30,	2017	2016
Net Sales	$74,812	$75,012
Cost of Goods Sold	43,609	41,913

Gross Profit	31,203	33,099

Operating Expenses
Selling, general, and administrative expenses	25,216	25,804
Change in fair value of contingent consideration	42	—

Total operating expenses	25,258	25,804

Income from operations	5,945	7,295

Other Expense
Interest expense	(7,691)	(7,914)
Redeemable preferred interest	(1,932)	(1,668)
Other, net	(51)	(59)

Total other expense	(9,674)	(9,641)

Loss before income tax benefit	(3,729)	(2,346)
Income Tax Benefit	1,169	162

Net Loss	$(2,560)	$(2,184)

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

Six Months ended September 30,	2017	2016
Cash Flows From Operating Activities
Net loss	$(2,560)	$(2,184)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,046	6,578
Redeemable preferred interest	1,932	1,668
Change in fair value of contingent consideration	42	—
Amortization of debt origination fees	519	519
Deferred income taxes	(850)	46
Changes in operating assets and liabilities:
Receivables	(3,090)	(1,013)
Income tax receivable	—	1,176
Inventories	(4,749)	(1,579)
Prepaid expenses and other assets	(118)	(364)
Accounts payable	3,732	184
Accrued liabilities	73	2,039

Net cash provided by operating activities	977	7,070

Cash Flows From Investing Activities
Capital expenditures	(743)	(381)
Acquisition of intangible assets	(17)	(82)

Net cash used in investing activities	(760)	(463)

Cash Flows From Financing Activities
Principal payments of long-term debt	(5,312)	—

Net used in financing activities	(5,312)	—

Net change in cash and cash equivalents	(5,095)	6,607
Cash and cash equivalents, beginning of period	16,937	7,270

Cash and cash equivalents, end of period	$11,842	$13,877

Supplemental Disclosures of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$7,511	$7,222
Income taxes	$91	$(21)

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

1. Description of Business

Taylor Holdco, LLC and subsidiaries dba Filament Brands (the “Company”) primarily design, market, and distribute consumer and food service precision measurement products, including kitchen scales, thermometers and timers, bath scales, wine accessories, kitchen tools, and select outdoor products to major retailers in the United States, Canada and select distributors throughout Europe and Asia. The Company distributes products under the Taylor, Salter, Springfield, HoMedics, Rabbit, Houdini, Metrokane, EatSmart, TravelWise, Chef’n, Vibe, d.stil, RBT, and private label brand names. The Company is majority owned by Taylor Parent, LLC (“Parent Company”).

Taylor Finance, LLC is a wholly-owned subsidiary of Taylor Holdco, LLC (“Holdco”). Taylor Precision Products, Inc. is a wholly owned subsidiary of Taylor Finance, LLC.

On June 8, 2012, Taylor Acquisition, Inc. was formed and subsequently acquired the net assets of Taylor North American Scales from FKA Distributing Co. d/b/a HoMedics, Inc. Taylor North American Scales was a combination of Taylor Precision Products, the HoMedics USA bath scale business segment, the HoMedics Group Canada measurement products business segment, and Springfield Acquisition Co. LLC intellectual property. Upon formation, Taylor Acquisition, Inc. changed its name to Taylor Precision Products, Inc.

The Company acquired the assets of Health Tools LLC on November 8, 2013 and Metrokane Inc. on November 12, 2013. Health Tools LLC sources and sells precision kitchen and bathroom scales to customers based in the United States and Canada under the “EatSmart” brand name. Metrokane Inc. designs, sources, markets, and distributes high quality wine corkscrews, barware, and wine accessories under the “Rabbit,” “RBT,” “Houdini,” and, “Metrokane” brand names.

The Company acquired the stock of Chef’n Corporation (“Chef’n”) on December 23, 2014 in a cash and stock transaction. Chef’n designs, sources, markets, and distributes worldwide innovative kitchen tools and hydration products under the Chef’n, Vibe, d.stil and private label brand names.

2. Summary of Significant Accounting Policies

Basis for Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and include the accounts of Taylor Holdco, LLC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Our audited consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair statement of the Company’s financial position and results of operations. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 2017.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. For the purpose of the consolidated statement of cash flows, the Company considers all deposits with a maturity of three months or less to be cash equivalents.

Trade Receivables

Collateral or other security is generally not required on trade receivables. The Company monitors the credit quality of its customers, and an allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses based on historical bad debt write-off experience and specific risks identified for uncollected accounts. Trade receivables are charged off against the allowance when it is determined that the receivable will not be collected. The allowance for doubtful accounts as of September 30, 2017 was $151. Trade receivables are presented net of reserves for estimated customer returns and allowances, at net realizable value.

Customer Concentration

One customer accounted for 27% of sales during the six months ended September 30, 2017. As of September 30, 2017, one customer accounted for 39% of accounts receivable.

One customer accounted for 20% of sales during the six months ended September 30, 2016.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Certain slow-moving items have been reduced to net realizable value based on recent sales activity and management’s best estimate of future transactions. The reserve to reduce inventories to net realizable value as of September 30, 2017 was $377.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives, which range from two to five years. Upon sale or retirement of property and equipment, the cost and accumulated depreciation are eliminated from the respective accounts, and a gain or loss is recorded. Normal repair and maintenance costs are expensed as incurred. Expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Assets classified as held for sale are stated at the lower of carrying amount or estimated fair value less cost to sell. Leasehold improvements are depreciated over the lesser of the expected lease term or estimated useful life.

Long-Lived Assets

Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated, future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic useful lives ranging from 5 to 15 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the acquisition method of accounting. Goodwill is not amortized. We test goodwill annually as of March 31 at the reporting unit level. We have determined the Company has one reporting unit. At each impairment testing date, we perform a quantitative assessment of goodwill and compare the fair value of the reporting unit to its carrying amount. To the extent the carrying amount exceeds its fair value, a second step would be performed to compute the amount of impairment as the difference between the implied fair value of goodwill and the carrying value.

The second impairment assessment, if required, involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. There are no circumstances or events that have occurred during the period which would indicate goodwill is impaired as of September 30, 2017.

Indefinite-lived intangible assets are reviewed for impairment annually as of March 31 and whenever events or circumstances indicate that the carrying value may not be recoverable. There are no circumstances or events that have occurred during the period which would indicate the carrying value of indefinite-lived intangible assets are not recoverable as of September 30, 2017.

Income Taxes

The Company’s subsidiary, Taylor Precision Products, Inc., is a corporation formed under Subchapter C of the Internal Revenue Code and is subject to corporate taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense is measured by the change in the deferred tax assets or liabilities during the year.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Management believes the Company has no unrecognized tax benefits. The Company’s policy for recording interest and penalties associated with examinations by tax authorities is to record such items as a component of income tax expense.

The Company and its subsidiaries’ tax years ending in 2012 through 2016 remain open to examination by federal and state tax authorities. The Company files state income tax returns in multiple jurisdictions, each with unique laws regarding statutes of limitations.

On December 22, 2017, the “Tax Cuts and Jobs Act” tax reform was signed into law. The provisions of the new law, including the U.S. Corporate rate reductions, are generally effective in 2018. The value of the deferred tax assets on the Company’s balance sheet as of September 30, 2017 of $11.3 million could significantly change as a result of the reduced U.S. corporate income tax rate. While the effects have not been determined, the results of operations for the fourth quarter of fiscal 2018 could be adversely affected by a non-cash charge to reflect the reduction in value of these assets.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

Fair Value Measurements

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820-10, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 -	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;

Level 2 -	Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 -	Inputs to valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates or assumptions relating to the pricing of the asset or liability including assumptions regarding risk.

The Company followed purchase accounting conventions as prescribed by ASC 805, Business Combinations, to establish the opening balance sheet of the acquired entities for all its acquisitions. The fair value measurement methods used to estimate the fair value of the assets acquired and liabilities assumed at the acquisition date utilized a number of significant unobservable inputs of Level 3 assumptions. These assumptions included, among other things, projections of future operating results, the implied fair value of assets using an income approach by preparing a discounted cash flow analysis, and other subjective assumptions.

The carrying values of financial instruments such as cash, accounts receivable, accounts payable, and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes that the current carrying amount of its long-term debt approximates fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Revenue Recognition

The Company recognizes revenues when the following criteria are met: persuasive evidence of an agreement exists, upon the later of shipment of product to the customer or when title to the product transfers to the customer per the terms of the sales contract, the Company’s price to the buyer is fixed and determinable, and collectability is reasonably assured. Revenues are recorded net of estimated sales returns and allowances.

Customer Rebates and Consumer Advertising

The Company participates in cooperative advertising and other rebate programs with its customers, including volume rebates. During the six months ended September 30, 2017 and 2016, $2,739 and $2,943 was incurred under these programs, respectively. These amounts are reflected as a reduction to net sales. The Company expenses all consumer advertising costs as incurred.

As of September 30, 2017, the reserves for cooperative advertising and other rebates were $922, which are included in net receivables. Reserves are estimated using historical experience and terms of existing arrangements with customers.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

Merchandise Returns

For the six months ended September 30, 2017 and 2016, sales returns under merchandise returns programs were $1,615 and $1,855, respectively. Sales returns are reflected in the calculation of net sales. Reserves for estimated merchandise returns as of September 30, 2017 included in net receivables were $359 and are estimated using historical experience.

Shipping and Handling Costs

Shipping and handling costs of $935 and $1,053 are classified as selling, general, and administrative expenses in the consolidated statements of operations for the six months ended September 30, 2017 and 2016, respectively. Amounts charged to customers for recovery of shipping and handling costs are included in net sales.

Research and Development

Research and development expenses consist primarily of outside contract costs incurred in the development or testing of prototype products. These costs are expensed as incurred in selling, general and administrative expenses in the consolidated statements of operations.

Employee Benefits

The Company sponsors a 401(k) defined contribution savings plan for its U.S. employees. The Company provides a matching contribution up to a maximum of 3% of a participant’s eligible compensation, and employees become immediately vested. The Company made employer contributions of $135 and $53 to the plan for the six months ended September 30, 2017 and 2016, respectively.

Recently Issued Accounting Standards

In May 2014, the FASB issued new authoritative accounting guidance on revenue from contracts with customers. The new standard provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. It also requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. In August 2015, the FASB changed the effective date of the new revenue recognition accounting guidance for private companies to be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for annual periods beginning after the original effective date of December 15, 2016. The Company is in the process of reviewing customer contracts and evaluating the impact of the new standard on the consolidated financial statements and the timing of the adoption.

In November 2015, the FASB issued new authoritative accounting guidance on simplifying the presentation of deferred income taxes, which requires that deferred income tax liabilities and assets be presented as a net non-current deferred tax asset or liability by jurisdiction on the balance sheet. The current requirement that deferred tax assets and liabilities of a tax-paying component of an entity be offset and presented as a single amount is unchanged. This guidance is effective for periods beginning after December 15, 2017; however, earlier adoption is permitted for all entities for any interim or annual statements that have not been issued. The Company is in the process of evaluating the impact of the new standard on the consolidated financial statements and the timing of adoption.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

In February 2016, the FASB issued new authoritative accounting guidance on leases which increases transparency and comparability for lease transactions. The new standard brings substantially all leases on the balance sheets for operating lease arrangements with lease terms greater than 12 months for lessees. This update will require a modified retrospective application, which includes a number of optional practical expedients related to the identification and classification of leases commenced before the effective date. The new standard is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements and the timing of adoption.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies how entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The ASU is effective for the Company’s fiscal year ended March 31, 2023. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements upon adoption.

Liquidity and Capital Resources

Taylor’s principal sources of cash to fund liquidity needs are: (i) cash provided by operating activities and (ii) borrowings available under its revolving line of credit (the “Revolver”) under its Senior Credit Agreement dated June 8, 2012 (as amended, the “Credit Agreement”). Taylor’s primary use of funds consist of working capital requirements, capital expenditures, acquisitions and investments and payments of principal and interest on its debt.

At September 30, 2017, Taylor had cash of $11.5 million compared to $13.9 million at September 30, 2016, and working capital of $14.1 million at September 30, 2017 compared to $47.9 million at September 30, 2016. There were no borrowings outstanding under the revolver as of September 30, 2017 and 2016. Availability under its Revolver was $20 million at September 30, 2017 and September 30, 2016.

Taylor believes that availability under its Revolver and cash flows from operations are sufficient to fund its operations for the next twelve months. However, if circumstances were to adversely change, Taylor may seek alternative sources of liquidity including debt and/or equity financing. However, there can be no assurance that any such alternative sources would be available or sufficient. Taylor closely monitors the creditworthiness of its customers. Based upon its evaluation of changes in customers’ creditworthiness, Taylor may modify credit limits and/or terms of sale. However, notwithstanding Taylor’s efforts to monitor its customers’ financial condition, Taylor could be materially adversely affected by changes in the future.

3. Contingent Consideration

During December 2014, the Company acquired the stock of Chef’n Corporation (“Chef’n”) for $66,656. Consideration paid for the Chef’n acquisition included an estimate of contingent consideration payable in cash to the former owners should certain gross profit targets be met in the future. The fair value of the contingent consideration was determined using Level 3 inputs. At the acquisition date, the Company estimated the fair value was $6,540, determined using the probability of potential payout.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

As of March 31, 2016 and 2017, the Company revalued the contingent consideration payable to $7,663 and $8,309, respectively. The fair value of the contingent consideration is determined based on a discounted cash flow analysis using market and operating performance projections available at the balance sheet dates, a risk free interest rate of approximately 1%, and discounted over the remaining months until expiration of the agreement on December 23, 2017. For the six months ended September 30, 2017 and 2016, there was a change in the estimated fair value of the contingent consideration of $42 and $0, respectively. The contingent consideration payable is due within 60 days of the expiration of the agreement.

Other than goodwill, the acquired intangible assets primarily consist of trade names, technology, non-compete agreements, and customer relationships. The weighted-average amortization period for the acquired finite-lived intangible assets is 13 years. The fair values of the acquired intangible assets and goodwill were determined using a combination of the income, market, and cost approaches, using Level 3 inputs.

4. Related-Party Transactions

The management fee incurred under the arrangement with the majority unitholder of the Parent Company was $331 and $308 for the six months ended September 30, 2017 and 2016, respectively, and is included within selling, general, and administrative expenses in the consolidated statements of operations.

5. Property and Equipment

Property and equipment at September 30, 2017 consist of the following:

September 30,	2017	Useful Life in Years
Machinery, molds, and equipment	$4,756	2-3
Computers, furniture and fixtures	3,008	2-5
Leasehold improvements	764	Lease life
Construction in process	69

Total property and equipment	8,597

Less accumulated depreciation	(5,724)

Total Property and Equipment, net	$2,873

Depreciation expense totaled approximately $852 and $745 for the six months ended September 30, 2017 and 2016, respectively.

6. Goodwill and Other Intangible Assets

There were no changes in carrying amounts of goodwill during the six months ended September 30, 2017 and 2016.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

At September 30, 2017, the net book value of intangible assets is as follows:

September 30, 2017	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(13,843)	$27,857	15
Technology	26,786	(12,514)	14,272	10
Customer relationships	42,000	(9,300)	32,700	15
Noncompete agreement	14,400	(14,249)	151	5
Patents	370	(62)	308	5
Order backlog	230	(230)	—

Total amortizable intangible assets	125,486	(50,198)	75,288

Indefinite-lived trade names	64,290	—	64,290

Total intangible assets	$189,776	$(50,198)	$139,578

No impairments were recorded during the six months ended September 30, 2017 and 2016.

Amortization expense totaled approximately $5,194 and $5,833 for the six months ended September 30, 2017 and 2016, respectively.

A summary of estimated future amortization of intangible assets is as follows:

Year ending March 31,
2018 (six months from September 30, 2017 to March 31, 2018)	$4,463
2019	8,407
2020	8,279
2021	8,279
2022	8,279
Thereafter	37,581

Total	$75,288

7. Debt

Total borrowings as of September 30, 2017 consist of the following:

September 30,	2017
Senior debt	$128,460
Subordinated debt	51,700

Total	180,160
Less current portion	(1,911)
Less unamortized debt issuance costs	(1,261)

Long-term debt, net	$176,988

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

In December 2014, the Company amended its Senior Credit Agreement (“Credit Agreement”) dated June 8, 2012, which was previously amended in November 2013. The Credit Agreement consists of a revolving line of credit (the “Revolver”), which was subsequently increased from $15,000 to $20,000. As of September 30, 2017, there were no borrowings outstanding on the Revolver. In addition, the original agreement dated June 8, 2012 provided for $66,600 in term debt, of which $54,780 was outstanding at the time of amendment (“Senior Debt”). The first amendment provided for an increase in the term loan of $70,000, for a total of $124,780. The second amendment provided for supplemental term loans of $41,310.

The Company is required to make quarterly principal payments, adjusted for any prepayments, on the Senior Debt and the supplemental term loan in the amount of 0.625% of outstanding principal for quarters in fiscal year 2016, and 1.25% of outstanding principal for quarters thereafter, with the remainder due on November 6, 2018, the maturity date. The Company may make prepayments as allowed under the Credit Agreement, which are applied against future principal installments. On August 7, 2017, the Company made a prepayment of $4,855 which was applied to future principle installments. At the Company’s option, borrowings under the Revolver and Senior Debt are based on London InterBank Offered Rate (LIBOR) plus 4.5% or the base rate, as defined by the terms of the agreement, with a floor of 5.5%. At September 30, 2017 and 2016, the interest rate for the Senior Debt was based on LIBOR and stated at 5.5%. At September 30, 2017, interest payable of $1,455 was outstanding and is included within accrued liabilities on the consolidated balance sheet.

In December 2014, the Company amended its Subordinated Credit Agreement (“Subordinated Debt”) dated June 8, 2012, which was previously amended in November 2013. The original agreement dated June 8, 2012 provided $25,600 in term debt which was outstanding at the time of amendment. The first amendment provided for an increase in the Subordinated Debt of $19,200, for a total of $44,800, with the ability to draw additional notes under the amended agreement of up to $22,100. The second amendment provided for an increase in the Subordinated Debt of $6,900, for a total of $51,700.

Subordinated Debt under the amended agreements matures on May 6, 2019. No principal payments are required until maturity. The Subordinated Debt carries cash interest of 13% including, at the option of the Company, payment-in-kind interest of 2% payable quarterly. At September 30, 2017, interest payable of $0 was outstanding and is included within accrued liabilities on the consolidated balance sheet.

The Company capitalized $232 and $2,522 of additional debt fees in December 2014 and November 2013, respectively, associated with the amended Senior Credit and amended Subordinated Credit Agreements, which are being amortized on a straight-line basis through the maturity date of the agreements, which does not materially differ from the effective interest rate.

The Credit Agreement and Subordinated Debt agreement contain restrictive covenants, including, but not limited to, limitations on capital expenditures and require maintenance of minimum leverage and fixed charge coverage ratios. The outstanding debt is collateralized by substantially all of the Company’s assets. The Company was in compliance with all covenants as of September 30, 2017.

Aggregate maturities of long-term debt are as follows:

Year ending March 31,
2018 (six months from September 30, 2017 to March 31, 2018)	$—
2019	128,460
2020	51,700

Total	$180,160

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

8. Income Taxes

The income tax benefit consists of the following:

Six months ended September 30,	2017	2016
Current Income Tax Expense (Benefit)
Federal	$(192)	$(276)
State and local	—	8

Total Current Income Tax Expense (Benefit)	(192)	(268)

Deferred Income Tax Expense (Benefit)
Federal	(920)	(127)
State	(57)	233

Total Deferred Income Tax Expense (Benefit)	(977)	106

Total Income Tax Expense (Benefit)	$(1,169)	$(162)

Significant components of the Company’s deferred tax assets and liabilities at September 30, 2017 are as follows:

2017
Deferred Tax Assets
Transaction costs	$2,070
Inventory capitalization	730
Net operating loss carryforwards	922
Reserves and accrued liabilities	2,457
Preferred interest	5,106

Total Deferred Tax Assets	11,285

Deferred Tax Liabilities
Prepaid expenses	259
Depreciation and amortization	15,237

Total Deferred Tax Liabilities	15,496

Total Net Deferred Tax Liabilities	$4,211

The difference between the financial statement benefit for income taxes and the amount derived by applying the statutory federal income tax rate to loss before income taxes is principally related to state income taxes and the nondeductible portion of meals and entertainment expenses.

9. Mandatorily Redeemable Preferred Units

The Company has authorized and issued 12,000 Mandatorily Redeemable Preferred Units (“Redeemable Preferred Units”). Each Redeemable Preferred Unit accrues an annual yield of 15% on the sum of (i) the unreturned capital value, which was $12 million upon formation of the Company, plus (ii) the unpaid yield for all quarterly periods (“Liquidation Value”).

The Company is obligated to purchase all of the Redeemable Preferred Units by June 8, 2018 (“Mandatory Redemption Date”). At the Mandatory Redemption Date the Liquidation Value of Redeemable Preferred Units

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

will approximate $29,000. The Company may also purchase the Redeemable Preferred Units prior to the Mandatory Redemption Date on or any time after the second anniversary of the closing date, which was June 8, 2012, or upon a change in control of the Company, at a redemption price equal to the Liquidation Value at the date of redemption payable in cash.

The Redeemable Preferred Units are accounted for under ASC Topic 480-10 Accounting for Redeemable Equity Instruments. As of September 30, 2017, there are 12,000 Redeemable Preferred Units outstanding with a Liquidation Value of $26,306 presented as mandatorily redeemable preferred units as a current liability on the consolidated balance sheet.

10. Commitments and Contingencies

The Company leases buildings and equipment under various operating leases expiring through 2022. Total rent expense under these operating leases was $542 and $451 for the six months ended September 30, 2017 and 2016, respectively. Future lease payments under all operating leases in effect at September 30, 2017, that have initial or remaining lease terms in excess of one year are as follows:

Year ending March 31,
2018 (six months from September 30, 2017 to March 31, 2018)	$498
2019	985
2020	590
2021	206
2022	116

Total	$2,395

Periodically, the Company is subject to lawsuits and other claims. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. Based on the facts and circumstances of such matters and, where necessary, advice of legal counsel, no matters currently pending will have a material impact on the Company’s consolidated financial position or results of operations.

11. Subsequent Events

Subsequent events are events or transactions that occur after the consolidated balance sheet date but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements are available to be issued.

On December 1, 2017, the Company acquired 100% of the outstanding shares of PlanetBox, LLC, a privately owned company that designs, markets, and distributes high quality food containment solutions, focused primarily on the school lunch market. The acquisition included a cash payment of $9 million plus an additional $4 million in potential earn-out payments based on future performance. The identifiable assets included in the purchase primarily relate to inventory, with the majority of the purchase price expected to be allocated to intangible assets. The Company has not completed the allocation of the purchase price to the net assets acquired.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(In Thousands)

On December 22, 2017, the Company entered into an agreement with Lifetime Brands (NasdaqGS:LCUT) (“Lifetime”), a leading global provider of branded kitchenware, tableware and other products used in the home, under which Lifetime will acquire the Company in a cash and stock transaction. Based on the closing price of Lifetime common stock on December 21, 2017, the transaction values the Company at approximately $313 million. Lifetime will issue to the Company’s equity holders at closing newly-issued shares representing 27 percent of Lifetime Brands common stock and will also pay an agreed amount of cash, which is expected to be used to repay preferred equity holders, fund other transaction related obligations, and repay certain outstanding debt. The transaction is expected to close in the first half of calendar 2018.

The Company has evaluated subsequent events through December 27, 2017, which is the date the consolidated financial statements were available to be issued.

Taylor Holdco, LLC and Subsidiaries Consolidated Financial Statements As of and for the Fiscal Years Ended March 31, 2017, 2016, and 2015

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Taylor Holdco, LLC and Subsidiaries

Tel: 206-624-2020 Fax: 206-624-7579 www.bdo.com	800 Fifth Avenue, Suite 3750 Seattle, WA 98104

Independent Auditor’s Report

Board of Directors

Taylor Holdco, LLC and Subsidiaries

Seattle, WA

We have audited the accompanying consolidated financial statements of Taylor Holdco, LLC and Subsidiaries, which comprise the consolidated balance sheets as of March 31, 2017, 2016, and 2015, and the related consolidated statements of operations, changes in member’s capital, and cash flows for the fiscal years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Taylor Holdco, LLC and Subsidiaries as of March 31, 2017, 2016, and 2015, and the results of their operations and their cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

December 23, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Taylor Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

March 31,	2017	2016	2015
Assets
Current Assets
Cash and cash equivalents	$16,937	$7,270	$1,720
Receivables, net	24,774	21,910	27,266
Inventories, net	25,932	25,939	25,248
Current deferred income taxes	2,734	2,419	3,474
Income tax receivable	—	1,176	—
Prepaid expenses and other current assets	762	592	1,591

Total Current Assets	71,139	59,306	59,299

Noncurrent Assets
Property and equipment, net	2,982	2,775	5,472
Goodwill	70,619	70,619	70,619
Intangible assets, net	144,756	158,459	174,108
Other assets	225	225	552

Total Noncurrent Assets	218,582	232,078	250,751

Total Assets	$289,721	$291,384	$310,050

See accompanying notes to the consolidated financial statements.

March 31,	2017	2016	2015
Liabilities and Member’s Capital
Current Liabilities
Accounts payable	$14,836	$13,775	$16,038
Accrued liabilities	5,005	5,766	3,241
Current portion of contingent consideration	8,309	—	750
Current portion of long-term debt	3,586	614	2,066

Total Current Liabilities	31,736	20,155	22,095

Long-Term Liabilities
Contingent consideration	—	7,663	6,540
Deferred income taxes	7,795	8,698	13,057
Long-term debt, net of current portion	180,106	186,006	198,060
Mandatorily redeemable preferred units	24,374	21,036	18,156

Total Long-Term Liabilities	212,275	223,403	235,813

Total Liabilities	244,011	243,558	257,908

Commitments and Contingencies (Note 10)
Member’s Capital	45,710	47,826	52,142

Total Liabilities and Member’s Capital	$289,721	$291,384	$310,050

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

Year ended March 31,	2017	2016	2015
Net Sales	$173,706	$179,689	$135,010
Cost of Goods Sold	98,987	106,324	76,819

Gross Profit	74,719	73,365	58,191

Operating Expenses
Selling, general, and administrative expenses	55,897	53,047	39,975
Acquisition-related expenses	—	—	2,444
Impairment charges	2,100	4,300	10,854
Change in fair value of contingent consideration	646	1,123	(4,390)
Gain on sale of China factory	—	—	(715)
Total operating expenses	58,643	58,470	48,168

Income from operations	16,076	14,895	10,023

Other Expense
Interest expense	(15,487)	(16,475)	(14,134)
Redeemable preferred interest	(3,338)	(2,880)	(2,486)
Other, net	11	(588)	(514)

Total other expense	(18,814)	(19,943)	(17,134)

Loss before income tax benefit	(2,738)	(5,048)	(7,111)
Income Tax Benefit	622	1,652	3,039

Net Loss	$(2,116)	$(3,396)	$(4,072)

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Capital

(In Thousands, except number of units)

	Common Member Units	Total Member’s Capital
Balance, March 31, 2014	52,657	$46,151
Contribution from parent company	—	10,082
Foreign currency translation adjustments	—	(19)
Net loss	—	(4,072)

Balance, March 31, 2015	52,657	52,142
Distribution to parent company	—	(920)
Net loss	—	(3,396)

Balance, March 31, 2016	52,657	47,826
Net loss	—	(2,116)

Balance, March 31, 2017	52,657	$45,710

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

Year ended March 31,	2017	2016	2015
Cash Flows From Operating Activities
Net loss	$(2,116)	$(3,396)	$(4,072)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,159	15,546	10,222
Impairment charges	2,100	4,300	10,854
Redeemable preferred interest	3,338	2,880	2,486
Change in fair value of contingent consideration	646	1,123	(4,390)
Amortization of debt origination fees	1,038	1,043	705
Gain on sale of China factory	—	—	(715)
Deferred income taxes	(1,218)	(3,304)	(3,370)
Realized foreign currency translation adjustment	—	—	(19)
Changes in operating assets and liabilities:
Receivables	(2,864)	5,356	(2,041)
Income tax receivable	1,176	(1,176)	—
Inventories	7	(691)	(1,749)
Prepaid expenses and other assets	(170)	1,326	187
Accounts payable	1,061	(2,263)	5,461
Accrued liabilities	(761)	1,775	(1,432)

Net cash provided by operating activities	15,396	22,519	12,127

Cash Flows From Investing Activities
Cash paid for acquisition of business	—	—	(50,034)
Cash received on sale of China factory	—	—	5,534
Capital expenditures	(1,704)	(1,208)	(1,229)
Acquisition of intangible assets	(59)	(292)	—

Net cash used in investing activities	(1,763)	(1,500)	(45,729)

Cash Flows From Financing Activities
Borrowings under long-term debt	—	—	48,210
Principal payments of long-term debt	(3,966)	(14,549)	(12,211)
Borrowings on revolver	—	—	4,000
Payments on revolver	—	—	(5,000)
Distribution to parent company	—	(920)	—
Cash paid for debt origination fees	—	—	(776)

Net provided by (used in) financing activities	(3,966)	(15,469)	34,223

Net Change in Cash	9,667	5,550	621
Cash, beginning of year	7,270	1,720	1,099

Cash, end of year	$16,937	$7,270	$1,720

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$16,148	$14,656	$14,980
Income tax paid (refunded)	23	2,890	(375)
Supplemental Disclosure of Noncash Investing and Financing Activities:
Capital contribution from parent company in connection with business acquisition	$—	$—	$10,082

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

1. Description of Business

Taylor Holdco, LLC and subsidiaries dba Filament Brands (the “Company”) primarily design, market, and distribute consumer and food service precision measurement products, including kitchen scales, thermometers and timers, bath scales, wine accessories, kitchen tools, and select outdoor products to major retailers in the United States, Canada and select distributors throughout Europe and Asia. The Company distributes products under the Taylor, Salter, Springfield, HoMedics, Rabbit, Houdini, Metrokane, EatSmart, TravelWise, Chef’n, Vibe, d.stil, RBT, and private label brand names. The Company is majority owned by Taylor Parent, LLC (“Parent Company”).

Taylor Finance, LLC is a wholly-owned subsidiary of Taylor Holdco, LLC (“Holdco”). Taylor Precision Products, Inc. is a wholly owned subsidiary of Taylor Finance, LLC.

On June 8, 2012, Taylor Acquisition, Inc. was formed and subsequently acquired the net assets of Taylor North American Scales from FKA Distributing Co. d/b/a HoMedics, Inc. Taylor North American Scales was a combination of Taylor Precision Products, the HoMedics USA bath scale business segment, the HoMedics Group Canada measurement products business segment, and Springfield Acquisition Co. LLC intellectual property. Upon formation, Taylor Acquisition, Inc. changed its name to Taylor Precision Products, Inc.

The Company acquired the assets of Health Tools LLC on November 8, 2013 and Metrokane Inc. on November 12, 2013. Health Tools LLC sources and sells precision kitchen and bathroom scales to customers based in the United States and Canada under the “EatSmart” brand name. Metrokane Inc. designs, sources, markets, and distributes high quality wine corkscrews, barware, and wine accessories under the “Rabbit,” “RBT,” “Houdini,” and, “Metrokane” brand names.

On February 28, 2014, Taylor Precision Products, Inc. terminated operations at a factory near Shanghai, China and began the process of selling the related assets. The operations were not significant to the Company and the sale was completed in August 2014.

The Company acquired the stock of Chef’n Corporation (“Chef’n”) on December 23, 2014 in a cash and stock transaction. Chef’n designs, sources, markets, and distributes worldwide innovative kitchen tools and hydration products under the Chef’n, Vibe, d.stil and private label brand names.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Taylor Holdco, LLC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

We have prepared the accompanying consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. For the purpose of the consolidated statement of cash flows, the Company considers all deposits with a maturity of three months or less to be cash equivalents.

Trade Receivables

Collateral or other security is generally not required on trade receivables. The Company monitors the credit quality of its customers, and an allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses based on historical bad debt write-off experience and specific risks identified for uncollected accounts. Trade receivables are charged off against the allowance when it is determined that the receivable will not be collected. The allowance for doubtful accounts as of March 31, 2017, 2016, and 2015 was $151, $282, and $94 respectively. Trade receivables are presented net of reserves for estimated customer returns and allowances, at net realizable value.

Customer Concentration

One customer accounted for 24% of sales during the fiscal year ended March 31, 2017. As of March 31, 2017, one customer accounted for 38% of accounts receivable.

Two customers accounted for 35% of sales during the fiscal year ended March 31, 2016. As of March 31, 2016, two customers accounted for 46% of accounts receivable.

Two customers accounted for 24% of sales during the fiscal year ended March 31, 2015. As of March 31, 2015, one customer accounted for 38% of accounts receivable.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Certain slow-moving items have been reduced to net realizable value based on recent sales activity and management’s best estimate of future transactions. The reserve to reduce inventories to net realizable value as of March 31, 2017, 2016, and 2015 was $329, $719, and $754, respectively.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives, which range from two to five years. Upon sale or retirement of property and equipment, the cost and accumulated depreciation are eliminated from the respective accounts, and a gain or loss is recorded. Repair and maintenance costs are expensed as incurred. Expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Assets classified as held for sale are stated at the lower of carrying amount or estimated fair value less cost to sell. Leasehold improvements are depreciated over the lesser of the expected lease term or estimated useful life.

Long-Lived Assets

Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated, future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic useful lives ranging from 5 to 15 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the acquisition method of accounting. Goodwill is not amortized. We test goodwill annually as of March 31 at the reporting unit level. We have determined the Company has one reporting unit. At each impairment testing date, we perform a quantitative assessment of goodwill and compare the fair value of the reporting unit to its carrying amount. To the extent the carrying amount exceeds its fair value, a second step would be performed to compute the amount of impairment as the difference between the implied fair value of goodwill and the carrying value.

The second impairment assessment, if required, involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. For the years ended March 31, 2017, 2016 and 2015, based on the results of our quantitative analyses, we determined there was no impairment of goodwill.

Indefinite-lived intangible assets are reviewed for impairment annually as of March 31 and whenever events or circumstances indicate that the carrying value may not be recoverable. The Company recognized impairment of certain indefinite-lived intangible assets during the fiscal years ended March 31, 2017, 2016, and 2015. See Note 6.

Income Taxes

The Company’s subsidiary, Taylor Precision Products, Inc., is a corporation formed under Subchapter C of the Internal Revenue Code and is subject to corporate taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense is measured by the change in the deferred tax assets or liabilities during the year.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Management believes the Company has no unrecognized tax benefits. The Company’s policy for recording interest and penalties associated with examinations by tax authorities is to record such items as a component of income tax expense.

The Company and its subsidiaries’ tax years ending in 2012 through 2016 remain open to examination by federal and state tax authorities. The Company files state income tax returns in multiple jurisdictions, each with unique laws regarding statutes of limitations.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Fair Value Measurements

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820-10, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;

Level 2 —	Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —	Inputs to valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates or assumptions relating to the pricing of the asset or liability including assumptions regarding risk.

The Company followed purchase accounting conventions as prescribed by ASC 805, Business Combinations, to establish the opening balance sheet of the acquired entities for all its acquisitions. The fair value measurement methods used to estimate the fair value of the assets acquired and liabilities assumed at the acquisition date utilized a number of significant unobservable inputs of Level 3 assumptions. These assumptions included, among other things, projections of future operating results, the implied fair value of assets using an income approach by preparing a discounted cash flow analysis, and other subjective assumptions.

The carrying values of financial instruments such as cash, accounts receivable, accounts payable, and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes that the current carrying amount of its long-term debt approximates fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Revenue Recognition

The Company recognizes revenues when the following criteria are met: persuasive evidence of an agreement exists, upon the later of shipment of product to the customer or when title to the product transfers to the customer per the terms of the sales contract, the Company’s price to the buyer is fixed and determinable, and collectability is reasonably assured. Revenues are recorded net of estimated sales returns and allowances.

Customer Rebates and Consumer Advertising

The Company participates in cooperative advertising and other rebate programs with its customers, including volume rebates. During the fiscal years ended March 31, 2017, 2016, and 2015, $10,881, $9,737, and $8,843 was incurred under these programs, respectively. These amounts are reflected as a reduction to net sales. The Company expenses all consumer advertising costs as incurred.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

As of March 31, 2017, 2016, and 2015, the reserves for cooperative advertising and other rebates were $810, $1,092, and $1,354 respectively, which are included in net receivables. Reserves are estimated using historical experience and terms of existing arrangements with customers.

Merchandise Returns

For the fiscal years ended March 31, 2017, 2016, and 2015, sales returns under merchandise return programs were $4,815, $4,561, and $4,379, respectively. Sales returns are reflected in net sales. Reserves for estimated merchandise returns as of March 31, 2017, 2016, and 2015 included in net receivables were $1,485, $1,098, and $1,542, respectively, and are estimated using historical experience.

Shipping and Handling Costs

Shipping and handling costs of $6,250, $6,692, and $6,033 are classified as selling, general, and administrative expenses in the consolidated statements of operations for the fiscal years ended March 31, 2017, 2016, and 2015, respectively. Amounts charged to customers for recovery of shipping and handling costs are included in net sales.

Research and Development

Research and development expenses consist primarily of outside contract costs incurred in the development or testing of prototype products. These costs are expensed as incurred in selling, general and administrative expenses in the consolidated statements of operations.

Employee Benefits

The Company sponsors a 401(k) defined contribution savings plan for its U.S. employees. The Company provides a matching contribution up to a maximum of 3% of a participant’s eligible compensation, and employees become immediately vested. The Company made employer contributions of $198, $145, and $102 to the plan for the fiscal years ended March 31, 2017, 2016, and 2015, respectively.

Recently Issued Accounting Standards

In April 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs be presented as a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts. Prior to the issuance of ASU 2015-03, debt issuance costs were required to be presented as deferred charge assets, separate from the related debt liability. ASU 2015-03 does not change the recognition and measurement requirements for debt issuance costs. The Company has adopted the provisions of this ASU and retrospectively applied to all fiscal year ends included in the consolidated financial statements.

On August 27, 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which added Subtopic 205-40 to the Accounting Standards Codification (“ASC”) (the “Subtopic”). This Subtopic requires management to determine whether substantial doubt exists concerning the reporting entity’s ability to continue as a going concern, in which case certain disclosures will be required. The Subtopic affects financial statement presentation, but not methods of accounting, and is effective on a prospective basis for annual periods ending after December 2016 and each reporting period thereafter, although early adoption is permitted. The Company has adopted the Subtopic for the year ended March 31, 2017 and identified no matters raising substantial doubt regarding the Company’s ability to continue as a going concern

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

In May 2014, the FASB issued new authoritative accounting guidance on revenue from contracts with customers. The new standard provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. It also requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. In August 2015, the FASB changed the effective date of the new revenue recognition accounting guidance for private companies to be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for annual periods beginning after the original effective date of December 15, 2016. The Company is in the process of reviewing customer contracts and evaluating the impact of the new standard on the consolidated financial statements and the timing of the adoption.

In November 2015, the FASB issued new authoritative accounting guidance on simplifying the presentation of deferred income taxes, which requires that deferred income tax liabilities and assets be presented as a net non-current deferred tax asset or liability by jurisdiction on the balance sheet. The current requirement that deferred tax assets and liabilities of a tax-paying component of an entity be offset and presented as a single amount is unchanged. This guidance is effective for periods beginning after December 15, 2017; however, earlier adoption is permitted for all entities for any interim or annual statements that have not been issued. The Company is in the process of evaluating the impact of the new standard on the consolidated financial statements and the timing of adoption.

In February 2016, the FASB issued new authoritative accounting guidance on leases which increases transparency and comparability for lease transactions. The new standard brings substantially all leases on the balance sheets for operating lease arrangements with lease terms greater than 12 months for lessees. This update will require a modified retrospective application, which includes a number of optional practical expedients related to the identification and classification of leases commenced before the effective date. The new standard is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements and the timing of adoption.

In July 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-11, Simplifying the Measurement of Inventory. ASU 2015-11 requires that an entity measure inventory at the lower of cost and net realizable value. This ASU does not apply to inventory measured using the last-in, first-out method. ASU 2015-11 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements upon adoption.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies how entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The ASU is effective for the Company’s fiscal year ended March 31, 2023. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements upon adoption.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

3. Acquisitions

Acquisition of Chef’n Corporation

During December 2014, the Company acquired the stock of Chef’n Corporation (“Chef’n”) for $66,656. The Company acquired the business to continue to expand the product offerings and brands to the retail trade and expansion of the Company’s internet channel. The following table summarizes the allocation of the consideration transferred to assets acquired and liabilities assumed:

Accounts receivable	$11,597
Inventories	4,976
Property, plant and equipment	3,974
Goodwill	26,225
Intangible assets	40,900
Other assets	833

Total Assets	88,505
Accounts payable	6,145
Accrued expenses and other liabilities	1,131
Deferred tax liabilities	14,573

Total Liabilities	21,849

Total purchase price	66,656

Less: Contingent consideration	(6,540)
Less: Stock Issued to former owners	(10,082)

Total Cash Paid for Acquisition	$50,034

Consideration paid for the Chef’n acquisition includes an estimate of contingent consideration payable in cash to the former owners should certain gross profit targets be met in the future. The fair value of the contingent consideration was determined using Level 3 inputs. At the acquisition date, the Company estimated the fair value was $6,540, determined using the probability of potential payout. In addition, the former owners of Chef’n were granted 5,041 shares of Class C units of the Parent Company which approximated a share price of $2 per share for a total consideration of $10,082. The units issued of the Parent Company are reflected as contributed capital within the statements of changes in member’s capital and cash flows.

As of March 31, 2016 and 2017, the Company revalued the contingent consideration payable to $7,663 and $8,309, respectively. The fair value of the contingent consideration is determined based on a discounted cash flow analysis using market and operating performance projections available at the balance sheet dates, a risk free interest rate of approximately 1%, and discounted over the remaining months until expiration of the agreement on December 23, 2017. For the years ended March 31, 2016 and 2017, the change in estimated fair value of $1,123 and $646, respectively, is presented as change in fair value of contingent consideration on the statement of operations. The contingent consideration payable is due within 60 days of the expiration of the agreement.

The Company attributes the goodwill arising from the acquisition to its ability to scale operations, expand product offerings, and increase market share. Goodwill recorded in connection with the acquisition is not deductible for tax purposes.

Other than goodwill, the acquired intangible assets primarily consist of trade names, technology, non-compete agreements, and customer relationships. The weighted-average amortization period for the acquired finite-lived

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

intangible assets is 13 years. The fair values of the acquired intangible assets and goodwill were determined using a combination of the income, market, and cost approaches, using Level 3 inputs.

In connection with the acquisition of Chef’n, certain expenses were incurred in completing the transaction. Expenses of $2,444 incurred were primarily related to legal and accounting fees, agent fees, and closing fees paid to the parties involved in the transaction. These costs are reflected in the consolidated statements of operations as acquisition-related expenses.

Prior Period Acquisition of Heath Tools, LLC and Metrokane, Inc.

During November 2013, the Company acquired the net assets of Heath Tools, LLC (“Heath Tools”) and Metrokane, Inc. (“Metrokane”) for $21,771 and $74,866, respectively. The Company acquired the businesses to continue to expand the product offerings and brands to the retail trade and expansion of the Company’s internet channel. Consideration paid for the Metrokane acquisition included a $1,000 deferred fee, payable in installments over the 15 month period post-acquisition, which was paid in full with no amount remaining payable as of March 31, 2015. Consideration paid for the Heath Tools acquisition included an estimate of contingent consideration payable to the former owners, should certain EBITDA targets bet met. The fair value of the contingent consideration was determined using Level 3 inputs. At the acquisition date, the Company estimated the fair value was $5,890, determined using the probability of potential payout. During the year ended March 31, 2015, contingent consideration of $715 was paid and $4,390 was reversed into income and recorded as a change in fair value of contingent consideration in the consolidated statements of operations.

4. Related-Party Transactions

The management fee incurred under the arrangement with the majority unitholder of the Parent Company was $710, $500, and $500 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively, and is included within selling, general, and administrative expenses in the consolidated statements of operations.

5. Property and Equipment

Property and equipment at March 31, 2017, 2016, and 2015 consist of the following:

March 31,	2017	2016	2015	Useful Life in Years
Machinery, molds, and equipment	$3,827	$7,454	$8,968	2-3
Computers, furniture and fixtures	2,917	1,715	2,627	2-5
Leasehold improvements	758	758	1,325	Lease life
Construction in process	352	457	385

Total property and equipment	7,854	10,384	13,305

Less accumulated depreciation	(4,872)	(7,609)	(7,833)

Total Property and Equipment, net	$2,982	$2,775	$5,472

Change in accounting estimate

During the fiscal year ended March 31, 2016, the Company implemented a change in estimate in connection with the economic useful lives of certain mold and tooling equipment assets. In prior years, the assets were

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

depreciated over their estimated economic useful lives of ten years. However, due to the forecasted remaining lifecycle of the product produced by the molds and tooling equipment, the estimated economic useful lives of the assets were reduced to three years. The change in estimate resulted in additional depreciation of $2,374 for the fiscal year ended March 31, 2016.

Depreciation expense totaled approximately $1,496, $3,905, and $780 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively.

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Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

6. Goodwill and Other Intangible Assets

The changes in carrying amounts of goodwill during the years ended March 31, 2017, 2016, and 2015 are as follows:

March 31,	Goodwill	Accumulated Impairment Losses	Balance
Balance, March 31, 2014	$44,394	$—	$44,394
Acquisition	26,225	—	26,225

Balance, March 31, 2015	70,619	—	70,619

Balance, March 31, 2016	70,619	—	70,619

Balance, March 31, 2017	$70,619	$—	$70,619

At March 31, 2017, 2016, and 2015, the net book value of intangible assets is as follows:

March 31, 2017	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(12,549)	$29,151	15
Technology	26,786	(11,268)	15,518	10
Customer relationships	42,000	(7,997)	34,003	15
Noncompete agreement	14,400	(12,909)	1,491	5
Patents	353	(50)	303	15
Order backlog	230	(230)	—

Total amortizable intangible assets	125,469	(45,003)	80,466

Indefinite-lived trade names	64,290	—	64,290

Total intangible assets	$189,759	$(45,003)	$144,756

March 31, 2016	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(9,769)	$31,931	15
Technology	26,786	(8,589)	18,197	10
Customer relationships	42,000	(5,197)	36,803	15
Noncompete agreement	14,400	(9,536)	4,864	5
Patents	294	(20)	274	15
Order backlog	230	(230)	—

Total amortizable intangible assets	125,410	(33,341)	92,069

Indefinite-lived trade names	66,390	—	66,390

Total intangible assets	$191,800	$(33,341)	$158,459

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

March 31, 2015	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(6,988)	$34,712	15
Technology	26,786	(6,084)	20,702	10
Customer relationships	42,000	(2,303)	39,697	15
Noncompete agreement	14,400	(6,093)	8,307	5
Order backlog	230	(230)	—

Total amortizable intangible assets	125,116	(21,698)	103,418

Indefinite-lived trade names	70,690	—	70,690

Total intangible assets	$195,806	$(21,698)	$174,108

During the fiscal year ended March 31, 2017, the Company evaluated its indefinite-lived trade names for impairment. The fair value of the Rabbit, Houdini, and Metrokane trade names were lower than the carrying values and, therefore, the Company recognized impairment charges of $800, $1,200, and $100 related to these trade names, respectively.

Lower than expected sales from these brands led to the decrease in fair value. The total impairment charge of $2,100 is included in income from operations on the consolidated statements of operations. The fair values were determined using an income approach and Level 3 inputs.

During the fiscal year ended March 31, 2016, the Company evaluated its indefinite-lived trade names for impairment. The fair value of the Houdini and Metrokane trade names were lower than the carrying values and, therefore, the Company recognized impairment charges of $700 and $3,600 related to these trade names, respectively.

Lower than expected sales from these brands led to the decrease in fair value. The total impairment charge of $4,300 is included in income from operations on the consolidated statements of operations. The fair values were determined using an income approach and Level 3 inputs.

During the fiscal year ended March 31, 2015, the Company evaluated its indefinite-lived trade names for impairment. The fair value of the Rabbit, Houdini, and Metrokane trade names were lower than the carrying values and, therefore, the Company recognized impairment charges of $5,600, $3,500, and $100 related to these trade names, respectively. As a result of impairment recorded to the Rabbit, Houdini, and Metrokane trade names, the Company also evaluated the technology definite-lived intangible assets for impairment. The fair value of the technology definite-lived intangible asset was lower than the carrying value and, therefore, the Company recognized an impairment charge of $1,654.

Lower than expected sales from these brands led to the decrease in fair value. The total impairment charge of $10,854 is included in income from operations on the consolidated statements of operations. The fair values were determined using an income approach and Level 3 inputs.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Amortization expense was $11,663, $11,641, and $9,442 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively, and is included in selling, general, and administrative expenses in the consolidated statements of operations. A summary of estimated future amortization of intangible assets for the next five fiscal years and thereafter is as follows:

Year ending March 31,
2018	$9,641
2019	8,407
2020	8,279
2021	8,279
2022	8,279
Thereafter	37,581

Total	$80,466

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Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

7. Debt

Total borrowings as of March 31, 2017, 2016, and 2015 consisted of the following:

March 31,	2017	2016	2015
Senior debt	$133,772	$137,738	$152,287
Subordinated debt	51,700	51,700	51,700

Total	185,472	189,438	203,987
Less current portion	(3,586)	(614)	(2,066)
Less unamortized debt issuance costs	(1,780)	(2,818)	(3,861)

Long-term debt, net	$180,106	$186,006	$198,060

In December 2014, the Company amended its Senior Credit Agreement (“Credit Agreement”) dated June 8, 2012, which was previously amended in November 2013. The Credit Agreement consists of a revolving line of credit (the “Revolver”), which was subsequently increased from $15,000 to $20,000. As of March 31, 2017, 2016, and 2015, there were no borrowings outstanding on the Revolver. In addition, the original agreement dated June 8, 2012 provided for $66,600 in term debt, of which $54,780 was outstanding at the time of amendment (“Senior Debt”). The first amendment provided for an increase in the term loan of $70,000, for a total of $124,780. The second amendment provided for supplemental term loans of $41,310.

The Company is required to make quarterly principal payments, adjusted for any prepayments, on the Senior Debt and the supplemental term loan in the amount of 0.625% of outstanding principal for quarters in fiscal year 2016, and 1.25% of outstanding principal for quarters thereafter, with the remainder due on November 6, 2018, the maturity date. The Company may make prepayments as allowed under the Credit Agreement, which are applied against future principal installments. At the Company’s option, borrowings under the Revolver and Senior Debt are based on London InterBank Offered Rate (LIBOR) plus 4.5% or the base rate, as defined by the terms of the agreement, with a floor of 5.5%. At March 31, 2017, 2016, and 2015, the interest rate for the Senior Debt was based on LIBOR and stated at 5.5%. At March 31, 2017, 2016, and 2015, interest payable of $1,275, $1,294, and $464, respectively, was outstanding and is included within accrued liabilities on the consolidated balance sheets.

In December 2014, the Company amended its Subordinated Credit Agreement (“Subordinated Debt”) dated June 8, 2012, which was previously amended in November 2013. The original agreement dated June 8, 2012 provided $25,600 in term debt which was outstanding at the time of amendment. The first amendment provided for an increase in the Subordinated Debt of $19,200, for a total of $44,800, with the ability to draw additional notes under the amended agreement of up to $22,100. The second amendment provided for an increase in the Subordinated Debt of $6,900, for a total of $51,700.

Subordinated Debt under the amended agreements matures on May 6, 2019. No principal payments are required until maturity. The Subordinated Debt carries cash interest of 13% including, at the option of the Company, payment-in-kind interest of 2% payable quarterly. At March 31, 2017, 2016, and 2015, interest payable of $0, $1,680, and $0, respectively was outstanding and is included within accrued liabilities on the consolidated balance sheets.

The Company capitalized $232 and $2,522 of additional debt fees in December 2014 and November 2013, respectively, associated with the amended Senior Credit and amended Subordinated Credit Agreements, which are being amortized on a straight-line basis through the maturity date of the agreements, which does not materially differ from the effective interest rate method.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

The Credit Agreement and Subordinated Debt agreement contain restrictive covenants, including, but not limited to, limitations on capital expenditures and require maintenance of minimum leverage and fixed charge coverage ratios. The outstanding debt is collateralized by substantially all of the Company’s assets. The Company was in compliance with all covenants as of March 31, 2017.

Aggregate maturities of long-term debt are as follows:

Year ending March 31,
2018	$3,586
2019	130,186
2020	51,700

Total	$185,472

8. Income Taxes

The income tax benefit (expense) consists of the following:

Year ended March 31,	2017	2016	2015
Current Income Tax Expense
Federal	$(584)	$(1,519)	$(2)
State and local	(12)	(133)	(329)

Total Current Income Tax Expense	(596)	(1,652)	(331)

Deferred Income Tax (Expense) Benefit
Federal	1,062	3,581	2,950
State	156	(277)	420

Total Deferred Income Tax Benefit	1,218	3,304	3,370

Total Income Tax Benefit	$622	$1,652	$3,039

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Significant components of the Company’s deferred tax assets (liabilities) at March 31, 2017, 2016, and 2015 are as follows:

	2017	2016	2015
Deferred Tax Assets
Transaction costs	$2,096	$2,167	$2,427
Inventory capitalization	614	743	388
Net operating loss carryforwards	290	237	306
Reserves and accrued liabilities	2,154	1,790	961
Preferred interest	4,438	3,269	2,378

Total Deferred Tax Assets	9,592	8,206	6,460

Deferred Tax Liabilities
Prepaid expenses	158	69	227
Depreciation and amortization	14,495	14,371	15,816
Other	—	45	—

Total Deferred Tax Liabilities	14,653	14,485	16,043

Total Net Deferred Tax Liabilities	$5,061	$6,279	$9,583

The difference between the financial statement benefit for income taxes and the amount that would result from applying the statutory federal income tax rate to the Company’s loss before income taxes is principally related to state income taxes and the non-deductible portion of meals and entertainment expenses.

9. Mandatorily Redeemable Preferred Units

The Company has authorized and issued 12,000 Mandatorily Redeemable Preferred Units (“Redeemable Preferred Units”). Each Redeemable Preferred Unit accrues an annual yield of 15% on the sum of (i) the unreturned capital value, which was $12 million upon formation of the Company, plus (ii) the unpaid yield for all quarterly periods (“Liquidation Value”).

The Company is obligated to purchase all of the Redeemable Preferred Units by June 8, 2018 (“Mandatory Redemption Date”). At the Mandatory Redemption Date the Liquidation Value of Redeemable Preferred Units will approximate $29,000. The Company may also purchase the Redeemable Preferred Units prior to the Mandatory Redemption Date on or any time after the second anniversary of the closing date, which was June 8, 2012, or upon a change in control of the Company, at a redemption price equal to the Liquidation Value at the date of redemption payable in cash.

The Redeemable Preferred Units are accounted for under ASC Topic 480-10, Accounting for Redeemable Equity Instruments. As of March 31, 2017, 2016, and 2015, there are 12,000 Redeemable Preferred Units outstanding with a Liquidation Value of $24,374, $21,036, and $18,156, respectively, presented as mandatorily redeemable preferred units as a noncurrent liability on the consolidated balance sheets.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

10. Commitments and Contingencies

The Company leases buildings and equipment under various operating leases expiring through 2022. Total rent expense under these operating leases was $828, $1,061, and $777 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively. Future lease payments under all operating leases in effect at March 31, 2017, that have initial or remaining lease terms in excess of one year are as follows:

Year ending March 31,
2018	$1,040
2019	985
2020	590
2021	206
2022	116

Total	$2,937

Periodically, the Company is subject to lawsuits and other claims. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. Based on the facts and circumstances of such matters and, where necessary, advice of legal counsel, no matters currently pending will have a material impact on the Company’s consolidated financial position or results of operations.

11. Subsequent Events

Subsequent events are events or transactions that occur after the consolidated balance sheet date but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements are available to be issued.

On December 1, 2017, the Company acquired 100% of the outstanding shares of PlanetBox, LLC, a privately owned company that designs, markets, and distributes high quality food containment solutions, focused primarily on the school lunch market. The acquisition included a cash payment of $9 million plus an additional $4 million in potential earn-out payments based on future performance. The identifiable assets included in the purchase primarily relate to inventory, with the majority of the purchase price expected to be allocated to intangible assets. As of December 23, 2017, the Company had not completed the allocation of the purchase price to the net assets acquired. The purchase price allocation will be completed within twelve months of the date of acquisition.

On December 22, 2017, the Company entered into an agreement with Lifetime Brands (NasdaqGS:LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, under which Lifetime will acquire the Company in a cash and stock transaction. Based on the closing price of Lifetime common stock on December, 21, 2017, the transaction values the Company at approximately $313 million. Lifetime will issue to the Company’s equity holders at closing newly-issued shares representing 27 percent of Lifetime Brands common stock and will also pay an agreed amount of cash, which is expected to be used to repay preferred equity holders, fund other transaction related obligations, and repay certain outstanding debt. The transaction is expected to close in the first half of calendar 2018.

The Company has evaluated subsequent events through December 23, 2017, which is the date the consolidated financial statements are available to be issued.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements give effect to the acquisition of Taylor Holdco, LLC (“Taylor”) by the Company (the “Acquisition”). The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s condensed financial position or results of operations actually would have been had the Acquisition occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the Company’s preparation of this proxy statement.

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on September 30, 2017 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 are presented as if the Acquisition had occurred on January 1, 2016. The historical financial statements of Taylor were derived from the audited financial statements for Taylor’s fiscal year ended March 31, 2017, included herein. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 combines the Company’s unaudited consolidated statement of operations for the nine months ended September 30, 2017 with Taylor’s unaudited consolidated statement of operations for the nine months ended September 30, 2017 (comprised of the six months ended September 30, 2017 and the three months ended March 31, 2017). In order to prepare the accompanying pro forma combined statements of operations, Taylor’s net sales of $44.9 million and net loss of $2.2 million for the three months ended March 31, 2017 were included in both the fiscal year ended March 31, 2017 and nine months ended September 30, 2017. The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of operations do not reflect any non-recurring charges directly related to the Acquisition that may be incurred upon completion of the transactions. Further, because the tax rate used for these pro forma financial statements is an estimated statutory tax rate, it will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition, and no adjustment has been made to the unaudited pro forma condensed combined financial information as it relates to limitations on the ability to utilize deferred tax assets, such as those related to net operating losses and tax credit carryforwards, as a result of the Acquisition.

The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Taylor, which are set forth above, and the historical consolidated financial statements and notes thereto of the Company, which are included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2016, and our subsequent Quarterly Reports on Form 10-Q, as well as the other information contained in this proxy statement. Further review may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Taylor and the Company are not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial statements of the combined company that are not reflected in the pro forma adjustments.

The Acquisition will be treated as a business combination for accounting purposes; the Company is the accounting acquirer and Taylor is the accounting acquiree based on a number of factors viewed at the time of the preparation of this proxy statement which will be finalized upon the closing of the Acquisition. These factors include, but are not limited to, an evaluation of both quantitative and qualitative factors including the Stockholders Agreement and composition of management. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, the value of the Acquisition Shares will be determined based on the trading price of the Company’s common stock at the date of completion of the Acquisition. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Following completion of the Acquisition, final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during a period not to exceed one year following the date of completion of the transactions. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Taylor and the Company operating as a combined company or for liabilities resulting from integration planning, as management of Taylor and the Company are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance, relocation or retention costs in subsequent periods related to employees of both companies, as well as the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

Lifetime Brands, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2017

(in thousands)

	Historical
	Lifetime Brands, Inc.	Taylor Holdco, LLC	Pro Forma Adjustments	Notes		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,533	$11,842	$(11,842)	3	(b)	$5,533
Accounts receivable	119,732	27,864	—			147,596
Inventory	175,645	31,981	1,599	3	(c)	209,225
Prepaid expenses and other current assets	7,110	880	—			7,990
Income taxes receivable	862	—	—			862

TOTAL CURRENT ASSETS	308,882	72,567	(10,243)			371,206
PROPERTY AND EQUIPMENT, net	20,091	2,873	—			22,964
INVESTMENTS	24,480	—	—			24,480
INTANGIBLE ASSETS, net	90,045	210,197	81,782	3	(d)	382,024
DEFERRED INCOME TAXES (a)	8,458	3,070	—			11,528
OTHER ASSETS	1,768	225	700	3	(e)	2,693

TOTAL ASSETS	$453,724	$288,932	$72,239			$814,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term loan	$123	$—	$—			$123
Accounts payable	47,987	19,867	—			67,854
Accrued expenses	45,339	5,077	—			50,416
Current portion of contingent consideration	—	8,351	(8,351)	3	(f)	—
Mandatorily redeemable preferred units	—	26,306	(26,306)	3	(g)	—
Current portion of long-term debt	—	1,911	(1,911)	3	(e)	—

TOTAL CURRENT LIABILITIES	93,449	61,512	(36,568)			118,393
DEFERRED RENT & OTHER LONG-TERM LIABILITIES	17,429	—	—			17,429
DEFERRED INCOME TAXES	6,290	7,281	24,742	3	(h)	38,313
REVOLVING CREDIT FACILITY	128,457	—	(50,480)	3	(e)	77,978
LONG-TERM DEBT	—	176,988	87,250	3	(e)	264,238
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value	—	—	—			—
Common stock, $.01 par value	148	—	56	3	(i)	204
Other stockholders’ equity	207,951	43,151	47,239	3	(i)	298,341

TOTAL STOCKHOLDERS’ EQUITY	208,099	43,151	47,295			298,545

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$453,724	$288,932	$72,239			$814,895

Lifetime Brands, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months ended September 30, 2017

(in thousands except per share amounts)

	Historical
	Lifetime Brands, Inc.	Taylor Holdco, LLC	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$396,706	$119,726	$—			$516,432

Cost of sales	252,780	69,901	—			322,681

Gross margin	143,926	49,825	—			193,751
Distribution expenses	39,510	5,976	—			45,486
Selling, general and administrative expenses (a)	99,572	34,763	(173)	3	(j)	134,162
Impairment	—	2,100	—			2,100
Restructuring expenses	526	—	—			526

Income from operations	4,318	6,986	173			11,477
Interest expense	(3,114)	(11,434)	1,303	3	(e)	(13,245)
Loss on early retirement of debt	(110)	—	—			(110)
Redeemable preferred interest	—	(2,846)	2,846	3	(g)	—
Other income (expense)	—	(107)	—			(107)

Income (loss) before income taxes and equity in earnings	1,094	(7,401)	4,322			(1,985)
Income tax (provision) benefit	(863)	2,592	(1,642)	3	(k)	87
Equity in (losses) earnings, net of taxes	672	—	—			672

NET INCOME (LOSS)	$903	$(4,809)	$2,680			$(1,226)

BASIC INCOME (LOSS) PER COMMON SHARE	$0.06					$(0.06)

DILUTED INCOME (LOSS) PER COMMON SHARE	$0.06					$(0.06)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING
Basic	14,422		5,638	3	(l)	20,060
Diluted	14,900		5,638	3	(l)	20,060

Lifetime Brands, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(in thousands except per share amounts)

	Historical
	Lifetime Brands, Inc.	Taylor Holdco, LLC
	Year ended December 31, 2016	Year ended March 31, 2017	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$592,619	$173,706	$—			$766,325

Cost of sales	375,719	98,987	—			474,706

Gross margin	216,900	74,719	—			291,619
Distribution expenses	57,006	8,651	—			65,657
Selling, general and administrative expenses (a)	130,397	47,892	(1,038)	3	(j)	177,251
Impairment	—	2,100	—			2,100
Restructuring expenses	2,420	—	—			2,420

Income from operations	27,077	16,076	1,038			44,191
Interest expense	(4,803)	(15,487)	615	3	(e)	(19,675)
Loss on early retirement of debt	(272)	—	—			(272)
Redeemable preferred interest	—	(3,338)	3,338	3	(g)	—
Other income	—	11	—			11

Income (loss) before income taxes and equity in earnings	22,002	(2,738)	4,991			24,255
Income tax (provision) benefit	(7,030)	622	(1,897)	3	(k)	(8,305)
Equity in (losses) earnings, net of taxes	748	—	—			748

NET INCOME (LOSS)	$15,720	$(2,116)	$3,094			$16,698

BASIC INCOME PER COMMON SHARE	$1.11					$0.84

DILUTED INCOME PER COMMON SHARE	$1.08					$0.83

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING
Basic	14,174		5,638	3	(l)	19,812
Diluted	14,549		5,638	3	(l)	20,187

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of presentation

The accompanying unaudited pro forma financial statements are intended to reflect the impact of the Company’s acquisition of Taylor (the “Acquisition”) on its historical financial statements and present the pro forma condensed combined financial position and results of operations of the Company based on the historical financial statements of the Company and Taylor after giving effect to the Acquisition and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Company’s underlying financial information has been derived from the consolidated financial statements and notes thereto of the Company, which are included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and from the unaudited consolidated financial statements of the Company contained in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Taylor’s underlying financial information has been derived from the audited financial statements for the fiscal year ended March 31, 2017, included here, and from its unaudited financial statements for the nine months ended September 30, 2017.

The unaudited pro forma condensed combined balance sheet combines the unaudited historical condensed consolidated balance sheets of the Company and Taylor as of September 30, 2017, giving effect to the Acquisition as if it had occurred on September 30, 2017.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 assume the Acquisition took place on January 1, 2016, the beginning of the Company’s most recently completed fiscal year. The Company’s audited consolidated statement of operations for the fiscal year ended December 31, 2016 has been combined with Taylor’s audited consolidated statement of operations for the fiscal year ended March 31, 2017. The Company’s unaudited consolidated statement of operations for the nine months ended September 30, 2017 has been combined with Taylor’s unaudited consolidated statement of operations for the nine months ended September 30, 2017 (comprised of the six months ended September 30, 2017 and the three months ended March 31, 2017). Taylor’s net sales of $44.9 million and net loss of $2.2 million for the three months ended March 31, 2017, were included in both the fiscal year ended March 31, 2017 and nine months ended September 30, 2017 unaudited consolidated statement of operations.

Note 2. Estimated consideration and preliminary purchase price allocation

The estimated aggregate consideration for the Acquisition is approximately $315.3 million, $219.5 million of cash consideration and approximately 5.6 million newly issued shares of the Company’s common stock, with a value equal to approximately $95.8 million, based on the market value of the Company’s common stock as of December 15, 2017 (collectively, the “consideration”). The following table sets forth the components of the total consideration (in thousands).

Estimated cash portion of consideration	$219,500
Estimated consideration common shares issued	5,638
Company’s share price	$17.00

Equity portion of consideration	$95,846

Total estimated consideration	$315,346

The estimated cash portion of the consideration is subject to adjustments as defined in the Merger Agreement. Base cash consideration of $27.5 million (“Base Cash Consideration”) will be adjusted for the Working Capital

Deficit (as defined in the Merger Agreement) and the Transaction Expense Deficit (as defined in the Merger Agreement).Funded Debt (as defined in the Merger Agreement) will be paid by the Company on behalf of Taylor at the closing and is included in the calculation of the cash portion of the consideration. The amount of Funded Debt to be repaid by the Company shall not exceed $185.0 million (“Debt Surplus”) and shall not be less than $180.0 million (“Debt Deficit”). Any Funded Debt repaid by the Company in excess of the Debt Surplus or less than Debt Deficit, will result in further adjustment of the Base Cash Consideration to be paid to the sellers of Taylor. Transaction expenses of up to $7.0 million incurred by the sellers of Taylor will also be reimbursed by the Company. Transaction Expenses in amounts in excess of $7.0 million will be included as a reduction to the Base Cash Consideration.

The estimated cash portion of the consideration is calculated as follows (in thousands):

Current portion of long-term debt	$1,911
Long-term debt, excluding unamortized debt issuance costs	178,249
Contingent consideration	8,351

Estimated Funded Debt	188,511
Base Cash Consideration	27,500
Estimated transaction expenses	7,000
Funded Debt (Surplus) Deficit	(3,511)

Estimated cash portion of consideration	$219,500

The number of newly issued shares will represent 27% of the outstanding shares of the Company’s common stock, on a Closing Fully Diluted Basis, as of immediately following the closing of the Acquisition (rounded up to the nearest share). Closing Fully Diluted Shares will include shares issuable upon the exercise of all of the Company’s vested and unvested in-the-money stock options and unvested restricted shares of common stock that will vest by June 22, 2018, pursuant to the terms of the agreements in which such shares were granted. In accordance with GAAP, the fair value of equity securities issued as the consideration transferred will be measured on the closing date of the Acquisition at the then-current market price. The estimated stock portion of the consideration is based on the Company’s closing share price as of December 15, 2017. Pro forma fully diluted shares outstanding is calculated as follows (in thousands).

	Nine Months ended September 30, 2017	Year Ended December 31, 2016
Fully diluted weighted average shares outstanding	14,900	14,549
Unvested restricted shares of common stock	151	151
Estimated consideration shares issued	5,638	5,638

Pro forma fully diluted shares outstanding	20,689	20,187

Consideration sensitivity

The final total consideration will vary based upon the Company’s closing share price and adjustments to the Base Cash Consideration as discussed above. The following table provides a sensitivity analysis of the consideration and purchase price goodwill to the Company’s closing share price and Base Cash Consideration adjustments (in thousands).

	Total estimated consideration	Estimated Goodwill
As presented in the pro forma combined results	$315,346	72,979
10% increase in common stock price	324,931	82,563
10% decrease in common stock price	305,761	63,394
10% increase in cash portion of consideration	337,296	94,929
10% decrease in cash portion of consideration	293,396	51,029

Preliminary purchase price allocation

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with FASB ASC Topic 805, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the costs to acquire such interests will be allocated to the underlying net assets based on their respective fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill.

The following table summarizes the allocation of the preliminary purchase price as of September 30, 2017 (in thousands):

Fair Market Value
Net assets acquired	$46,510
Fair value adjustment to inventory	1,599
Intangible assets	219,000
Adjustment to deferred income taxes	(24,742)
Goodwill	72,979

Total estimated consideration to be paid	$315,346

The allocation of purchase price is preliminary at this time, and will remain preliminary until the Company finalizes the valuation of the assets acquired and liabilities assumed, which is not expected to be complete until after the Acquisition has closed. The final allocation of the purchase price is dependent on a number of factors, including the final determination of fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the Acquisition. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform Taylor’s financial statement presentation or accounting policies to those adopted by the Company. The Company has made estimates based on the best available information and is not aware of any material impacts that are not reflected. The unaudited pro forma financial statements also do not reflect potential fair value adjustments for certain tax assets and liabilities.

Note 3. Pro forma adjustments

(a)	Reclassifications

Reflects certain reclassifications that have been made to the historical presentation of Taylor’s consolidated financial statements to conform to the presentation used in the unaudited pro forma financial statements.

The following are details of the adjustments made to Taylor’s statement of operations for the nine months ended September 30, 2017 and year ended March 31, 2017 (in thousands).

	Nine Months ended	Year ended
	September 30, 2017	March 31, 2017
Selling, general, and administrative expenses- as reported by Taylor	$40,171	$55,897
Change in fair value of purchase price consideration- as reported by Taylor	568	646
Less: Distribution expenses	(5,976)	(8,651)

Selling, general, and administrative expenses- unaudited pro forma financial statements	$34,763	$47,892

(b)	Cash and cash equivalents

Reflects adjustments to cash and cash equivalents for the impacts of cash proceeds and expenditures directly attributable to the Acquisition as follows (in thousands).

Proceeds from new term loan	$275,000
Proceeds from revolving credit facility	77,978
Repayment of historical credit facility	(128,457)
Debt issuance costs related to new term loan and revolving credit facility	(12,063)
Company’s estimated transaction costs	(4,800)
Cash portion of consideration paid at closing	(219,500)

Pro forma adjustment to cash and cash equivalents	$(11,842)

(c)	Inventory

Reflects a preliminary estimate of the step-up in fair value of Taylor’s inventory to reflect the estimated selling price of the inventory, less the remaining selling costs and normal profit margin on the selling efforts. The increase is not reflected in the unaudited pro forma condensed combined statement of operations because it does not have a continuing impact.

(d)	Intangible assets, net and depreciation and amortization

Reflects an adjustment as follows: $81.8 million net increase to intangible assets to reflect the preliminary allocation of the purchase price to the fair value of Taylor’s intangible assets ($292.0 million fair value, less $210.2 million historical intangible assets of Taylor). A preliminary estimate of amortization for these intangibles is reflected in the unaudited pro forma condensed combined statement of operations using the straight-line amortization method as noted below (in thousands, except years).

Acquired Intangible Assets:	Estimated Fair Value	Estimated Useful Life	Nine Months ended September 30, 2017 Estimated Amortization Expense	Year ended December 31, 2016 Estimated Amortization Expense
Customer relationships	$146,000	15	$7,300	$9,733
Technology	4,100	10	308	410

Total finite-lived acquired intangible assets	150,100	Total amortization expense	$7,608	$10,143
Indefinite-lived intangible assets	68,900

Total identified intangible assets	219,000
Goodwill	72,979
Historical intangible assets	(210,197)	Historical amortization expense	(8,092)	(11,663)

Pro forma intangible adjustment	$81,782	Pro forma amortization adjustment	$(484)	$(1,520)

The detailed valuation studies necessary to arrive at the required estimates of the fair values for these assets and useful lives are not yet complete. Changes to the fair values of these assets and liabilities could have a material impact on the accompanying unaudited pro forma financial statements and will also result in changes to goodwill and deferred tax liabilities. A 10% change in the valuation of finite-lived intangible assets could cause a corresponding increase or decrease in amortization expense of approximately $0.8 million and $1.0 million for the nine months ended September 30, 2017 and year ended December 31, 2016, respectively, based on the estimated useful lives used above.

(e)	Debt and interest expense

Reflects the change in financing as a result of the Acquisition.

The pro forma financial statements give effect to financing the Acquisition by executing a $275.0 million term loan facility and revolving credit facility commitment of $150.0 million. The Company expects to incur approximately $12.1 million in debt issuance costs. Borrowings under the new term loan facility are expected to be at a weighted average interest rate of 5.57% with a term of 7 years. Borrowings under the new revolving credit facility are expected to be at a weighted average interest rate of 3.07% with a term of 5 years.

Taylor’s current and long-term debt and certain other debt obligations will be repaid by the Company upon completion of the Acquisition as a portion of the consideration.

Pro forma debt increases as follows (in thousands):

As of September 30, 2017
Elimination of the current portion of Taylor’s long-term debt	$(1,911)

New term loan borrowing	$275,000
Debt issuance costs related to the new term loan borrowing	(10,763)
Elimination of Taylor’s historical long-term debt, net of issuance costs	(176,988)

Pro forma long-term debt adjustment	$87,250

New revolving credit facility borrowings	$77,978
Repayment of the Company’s historical revolving credit facility	(128,457)

Pro forma adjustment to revolving credit facility	$(50,480)

Debt issuance costs associated with the new term loan facility are presented net of the borrowings and debt issuance costs associated with the revolving credit facility are presented as a non-current asset. A pro forma adjustment to other assets for the debt issuance costs related to the revolving credit facility is as follows (in thousands):

Debt issuance costs related to new revolving credit facility	$1,300
Elimination of the Company’s unamortized debt issuance costs related to the historical revolving credit facility	(600)

Pro forma other asset adjustment	$700

Pro forma interest expense increases (decreases) as follows (in thousands):

	Nine Months ended September 30, 2017	Year ended December 31, 2016
Interest expense on new term loan borrowing	$9,987	$15,315
Amortization of debt issuance costs for new term loan	1,153	1,538
Interest expense on revolving credit facility	1,795	2,393
Amortization of debt issuance costs for revolving credit facility	195	260
Elimination of the Company’s historical interest expense	(2,999)	(4,635)
Elimination of Taylor’s historical interest expense	(10,656)	(14,449)
Elimination of amortization related to Taylor debt issuance costs	(778)	(1,037)

Pro forma interest expense adjustment	$(1,303)	$(615)

Pro forma interest expense adjustment for the nine months ended September 30, 2017 reflects a reduction in the new term loan borrowing balance for planned repayments.

(f)	Contingent consideration

Reflects elimination of the current portion of contingent consideration of $8.4 million. Taylor’s historical current liabilities includes contingent consideration which will be repaid by the Company as part the Acquisition consideration.

(g)	Redeemable preferred units

Reflects adjustments to eliminate Taylor’s historical outstanding preferred units held by an unaffiliated third party, which will be redeemed by Taylor in connection with the Acquisition.

Reflects adjustments to eliminate Taylor’s preferred interest expense on outstanding preferred units held by an unaffiliated third party as if such preferred units had been redeemed on January 1, 2016.

(h)	Deferred income taxes

Represents an adjustment to deferred income taxes, which was calculated using a blended 38.0% U.S. federal, state and local statutory tax rate, net of federal tax benefit, multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below (in thousands):

As of September 30, 2017
Intangible assets identified	$219,000
Historical tax basis of intangible assets	(153,890)

Increase in intangible assets not deductible	65,110
Blended U.S. federal, state and local statutory tax rate, net of federal tax benefit	38.0%

Pro forma deferred income tax adjustment	$24,742

(i)	Equity

Reflects adjustments to eliminate Taylor’s historical equity balances, record estimated equity consideration at fair value and eliminate historical assets for the Acquisition (in thousands).

As of September 30, 2017
Par value of shares issued as consideration	$56

Pro forma common stock adjustment, at par value	$56

Additional paid-in capital for shares issued as consideration	$95,790
Estimated transaction costs	(4,800)
Elimination of Taylor’s historical members’ capital	(43,151)
Elimination of the Company’s historical debt issuance costs	(600)

Pro forma other equity adjustment	$47,239

(j)	Selling, general and administrative expenses

Reflects adjustments to selling, general and administrative expenses (in thousands).

	Nine Months ended September 30, 2017	Year ended December 31, 2016
Pro forma amortization expense adjustment for intangible assets shown in 3(d) above	$(484)	$(1,520)
Pro forma compensation adjustment	903	1,192
Elimination of Taylor’s management fee expenses	(592)	(710)

Pro forma selling, general and administrative expense adjustment	$(173)	$(1,038)

These adjustments reflect a new employment agreement executed with a key executive in connection with the Acquisition, resulting in a $0.3 million increase in the annual compensation for this executive from their previous compensation and a $0.9 million increase in annual equity compensation, which are reflected in the pro forma statement of operations.

(k)	Provision for Income Taxes

Reflects the income tax effect of the pro forma adjustments, which was calculated using a blended 38.0% U.S. federal, state and local statutory tax rate, net of federal tax benefit. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma financial statements for a variety of reasons, including post-acquisition activities (in thousands).

	Nine Months ended September 30, 2017	Year ended December 31, 2016
Pro forma selling, general and administrative expense adjustment	$(173)	$(1,038)
Pro forma interest expense adjustment	(1,303)	(615)
Pro forma redeemable preferred interest adjustment	(2,846)	(3,338)

Pro forma adjustments	(4,322)	(4,991)
Estimated effective tax rate	38.0%	38.0%

Pro forma income tax (provision) benefit adjustment	$(1,642)	$(1,897)

(l)	Net income (loss) per share

For the nine months ended September 30, 2017 and year ended December 31, 2016, pro forma combined basic net income per common share is calculated using the Company’s historical weighted average shares outstanding during each period plus the assumed issuance of 5.6 million shares of the Company’s common stock.

The pro forma combined earnings per basic share outstanding was calculated as follows (in thousands, except per share amounts).

	Nine Months ended September 30, 2017	Year ended December 31, 2016
Pro forma net income (loss)	$(1,226)	$16,698
Weighted average shares outstanding- basic	14,422	14,174
Common shares issued as equity portion of consideration	5,638	5,638

Pro forma combined weighted average shares outstanding- basic	20,060	19,812
Pro forma combined basic income (loss) per common share	$0.06	$0.84

The pro forma combined earnings per diluted share outstanding was calculated as follows (in thousands, except per share amounts).

	Nine Months ended September 30, 2017	Year ended December 31, 2016
Pro forma net income (loss)	$(1,226)	$16,698
Weighted average shares outstanding- diluted	14,422	14,549
Common shares issued as equity portion of consideration	5,638	5,638

Pro forma combined weighted average shares outstanding- diluted	20,060	20,187
Pro forma combined diluted income (loss) per common share	$0.06	$0.83

Vote Required and Board of Directors Recommendation

Approval of the issuance of the Acquisition Shares requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on this Proposal 1 at the special meeting. If you indicate “ABSTAIN” on your proxy card, it will have the same effect as a vote against approval of Proposal 1. If you do not submit a proxy or voting instructions or vote person at the meeting, your shares will not be counted in determining the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1. PROXIES RECEIVED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL 2

APPROVAL, ON A NONBINDING ADVISORY BASIS, OF THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BE PAYABLE TO THE COMPANY’S EXECUTIVE OFFICERS

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that the Company seek a nonbinding advisory vote from its stockholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the Acquisition, as reported in the Golden Parachute Compensation table on page 82 of this proxy statement. As required by these provisions, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Acquisition, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The approval of the majority of the shares present in person or by proxy and entitled to vote at the special meeting is required to approve the “golden parachute” compensation that may be payable to the Company’s named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2. PROXIES RECEIVED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL 3

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to grant discretionary authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to approve Proposal 1. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve such proposal. The approval of the majority of the shares present in person or by proxy and entitled to vote at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against any other proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3. PROXIES RECEIVED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may get copies of any of these documents (excluding exhibits), or this proxy statement, at no charge to you by writing the Company at Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530, or by calling 516-683-6000. You may also access these filings at our web site under the investor link at [●].

You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

If you would like to request any of these documents from us, please do so by, [●], 2018 to ensure you receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any of these documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

THIS PROXY STATEMENT IS DATED, [●], 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO THE STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INCORPORATION BY REFERENCE

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 9, 2017, for the quarter ended June 30, 2017, filed with the SEC on August 8, 2017 and for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017;

•	our 2017 Annual Proxy Statement filed with the SEC on May 1, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on January 19, 2017, February 21, 2017, June 23, 2017 and December 29, 2017.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the address and telephone number set forth above under “Where You Can Find Additional Information.”

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.

Taylor and Taylor Parent have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Taylor and Taylor Parent.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board of Directors knows of no other business that will be conducted at the special meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

SARA SHINDEL Secretary

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIFETIME BRANDS, INC.,

TPP ACQUISITION I CORP.,

TPP ACQUISITION II LLC,

TAYLOR PARENT, LLC,

TAYLOR HOLDCO, LLC,

AND

SOLELY FOR PURPOSES OF SECTIONS 7.16, 8.02 AND ARTICLE XV,

CP TAYLOR GP, LLC

December 22, 2017

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

EXHIBITS*

Exhibit A	Sample Fully Diluted Basis of Buyer Newly Issued Common Stock
Exhibit B-1	Form of First Certificate of Merger
Exhibit B-2	Form of Second Certificate of Merger
Exhibit C	Form of Initial Surviving Company Operating Agreement
Exhibit D	Letter Agreement
Exhibit E	Debt Commitment Letter
Exhibit F	Form of Stockholders Agreement
Exhibit G	Buyer Tax Representation Letter
Exhibit H	Company Tax Representation Letter
Exhibit I	FIRPTA Certificate

*	The schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 22, 2017, by and among Lifetime Brands, Inc., a Delaware corporation (“Buyer”), TPP Acquisition I Corp., a Delaware corporation and wholly-owned Buyer Subsidiary (“Merger Sub”), TPP Acquisition II LLC, a Delaware limited liability company and wholly-owned Buyer Subsidiary (“Buyer Survivor LLC”), Taylor Holdco, LLC, a Delaware limited liability company (the “Company”), Taylor Parent, LLC, a Delaware limited liability company (the “Seller”) and solely for purposes of Sections 7.16, 8.02 and Article XV, CP Taylor GP, LLC, a Delaware limited liability company and the managing member of the Company (“Taylor GP”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Schedule 1. Buyer, Merger Sub, Buyer Survivor LLC, the Company and the Seller are referred to herein collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, the Seller is the beneficial and record owner of all of the Common Units of the Company;

WHEREAS, Buyer desires to acquire all of the outstanding limited liability company interests of the Company for a combination of unregistered shares of Buyer Common Stock and cash consideration each as set forth below, and the Parties intend that (a) at the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”, and together with the DGCL, the “DE Laws”), Merger Sub will merge with and into the Company with the Company as the surviving entity (the “First Merger”), and (b) immediately following the First Merger, subject to the terms and conditions of this Agreement, and in accordance with DE Laws, the Company will merge with and into Buyer Survivor LLC with Buyer Survivor LLC as the surviving entity (the “Second Merger”);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholders for Merger Sub to enter into this Agreement, (b) approved the execution and delivery of this Agreement, Merger Sub’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby, including the First Merger, and (c) directed that this Agreement be submitted to Merger Sub’s stockholders for adoption in accordance with the DGCL and has resolved to recommend adoption of this Agreement by such stockholders;

WHEREAS, it is intended that Buyer, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and the transactions contemplated by this Agreement, including the First Merger, pursuant to action taken by written consent in accordance with the requirements of DE Law, promptly following the execution and delivery of this Agreement (the “Merger Sub Approval”);

WHEREAS, Taylor GP, as the manager of the Company has (a) determined that it is in the best interests of the Company and its equityholders for the Company to enter into this Agreement and (b) approved the execution and delivery of this Agreement, the Company’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby, including the First Merger and the Second Merger in accordance with DE Laws (the “Requisite Company Vote”);

WHEREAS, the sole member of Buyer Survivor LLC has (a) determined that it is in the best interests of Buyer Survivor LLC and its equityholders to enter into this Agreement, (b) approved the execution and delivery of this Agreement, Buyer Survivor LLC’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby, including the Second Merger and (c) has directed that this Agreement be submitted to its equityholders for adoption in accordance with the DLLCA and has resolved to recommend adoption of this Agreement by such equityholders;

WHEREAS, it is intended that Buyer, as the sole member of Buyer Survivor LLC, will approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Second Merger, pursuant to action taken by written consent in accordance with the requirements of DE Law, promptly following the execution and delivery of this Agreement (the “Buyer Survivor LLC Approval”);

WHEREAS, the Buyer Board has unanimously (a) determined that it is advisable and in the best interests of Buyer and its stockholders to enter into this Agreement, (b) approved the execution and delivery of this Agreement, Buyer’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby and (c) has directed that the Required Approval Matters be submitted to its stockholders for approval in accordance with the applicable Organizational Documents of Buyer and the rules and regulations of the SEC and NASDAQ and has resolved to recommend approval of the Required Approval Matters by such stockholders;

WHEREAS, for federal income Tax purposes, it is intended that the First Merger and the Second Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitutes, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement to the willingness of Buyer to enter into the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, Robert B. Kay has entered into that certain employment agreement with Buyer, which agreement will be effective upon the Closing (the “Employment Agreement”); and

WHEREAS, as an inducement to the willingness of the Company to enter into the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, each of Clifford Siegel, Daniel Siegel, Jeffrey Siegel and Ronald Shiftan (on behalf of themselves and any entities through which each such Person holds equity) has entered into a voting agreement, pursuant to which each of Clifford Siegel, Daniel Siegel, Jeffrey Siegel and Ronald Shiftan (on behalf of themselves and any entities through which each such Person holds equity) has agreed, among other things, to vote such Person’s shares of Buyer Common Stock to approve the issuance of the Equity Consideration as contemplated by this Agreement in accordance with the applicable Organizational Documents of Buyer and the rules and regulations of the SEC and NASDAQ (the “Voting Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

MERGER CONSIDERATION

1.01 Aggregate Consideration. The aggregate consideration to be paid by Buyer to the Seller pursuant to the transactions contemplated hereby for all of the equity interests of the Company, subject to adjustment as set forth herein, shall be payable as follows: (a)(i) $27,500,000 payable in cash, minus (ii) the Funded Debt Deficit, if any, plus (iii) the Funded Debt Surplus, if any, minus (iv) the Tax Deficit, if any, plus (v) the Working Capital Surplus, if any, minus, (vi) the Working Capital Deficit, if any, minus (vii) the Transaction Expense Deficit, if any, plus (viii) Company Cash, if any (collectively, the “Cash Consideration”); plus (b) a number of shares of Buyer Newly Issued Common Stock representing 27% of the outstanding shares of Buyer Common Stock, on a Fully Diluted Basis as of immediately following the Effective Time after taking into effect the issuance thereof (rounded up to the nearest share) (the “Equity Consideration”).

1.02 Determination of Equity Consideration. For purposes of this Agreement, “Fully Diluted Basis” means, as of the time of determination, the sum of (a) the number of registered and unregistered shares of Buyer Common Stock issued and outstanding (excluding any unvested restricted shares of Buyer Common Stock), plus (b) the number of shares of Buyer Common Stock issuable upon the exercise of all vested and unvested in-the-money stock options of Buyer (calculated using the treasury stock method, based on the average of the closing stock price of shares of Buyer Common Stock of the last 20 trading days prior to the day that is two Business Days prior to the Closing Date, weighted for volume), plus (c) the number of shares of unvested restricted Buyer Common Stock that will vest by June 22, 2018 pursuant to the terms of the agreements in which such shares were granted. For purposes of the foregoing clause (c), the number of such shares that will vest by June 22, 2018 shall be calculated on the assumption that any holder of such shares as of the Closing Date will continue to be employed by Buyer or any of its Affiliates or serve as a director of Buyer, as applicable, on June 22, 2018. Further, for purposes of the foregoing clause (c), shares that vest based on the performance of Buyer for the three-year period ended December 31, 2017, will be derived from Buyer’s audited financial statements for the years ended December 31, 2015, 2016 and 2017 (or, if the calculation is made prior to the finalization of Buyer’s 2017 audited financial statements, based on Buyer’s good faith estimate of its fiscal year 2017 performance). For the avoidance of doubt, no shares granted under Buyer’s performance stock plan for the three-year periods ending each of December 31, 2018 and December 31, 2019 or any later periods will be taken into consideration in such determination. An illustrative example calculation of Buyer’s outstanding shares of Common Stock on a Fully Diluted Basis as determined based on the assumptions set forth above is set forth as Exhibit A hereto.

ARTICLE II

THE MERGERS

2.01 First Merger. Subject to and upon the terms and conditions of this Agreement and the DE Laws, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity. The Company, as the surviving entity in the First Merger, is hereinafter sometimes referred to as the “Initial Surviving Company”.

2.02 Second Merger. Subject to and upon the terms and conditions of this Agreement and DE Laws, at the Time of the Second Merger, and on the same date as the Closing Date, the Initial Surviving Company shall be merged with and into Buyer Survivor LLC, whereupon the separate existence of the Initial Surviving Company shall cease and Buyer Survivor LLC shall continue as the surviving entity. Buyer Survivor LLC, as the surviving entity in the Second Merger, is hereinafter sometimes referred to as the “Surviving Company”.

2.03 Effective Time; Closing. At the Closing, but for the avoidance of doubt on the same date as the Closing Date, (a) the Company, Buyer and Merger Sub shall cause a certificate of merger, in form and substance substantially similar to Exhibit B-1 attached hereto (the “First Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DE Laws to complete the First Merger, and (b) immediately after the acceptance of the First Certificate of Merger by the Secretary of State of the State of Delaware, the Initial Surviving Company, Buyer and Buyer Survivor LLC shall cause a certificate of merger, in form and substance substantially similar to Exhibit B-2 attached hereto (the “Second Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DE Laws to complete the Second Merger. The First Merger shall become effective on the Closing Date at such time as the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree and shall specify in the First Certificate of Merger (the “Effective Time”) and the Second Merger shall become effective on the Closing Date at such time as the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree and shall specify in the Second Certificate of Merger (the “Time of the Second Merger”).

2.04 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of DE Laws. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Initial Surviving Company, and all debts, claims, obligations, restrictions, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, restrictions, liabilities and duties of the Initial Surviving Company.

(b) At the Time of the Second Merger, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of DE Laws. Without limiting the generality of the foregoing, and subject thereto, from and after the Time of the Second Merger, all of the assets, property, rights, privileges, immunities, powers and franchises of the Initial Surviving Company and Buyer Survivor LLC shall vest in the Surviving Company, and all debts, claims, obligations, restrictions, liabilities and duties of the Initial Surviving Company and Buyer Survivor LLC shall become the debts, claims, obligations, restrictions, liabilities and duties of the Surviving Company.

2.05 Certificate of Formation. The certificate of formation of the Company as in effect immediately prior to the Effective Time shall be the certificate of formation of the Initial Surviving Company, until amended in accordance with the terms thereof and applicable Law. The certificate of formation of Buyer Survivor LLC as in effect immediately prior to the Time of the Second Merger shall be the certificate of formation of the Surviving Company, until amended in accordance with the terms thereof and applicable Law.

2.06 Operating Agreement. The operating agreement substantially in the form attached hereto as Exhibit C shall be the operating agreement of the Initial Surviving Company until amended in accordance with the terms thereof, the certificate of formation of the Initial Surviving Company and applicable Law. The operating agreement of Buyer Survivor LLC as in effect immediately prior to the Time of the Second Merger shall be the operating agreement of the Surviving Company until amended in accordance with the terms thereof, the certificate of formation of the Surviving Company and applicable Law.

2.07 Managing Member; Board of Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the terms of the operating agreement of the Initial Surviving Company and applicable Law, Buyer at the Effective Time shall be the sole member and sole manager of the Initial Surviving Company, and the officers of the Merger Sub at the Effective Time shall be the officers of the Initial Surviving Company. From and after the Time of the Second Merger, until successors are duly elected or appointed in accordance with the terms of the bylaws of the Surviving Company and applicable Law, the board of directors of Buyer Survivor LLC at the Time of the Second Merger shall be the board of directors of the Surviving Company, and the officers of Buyer Survivor LLC at the Effective Time shall be the officers of the Surviving Company.

2.08 Conversion of Securities. On the terms and subject to the conditions of this Agreement, at the times set forth below, without any action on the part of the Parties, the following shall occur:

(a) Equity Interests. At the Effective Time, all of the equity interests of the Company (the “Equity Interests”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in the aggregate, an amount equal to the Cash Consideration, in cash without interest, subject to adjustment pursuant to the procedures set forth in Section 3.04, plus the Equity Consideration.

(b) Cancellation of Treasury Interests. At the Effective Time, each Equity Interest held immediately prior to the Effective Time by the Company or Buyer Survivor LLC as treasury interests or held by Buyer or any of its Subsidiaries shall be cancelled and no cash or other consideration shall be paid or payable with respect thereto.

(c) Merger Sub Common Stock. At the Effective Time, each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a limited liability company interest of the Initial Surviving Company.

(d) Buyer Survivor LLC Limited Liability Company Interests. At the Time of the Second Merger, each limited liability company interest of the Initial Surviving Company issued and outstanding immediately prior to the Time of the Second Merger shall be converted into and exchanged for a limited liability company interest of the Surviving Company.

(e) Books and Records. Upon the Seller’s receipt of the Equity Consideration and the Cash Consideration in accordance with the terms of this Article II, the Equity Consideration and the Cash Consideration shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Equity Interests (including any certificates representing such interests) outstanding as of immediately prior to the Effective Time and the books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Company with respect to the equity interests that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, any holder of Equity Interests as of immediately prior to the Effective Time shall cease to have any rights as an equity holder of the Company (or, for the avoidance of doubt, the Initial Surviving Company), except as provided in this Agreement or by applicable Law. At the Time of the Second Merger, the books of the Initial Surviving Company shall be closed, and there shall thereafter be no further registration of transfers of equity interests in the Initial Surviving Company outstanding immediately prior to the Time of the Second Merger on the records of the Initial Surviving Company.

2.09 Required Withholding. Each of Buyer, the Seller, the Initial Surviving Company and the Surviving Company (each a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax law or under any other applicable Law; provided that there shall be no U.S. federal income Tax withholding on payments to the Seller of any Cash Consideration or Equity Consideration if the Seller provides a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in the form attached hereto as Exhibit I and a duly completed and executed IRS Form W-9 claiming a complete exemption from backup withholding and if any Party becomes aware of any withholding obligation with respect to any consideration payable or otherwise deliverable pursuant to this Agreement (other than as a result of the failure to provide the aforementioned forms) such Party shall notify the Person in respect of whom such withholding is intended to be made and reasonably cooperate with such Person to reduce or eliminate such withholding. To the extent amounts are deducted or withheld pursuant to this Section 2.09, such deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Seller Waiver. Pursuant to this Agreement and effective as of the date hereof and as of the Effective Time, the Seller hereby waives, in all respects, any rights it may have to an appraisal of its Equity Interests under Section 18-210 of the DLLCA or any contractual rights pursuant to the operating agreement of the Company; provided, that such waiver shall not constitute a waiver of rights of exculpation, indemnification and advancement of expenses addressed in Section 8.05.

ARTICLE III

CLOSING; MERGER CONSIDERATION ADJUSTMENT

3.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP in New York, New York on the third Business Day following satisfaction or waiver of all of the closing conditions set forth in Article X, Article XI and Article XII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or on such other date as is mutually agreed by Buyer and the Company. Notwithstanding the foregoing, if the Marketing Period has not ended prior to the time that the conditions set forth in Article X, Article XI and Article XII hereof would have otherwise been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), Buyer shall not be obligated to consummate the Closing prior to the earlier to occur of (i) a date before or during the Marketing Period specified by Buyer on three Business Days’ prior written notice to the Company (provided that such notice may be conditioned upon the simultaneous closing of the Debt Financing and provided further, that if such Debt Financing has not closed by the date specified in such notice for any reason, such notice shall be automatically deemed withdrawn), and (ii) the third Business Day immediately following the final day of the Marketing Period; provided, that if the Marketing Period has ended and such date in subclause (ii) would cause the Closing to occur after the Outside Date, then for purposes of subclause (ii), the Closing shall occur on the Outside Date, subject, in each case, to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions). The date and time on which the Closing actually occurs is referred to herein as the “Closing Date”.

3.02 Closing Transactions. On the Closing Date:

(a) the Company, Buyer and the Merger Sub shall cause the First Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with DE Law and immediately following the acceptance of such filing by the Secretary of State of the State of Delaware, the Initial Surviving Company, Buyer and Buyer Survivor LLC shall cause the Second Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with DE Law;

(b) Buyer shall deliver to the Seller a certificate or, at the Seller’s request, which request shall be made no later than five Business Days prior to the Closing Date, other record of book entry ownership, representing a number of shares of Buyer Newly Issued Common Stock equal to the Equity Consideration, which certificate or other record shall be in the name of the Seller and shall bear a restrictive legend as described in the Stockholders Agreement;

(c) Buyer shall pay on behalf of the Group Companies, the outstanding amounts of any Company Funded Debt set forth on Section 10.04 of the Disclosure Letter, as set forth in the payoff letters from the holders of all Company Funded Debt listed on Section 10.04 of the Disclosure Letter that (1) reflect the amounts and relevant wire transfer instructions required in order to pay in full all such Company Funded Debt outstanding as of the Closing and (2) provide that, upon receipt in full of the amounts indicated, all commitments for financing in respect of such Company Funded Debt shall be terminated and all Liens with respect to the assets of the Group Companies securing the obligations under such Company Funded Debt shall be terminated and of no further force and effect and authorize a Group Company, its successors, assigns and designees to file evidence of such release in public offices, in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”);

(d) Buyer shall pay on behalf of the Company all Transaction Expenses set forth in the Transaction Invoices that remain unpaid as of the Effective Time, in the amounts, to the Persons and in accordance with the wire transfer instructions set forth in the Transaction Invoices provided by the Company within two Business Days prior to Closing; provided that for the avoidance of doubt, any Transaction Expenses in amounts in excess of $7,000,000 shall be included in the Transaction Expense Deficit as a reduction to the Cash Consideration;

(e) Buyer shall pay, on behalf of the Company, the Closing Redemption Payment Amount, as set forth in the certificate delivered pursuant to Section 3.04(a)(ii);

(f) Buyer shall deposit the Adjustment Escrow Amount with the Escrow Agent by wire transfer of immediately available funds pursuant to wire transfer instructions set forth in the Escrow Agreement, which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement to cover any Working

Capital Deficit, Funded Debt Deficit, Transaction Expense Deficit, Tax Deficit and/or adjustments with respect to Company Cash, in each case, in accordance with Section 3.04(b);

(g) subject to and in accordance with provisions of Section 3.04(a), Buyer shall remit to the Seller, or its designee, by wire transfer of immediately available funds to an account designated in writing by the Seller at least two Business Days prior to the Closing Date, an aggregate amount in cash equal to the Estimated Closing Cash Payment; and

(h) Buyer, the Seller, the Merger Sub, Buyer Survivor LLC and the Company shall make such other deliveries as are required by Section 3.03 hereof.

3.03 Closing Deliveries.

(a) At the Closing, the Company or the Seller, as applicable, shall deliver to Buyer each of the following:

(i) a certificate duly executed by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Sections 11.01, 11.02 and 11.03 have been satisfied;

(ii) a copy of the Company Certificate, certified by the Secretary of State of Delaware and a certificate of good standing of the Company from Delaware dated within ten days of the Closing Date;

(iii) copies of the following, certified by an authorized officer of the Seller, (1) the resolutions or written consent duly adopted by each of the Company’s and the Seller’s respective managers authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and (2) a copy of the Company’s operating agreement, including copies of all amendments thereto;

(iv) the Payoff Letters;

(v) written resignations, effective as of the Effective Time, from each director and officer of each Group Company, as applicable;

(vi) invoices issued by each intended beneficiary of the Transaction Expenses that sets forth (A) the amounts required to pay in full all such Transaction Expenses owed to such creditor on the Closing Date, and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person (collectively, the “Transaction Invoices”);

(vii) the Escrow Agreement, duly executed by the Seller and the Escrow Agent;

(viii) the Stockholders Agreement, duly executed by the Seller; and

(ix) (A) the Redemption Payoff Letter and (B) either (x) a release from the holders of Class A Interests substantially in the form of Section 8.02 with respect to their Class A Interests mutatis mutandis or (y) the letter agreement in the form attached hereto as Exhibit D, duly executed by the Seller (the “Letter Agreement”).

(b) At the Closing, Buyer shall deliver, or shall cause to be delivered, to the Seller and the Company, as applicable:

(i) a certificate dated as of the Closing Date stating that the conditions specified in Sections 12.01, 12.02 and 12.03 have been satisfied;

(ii) the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iii) the Stockholders Agreement, duly executed by Buyer.

3.04 Working Capital, Income Taxes, Transaction Expenses and Company Funded Debt.

(a) Estimated Closing Cash Payment. Not less than three Business Days prior to the Closing Date, the Seller shall deliver to Buyer:

(i) a statement, signed by an officer of the Seller, which sets forth a good faith estimate (including, in each case, reasonable supporting documentation and detail as to how each was determined) of each of (1) the Company Funded Debt, (2) the Funded Debt Deficit, if any, (3) the Funded Debt Surplus, if any, (4) the Transaction Expenses, (5) the Transaction Expense Deficit, if any, (6) Working Capital, (7) the Working Capital Surplus, if any, (8) the Working Capital Deficit, if any, (9) Company Cash and (10) the Tax Deficit (the calculation of which shall be reflected in reasonable detail), calculated in accordance Section 3.05 (the “Adjustment Items”), except that Tax Deficit shall not be calculated in accordance with Section 3.05, and, based on such estimates and the Closing Redemption Payment Amount as set forth on the statement provided in Section 3.04(a)(ii) below, a calculation of the Closing Cash Payment (the “Estimated Closing Cash Payment”); provided that for purposes of determining the Estimated Closing Cash Payment, but without limiting the determination of the Final Closing Cash Payment pursuant to Section 3.04(b)(v), estimated Company Cash pursuant to this Section 3.04(a) shall not exceed $5,000,000; and

(ii) a statement, signed by an officer of the Seller which sets forth the Redemption Amount (including reasonable supporting documentation and detail as to how it was determined) and the portion of the Redemption Amount to be paid by Buyer in accordance with Section 3.02(e) (“Closing Redemption Payment Amount”); provided, that notwithstanding anything to the contrary contained herein, each of the Company and the Seller hereby acknowledges and agrees that Buyer shall be able to rely in all respects on the calculation of the Closing Redemption Payment Amount provided pursuant to this Section 3.04(a)(ii) without liability of any kind to Buyer, any of its Affiliates or Representatives and without any responsibility of Buyer, any of its Affiliates (including, following the Closing, the Company) or Representatives to independently verify or calculate such amount. For the avoidance of doubt, for purposes of the calculation of the Estimated Closing Cash Payment, the Closing Cash Payments and Final Closing Cash Payment, the Closing Redemption Payment Amount shall be the amount set forth in the statement delivered pursuant to this Section 3.04(a)(ii).

(iii) Notwithstanding anything to the contrary contained herein, Buyer and its Representatives may make inquiries of or provide comments to the Seller, the Group Companies and their respective Representatives regarding questions or comments concerning or disagreements with the statements delivered pursuant to Section 3.04(a)(i) or (ii) arising in the course of Buyer’s review thereof, shall, and shall cause the Group Companies to, cooperate in good faith with such inquiries and consider such comments in good faith in connection with the preparation of the statement delivered pursuant to Section 3.04(a)(i) or (ii).

(b) Final Calculations.

(i) Within 120 days after the Closing Date, Buyer shall prepare and deliver to the Seller a statement, signed by an officer of Buyer, setting forth Buyer’s good faith calculation of each of the outstanding amounts of the Adjustment Items (including, in each case, reasonable supporting documentation and detail as to how each was determined), and, based on such numbers, Buyer’s good faith calculation of the Closing Cash Payment as of the Closing Date, except for the Tax Deficit, which shall be determined as of the end of the Closing Date (the “Closing Statement”).

(ii) The Seller shall have a period of 30 days after the date it receives the Closing Statement from Buyer to deliver to Buyer written notice of the Seller’s disagreement with any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement, including each line item and amount for which there is a disagreement (a “Dispute Notice”). If a Dispute Notice is not delivered by the Seller to Buyer within such 30-day period, then the Closing Statement delivered by Buyer to the Seller pursuant to Section 3.04(b)(i) and the amounts set forth therein shall be final and binding and the Closing Statement shall be deemed the “Final Closing Statement”. Any amount(s) not in dispute on the date such Dispute Notice is given shall be treated as final and binding. During the 30 days following Buyer’s receipt of a Dispute

Notice, Buyer and the Seller shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Dispute Notice, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of Buyer and the Seller.

(iii) If Buyer and the Seller are unable to resolve the disputed items set forth in the Dispute Notice within 30 days following Buyer’s receipt of such Dispute Notice (or such longer period as Buyer and the Seller may mutually agree in writing), subject to this Section 3.04(b)(iii), such disputed items shall be submitted to, and shall be resolved by, an independent nationally recognized accounting firm mutually agreed upon by Buyer and the Seller. The accounting firm so agreed to by Buyer and the Seller is hereinafter referred to as the “Independent Accountant”. Buyer and the Seller shall submit to the Independent Accountant for review and resolution all matters (but only such matters) that are set forth in the Dispute Notice which remain in dispute. Buyer and the Seller shall instruct the Independent Accountant to select one of its partners experienced in purchase price adjustment disputes (including the items in dispute) to make a final determination of the Adjustment Items, each calculated with reference to the items that are in dispute as set forth in the Dispute Notice. Buyer and the Seller shall instruct the Independent Accountant that, in resolving the items in the Dispute Notice that are still in dispute and in determining the Adjustment Items, the Independent Accountant shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Buyer in the Closing Statement, on the one hand, or the Seller in the Dispute Notice, on the other hand, or (B) less than the smallest value for such item assigned by Buyer in the Closing Statement, on the one hand, or the Seller, on the other hand in the Dispute Notice, (ii) make its determination based on an independent review but only as an arbiter (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountant’s discretion, a one-day conference concerning the dispute, at which conference each of Buyer and the Seller shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (iii) render a final resolution in writing to Buyer and the Seller (which final resolution shall not be based on any purchase account or other adjustments arising out of the consummation of the transactions contemplated by this Agreement and shall be requested by Buyer and the Seller to be delivered not more than 45 days following submission of such disputed matters to the Independent Accountant), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Adjustment Items and (iv) provide a written report to Buyer and the Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountant’s final determination. The fees and expenses of the Independent Accountant shall be allocated between Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the disputes not awarded to each of Buyer and the Seller bears to the amount actually contested by such Party. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves the dispute by awarding to the Seller $300 of the $1,000 contested, then the fees and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to the Seller.

(iv) The Closing Statement (as adjusted by the agreement of the Parties or at the direction of the Independent Accountant, as applicable) shall be deemed the Final Closing Statement for the purposes of this Section 3.04 upon the earliest of the (i) failure of the Seller to notify Buyer of a dispute within 30 days after the Seller receives the Closing Statement, (ii) resolution of all disputes, pursuant to Section 3.04(b)(ii), by Buyer and the Seller, and (iii) resolution of all disputes, pursuant to Section 3.04(b)(iii), by the Independent Accountant.

(v) Within five Business Days following the determination of the Final Closing Statement in accordance with Section 3.04(b)(iv):

(1) if the Estimated Closing Cash Payment is greater than the final Closing Cash Payment as determined based on the final determination of the Adjustment Items pursuant to Section 3.04(b)(iv) (the “Final Closing Cash Payment”), then (A) Buyer and the Seller shall instruct the Escrow Agent to, pursuant to the terms of the Escrow Agreement, pay to Buyer out of the Adjustment Escrow Fund an amount equal to such excess and (B) (i) if such excess is greater than the Adjustment Escrow Fund, the Seller shall pay to Buyer such difference and (ii) if such excess is not greater than the Adjustment Escrow Fund, Buyer and the Seller shall instruct the

Escrow Agent to, pursuant to the terms of the Escrow Agreement, release any funds remaining in the Adjustment Escrow Fund following the payment to Buyer described in clause (A) (if applicable) in accordance herewith and in the Escrow Agreement to the Seller; and

(2) if the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment, (A) Buyer shall pay an aggregate amount equal to the difference between the Final Closing Cash Payment and the Estimated Closing Cash Payment to the Seller and (B) thereafter, Buyer and the Seller shall instruct the Escrow Agent to, pursuant to the terms of the Escrow Agreement, release all funds in the Adjustment Escrow Fund to the Seller.

(vi) Upon the making of all applicable payments in accordance with Section 3.04(b)(v), none of the Parties may make or assert any claim under this Section 3.04 (except in the case of fraud) in connection with the matters contemplated by this Section 3.04).

(vii) All payments required under this Section 3.04 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least two Business Days prior to the applicable payment date.

(viii) The Company, the Seller and Buyer agree to treat any payment made pursuant to this Section 3.04 as an adjustment to the Cash Consideration for federal, state, local and foreign Tax purposes, except as otherwise required by applicable Law.

(ix) During the period of time from and after the Sellers’ receipt of the Closing Statement through the final determination of the Final Closing Cash Payment in accordance with this Section 3.04, Buyer shall, and shall cause the Group Companies to, (i) permit the Seller and its Representatives to consult with the Group Companies and the Company’s accountants and (ii) provide to the Seller and its Representatives reasonable access during reasonable hours and under reasonable circumstances to all the properties, books, contracts and records of the Group Companies and such personnel and representatives relevant to the review of the Closing Statement and Buyer’s determination of the Final Closing Cash Payment or any component thereof in accordance with this Section 3.04 (including those of Buyer Surviving LLC’s accountants subject to the execution of appropriate agreements with Buyer Survivor LLC’s accountants and at the Seller’s sole expense), in each case as reasonably requested by the Seller.

3.05 Preparation of Statements delivered by the Company pursuant to Section 3.04(a)(i) and the Closing Statement. Notwithstanding anything to the contrary contained herein, statements delivered by the Company pursuant to Section 3.04(a)(i) and the Closing Statement (and all calculations of Working Capital, Company Funded Debt, Company Cash and the Transaction Expenses, other than the Tax Deficit) shall be prepared and calculated (i) in accordance with the accounting methodologies, principles, policies, procedures and practices used in the preparation of the Financial Statements and in accordance with the principles and line items set forth in Schedule 3.05 (collectively, the “Accounting Principles”) (which principles and line items in Schedule 3.05 shall control) and (ii) thereafter, to the extent consistent with the Accounting Principles, in accordance with GAAP, except that both the statement delivered by the Company pursuant to Section 3.04(a)(i) and the Closing Statement (and all calculations of Working Capital, Company Cash, Company Funded Debt and the Transaction Expense Amount) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement. In the event of any conflict between these two areas of priority, the Accounting Principles shall control. For the avoidance of doubt, solely for purposes of determining the Final Closing Cash Payment or any component thereof pursuant to this Agreement, no actions taken by Buyer on its own behalf or on behalf of the Group Companies, on or following the Closing Date, shall be given effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER, MERGER SUB AND

BUYER SURVIVOR LLC

Except as set forth in the corresponding sections of the Disclosure Letter (subject to Section 15.07(e)), Buyer represents and warrants to the Seller and the Company that, as of the date hereof and as of the Closing Date:

4.01 Organization. Buyer and Merger Sub are each corporations duly incorporated under DE Law, and Buyer Survivor LLC is a limited liability company duly formed under DE Law, and each of Buyer, Merger Sub and Buyer Survivor LLC is validly existing and in good standing under DE Law and has the power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Buyer Subsidiary (a) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and (b) has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as conducted on the date hereof. Buyer and each Buyer Subsidiary is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not have a Buyer Material Adverse Effect. True, correct and complete copies of the Organizational Documents of Buyer and each of its Subsidiaries have been made available to the Seller.

4.02 Authorization. Each of Buyer, Merger Sub and Buyer Survivor LLC has the power and authority to execute and deliver this Agreement, and when executed and delivered, will have the power and authority to execute and deliver the other Transaction Documents to which Buyer, Merger Sub or Buyer Survivor LLC, as applicable, is a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Required Approval Matters is the only vote or approval of the holders of any class or series of equity interests of Buyer necessary to adopt this Agreement and to approve the transactions contemplated hereby. This Agreement has been, and the other Transaction Documents to which Buyer, Merger Sub or Buyer Survivor LLC, as applicable, is a party shall be, as of the Closing Date, duly authorized, executed and delivered by Buyer, Merger Sub and Buyer Survivor LLC, as applicable, and when duly executed by all parties thereto and delivered by Buyer, Merger Sub and Buyer Survivor LLC, shall constitute the legal, valid and binding obligations of Buyer, Merger Sub and Buyer Survivor LLC, enforceable against Buyer, Merger Sub and Buyer Survivor LLC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application affecting enforcement of creditors’ rights or general principles of equity, whether such enforceability is considered in a Proceeding in equity or at Law (“Enforceability Exceptions”). The Buyer Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Buyer was present, (a) determined that it is advisable and in the best interests of Buyer and its stockholders to enter into this Agreement, (b) approved the execution and delivery of this Agreement, Buyer’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby and (c) has directed that the Required Approval Matters be submitted to its stockholders for approval in accordance with the applicable Organizational Documents of Buyer and the rules and regulations of the SEC and NASDAQ and has resolved to recommend approval of the Required Approval Matters by such stockholders. Such resolutions have not been amended or withdrawn as of the date of this Agreement.

4.03 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, filing of the Certificates of Merger and receipt of the Required Approval Matters, neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of Buyer, Merger Sub or Buyer Survivor LLC, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Buyer, Merger Sub or Buyer Survivor LLC is a party or by which Buyer, Merger Sub or Buyer Survivor LLC or any of their respective assets may be bound, (d) violate any Law applicable to Buyer, Merger Sub or Buyer Survivor LLC or (e) result in the creation or imposition of any Lien upon or with respect to any of the assets owned, leased or licensed by Buyer, Merger Sub or Buyer Survivor LLC, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations, conflicts, defaults or rights which would not, or would not be reasonably likely to, have a Buyer Material Adverse Effect.

4.04 Litigation. There is no Proceeding, whether with a third party or Governmental Authority, pending or, to the Knowledge of Buyer, threatened against Buyer, Merger Sub or Buyer Survivor LLC, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement or which would, or would be reasonably likely to, cause a Buyer Material Adverse Effect.

4.05 Financial Capability. Attached hereto as Exhibit E is a true, correct and complete copy of the executed debt commitment letter, dated on or about the date hereof, between Buyer and each of Golub Capital LLC and JPMorgan Chase Bank, N.A. (as permitted by Section 7.09 to be amended, modified or replaced, including all exhibits, schedules and annexes attached thereto, collectively, the “Debt Commitment Letter”), pursuant to which each of Golub Capital LLC and JPMorgan Chase Bank, N.A. has agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein for purposes including the financing of the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”). Buyer has provided to the Seller a true, complete and correct copy of the executed fee letters related thereto dated as of the date hereof (which fee letter may be redacted solely to redact fee amounts, alternative fee arrangements, flex terms and other economic terms) as the same may be amended or replaced in accordance with Section 7.09, including all exhibits, schedules and annexes attached thereto, collectively, the “Debt Fee Letters”). As of the date hereof, the Debt Commitment Letter and the Debt Fee Letters have not been amended, restated or otherwise modified or waived in any manner adverse to the Company, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. The Debt Commitment Letter in the form so delivered to the Seller on the date hereof is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, in each case in accordance with its terms, subject to the Enforceability Exceptions. There are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing other than as set forth in the Debt Commitment Letter, and other than the Debt Fee Letters, there are no side letters or other contracts or arrangements (oral or written) related to the Debt Financing. To the Knowledge of Buyer, no event has occurred that, with or without notice, lapse of time, or both, would constitute a default or breach on the part of Buyer or any other party thereto, in each case under the terms and conditions of the Debt Commitment Letter. Subject to the terms and conditions of the Debt Commitment Letter, the net proceeds contemplated from the Debt Financing, when funded in accordance with the Debt Commitment Letter, will, in the aggregate, together with all Cash, be sufficient on the Closing Date for (x) the satisfaction of all of Buyer’s payment obligations due at Closing under this Agreement, the Escrow Agreement and any related agreement in connection with consummating the transactions contemplated by this Agreement, including any repayment or refinancing of Company Funded Debt as a result of the consummation of the transactions contemplated by this Agreement and (y) the payment of any fees and expenses payable at Closing by Buyer in connection with the transactions contemplated hereby and the Escrow Agreement. Buyer has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement pursuant to the Debt Commitment Letter or Debt Fee Letters.

4.06 Organization of Merger Sub and Buyer Survivor LLC. Each of Merger Sub and Buyer Survivor LLC is a direct subsidiary of Buyer, which was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement. Buyer Survivor LLC is, and has since its formation been, a disregarded entity for all U.S. federal, and, as applicable, state and local, income tax purposes.

4.07 Certain Fees. Except as set forth on Section 4.07 of the Disclosure Letter, neither the Company nor the Seller shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of Buyer or any of its Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or any of its Affiliates.

4.08 Issuance of Buyer Newly Issued Common Stock. The issuance and delivery of Buyer Newly Issued Common Stock at the Closing in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Buyer (other than with respect to the Required Approval Matters) and, when issued as contemplated hereby, such Buyer Newly Issued Common Stock shall be (i) duly authorized, duly and validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of DE Law, Buyer’s Organizational Documents or any Contract to which Buyer or any of its Subsidiaries is a party or otherwise bound and (ii) duly listed on NASDAQ, subject to official notice of issuance. Such Buyer Newly Issued Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws and will not have been issued in violation of applicable Laws, applicable NASDAQ rules or regulations.

4.09 SEC Filings, Buyer Common Stock and Buyer Financials.

(a) Buyer has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and all Buyer SEC Documents (the “Reporting Documents”). Each Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act and the Securities Act, as applicable to such Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. (1) The Buyer Common Stock is listed on NASDAQ, (2) Buyer has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such Buyer Common Stock, (3) there are no actions pending or, to the Knowledge of Buyer, threatened, against Buyer by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Buyer Common Stock on NASDAQ, (4) the Buyer Common Stock is in compliance with all of the applicable listing and corporate governance rules of NASDAQ and (5) except as set forth on Section 4.09(a) of the Disclosure Letter, there are no shares of Buyer Common Stock or any other equity security of Buyer issuable upon conversion or exchange of any issued and outstanding security of Buyer nor are there any rights, options outstanding or other Contracts to acquire shares of Buyer Company Stock or any other equity security of Buyer (including any stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which Buyer is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Buyer) nor stock appreciation, phantom stock, profit participation or Contracts relating to the equity securities of Buyer nor is Buyer contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. No Buyer Stockholder or any other Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock of Buyer. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Buyer.

(b) Section 4.09(b) of the Disclosure Letter sets forth, as of the date hereof, the amounts and types of Buyer’s outstanding equity, and there are no other equity securities or ownership interest of any kind of Buyer authorized, designated, issued, reserved for issuance or outstanding as of the date hereof. All outstanding equity of Buyer is duly authorized, validly issued and fully paid.

(c) Section 4.09(c) of the Disclosure Letter sets forth a true, correct and complete list of the Buyer Subsidiaries, listing for each such Buyer Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization. All of the outstanding equity securities of each Buyer Subsidiary are validly issued, fully paid, nonassessable (as applicable) and free of preemptive rights and are owned by Buyer or another Buyer Subsidiary, whether directly or indirectly, free and clear of all Liens other than Permitted Liens. There are no options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or Contracts relating to the equity securities of any Buyer Subsidiary or obligating Buyer or any Buyer Subsidiary to issue or sell any equity securities of, or any other interest in, any Buyer Subsidiary. There are no voting trusts, stockholder agreements, member agreements, proxies or other agreements in effect with respect to the voting or transfer of any equity securities of or any other interests in any Buyer Subsidiary. There are no Contracts to which any Buyer Subsidiary is a party which require any such Buyer Subsidiary to repurchase, redeem or otherwise acquire any equity securities or to make any investment in any other Person.

(d) The financial statements and notes contained or incorporated by reference in Buyer’s (i) annual reports on Form 10-K for the past three fiscal years and Buyer’s quarterly reports on Form 10-Q for each fiscal quarter during such periods that Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer referred to in clause (i) above, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above, whether or not available through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR), (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (A) GAAP applied on a consistent basis throughout the periods involved and (B) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

4.10 Proxy Statement. The Proxy Statement will, on the date the Proxy Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Buyer Stockholders, as the case may be, not contain, as of each such date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by the Seller or the Group Companies).

4.11 Section 203 Approval. Assuming the accuracy of the representations set forth in Section 6.10, Buyer, acting through the Buyer Board, has taken all action necessary to (i) exempt this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof; and (ii) exempt the transactions contemplated by this Agreement pursuant to which the Seller shall become an “interested stockholder” from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof. To the Knowledge of Buyer, no other state takeover statute, including moratorium, control share acquisition, business combination, fair price or other similar anti-takeover law, applies to this Agreement or the Voting Agreement or the transactions contemplated hereby or thereby.

4.12 Compliance with Law. Except as would not, or would not be reasonably likely to, have a Buyer Material Adverse Effect:

(a) the business and operations of Buyer and each of the Buyer Subsidiaries is, and during the past three years has been, operated in compliance in all material respects with all applicable Laws and binding Orders of all Governmental Authorities. During the past three years, none of Buyer or any of the Buyer Subsidiaries has received written notice of or, to the Knowledge of Buyer, been under investigation with respect to, any claimed noncompliance with applicable Laws or binding Order of any Governmental Authority on the part of Buyer or any of the Buyer Subsidiaries;

(b) none of Buyer or any of its Subsidiaries, nor any director, officer, employee or agent of Buyer or any of its Subsidiaries, nor, to the Knowledge of Buyer, any other Person acting on behalf of Buyer or any of its Subsidiaries, directly or indirectly, has, in the past three years, given or agreed to give any gift or similar benefit to any customer, supplier, Government Official or other Person for the purpose of: (A) influencing any act or decision of any Government Official, including a decision to not comply with such Person’s official duties; (B) inducing any Government Official to act or fail to act in violation of such Persons’ duties; or (C) causing any Government Official to influence any act or decision of any Government Entity in order to obtain or retain business, or direct business toward any Person; and

(c) without limiting the generality of the foregoing, to the Knowledge of Buyer, Buyer and each Buyer Subsidiary is, and during the past five years has been, in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd–1, et seq.) and (ii) local anti-corruption and bribery legal requirements, in each case, in jurisdictions in which Buyer or such Buyer Subsidiary is carrying on business or otherwise operating, including those jurisdictions where such legal requirements impose liability for the conduct of associated third parties (collectively, “Buyer Anti-Bribery Laws”) and, to the Knowledge of Buyer, no employee, officer, director, partner or member of Buyer or any Buyer Subsidiary has taken any action which would cause it to be in violation of any Buyer Anti-Bribery Laws. To the Knowledge of Buyer, during the past three years, none of Buyer or any of the Buyer Subsidiaries has received any communication from any Governmental Authority that alleges that Buyer or any of its agents is in violation of, or has, or may have, any material liability under, any Buyer Anti-Bribery Law.

4.13 Absence of Certain Changes. Except as set forth on Section 4.13(a) of the Disclosure Letter, since September 30, 2017 to the date hereof:

(a) Buyer and the Buyer Subsidiaries have conducted their business in all material respects in the ordinary course of business of Buyer and the Buyer Subsidiaries consistent with past practice (including with respect to quantity and frequency);

(b) there has not occurred a Buyer Material Adverse Effect;

(c) there has been no casualty, loss, damage or destruction of any material property that is material to Buyer and the Buyer Subsidiaries, taken as a whole, and that is not covered by insurance; and

(d) there has been no other action by Buyer or any of the Buyer Subsidiaries which, if such action had been taken (or failed to be taken) by Buyer or any of its Subsidiaries between the date of this Agreement and the Closing Date, would have required the consent of Buyer under Section 7.02.

4.14 No Undisclosed Liabilities. As of the date hereof, except as set forth in the balance sheet in Buyer’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 or Section 4.14 of the Disclosure Letter, Buyer and the Buyer Subsidiaries do not have any liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet, except for liabilities (a) incurred since September 30, 2017 in the ordinary course of business of Buyer and the Buyer Subsidiaries consistent with past practice (including with respect to quantity and frequency), (b) incurred since September 30, 2017 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities and obligations disclosed in this Agreement (including the Disclosure Letter) or (d) as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.15 Equity Interests. Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer acknowledges and agrees that the Equity Interests to be acquired pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by Buyer of the Equity Interests has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Equity Interests shall be characterized as “restricted securities” under the Securities Act.

4.16 Tax Returns; Taxes. Except as otherwise disclosed on Section 4.16 of the Disclosure Letter, as of the date hereof:

(a) all income and other material Tax Returns of Buyer and each of the Buyer Subsidiaries required to have been filed with any Taxing Authority in accordance with any applicable Law have been timely (within any applicable extension periods) filed and each such Tax Return correctly and completely reflects liabilities for Taxes and all other information required to be reported thereon in all material respects;

(b) all material Taxes due and owing by Buyer and each of the Buyer Subsidiaries have been paid in full; and

(c) no material deficiencies for any Taxes of Buyer or any of the Buyer Subsidiaries are being asserted, proposed or threatened in writing, and no audit or investigation of any Tax Return of Buyer or any of the Buyer Subsidiaries is currently underway, pending or threatened in writing.

4.17 Opinion of Houlihan Lokey Capital, Inc. The Buyer Board has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, qualifications and limitations on the review undertaken and other matters considered, the Equity Consideration and the Cash Consideration, in the aggregate, to be paid by the Buyer pursuant to this Agreement was fair from a financial point of view to Buyer, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as set forth in the corresponding sections of the Disclosure Letter (subject to Section 15.07(e)), the Seller hereby represents and warrants to Buyer that, as of the date hereof and as of the Closing Date:

5.01 Organization. Each Group Company (a) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and (b) has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as conducted on the date hereof. Each Group Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not be material. True, correct and complete copies of the Organizational Documents of each Group Company have been made available to Buyer.

5.02 Authorization. The Company has the requisite limited liability power and authority to execute and deliver this Agreement, and when executed and delivered will have, the requisite limited liability power and authority to execute and deliver the other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Requisite Company Vote is the only vote or approval of the holders of any class or series of equity interests of the Company necessary to adopt this Agreement and to approve the transactions contemplated hereby. This Agreement has been and, when executed and delivered, the other Transaction Documents will be, duly authorized, executed and delivered by the Company and, when duly authorized, executed and delivered by all other Parties, constitutes, or in the case of the other Transaction Documents, will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.03 Capitalization.

(a) Section 5.03(a)(i) of the Disclosure Letter sets forth (i) the amounts and (ii) types of the Company’s outstanding equity and (iii) the record and beneficial owners of its outstanding equity, and there are no other equity securities or ownership interest of any kind of the Company authorized, designated, issued, reserved for issuance or outstanding. All outstanding equity of the Company is duly authorized, validly issued and fully paid. None of the issued and outstanding Equity Interests were issued in violation of any preemptive rights or Laws. Except as set forth on Section 5.03(a)(ii) of the Disclosure Letter, there are no options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other agreements relating to the Equity Interests or obligating either the members of the Company or the Company to issue or sell any Equity Interests, or any other interest in, the Company. Except as set forth on Section 5.03(a)(iii) of the Disclosure Letter or as contemplated by this Agreement, there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Equity Interests or to make any investment in any other Person. Except as set forth on Section 5.03(a)(iv) of the Disclosure Letter, there are no voting trusts, stockholder agreements, operating agreements, member agreements, proxies or other agreements in effect with respect to the voting or transfer of any interests in the Company.

(b) All of the outstanding equity securities of each Company Subsidiary are validly issued, fully paid, nonassessable (as applicable) and free of preemptive rights and are owned by the Company or another Company Subsidiary, whether directly or indirectly, free and clear of all Liens other than Permitted Liens. There are no options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity securities of, or any other interest in, any Company Subsidiary. Except as set forth on Section 5.03(b)(i) of the Disclosure Letter, there are no voting trusts, stockholder agreements, member agreements, proxies or other agreements in effect with respect to the voting or transfer of any equity securities of or any other interests in any Company Subsidiary. Except as set forth on Section 5.03(b)(ii) of the Disclosure Letter, there are no Contracts to which any Company Subsidiary is a party which require any Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or to make any investment in any other Person.

(c) None of the Group Companies has outstanding any options to purchase equity securities of any Group Company and, except as set forth on Section 5.03(c) of the Disclosure Letter, no Group Company has issued options in the past three years.

(d) Section 5.03(d) of the Disclosure Letter sets forth a good faith estimate, as of December 31, 2017, of the Redemption Amount and the estimated pro rata percentage of such Redemption Amount to be paid to each holder of Class  A Interests.

5.04 Company Subsidiaries. Section 5.04 of the Disclosure Letter sets forth a true, correct and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization.

5.05 Consents and Approvals; No Violations. Assuming that the representations and warranties of Buyer, Merger Sub and Buyer Survivor LLC contained in Article IV are true and correct, except as set forth on Section 5.05 of the Disclosure Letter, the filing of the Certificates of Merger and the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Company, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (c) violate, conflict with, or result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract or Lease, (d) violate any Law applicable to any Group Company or (e) result in the creation or imposition of any Lien, other than a Permitted Lien, upon or with respect to any of the assets owned, leased or licensed by any Group Company, excluding from the foregoing clauses (b), (c), and (d) such requirements, violations, conflicts, defaults or rights which would not, or would not reasonably be expected to, be material to the Group Companies.

5.06 Financial Statements; Company Records.

(a) The Company has made available to Buyer true, correct and complete copies of the audited consolidated balance sheets of the Group Companies for the fiscal years ended March 31, 2017, March 31, 2016 and March 31, 2015, and the related audited consolidated statements of operations and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Group Companies as of September 30, 2017 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Group Companies for the seven-month period then ended (together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”). Except as set forth on Section 5.06 of the Disclosure Letter, each of the Financial Statements and the Unaudited Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Group Companies as at the respective dates thereof and for the respective periods indicated therein, in each case, except as otherwise noted therein and subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes. Since January 1, 2015, the Group Companies have maintained a system of internal accounting and other controls designed to provide reasonable assurance that, for the Group Companies, material transactions are recorded as necessary to permit preparation of the financial statements in conformity with GAAP, as applied by each Group Company throughout the periods covered thereby.

(b) Group Company Records. The books and records of the Group Companies contain true, correct and complete copies of the minutes of all meetings of directors, managers, general partners, managing members or managers thereof (including committees thereof) and stockholders, members or partners, as applicable, and all actions by written consent since the time of organization, formation or incorporation of the respective Group Company, as the case may be, through the date of this Agreement. True, correct and complete copies of the materials described in the immediately preceding sentence have been made available to Buyer.

5.07 No Undisclosed Liabilities. As of the date hereof, except as set forth in the Unaudited Balance Sheet or Section 5.07 of the Disclosure Letter, the Group Companies do not have any liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet, except for liabilities (a) incurred since the Balance Sheet Date in the Ordinary Course, which individually or in the aggregate are not material, (b) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities and obligations disclosed in this Agreement (including the Disclosure Letter) or (d) as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.

5.08 Absence of Certain Changes; No Company Funded Debt.

(a) Except as set forth on Section 5.08(a) of the Disclosure Letter, since the Balance Sheet Date to the date hereof:

(i) the Group Companies have conducted their business in all material respects in the Ordinary Course;

(ii) there has not occurred any Material Adverse Effect;

(iii) there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies and that is not covered by insurance;

(iv) there has been no material change in the accounting methods or practices of any Group Company or any change in depreciation or amortization policies or rates theretofore adopted by the Group Companies; and

(v) there has been no other action by any Group Company which, if such action had been taken (or failed to be taken) by a Group Company between the date of this Agreement and the Closing Date, would have required the consent of Buyer under Section 7.01.

(b) Except as set forth on Section 5.08(b) of the Disclosure Letter, as of the date hereof, no Group Company has any Funded Debt.

5.09 Real Estate.

(a) Section 5.09(a) of the Disclosure Letter sets forth a true, correct and complete list of each real property leased, subleased or otherwise used or occupied by the Group Companies as of the date hereof (the “Leased Real Properties”), the Group Company that uses and occupies such Leased Real Property, the Leases pursuant to which the applicable Group Companies uses and occupies each Leased Real Property and all options or other rights to purchase, lease, use or occupy real property that are held by any of the Group Companies as of the date hereof. True, correct and complete copies of all leases and amendments thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Buyer. None of the Group Companies now owns, or has owned within the past three (3) years, any fee interest in real property.

(b) Except as set forth on Section 5.09(b) of the Disclosure Letter, with respect to each Lease set forth on Section 5.09(a) of the Disclosure Letter: (i) such Lease is a valid and binding agreement of the applicable Group Company, is in full force and effect in all material respects (except to the extent such Lease expires or is cancelled, rescinded or terminated after the date hereof in accordance with its terms) with respect to the applicable Group Company, and, to the Knowledge of the Company, assuming the due authorization, execution and delivery by such other party, the other party thereto, subject to the Enforceability Exceptions; and (ii) as of the date hereof, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default (or has constituted such breach or default) under such Lease on the part of the applicable Group Company, nor to the Knowledge of the Company, on the part of the other party thereto. Each of the premises demised under the Leases is in good order, condition and repair (subject to routine maintenance and repair in the Ordinary Course) and is adequate for the conduct of the business of the applicable Group Company in the Ordinary Course. None of the Group Companies has encumbered, transferred or assigned its interest in any Lease or sublet all or any portion of any Leased Real Property.

5.10 Intellectual Property.

(a) Section 5.10(a) of the Disclosure Letter contains a true, correct and complete list of all of the following Intellectual Property as of the date hereof: (i) all registered trademarks and pending trademark applications owned by the Group Companies; (ii) all registered copyrights owned by the Group Companies; (iii) all domain names owned by the Group Companies; (iv) all registered patents and pending applications owned by the Group Companies; and (v) all material Company Software and material unregistered trademarks, including in the case of subsections (i) through (iv), as applicable, the record title owner (and, if different, the actual owner), country and registration and application dates and numbers. Collectively, the items listed on Section 5.10(a) of the Disclosure Letter represent the “Company Scheduled Intellectual Property.” Except as set forth on Section 5.10(a) of the Disclosure Letter, the Group Companies have made all necessary filings, recordations and payments to protect and maintain their interests in the Company Scheduled Intellectual Property through the Closing Date. Section 5.10(a) of the Disclosure Letter also contains a list of all known maintenance and prosecution deadlines for any of the Company Scheduled Intellectual Property with a due date occurring in 2018.

(b) Except as set forth on Section 5.10(b) of the Disclosure Letter: (i) a member of the Group Companies is the exclusive owner of all right, title and interest in each item of Company Scheduled Intellectual Property and all other Company Owned Intellectual Property, free and clear of all Liens, except for Permitted

Liens; (ii) the registered, issued and applied for Company Scheduled Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable; (iii) as of the date hereof, there are no judgments finding any of the Company Owned Intellectual Property to be invalid or unenforceable and; (iv) as of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, or enforceability of the Company Intellectual Property. The Company Intellectual Property constitutes all material Intellectual Property used in connection with the operation of the business of the Group Companies as currently conducted, and there is no other Intellectual Property that is necessary for the operation or continued operation immediately after Closing of the business of the Group Companies as it is currently conducted. The material Company Intellectual Property owned or used by the Group Companies immediately prior to the Closing will continue to be owned or available for use, as applicable, on identical terms and conditions immediately after the Closing.

(c) Except as set forth on Section 5.10(c) of the Disclosure Letter, neither the use of any Intellectual Property as currently used by the Group Companies in the conduct of their business, nor the conduct of their business as currently conducted, infringes, misappropriates or otherwise violates the rights of any Person in any Intellectual Property. Except as set forth on Section 5.10(c) of the Disclosure Letter, there are no Proceedings currently pending or, to the Knowledge of the Company, that have been brought since January 1, 2015, against any Group Company alleging or concerning any of the foregoing, or alleging that any Person using any product or service of any Group Company infringes, misappropriates or otherwise violates the Intellectual Property of any Person, or that a license under any other Person’s Intellectual Property is or may be required in connection with the operation of the business of any Group Company, and there are no Orders binding on any Group Company relating to any Company Owned Intellectual Property.

(d) Except as set forth on Section 5.10(d) of the Disclosure Letter, as of the date hereof: (i) there are no Proceedings currently pending or threatened in writing, or that have been brought since January 1, 2015, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Owned Intellectual Property or any Licensed Intellectual Property that is exclusively licensed to a Group Company; and (ii) to the Knowledge of the Company, no Person is currently materially infringing upon, misappropriating, or otherwise violating any of the Company Owned Intellectual Property or any Licensed Intellectual Property that is exclusively licensed to a Group Company. Except pursuant to a Contract set forth on Section 5.12(a) of the Disclosure Letter, no Group Company has entered into any Contract that materially limits, restricts or impairs the ability to use, register or enforce any material Company Owned Intellectual Property, including any agreements entered into in connection with any settlement, coexistence or non-compete agreement.

(e) The Group Companies have taken reasonable measures to protect the confidentiality of the Secret Information owned or used or held for use by the Group Companies, including requiring all Persons having access to such Secret Information to execute written nondisclosure agreements, or to be bound by appropriate written policies, that protect such Secret Information. To the Knowledge of the Company, there have been no disclosures of any Secret Information owned or used or held for use by any Group Company, except pursuant to and in compliance with the terms of a written nondisclosure agreement or written policy. Each employee and contractor of the Group Companies who has created or developed any Company Intellectual Property has entered into a valid Contract pursuant to which such Person has assigned to a Group Company all Intellectual Property such Person has created, developed or invented in connection with the business of the Group Companies. The Group Companies do not collect and store payment card information. All collection and storage of payment card information on behalf of the Group Companies is performed by third-party vendors who, to the Knowledge of the Company, are in material compliance with all rules and regulations of any relevant payment card association, including any applicable Payment Card Industry (“PCI”) rules, regulations and standards.

(f) All IT Assets used in the business are owned by one of the Group Companies or used pursuant to a valid license or other enforceable right and are not a “bootleg” or unauthorized copy. To the Knowledge of the Company, the IT Assets that are used in the business: (i) are in reasonable working order; (ii) have reasonable security, backups, disaster recovery arrangements and hardware and Software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the business; (iii) are configured and maintained to minimize the effects of viruses and do not contain trojan horses and other malicious code; and (iv) have not suffered any material error, breakdown, failure or security breach in the last three years.

(g) Section 5.10(g) of the Disclosure Letter sets forth a true, correct and complete list of all Open Source Software used in the operation of the business (including a brief description of how such Open Source Software is used). No Group Company has used any Open Source Software in any manner that (i) requires the disclosure or distribution of any source code of any Company Software, (ii) requires the licensing of any Intellectual Property for the purpose of making derivative works or any other purpose, (iii) imposes any restriction on the consideration to be charged for the distribution of any Intellectual Property, (iv) grants, or purports to grant, to any third party any rights or immunities under any Intellectual Property, or (v) imposes any other material limitation, restriction, or condition on the right of the Seller to use or distribute any Intellectual Property. With respect to any Open Source Software that is or has been used by any Group Company in any way in the operation of its business, such Group Company has been and is in material compliance with all applicable licenses with respect thereto.

(h) Each Group Company’s collection, creation, transmission, use, disclosure, retention, disposal, security and storage of Personal Information complies in all material respects with: (i) the Contracts to which the Group Companies are party; (ii) the Information Privacy and Security Laws; and (iii) the published online privacy policies of the Group Companies.

(i) Except as set forth in Section 5.10(i) of the Disclosure Letter, the Group Companies (i) are not, to the Knowledge of the Company, under investigation by, or have not received any written notice or audit request from, any Governmental Authority for a violation of any Information Privacy and Security Laws and (ii) have not acted, to the Knowledge of the Company, in a manner that would trigger a notification or reporting requirement under any Material Contract or any Information Privacy and Security Laws related to the collection, use, disclosure or security of Personal Information.

(j) Except as set forth on Section 5.10(j) of the Disclosure Letter, there has not been since January 1, 2012 and there is no currently occurring (i) material loss or theft or data or security breach relating to Group Companies’ data or (ii) material unintended, illegal, or improper use or disclosure of or access to any Personal Information in the custody or control of any of the Group Companies or any Person acting at their direction. No claim has been asserted or, to the Knowledge of the Company, threatened against any Group Company alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights.

(k) The Chef’n Corporation, a Group Company, is the current owner of all of the Intellectual Property applications and registrations set forth on Section 5.10(a) of the Disclosure Letter for which “Chef’n Corporation” is listed in the “Owner Name” column and at no time did The Chef’n Corporation assign or purport to assign such applications and registrations to Taylor Precision Products, Inc.

5.11 Litigation. Except as set forth on Section 5.11 of the Disclosure Letter, (a) there is no material Order or, to the Knowledge of the Company, investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to the Group Companies or any of their respective assets, properties or businesses, in each case, relating to the business or properties of any Group Company; and (b) there are no material Proceedings pending or, to the Knowledge of the Company, threatened, against the Group Companies or any of their respective assets, properties or businesses, in each case relating, to the business or properties of any Group Company at Law or in equity.

5.12 Material Contracts.

(a) Section 5.12(a) of the Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Material Contracts, each of which has been made available to Buyer. As of the Closing, the Group

Companies are not party to any Material Contracts other than as set forth on Section 5.12(a) of the Disclosure Letter or Material Contracts entered into in accordance with Section 7.01.

(b) Except as set forth on Section 5.12(b) of the Disclosure Letter, with respect to each Material Contract: (i) such Material Contract is a valid and binding agreement of the applicable Group Company, is in full force and effect (except to the extent such Material Contract expires or is cancelled, rescinded or terminated after the date hereof in accordance with its terms) with respect to the applicable Group Company, and, to the Knowledge of the Company, assuming the due authorization, execution and delivery by such other party, the other party thereto, subject to the Enforceability Exceptions; and (ii) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default (or has constituted such breach or default) under such Material Contract on the part of the applicable Group Company, nor to the Knowledge of the Company, on the part of the other party thereto. During the 90-day period prior to the date hereof, no party to any Material Contract has provided written, or to the Company’s Knowledge oral, notice to any Group Company that it plans to terminate any Material Contract or materially reduce its business in the aggregate with any Group Company.

5.13 Tax Returns; Taxes.

(a) Section 5.13(a) of the Disclosure Letter (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to a Group Company for taxable periods ended on or after April 1, 2013, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since April 1, 2013.

(b) Except as otherwise disclosed on Section 5.13(b) of the Letter Schedule, as of the date hereof:

(i) all income and other material Tax Returns of the Group Companies required to have been filed with any Taxing Authority in accordance with any applicable Law have been timely (within any applicable extension periods) filed and each such Tax Return correctly and completely reflects liabilities for Taxes and all other information required to be reported thereon in all material respects;

(ii) all material Taxes due and owing by the Group Companies have been paid in full and the Unaudited Financial Statements reflect an adequate reserve for all material Taxes payable by the Group Companies for all taxable periods and portions thereof accrued through the date of such statements;

(iii) all material deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full, finally settled, or adequately reserved against in the Unaudited Financial Statements through the date of such statements;

(iv) no claims for additional Taxes have been asserted in writing since April 1, 2013 and no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or threatened in writing, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or threatened in writing;

(v) no claim has been made in the past three (3) years by a Taxing Authority in a jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it must file Tax Returns in such jurisdiction;

(vi) the Group Companies have withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party and have materially complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto;

(vii) with the exception of ordinary course filing extensions, there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any Taxes or any deficiency thereof;

(viii) except for Permitted Liens, there are no Liens for Taxes on any of the stock, assets or properties of any Group Company;

(ix) there is no dispute or claim concerning any liabilities for Taxes with respect to a Group Company, for which notice has been provided, or which is asserted or threatened, or which is otherwise known to the Company;

(x) the Company is not, nor has it been during the five-year period ending on the date hereof, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No Group Company has participated in or cooperated with an international boycott as defined in Section 999 of the Code;

(xi) no Group Company has agreed to or is required to make by reason of a change in accounting method, or otherwise, nor could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. No Group Company has been the “distributing corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement. No Group Company has received (or is subject to) any ruling from any Taxing Authority with respect to a Tax, nor has it entered into (or is subject to) any private letter ruling or closing agreement with a Taxing Authority with respect to a Tax. The Company has disclosed on its federal income Tax Returns (or had disclosed on the federal income Tax Returns of Group Companies) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(xii) no Group Company (i) is a party to (a beneficiary of or subject to) any Tax Sharing Agreement. or (ii) has any liabilities for the Taxes of any Person, (1) as a transferee or successor, (2) by Contract, or (3) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), in each case under clauses (i) and (ii), other than with respect to a Person that is a member of the group of which the Company is the parent;

(xiii) no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) installment sale or open transaction disposition made on or prior to the Closing Date, (2) prepaid amount received on or prior to the Closing Date, (3) cancellation of Funded Debt income arising on or prior to the Closing Date, (4) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-US income Tax law) executed on or prior to the Closing Date, or (5) an intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law;

(xiv) no Group Company that is incorporated or formed in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Group Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code. No Group Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged. No Group Company has a permanent establishment (within the meaning of an applicable tax treaty) or otherwise has an office or fixed place of business other than in the country in which it is organized;

(xv) all related party transactions between any Group Company and the Seller and its Affiliates are as disclosed in Section 5.20;

(xvi) all related party transactions between or among the Group Companies were entered into in compliance with Section 482 of the Code, or similar provision under foreign Law, and the Company has maintained contemporaneous transfer pricing documentation of all intercompany transactions between or among the Group Companies in material compliance with U.S. federal and state, local and foreign Law;

(xvii) no Group Company is or has been a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2)); and

(xviii) no Group Company that is characterized as a foreign corporation for U.S. Tax purposes has any current or accumulated earnings and profits for Tax purposes.

5.14 Environmental Matters. Except as set forth on Section 5.14 of the Disclosure Letter or as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies: (a) the Group Companies are and have been for the last three years, in compliance with all applicable Environmental Laws; (b) there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Group Companies alleging a violation of or liability under any Environmental Law; (c) none of the Group Companies has received any unresolved written notice from any Governmental Authority that any Group Company is subject to any pending claim based upon any provision of any Environmental Law; (d) the Group Companies hold, have held for the last three years, and are, and have been for the last three years, in compliance with all Environmental Permits required for the current (or past, to the extent applicable) operations of the Group Companies; (e) since January 1, 2013, and, to the Knowledge of the Company, prior to January 1, 2013, no Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Substances at, from, in, to, on, or under any current Site or, to the Knowledge of the Company, any former Site; (f) none of the Group Companies has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location which has or would reasonably be expected to result in liability to any of the Group Companies; (g) there are no Phase I or Phase II environmental assessments, or other environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Group Companies with respect to any Leased Real Property which have not been delivered to Buyer prior to execution of this Agreement; (h) none of the Group Companies has contractually assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws; and (i) none of the Group Companies has entered into or is subject to, any Order with any Governmental Authority under any Environmental Laws.

5.15 Permits; Compliance with Law.

(a) All material Permits held by the Group Companies are in full force and effect. The Group Companies own or possess all Permits that are necessary to enable them to carry on their respective operations as currently conducted, except, in each case, where the failure to own or possess any such Permit would not reasonably be expected to be material to the Group Companies.

(b) The business and operations of each Group Company is, and during the past three years has been, operated in compliance in all material respects with all applicable Laws and binding Orders of all Governmental Authorities. During the past three years, no Group Company has received written notice of or, to the Knowledge of the Company, been under investigation with respect to, any claimed noncompliance with applicable Laws or binding Order of any Governmental Authority on the part of any Group Company.

(c) No Group Company, nor any director, officer, employee or agent of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any other Person acting on behalf of the Company or any Company Subsidiary, directly or indirectly, has, in the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, Government Official or other Person for the purpose of: (A) influencing any act or decision of any Government Official, including a decision to not comply with such Person’s official duties;

(B) inducing any Government Official to act or fail to act in violation of such Persons’ duties; or (C) causing any Government Official or other Person to influence any act or decision of any Government Entity in order to obtain or retain business, or direct business toward any Person.

(d) Without limiting the generality of the foregoing, to the Knowledge of the Company, each Group Company is, and during the past five years has been, in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd–1, et seq.) and (ii) local anti-corruption and bribery legal requirements, in each case, in jurisdictions in which such Group Company is carrying on business or otherwise operating, including those jurisdictions where such legal requirements impose liability for the conduct of associated third parties (collectively, “Anti-Bribery Laws”) and, to the Knowledge of the Company, no employee, officer, director, partner or member of any Group Company has taken any action which would cause it to be in violation of any Anti-Bribery Laws. To the Knowledge of the Company, during the past three years, no Group Company has received any communication from any Governmental Authority that alleges that the Company or any of its respective agents is in violation of, or has, or may have, any material liability under, any Anti-Bribery Law.

5.16 Company Benefit Plans.

(a) Section 5.16(a) of the Disclosure Letter contains a true, correct and complete list of all material Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Buyer true, correct and complete copies (to the extent applicable) of (i) the current plan document (or a written description if not set forth in a written plan document), including any amendments thereto, (ii) the three most recent annual reports on Form 5500, including all schedules and financial statements attached thereto, or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination, advisory and/or opinion letter received by the Company, (iv) the most recent summary plan description and any summaries of material modifications thereto and (v) each insurance or group annuity contract, trust agreement (including all amendments thereto and the latest financial statements thereof), or other funding vehicle, and each service provider agreement, investment management agreement and recordkeeping agreement.

(b) Except as set forth on Section 5.16(b) of the Disclosure Letter:

(i) No Company Benefit Plan is a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA;

(ii) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code; and

(iii) No direct, contingent or secondary material liability to any Person has been incurred or could reasonably be expected to be incurred by any Group Company under Title IV of ERISA with respect to any Company Benefit Plan, or with respect to any other Employee Benefit Plan presently or within the last six years maintained or contributed to by any ERISA Affiliate, other than for premiums payable to the PBGC under Title IV of ERISA.

(c) Each Company Benefit Plan has been established, administered funded, and operated in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code. No Company Benefit Plan is subject to the Laws of any jurisdiction outside of the United States.

(d) As of the date hereof, no material liability, claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course, and appeals of any such denied claims) and no event has occurred or circumstances exist that could reasonably be expected to give rise to any of the foregoing.

(e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has at all times since its adoption been so qualified, and has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is comprised of a master or prototype plan that has received a favorable advisory or opinion letter from the IRS on which it may rely, and no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or advisory or opinion letter, or which could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve the qualified status of such Company Benefit Plan, and each trust which forms a part of any such Company Benefit Plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code.

(f) Except as set forth on Section 5.16(f) on the Disclosure Letter, no Company Benefit Plan provides post-employment medical or other welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA, or applicable state Laws.

(g) No Group Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that has resulted or would reasonably be expected to result in the imposition of a material Tax or penalty imposed by either Chapter 43 of the Code or Sections 502(i) or 502(l) of ERISA, or material damages pursuant to Section 409 of ERISA.

(h) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has at all times been in compliance in all material respects, both in form and operation, with Section 409A of the Code and applicable regulations and guidance thereunder.

(i) All material required contributions, premiums and other payments that have become due under each Company Benefit Plan have been made on a timely basis, and unfunded benefits not yet due have been accrued or reserved for in in accordance with GAAP.

(j) Except as set forth on Section 5.16(j) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event): (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of the Group Companies; (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Group Companies to amend or terminate any Company Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. None of the Group Companies is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Taxes).

(k) No material excise tax or penalty under the ACA, including Section 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Benefit Plan.

(l) None of the Group Companies nor any of their ERISA Affiliates has announced its intention or undertaken (whether or not legally bound) to materially modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan.

5.17 Labor Relationships.

(a) None of the Group Companies’ employees are, or have been at any time during the five years preceding the Closing Date, represented by a trade union, labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the United States National Labor Relations Board) or by any other Governmental Authority. None of the Group Companies are, or have been at any time during the five years preceding the Closing Date, a signatory to a collective bargaining or similar agreement with any trade union, labor organization or other group, and none of the Group Companies’ employees are a signatory to a collective bargaining or similar agreement with any trade union, labor organization or other group, in each case with respect to their employment with any of the Group Companies. There is not, and since January 1, 2013, there has not been any labor dispute, walk out, strike, hand billing, picketing, work stoppage, lockout, union organizing or collective bargaining or similar activity, involving any employee or group of employees of the Group Companies, and, to the Knowledge of the Company, none of this activity has been threatened.

(b) The Group Companies are, and for the last five years have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including those relating to wage and hour (including the classification of employees as exempt and non-exempt, payment of compensation for minimum wage, hours worked, meal and rest periods, overtime, payment of any other wages owed, payment of any commissions, bonuses and severance amounts owed, and wage notice and statement requirements), Tax withholding, classification of service providers as independent contractors or employees, terms and conditions of employment, collective bargaining, equal employment, fair employment practices, prohibited discrimination, harassment, retaliation, civil rights, child labor, equal employment opportunity, immigration, pay equity, safety and health, workers’ compensation, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., and any similar state or local law (collectively, the “WARN Act”).

(c) Except as set forth in Section 5.17(c) of the Disclosure Letter, no material Proceeding has been filed, is pending or, to the Knowledge of the Company, has been threatened, or is reasonably anticipated with respect to any of the Group Companies or any of the Group Companies’ employees, including before or by, the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the Department of Labor, Immigration and Customs Enforcement, Occupational Safety and Health Administration, worker’s compensation board, or any other state or local agency, board or commission, or Governmental Authority. None of the Group Companies is party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Authority with respect to employment practices. None of the Group Companies have received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor and employment Laws to conduct a Proceeding relating to any employees or employment practices of any of the Group Companies. There has not been any “mass layoff” or “plant closing” or other occurrence that would constitute a WARN event under the WARN Act affecting any employees of the Group Companies for which the obligations have not been satisfied in full.

(d) The Group Companies have provided Buyer a list of all Persons who are providing services to the Group Companies and each such Person’s respective (i) job position/title, (ii) base salary or hourly rate, (iii) classification as an employee or an independent contractor, (iv) classification as exempt or non-exempt from overtime Laws, (v) classification as full-time, part-time or variable, (vi) classification as temporary, seasonal or leased, (vii) hire date, (viii) bonus and/or commission opportunity, (ix) location and (x) name of employer entity.

(e) Except as set forth on Section 5.17(e) of the Disclosure Letter or as would not result in any material liability to the Group Companies as a whole, each Person who has provided or is providing services to any of the Group Companies and has been classified as an exempt employee, temporary employee, seasonal employee, leased employee or independent contractor, as applicable, has been properly classified as such under all applicable Laws including relating to wage and hour and Taxes, and pursuant to any Company Benefit Plan. To the Knowledge of the Company and except as would not result in material liability to the Group Companies as a whole, none of the Group Companies have any liability or obligation under any applicable Law or Company

Benefit Plan arising out of improperly classifying such Person as an exempt employee, temporary employee, seasonal employee, leased employee or independent contractor, as applicable, and no such Person is entitled to any compensation or benefits that he or she has not been afforded under any applicable Law or Company Benefit Plan due to such misclassification.

(f) To the Knowledge of the Company, all employees of the Group Companies are in material compliance with all applicable visa and work permit requirements.

(g) Except as set forth on Section 5.17(g) of the Disclosure Letter, the services provided by each of the Group Companies’ employees in the U.S. are terminable at the will of the relevant Group Company; none of the Group Companies have entered into any employment contracts or arrangements with any employees providing any length of notice required to terminate the employment relationship or any severance payment required to terminate the employment relationship; and none of the Group Companies have entered into any independent contractor agreements pursuant to which an individual provides services to any of the Group Companies.

5.18 Certain Fees. Except for any fees of expenses payable under the terms of any agreement with Harris Williams & Co. or Centre Partners, L.P. and any other transaction fees payable to Centre Partners, L.P. or its Affiliates, all of which are Transaction Expenses, Buyer shall not be obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Seller or the Group Companies at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Seller or the Group Companies or any of their respective Affiliates.

5.19 Insurance Policies. Section 5.19 of the Disclosure Letter contains, as of the date hereof, a true, correct and complete list of all insurance policies and bonds for the current policy year carried by or for the benefit and assets of any Group Company, all of which are valid, in full force and effect in all material respects (the “Material Policies”). Section 5.19 of the Disclosure Letter sets forth, as of the date hereof, by year, with respect to each Material Policy for the current and preceding policy year, a summary of the loss experience under such policy. There are no material pending claims under any Material Policy as to which coverage has been denied or disputed in writing or otherwise by the insurer or in respect of which the insurer has reserved its rights. All premiums due under each Material Policy have been paid in full. Neither the Company nor any Company Subsidiary has received a notice of cancellation or termination of any Material Policy. No insurance policies carried by or for the benefit of the Company and the Company Subsidiaries is subject to any self-insurance arrangements, and neither the Company nor any Company Subsidiary has or is party to any self-insurance obligations.

5.20 Related Party Transactions. Except as set forth on Section 5.20(a)(i) of the Disclosure Letter (all of which arrangements which are in writing have been made available to Buyer or, if not in writing, are described in a true and complete manner on Section 5.20(a)(i) of the Disclosure Letter) and except for employment relationships and compensation, benefits and travel advances in the Ordinary Course, no Related Party is a party to, a beneficiary of or subject to, any Contract or transaction with any Group Company or has any interest in any of the properties or assets of the Company or any Company Subsidiary. Except as set forth on Section 5.20(a)(ii) of the Disclosure Letter, neither the Company nor any Company Subsidiary has any obligations, whether contingent or otherwise, to the Seller or any Affiliate thereof, or any other Affiliate of the Company or any Company Subsidiary. Except as set forth on Section 5.20(a)(iii) of the Disclosure Letter and except for employment relationships and compensation, benefits and travel advances in the Ordinary Course, there are no intercompany services provided to the Company or any Company Subsidiary by any Affiliate or Related Party of the Company or any Company Subsidiary. Except as set forth on Section 5.20(a)(iv) of the Disclosure Letter, no Affiliate or Related Party of the Company or any Company Subsidiary owns, directly or indirectly, any interest in, or controls or is a director or employee of any business organization which is a creditor, supplier, customer or landlord of the Company or any Company Subsidiary.

5.21 Title to and Sufficiency of Assets. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, the Group Companies have valid title to, or a valid leasehold interest in (or other right to use), all of the assets, tangible or intangible, used in the conduct of its business in the Ordinary Course or shown to be owned by the Group Companies on the Unaudited Balance Sheet, free and clear of all Liens, except for Permitted Liens. The assets owned or leased by the Group Companies constitute all of the material assets necessary for the Group Companies to carry on their business as currently conducted.

5.22 Accounts Receivable; Inventory.

(a) The accounts receivable of the Group Companies constitute bona fide receivables resulting from bona fide sales to customers in the Ordinary Course. Since the Balance Sheet Date, the Company or any Company Subsidiary has collected its accounts receivable in the Ordinary Course. The reserves for bad debts reflected in the Financial Statements have been established in accordance with GAAP applied on a basis consistent with the respective Group Company’s past custom and practices.

(b) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, the inventory items of the Company and the Company Subsidiaries consists of purchased goods as set forth on the Unaudited Financial Statements and are of a quality and quantity useable and saleable in the Ordinary Course, except for obsolete, damaged or outdated inventory written down on the Financial Statements or the books and records of the Company and the Company Subsidiaries in accordance with GAAP consistent with the respective Group Company’s past custom and practices.

5.23 Material Customers and Material Suppliers.

(a) Section 5.23(a)(i) of the Disclosure Letter sets forth the top ten customers of the Company and Company Subsidiaries collectively (based on the dollar amount of sales to such customers) for the 12-month period ended October 31, 2017 (the “Material Customers”). Except as set forth on Section 5.23(a)(ii) of the Disclosure Letter, no such Material Customer has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements, or materially reduced its business in the aggregate, with the Group Companies, or, to the Knowledge of the Company, made any threat to any of the Group Companies to cancel or otherwise terminate any of its Contracts or arrangements or materially reduce its business in the aggregate with any of the Group Companies. In the 12 months preceding the Closing Date, other than in the Ordinary Course, the Group Companies have not initiated any rebate, discount, advance sale programs, volume discounts or other similar programs or arrangements with any of its Material Customers in any material respect.

(b) Section 5.23(b)(i) of the Disclosure Letter sets forth the top ten suppliers of the Company and the Company Subsidiaries collectively (based on the dollar amount of purchases from such suppliers) for the 12-month period ended October 31, 2017 (“Material Suppliers”). Except as set forth on Section 5.23(b)(ii) of the Disclosure Letter, no such Material Supplier has, during the last 12 months, cancelled or terminated any of its contracts or arrangements, or materially reduced its business in the aggregate, with the Group Companies, or, to the Knowledge of the Company, made any threat to the Group Companies to cancel or otherwise terminate any of its contracts or arrangements with, or materially reduce its supply to, the Group Companies.

5.24 Powers of Attorney. There are no material outstanding powers of attorney executed on behalf of the Company or any Company Subsidiary.

5.25 Product Warranties; Support Services. Except as set forth in Section 5.25 of the Disclosure Letter:

(a) The Company Products conform in all respects with the applicable contractual warranty commitments made by the Group Companies to end users of such Company Products, except as would not, or would not reasonably be likely to, be material to the Group Companies.

(b) All support services provided by the Group Companies to end users of the Company Products were performed in all material respects in conformity with the terms and requirements of all applicable support services Contracts to which any Group Company is a party (including all applicable warranties therein). As of the date hereof, there is no claim pending or, to the Knowledge of the Company, threatened against any Group Company relating to any such support services provided by the Group Companies, except as would not, or would not reasonably be likely to, be material to the Group Companies. No Group Company has sold, or received written notice of, any product or group of products, service or type of services which are defective or nonconforming to the warranties, contractual requirements or covenants expressly made with respect to them by such Group Company to its customers which have not been repaired, replaced, or corrected in accordance with the terms thereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c) The rate of claims (as a percentage of sales) pursuant to each of the Group Company’s warranties relating to the Company’s Products or to any of its respective product lines and the rate of returns based on such Group Company’s money-back guaranty to purchasers of the Company Products has not increased in any material respect since January 1, 2016.

(d) There have been no voluntary or administratively enforced recalls of the Company’s Products, based on (i) consumer reports to any Group Company or any Governmental Authority or (ii) to the Knowledge of the Company, a defect that would subject a product to mandatory recall. No Proceeding is pending or, to the Knowledge of the Company, threatened regarding a voluntary or mandatory recall of the Company’s Products.

(e) No Group Company has changed its warranty policies in any material respect since January 1, 2016.

5.26 Proxy Statement. Information provided by any Group Company for use in the Proxy Statement will, on the date the Proxy Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Buyer Stockholders, as the case may be, not contain, as of each such date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by Buyer).

5.27 Appraisal Rights. None of the Company Operating Agreement, the Preferred Purchase Agreement nor any other Contract to which the Group Companies, the Representative Sellers or any of their equityholders are bound provides for appraisal rights as contemplated by Section 18-210 of the DLLCA in connection with the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer, Merger Sub and Buyer Survivor LLC that, as of the date hereof and as of the Closing Date:

6.01 Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, and has the limited liability power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

6.02 Authorization. The Seller has the power and authority to execute and deliver this Agreement, and when executed and delivered, will have the power and authority to execute and deliver the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction

Documents to which the Seller is a party shall be as of the Closing Date, duly authorized, executed and delivered by the Seller and, when duly executed by all parties thereto and delivered by the Seller, shall constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

6.03 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Seller, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Seller is a party or by which the Seller or any of its assets may be bound, (d) violate any Law applicable to the Seller or (e) result in the creation or imposition of any Lien upon or with respect to any of the assets owned, leased or licensed by the Seller, excluding from the foregoing clauses (b), (c), (d) or (e) such requirements, violations, conflicts, defaults or rights or which would not, or would not be reasonably likely to, have a Seller Material Adverse Effect.

6.04 Litigation. There is no Proceeding pending or, to the knowledge of the Seller, threatened against the Seller, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement or which would not, or would not be reasonably likely to, have a Seller Material Adverse Effect.

6.05 Appraisal Rights. Neither the Company Operating Agreement nor any other Contract to which the Seller is a party with any Group Company provides for appraisal rights as contemplated by Section 18-210 of the DLLCA in connection with the transactions contemplated hereby.

6.06 Seller Shares. The Seller acknowledges and agrees that the Buyer Newly Issued Common Stock to be issued to the Seller as of the Effective Time pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Seller of Buyer Newly Issued Common Stock has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Buyer Newly Issued Common Stock issued to the Seller shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THE HOLDER OF SUCH SECURITIES MAY NOT, DIRECTLY OR INDIRECTLY, SELL, OFFER OR AGREE TO SELL SUCH SECURITIES, OR OTHERWISE TRANSFER, DIRECTLY OR INDIRECTLY, OR LOAN OR PLEDGE, THROUGH SWAP OR HEDGING TRANSACTIONS (OR OTHER TRANSACTION WHICH IS DESIGNED TO OR WHICH REASONABLY COULD BE EXPECTED TO LEAD TO OR RESULT IN A SALE OR DISPOSITION OF SUCH SECURITIES EVEN IF SUCH SECURITIES WOULD BE DISPOSED OF BY SOMEONE OTHER THAN SUCH HOLDER THEREOF) SUCH SECURITIES (“TRANSFER”) OTHER THAN IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER, 2017, AS IT MAY BE AMENDED FROM TIME TO TIME BY AND AMONG LIFETIME BRANDS, INC. (THE “COMPANY”) AND CERTAIN OF ITS STOCKHOLDERS AND OTHER PERSONS (THE “STOCKHOLDERS AGREEMENT”). THE

STOCKHOLDERS AGREEMENT CONTAINS, OTHER THINGS, SIGNIFICANT RESTRICTIONS ON THE TRANSFER OF THE SECURITIES OF THE COMPANY AND OTHER RESTRICTIONS ON THE ACTIONS BY CERTAIN STOCKHOLDERS OF THE COMPANY RELATING TO THE COMPANY AND/OR ITS SECURITIES. A COPY OF THE STOCKHOLDERS AGREEMENT IS AVAILABLE UPON REQUEST FROM THE COMPANY.”

6.07 Certain Fees. Except for any Transaction Expenses, none of Buyer or any Group Company shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of the Seller or any of its Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any Group Company or the Seller or any of its Affiliates.

6.08 Proxy Statement. Information provided by the Seller for use in the Proxy Statement will, on the date the Proxy Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Buyer Stockholders, as the case may be, not contain, as of each such date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by Buyer).

6.09 Interested Stockholder Status. Prior to the Buyer Board approving this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the acquisition of shares of Buyer Common Stock by the Seller pursuant to the terms hereof, for purposes of Section 203 of the DGCL, neither the Seller nor any of its Subsidiaries is, nor at any time during the last three years has been, an “interested stockholder” of Buyer, in each case, as defined in Section 203(c) of the DGCL. Neither the Seller nor any of its Subsidiaries owns any shares of Buyer Common Stock.

6.10 Capitalization of Seller. Centre Partners Management LLC or one of its controlled Affiliates or managed funds, directly or indirectly, beneficially owns a majority of the outstanding equity securities of the Seller and has the sole right to control and manage the Seller.

ARTICLE VII

PRE-CLOSING COVENANTS

7.01 Conduct of the Group Companies’ Businesses. The Seller and the Company agree that, during the period from the date of this Agreement to the Closing (the “Interim Period”), except as required by applicable Law, as set forth on Schedule 7.01 or as otherwise contemplated by this Agreement, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company Subsidiaries to use commercially reasonable efforts to (x) conduct their respective businesses in the Ordinary Course, and (y) maintain, preserve and retain relationships with those customers, suppliers, vendors that are material to the Group Companies. Without limiting the generality of the foregoing, during the Interim Period, except as required by applicable Law, as set forth on Schedule 7.01 or as otherwise contemplated by this Agreement, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller and the Company shall not, and shall cause each of the Company Subsidiaries not to, take any of the following actions:

(a) Organizational Documents. Amend, waive or modify any provision of any of the Organizational Documents of any Group Company, as in effect on the date hereof;

(b) Equity Interests. (i) Adjust, split, combine or reclassify its equity interests, (ii) grant any Person any right or option to acquire any equity interests or (iii) issue, authorize for issuance, deliver, redeem, sell, pledge or otherwise encumber any equity interests or any securities convertible or exchangeable into or exercisable for any equity interests or make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of any Group Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of any Group Company or otherwise amend the terms of any equity securities of any Group Company;

(c) Dispositions. Sell, lease, license, convey, transfer, pledge, encumber, grant or otherwise dispose of any material assets or properties of any Group Company, including the equity interests of any Company Subsidiary, other than (i) the sale of inventory in the Ordinary Course or (ii) the disposition of used, obsolete or excess equipment in the Ordinary Course;

(d) Employees and Employee Benefits. Except to the extent required by the terms of any Company Benefit Plan, this Agreement or applicable Law, (i) increase the level of compensation (including bonus opportunities) of any director, officer or employee of the Group Companies (other than in the Ordinary Course with respect to employees who are not officers or directors), (ii) establish, adopt, enter into, modify, amend or terminate any Company Benefit Plan, other than (A) to reflect changes in Law and plan administration or (B) in connection with the annual change of any Company Benefit Plan in the Ordinary Course which does not materially increase the annual cost to the Group Companies in respect of such Company Benefit Plan, (iii) grant or agree to grant any severance, change in control, retention, termination, incentive or bonus payment to any current or former officer, director or employee of any of the Group Companies (other than employees with an annual rate of base salary below $100,000); (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (v) exercise any discretion to pay or accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan; except, in the case of each of clauses (i) and (ii), in conjunction with new hires, promotions or other changes in job status, to the extent consistent with past practice;

(e) Accounting and Tax. Change its accounting policies or procedures, other than as required by GAAP, make or change any material Tax election, make any change in any Tax accounting method, change any annual accounting period for Tax purposes, file any material amended Tax Return, enter into any closing agreement, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or settle any claim for Taxes;

(f) Payables, Receivables and Inventory. Other than in the Ordinary Course, accelerate the payment, funding, right to payment or collection of accounts receivable, delay the payment of accounts payable, defer expenses or reduce inventory levels;

(g) Material Contracts. Enter into or amend, modify, terminate or supplement any Material Contract or Lease outside the Ordinary Course;

(h) Related Party Transactions. Enter into any transactions with any Related Party (other than as contemplated by this Agreement, and transactions among the Group Companies);

(i) Funded Debt. Incur, create, assume or otherwise become liable for any Funded Debt, or any obligations under capital leases, or make any guarantees, in either case, except for borrowings under financing arrangements existing as of the date hereof or cancel any debts owed to or claims held by any Group Company (including the settlement of any claims or litigation or Proceeding);

(j) Dividends. Declare, pay or set aside any dividend or make any distribution with respect to, or redeem or repurchase (other than the Redemption), any equity interests of any Group Company or effect any stock split, combination, redemption, repurchase, reclassification or similar action; provided, however, the foregoing shall not prohibit the dividend or other distribution of Cash prior to 12:01 A.M. on the Closing Date;

(k) Loans. Loan or advance any money or other property or modify any existing loan to any present or former director, officer or employee of any Group Company (other than 401(k) loans) other than advances for travel and other normal business expenses to officers and employees in the Ordinary Course;

(l) Capital Expenditures. Make, or agree to make, any commitment with respect to, any capital expenditures that are, in the aggregate, in excess of $800,000 taken as a whole;

(m) Acquisitions. Make any acquisition of stock, or assets of any Person except in the Ordinary Course, or merge or consolidate with any Person;

(n) New Line of Business. Enter into any new line of business outside of the businesses being conducted by the Group Companies as of the date hereof other than in connection with the integration of acquired businesses permitted by this Section 7.01 or acquired prior to the date of this Agreement;

(o) Licenses. Grant any license or sublicense of, or assigned or transferred, any material rights under or with respect to Intellectual Property;

(p) Insurance Policies. Obtain any insurance policy with respect to the Group Companies or their respective business or assets, other than to replace any insurance policy existing and in place as of the date hereof on terms materially similar thereto; or

(q) Related Actions. Agree to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, the Seller and the Company shall not, and shall cause the Group Companies not to, incur any Funded Debt or Transaction Expenses between 12:01 A.M. on the Closing Date and the Closing.

7.02 Conduct of Buyer’s Business. Buyer agrees that, during the Interim Period, except as required by applicable Law (including pursuant to any regulations on any applicable securities exchange), as set forth on Schedule 7.02 or as otherwise contemplated by this Agreement, or as consented to by the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall, and shall cause its Subsidiaries to use commercially reasonable efforts to conduct their respective businesses in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, during the Interim Period, except as required by applicable Law, as set forth on Schedule 7.02 or as otherwise contemplated by this Agreement, or as consented to by the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(a) Organizational Documents. Amend, waive or modify any provision of any of Buyer’s Organizational Documents as in effect on the date hereof, except as required by the DGCL or other applicable Law and other than amendments required pursuant to this Agreement;

(b) Change of Control. Enter into any agreement for a transaction that would result in a Change of Control of Buyer unless such agreement would result in the termination of this Agreement pursuant to Section 13.01(g);

(c) Asset Sale. Consummate any transaction for the sale of all or substantially all of Buyer’s assets;

(d) Bankruptcy. File for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code;

(e) Liquidation. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the First Merger or Second Merger);

(f) Indebtedness. Incur, create, assume, prepay or otherwise become liable for any indebtedness for borrowed money that would result in Buyer and the Buyer Subsidiaries having in excess of $225,000,000 of indebtedness for borrowed money in the aggregate, except for the Debt Financing or borrowings under financing arrangements of Buyer or the Buyer Subsidiaries existing as of the date hereof (or refinancings thereof);

(g) Acquisitions. Acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any assets, Persons or businesses, in each case, with an individual value in excess of $100,000,000;

(h) Dispositions. Sell, lease, license, convey, transfer, pledge, encumber, grant or otherwise dispose of any material assets or properties of Buyer or any Buyer Subsidiary, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, the proceeds of which disposition are used to replace the sold equipment or (iii) with an individual value in excess of $100,000,000; or

(i) Related Actions. Agree to do any of the foregoing.

7.03 Commercially Reasonable Efforts; Consents.

(a) Without expanding Buyer’s obligations in Sections 7.08, 7.13 or 7.14, each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things, necessary under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining all Permits and Orders of Governmental Authorities and other third parties (including those consents set forth in Schedule 7.03(a)) necessary prior to the Closing to consummate the transactions contemplated by this Agreement or the failure of which to obtain such Permit or Order would result in a default under any Material Contract. Buyer shall pay all filing fees under the HSR Act. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to incur any costs for purposes of obtaining the consents referred to above, including all fees, charges, costs and expenses levied by a counterparty in granting its consent, including assignment fees. Notwithstanding the foregoing and Section 7.01, the Company shall not (and shall cause the Company Subsidiaries not to) as a condition to obtaining any such consent, amend or agree to any amendment of any Contract subject to this Section 7.03(a) that would be adverse to the Group Companies without the prior written consent of Buyer. In addition to the foregoing, Buyer shall use its commercially reasonable efforts to provide cooperation and assistance in this regard including providing any necessary evidence of financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

(b) Each Party shall, and shall cause its Affiliates to, promptly after execution of this Agreement (but in no event later than five Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party shall, and shall cause its Affiliates to, request early termination of the applicable waiting period under the HSR Act in their respective filings. Each Party shall promptly furnish to the other Parties such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.

(c) No Party shall take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings. The Parties further covenant and agree to use commercially reasonable efforts to obtain expiration or early termination of the applicable waiting period under the HSR Act; notwithstanding anything contained in this Agreement to the contrary, including this Section 7.03, in no event shall any Party be obligated to agree to any (i) structural or conduct remedy or (ii) to litigate, in each of the immediately preceding clauses (i) and (ii), against any Governmental Authorities or private party.

(d) The Parties shall cooperate in good faith with the other Parties and all Governmental Authorities and shall use commercially reasonable efforts to undertake promptly any and all action required to complete lawfully, and as soon as possible, the transactions contemplated by this Agreement. Said cooperation includes, but is not limited to (i) keeping each other Party appropriately informed of communications from and to personnel of the reviewing Governmental Authorities; and (ii) conferring with each other regarding appropriate contacts with and response to personnel of said Governmental Authorities and the substantive content of any such contacts or presentations. The Parties shall not participate in any meeting or discussion with any Governmental Authority with respect of any such filings, applications, investigation, or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authorities, the opportunity to attend and participate (which, at the request of either Party, shall be limited to outside antitrust counsel only); provided, however that Buyer shall have sole responsibility for the content of any substantive written or oral communications with any Governmental Authorities.

(e) Notwithstanding the foregoing, the provisions of this Section 7.03 are subject to the terms and conditions of Section 7.04 hereof and any other confidentiality or privilege limitations applicable to the Parties or their Affiliates.

7.04 Access to Information; Confidentiality.

(a) During the Interim Period, the Seller and the Company shall, and shall cause the Company Subsidiaries, to (i) provide Buyer and its Affiliates and representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and the Company Subsidiaries and (ii) furnish promptly such information concerning the Company and the Company Subsidiaries as Buyer may reasonably request. Notwithstanding the foregoing, the Seller and the Company shall not be required to provide such access to the extent it reasonably determines in good faith that such access may unreasonably disrupt or impair the business or operations of the Company or any of the Company Subsidiaries. Nothing herein shall require the Seller or the Company or any of the Company Subsidiaries to disclose information to the extent such disclosure (A) would result in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (B) would violate any applicable Law or any contractual confidentiality obligation of such party.

(b) During the Interim Period, Buyer shall, and shall cause its Subsidiaries, to (i) provide the Seller and its Affiliates and representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of Buyer and the Buyer Subsidiaries and (ii) furnish promptly such information concerning Buyer and the Buyer Subsidiaries as the Seller may reasonably request. Notwithstanding the foregoing, Buyer shall not be required to provide such access to the extent it reasonably determines in good faith that such access may unreasonably disrupt or impair the business or operations of Buyer or any of the Buyer Subsidiaries. Nothing herein shall require Buyer or any of the Buyer Subsidiaries to disclose information to the extent such disclosure (A) would result in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (B) would violate any applicable Law or any contractual confidentiality obligation of such party.

(c) The Seller, Buyer and the Company shall comply with, and shall cause their respective Affiliates and representatives to comply with, all of their respective obligations under the Confidentiality Agreement, with respect to the information disclosed under Section 7.04(a) or Section 7.04(b).

(d) From and after the Closing, the Seller shall, and shall cause its employees and controlled Related Parties to, and will instruct its other Representatives to, hold in confidence, subject to the same terms and conditions set forth in the Confidentiality Agreement as if such terms and conditions were incorporated herein by reference, mutatis mutandis, any and all information, whether written or oral, concerning Buyer, the Company and the Company Subsidiaries and their respective businesses that would have been treated as Confidential Information under the Confidentiality Agreement if disclosed to the Company, or any Affiliates or Representatives thereof, in the case of Confidential Information concerning Buyer, and Buyer or any Affiliates or Representatives thereof, in the case of Confidential Information concerning the Company and the Company Subsidiaries, as if such Person was the recipient of such Confidential Information under the Confidentiality Agreement.

7.05 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the other Transaction Documents or the transactions contemplated herein or therein shall be issued by any Party or any of their Affiliates without the prior written consent of Buyer and the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four Business Days after the execution of this Agreement), Buyer shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal securities Laws; provided that Buyer shall provide the Seller an opportunity, to review and comment on the Signing Filing prior to such filing and Buyer shall consider such comments in good faith. Buyer and the Seller shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated herein (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four Business Days after the consummation of the transactions contemplated herein), Buyer shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal securities Laws; provided that Buyer shall provide the Seller an opportunity to review and comment on the Closing Filing prior to such filing and Buyer shall consider such comments in good faith. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated herein, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary in connection with the transactions contemplated herein, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated herein.

7.06 Termination of Related Party Agreements; Redemption.

(a) Prior to the Closing, the Seller and the Company shall, and shall cause the Group Companies to, terminate all Contracts between any Group Company on the one hand and any Related Party (other than any other Group Company) on the other hand, pursuant to an agreement in form and substance reasonably satisfactory to Buyer and with no liability to any Group Company, other than those Contracts set forth on Schedule 7.06;

(b) Each of the Company and the Seller hereby covenants and agrees that they shall (i) effect the redemption of the Class A Interests immediately prior to the Effective Time (the “Redemption”) as contemplated by this Agreement and in accordance with the Company Operating Agreement and the Preferred Purchase Agreement; and (ii) deliver to Buyer a payoff letter with respect to the Redemption, in form and substance reasonably satisfactory to Buyer, to be executed at the Closing, including the names of each Person to which any portion of the Closing Redemption Payment Amount is owed to fully satisfy the Company’s payment obligations in respect of the Redemption, the amounts owed to such Person and the bank account or bank accounts to which such amounts are to be paid and specifying that the Class A Interests shall, upon the Redemption, not be deemed to be outstanding for any purpose under the Company Operating Agreement, the Preferred Purchase Agreement or otherwise and shall be immediately cancelled (the “Redemption Payoff Letter”) at least three Business Days prior to the Closing.

7.07 Employee Benefits.

(a) Prior to the Closing, the Company shall take such corporate actions as are necessary to terminate such Company Benefit Plans as Buyer may identify to the Company at least five days prior to the Closing Date, effective as of immediately prior to the Closing Date, in each case pursuant to board resolutions and other actions required or appropriate under the terms of the applicable Company Benefit Plan.

(b) Nothing contained in this Section 7.07 shall be deemed to (i) make any employee, officer, former employee, or independent contractor of the Group Companies or Buyer or any of their Affiliates (including any beneficiary or dependent thereof) a third party beneficiary of this Agreement or provide them any rights or remedies, (ii) confer upon any employee of the Group Companies the right to continue in employment with Buyer or its Affiliates following the Closing, or interfere with any right or ability of Buyer or its Affiliates to change the terms and conditions of employment or terminate the employment of any employee for any reason or no reason following the Closing, (iii) prevent the modification, termination, or amendment of any benefit plan, program, arrangement or agreement in the sole discretion of Buyer or its Affiliates, or (iv) constitute an amendment to or any other modification of any Company Benefit Plan or any employee benefit plan of Buyer or its Affiliates.

(c) Prior to the Closing, the Company shall submit to its stockholders for approval meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder (the “280G Rules”), any payment or benefit that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Parachute Payments”). The Company shall treat as Parachute Payments any payment or benefit to be provided to a disqualified individual pursuant to an agreement entered into between the Buyer or its Affiliates and such disqualified individual if directed by Buyer (which direction shall include all information necessary to enable the Company to satisfy the disclosure requirements of the 280G Rules as they relate to such payments or benefits). Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that a vote of the stockholders was solicited in conformance with Section 280G(b)(5)(B) of the Code and the regulations thereunder, and either that the requisite stockholder approval was obtained, or that no Parachute Payments will be payable or retained. The Company shall forward to Buyer prior to submission to its stockholders copies of all documents prepared by the Company in connection with this Section 7.07(c). Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that a vote of its stockholders was solicited in conformance with the 280G Rules, and either that the requisite stockholder approval was obtained, or that no Parachute Payments will be payable or retained. The Company shall not be in breach of its obligations under this Section 7.07(c) as a result of the failure of the disclosure to satisfy the disclosure requirements of the 280G Rules because Buyer failed to provide all information required to be disclosed to stockholders under the 280G Rules.

(d) Buyer shall appoint Robert B. Kay to the Buyer Board and as Chief Executive Officer of Buyer (reporting to the Buyer Board) effective as of the Closing; provided that, Robert B. Kay accepts such position as Chief Executive Officer pursuant to the terms of the Employment Agreement. In the event that Robert B. Kay does not accept such position pursuant to the terms set forth in the Employment Agreement and Jeffrey Siegel is not serving as Chief Executive Officer of Buyer as of the Closing, the Company shall appoint a Chief Executive Officer, subject to the approval of the Seller, which approval shall not be unreasonably withheld.

7.08 Exclusivity.

(a) Company. During the Interim Period, except for the transactions contemplated by this Agreement, neither the Seller nor the Company shall, nor shall they authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (a) solicit, initiate, encourage, facilitate or induce the making, submission or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to a Company Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal or indication of interest that constitutes, or may reasonably be expected to lead to a Company Acquisition Proposal, (c) approve, endorse or recommend any Company Acquisition Proposal or (d) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Proposal. The Company and the Seller shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their and their Affiliates’ Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, any Company Acquisition Transaction or Company Acquisition Proposal.

(b) Buyer. During the Interim Period, except for the transactions contemplated by this Agreement or as otherwise set forth in this Section 7.08, Buyer shall, and shall cause each of its Subsidiaries and its and their officers and directors to, and shall instruct its other Representatives to, (i) cease any solicitations, discussions or negotiations with any Person that would be prohibited by this Section 7.08(b); and (ii) not, directly or indirectly, (A) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist the making, submission or announcement of any proposal, inquiry or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than to the Seller, the Group Companies or any designees of the Seller or the Group Companies) or its Representatives (in their capacity as such) any non-public information relating to Buyer and the Buyer Subsidiaries or any Acquisition Proposal or afford to any Person or its Representatives (in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Buyer and the Buyer Subsidiaries (other than the Seller, the Group Companies or any designees of the Seller or the Group Companies), in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 7.08); or (D) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.

(c) Notwithstanding anything set forth in this Agreement to the contrary, if, at any time during the Interim Period, Buyer or any of its Representatives receives an Acquisition Proposal that did not result from any material breach of this Section 7.08, (i) Buyer and its Representatives may contact the Person or group of Persons making the Acquisition Proposal solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing; and (ii) if the Buyer Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that failure to approve and cause Buyer to take such action would be reasonably likely to be inconsistent with the Buyer Board’s exercise of its fiduciary obligations to Buyer Stockholders under applicable Law, then Buyer and the Buyer Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, (A) participate or engage in discussions or negotiations with the Person or group of Persons making the Acquisition Proposal and its or their Representatives regarding such Acquisition Proposal, (B) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Acquisition Proposal and furnish, or provide access to, pursuant to such Acceptable Confidentiality Agreement any non-public information relating to Buyer, its Subsidiaries or its businesses, properties, assets, books, records or other non-public information, or provide access to any personnel of Buyer or its Subsidiaries; provided, however, that Buyer will promptly (and in any event within 48 hours) provide to the Seller any non-public information concerning Buyer or any of its Subsidiaries that is provided to any such Person or group of Persons or its or their Representatives that was not previously provided to the Seller and/or (C) take any other action with respect to an Acquisition Proposal in its reasonable discretion; provided, that, notwithstanding the foregoing, (1) Buyer Board (or a committee thereof) shall not, directly or indirectly through one or more of their Representatives, make a Change in Recommendation other than in accordance with this Agreement and (2) Buyer and Buyer Board (or a committee thereof) shall not, directly or indirectly through one or more of their Representatives, terminate this Agreement other than in accordance with this Agreement.

7.09 Financing.

(a) Each of Buyer and Merger Sub shall use its commercially reasonable efforts to take, and shall cause each of its Subsidiaries, as applicable, and their respective Affiliates to use commercially reasonable efforts to take, all actions, and to do, or cause to be done, all things necessary to arrange, and close concurrently with the

Closing, the Debt Financing on, except as expressly permitted by this Agreement, the terms and conditions set forth in the Debt Commitment Letter, including using its commercially reasonable efforts (i) to negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter, including, as necessary, the “market flex” provisions contained in the Debt Fee Letters (or on terms no less favorable to Buyer (in the reasonable judgment of Buyer) than the terms and conditions in the Debt Commitment Letter), so that such agreements are in effect no later than the Closing Date, (ii) to satisfy on a timely basis all conditions applicable to Buyer in such definitive agreements within its control, (iii) to comply with its obligations under the Debt Commitment Letter, (iv) upon satisfaction of all conditions set forth in Article X, Article XI and Article XII (other than those conditions that by their nature are to be satisfied at Closing), to enforce its rights under the Debt Commitment Letter. Buyer shall give the Seller prompt notice upon becoming aware of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Buyer shall keep the Seller informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Other than as set forth in Section 7.09(b), Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Debt Fee Letters (A) if such amendment, modification, waiver or remedy could reasonably be expected to impact, delay or otherwise adversely affect the ability of Buyer, Merger Sub and Buyer Survivor LLC to consummate the transactions contemplated hereby (including the Merger), (B) if such amendment, modification, waiver or remedy adversely affects in any material respect the conditions of the Debt Financing or the amount of such Debt Financing or (C) if such amendment, modification, waiver or remedy materially and adversely impacts the rights of Buyer against the other parties to the Debt Commitment Letter (provided that Buyer may amend the Debt Commitment Letter to add additional lenders, bookrunners, agents and other similar entities or to modify the pricing terms in consultation with the Seller). In addition, Buyer shall not consent to the termination of the Debt Commitment Letter in any respect, except for replacements of a Debt Commitment Letter with an Alternative Financing as contemplated by Section 7.09(b).

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall promptly (but, in any event, within two (2) days of such occurrence) notify the Seller and use its commercially reasonable efforts to arrange to obtain (x) alternative debt financing (the “Alternative Financing”) from the same or alternative debt sources on terms and conditions, taken as a whole, no less favorable (in the reasonable judgment of Buyer) to Buyer than those in the Debt Financing Letter and in an amount sufficient to consummate the transactions contemplated hereby and with funding conditions no less favorable to Buyer than the original Debt Commitment Letter and (y) one or more new financing commitment letters and related fee letters. Notwithstanding anything herein to the contrary, in no event shall the commercially reasonable efforts of Buyer be deemed or construed to require Buyer or Merger Sub to, and neither Buyer nor Merger Sub shall be required to, (i) pay any material fees in excess of those contemplated by the Debt Commitment Letter and Debt Fee Letters, or (ii) agree to any material term that is outside of, or materially less favorable than, any applicable economic provision of the Debt Commitment Letter or Debt Fee Letters (including any flex provisions included therein). Buyer shall promptly deliver to the Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Debt Financing, together with the related alternative debt fee letter (which fee letter may be redacted solely to redact fee amounts and other economic terms). Any written notice provided pursuant to this clause (b) shall specify in reasonable detail the nature of the circumstances requiring the delivery of such notice and the actions Buyer has taken, is undertaking and proposes to take in respect thereof, and Buyer shall provide any additional information reasonably requested by the Seller related to any of the circumstances as set forth in such written notice as promptly as reasonably practicable. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted by this Section 7.09 to be amended, modified or replaced and references to “Debt Commitment Letter” shall include such documents as permitted by this Section 7.09 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(c) The Seller and the Company agree to use commercially reasonable efforts to provide, and shall cause the Company Subsidiaries and their respective Representatives (including legal and accounting) to use commercially reasonable efforts to provide, such cooperation as reasonably requested by Buyer, Merger Sub or Buyer Survivor LLC in connection with the Debt Financing or any Alternative Financing, including using commercially reasonable efforts (i) to, upon reasonable advance notice by Buyer, provide assistance with the preparation of customary confidential information or placement memoranda, ratings agency presentations, other lender presentations or other offering materials related to the syndication of Debt Financing (including assistance with pro forma financial information), in each case as customary for a financing of a type similar to the Debt Financing and to the extent reasonably requested by Buyer and to execute and deliver customary authorization letters with respect thereto on terms consistent with the Debt Commitment Letter (provided that neither the Seller nor any Group Company shall be required to give representations, warranties or indemnities in such letter); (ii) to use commercially reasonable efforts to cause senior management of the Company to, upon reasonable advance notice by Buyer, participate in a reasonable number meetings and presentations with ratings agencies and prospective lenders, (iii) to provide as promptly as reasonably practicable (x) consolidated balance sheet and related consolidated statement of income for Taylor Precision Products, Inc. and its subsidiaries as of and for the 12-month period ending on September 30, 2017 and as of and for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (or, in the case of the four fiscal quarter period ended on the last day of the fiscal year of Buyer, ended at least 90 days prior to the Closing Date) and (y) all financial information with respect to the Group Companies and the transactions contemplated hereby as required by paragraph 5 of Exhibit D to the Debt Commitment Letter, (iv) to afford to the providers of the Debt Financing, at reasonable times and on reasonable notice, access to the Group Companies’ respective properties and facilities, and (v) to promptly furnish to the Financing Sources all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering and other anti-corruption rules and regulations, including The USA PATRIOT Act, in each case as reasonably requested by Buyer in writing at least ten (10) days prior to the Closing Date. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Group Companies or the reputation or goodwill of the Company. Notwithstanding the foregoing, none of the Seller, its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to (1) pay any commitment or other similar fee, in each case, in connection with the Debt Financing, (2) give any indemnities in connection with the Debt Financing (other than indemnities from the Group Companies that are not effective prior to the Closing), (3) provide any information the disclosure of which is prohibited or restricted (but only to the extent of such restrictions) under applicable Law or any written agreements or memoranda that are subject to legal privilege, (4) take any action that will conflict with or violate any applicable Laws or (5) take any action to the extent that it would, in the Seller’s reasonable, good faith judgment, (x) unreasonably interfere with the business or operations of the Seller or its Affiliates, (y) violate any applicable Law or (z) be reasonably likely to result in the waiver of any attorney-client privilege, the unauthorized disclosure of any trade secrets of third parties or the breach of any applicable confidentiality obligations; provided, further, (A) no director, officer, employee or other Representative of the Seller or its Subsidiaries shall be required to deliver any certificate or opinion or take any other action pursuant to this Section 7.09 other than directors, officers or employees of the Group Companies and then only if such certificate, opinion or other action would not reasonably be expected to result in personal liability to such director, officer or employee or to the Seller or any of its Affiliates and (B) the members of the boards of directors (or other applicable authorizing bodies) of the Group Companies prior to the Closing shall not be required to approve any Debt Financing or definitive documents related thereto prior to the Closing.

Buyer will promptly, upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by it and the other Subsidiaries of the Seller in complying with their respective covenants pursuant to this Section 7.09. Buyer shall defend, indemnify and hold harmless the Seller and its Subsidiaries, and their respective pre-Closing directors, officers, employees, agents and other Representatives, from and against any and all direct and actual losses (other than lost profits) suffered or incurred, directly or indirectly, in connection with the Debt Financing or any Alternative Financing (including providing the support and cooperation contemplated by this Agreement) or any information provided in connection therewith, in each case, other than to the extent any of the foregoing arises from the common law fraud, bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, any of the Seller and its Subsidiaries or any of their respective directors, officers, employees, agents or representatives (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

7.10 Requisite Company Vote. On the date following the execution of this Agreement, the Requisite Company Vote shall remain in effect and shall be delivered to Buyer with a statement of the Company’s Secretary certifying to such Requisite Company Vote and the Company and the Seller shall cause such Requisite Company Vote to remain in effect from the date of receipt of such Requisite Company Vote up to and including the Closing.

7.11 Merger Sub Approval; Buyer Survivor LLC Approval. Promptly following the execution of this Agreement, Buyer shall deliver to the Seller the Merger Sub Approval and the Buyer Survivor LLC Approval, in each case, in form and substance reasonably satisfactory to the Seller.

7.12 Financial Statement Preparation. Each of the Seller and the Company shall use its commercially reasonable efforts prior to Closing to prepare, or assist Buyer in causing to be prepared, as promptly as practicable, and in any event no later than 15 days following the date of this Agreement, any financial statements that Buyer is required to file pursuant to Form 8-K, Rule 3-05 or Article 8 of Regulation S-X under the Exchange Act and to include in the Proxy Statement, and shall use its commercially reasonable efforts to obtain the consents of its auditor(s) with respect thereto as may be required by applicable SEC regulations.

7.13 Proxy.

(a) As promptly as practicable after the date hereof, but in no event more than 60 days following the date of this Agreement, Buyer shall prepare and file with the SEC a proxy statement in preliminary form (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of Buyer Stockholders (the “Buyer Stockholder Meeting”) seeking the approval of the holders of shares of Buyer Common Stock (the “Buyer Stockholders”) of the Required Approval Matters (as defined below), all in accordance with and as required by Buyer’s applicable Organizational Documents, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. In the Proxy Statement, Buyer shall seek (i) approval by the Buyer Stockholders of the issuance of the Equity Consideration as contemplated by this Agreement in accordance with the applicable Organizational Documents of Buyer and the rules and regulations of the SEC and NASDAQ, (the “Required Approval Matters”) and (ii) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated by this Agreement. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Buyer shall mail the Proxy Statement to Buyer Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement. Each of the Company and the Seller shall furnish all information concerning such Party and its Affiliates to Buyer, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company and the Seller to be included therein. Buyer shall promptly notify the Company and the Seller upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the Company and the Seller with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company, the Seller and their respective Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall not communicate in writing with the SEC or its staff with respect to the Proxy Statement without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel. Each of the Company, Buyer and the Seller shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c) Prior to filing with the SEC or mailing to the Buyer Stockholders, Buyer will make available to the Company and the Seller drafts of the Proxy Statement, both preliminary and final, and will provide the Company and the Seller with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall include all comments reasonably proposed by the Company and the Seller. Buyer will advise the Company and the Seller promptly after receipt of notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments from the SEC relating to the Proxy Statement and responses thereto or (vii) requests by the SEC for additional information.

(d) If at any time following the filing and mailing of the Proxy Statement and prior to the Buyer Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Buyer shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Effective Time, the Company or the Seller discover any information, event or circumstance relating to the Company, the Seller or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company and the Seller, as applicable, shall promptly inform Buyer of such information, event or circumstance.

(e) Buyer shall make all filings required to be made by Buyer with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder.

(f) The Company and the Seller shall use their commercially reasonable efforts to promptly provide Buyer with all information concerning the Company and the Seller reasonably requested by Buyer for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement (if any) and in any other filing required to be made by Buyer with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder. The Company and the Seller shall use commercially reasonable efforts to cause the officers and employees of the Company to be reasonably available to Buyer and its counsel in connection with the drafting of the Proxy Statement and such other filings and responding in a timely manner to comments relating to the Proxy Statement from the SEC.

7.14 Buyer Stockholder Meeting.

(a) Buyer shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting, which meeting shall be held not more than 45 days after the date on which Buyer mails the Proxy Statement to the Buyer Stockholders. Without limiting Buyer’s rights set forth in, and subject to, Section 7.14(b), Buyer shall use its commercially reasonable efforts to obtain the approval of the Required Approval Matters, including by soliciting proxies as promptly as practicable in accordance with applicable Law and Buyer’s Organizational Documents for the purpose of approving the Required Approval Matters.

(b) Subject to this Section 7.14(b), (i) Buyer shall, through the Buyer Board, recommend to the Buyer Stockholders that they vote in favor of the Required Approval Matters (the “Buyer Board Recommendation”) and Buyer shall include the Buyer Board Recommendation in the Proxy Statement and (ii) the Buyer Board shall not (A) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Buyer Board Recommendation within ten (10) Business Days after the Seller so requests in writing, which request is transmitted after any public disclosure of an Acquisition Proposal (provided that Buyer will have no obligation to make such reaffirmation on more than two occasions); (D) take any Buyer Board action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Buyer Board to the Buyer Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Buyer Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 7.14); or (E) fail to include the Buyer Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Change in Recommendation”). Notwithstanding anything to the contrary set forth in this Section 7.14, at any time prior to the receipt of approval of the Required Approval Matters, the Buyer Board may effect, or cause the Buyer to effect, as applicable, a Change in Recommendation if:

(i) a material development or change in circumstances occurs or arises after the date hereof that was not known by Buyer as of the execution of this Agreement and was not reasonably foreseeable to Buyer as of the execution of this Agreement (such development or change in circumstance, an “Intervening Event”) and the Buyer Board determines in good faith, following consultation with outside legal counsel that, as a result of such Intervening Event, a failure to effect a Change in Recommendation would be reasonably likely to be inconsistent with the Buyer Board’s exercise of its fiduciary obligations to the Buyer Stockholders under applicable Law; or

(ii) after the date of this Agreement, Buyer receives an Acquisition Proposal and the Buyer Board determines in good faith, following consultation with outside legal counsel that, in connection with receipt of such offer to effect an Acquisition Transaction, that a failure to effect a Change in Recommendation would be reasonably likely to be inconsistent with the Buyer Board’s exercise of its fiduciary obligations to the Buyer Stockholders under applicable Law;

provided, that the Buyer Board shall not effect a Change in Recommendation unless the Buyer Board shall have (i) provided the Seller with five (5) Business Days’ notice of its intent to make such Change in Recommendation, (ii) during such five (5) Business Day period, the Buyer Board has considered and, at the reasonable request of the Seller, engaged in good faith discussions with the Seller regarding, any adjustment or modification to the terms of this Agreement proposed by the Seller, and (iii) the Buyer Board, following such five (5) Business Day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by the Seller, that failure to do so would be reasonably likely to be inconsistent with the Buyer Board’s exercise of its fiduciary duties to the Buyer Stockholders under applicable Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to postpone or adjourn the Buyer Stockholder Meeting to the extent reasonably necessary (i) to ensure that any supplement or amendment to the Proxy Statement that the Buyer Board has determined in good faith is required by applicable Law is disclosed to the Buyer Stockholders and for such supplement or amendment to be promptly disseminated to the Buyer Stockholders prior to the Buyer Stockholder Meeting, (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholder Meeting, or (iii) by up to ten Business Days in the aggregate in order to solicit additional proxies from stockholders in favor of the adoption of the Required Approval Matters. For the avoidance of doubt, the Parties agree that Buyer shall not be obligated to establish a record date for, duly call, give notice of, convene or hold the Buyer Stockholder Meeting for the purpose of voting on the Required Approval Matters in the event the Buyer Board issues a Change in Recommendation in accordance with this Agreement.

7.15 R&W Insurance Cooperation. The Seller and the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to assist Buyer (or an Affiliate of Buyer) in obtaining the R&W Insurance, including by providing reasonable access to the records, properties, personnel of the Group Companies, and by furnishing Buyer and the R&W Insurance provider as promptly as reasonably practicable with information and documentation customarily required for such transaction representations and warranties insurance policy (including by providing access to the documents or other material contained in the, or copies of portions of or the entire, virtual data room established by or on behalf of the Company by Merrill Corporation in connection with the transactions contemplated hereby, subject to execution of customary confidentiality agreements). Notwithstanding the foregoing, the Seller and the Company shall not be required to provide such assistance to the extent it reasonably determines in good faith that such assistance may unreasonably disrupt or impair the business or operations of the Company or any of the Company Subsidiaries. Nothing herein shall require the Seller or the Company or any of the Company Subsidiaries to disclose information to the extent such disclosure (A) would result in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (B) would violate any applicable Law or any contractual confidentiality obligation of such party.

7.16 Taylor GP. On or prior to the Closing Date, Taylor GP shall withdraw as the manager of each Group Company to which it is a manager, and, effective upon the Effective Time, Buyer or its designee shall be designated as manager pursuant to the terms of the respective operating agreements of such Group Companies.

7.17 Takeover Laws. The Parties shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law, including, but not limited to, Section 203 of the DGCL, is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, and (b) if any state takeover Law, including, but not limited to, Section 203 of the DGCL, becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated by this Agreement.

7.18 Appointments. On or prior to the Closing Date, Buyer shall cause each of Michael Schnabel and Bruce Pollack to be appointed to the Buyer Board, in each case, effective as of the Closing Date.

7.19 Seller Efforts. Notwithstanding anything to the contrary contained herein, (a) the Seller shall cause the Group Companies to do all things required to be done or to deliver all items required to be delivered by any of the Group Companies pursuant to this Agreement and (b) the Seller (i) shall not permit, and shall cause not to be permitted any equity securities of the Seller to be directly transferred during the period from the date of the execution of this Agreement through the Closing Date other than to Affiliates of the Seller or (ii) provide written notice to Buyer promptly upon becoming aware of any indirect transfer of any equity securities of the Seller during the period from the date of the execution of this Agreement through the Closing Date.

7.20 Intellectual Property. Prior to the Closing Date, each of the Seller and the Group Companies shall use commercially reasonable efforts to (a) make all filings necessary to permit the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency (“Applicable IP Office”) in any relevant jurisdiction to update its official records to reflect that the correct Group Company is accurately listed as the record title owner of each trademark application and registration, copyright application and registration, and patent application and patent included in the Company Owned IP (collectively, the “Registered IP”), including all filings necessary to update the record title for any Registered IP in the name of Springfield Acquisition Co., LLC as of the date hereof and all filings necessary to correct the owner name for any Registered IP registered in the name of “Chef’n Corporation” rather than “The Chef’n Corporation”; and (b) make all filings necessary to permit the Applicable IP Office in any relevant jurisdiction to update its official records to reflect that all outstanding Liens on any Registered IP have been paid and released, in each case ((a) and (b)) with evidence reasonably acceptable to Buyer.

7.21 Payoff Letters. The Company will use its commercially reasonable efforts to obtain, no later than three Business Days prior to the Closing, the Payoff Letters to be executed at the Closing, including the names of each Person to which Company Funded Debt listed on Schedule 10.04 is owed, the amounts owed to such Person and the bank account or bank accounts to which such amounts are to be paid. The Company will use commercially reasonable efforts to obtain such Payoff Letters, at least seven Business Days prior to the Closing.

ARTICLE VIII

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

8.01 Further Assurances. From and after the Closing, upon the reasonable request of the other Parties and at such requesting Party’s expense, each of Buyer, the Seller and the Surviving Company shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.02 RELEASE. In consideration of the delivery of Buyer Newly Issued Common Stock and the Cash Consideration hereunder effective upon and conditioned upon the completion of the Closing, the Seller and Taylor GP, on behalf of its direct or indirect equityholders, Affiliates, successors and assigns (each, a “Releasing Party”), hereby forever fully and irrevocably releases, acquits and discharges each of the Group Companies and Buyer and their respective past and present managers, officers, directors, equity holders, partners, Affiliates, employees, agents and attorneys and the respective successors, assigns, heirs, legal representatives, executors, administrators and Affiliates of the foregoing, and each of them (each, a “Released Party”), from any and all claims, suits, charges, demands, complaints, causes of action, debts, damages, obligations, promises, judgments, agreements and liabilities of any kind or nature whatsoever (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), whether known or unknown and whether at law or in equity, in each case, solely to the extent arising out of such Releasing Party’s direct or indirect ownership of equity interests of the Company or any other Group Company (“Releasing Party Claims”) arising from or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date, including, any Releasing Party Claims that the Releasing Party has or may in the future have against the Released Parties or commencing (or causing to be commenced or assisting with) any suit, action or proceeding of any kind, in any court, against the Released Parties based upon any Releasing Party Claim and hereby agrees, effective upon and conditioned upon the completion of the Closing, not to bring, assert or threaten to bring or otherwise join, in each case directly or indirectly, in any claim or demand against any of the Released Parties or any of them or commence (or cause to be commenced or assist with) any suit, action or proceeding of any kind, in any court, against the Released Parties based upon any Releasing Party Claim; provided that the foregoing shall not apply to any claim arising out of or relating to this Agreement (including as contemplated in Section 8.05) or any Transaction Document. The release contained in this Section 8.02 is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. The Releasing Party agrees that, from and after the consummation of the Closing, in the event any such litigation, action, suit, claim or proceeding released pursuant to this Section 8.02 shall be brought by the Releasing Party, the release contained in this Section 8.02 shall constitute a complete defense thereto. The Releasing Party agrees and acknowledges that the release of any asserted or unasserted claim pursuant to this Section 8.02 is not and shall not be construed to be an admission of any violation of any federal, state, local or foreign law, or of any duty owed to the Releasing Party. The Releasing Party understands that this Section 8.02 includes a full and final release covering all known and known, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any Releasing Party Claims actually released in this Section 8.02. The Releasing Party acknowledges that there is a risk that, after signing this Agreement, the Releasing Party may discover liabilities that are released under this Section 8.02, but that are presently unknown to it, and the Releasing Party assumes such risk and understands that this release shall apply to any such liabilities.

8.03 Reserved.

8.04 Reserved.

8.05 Officer and Manager Indemnification and Insurance.

(a) Each of Buyer and the Surviving Company agrees (and shall cause each Group Company to ensure) that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former managers, officers or other indemnified parties of the Company and the Company Subsidiaries (the “D&O Indemnified Parties”), as provided in the respective organizational documents (in each case as in effect as of the date hereof), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date.

(b) [INTENTIONALLY OMITTED].

(c) The covenants contained in this Section 8.05 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

8.06 Employee Benefits. Notwithstanding any permitted amendment, termination or discretion applicable to any Company Benefit Plan that provides for the payment of annual cash bonuses, the Group Companies (and Buyer will cause the Group Companies to) shall, to the extent not already paid prior to Closing, and solely to the extent properly accrued as a Current Liability on the Final Adjustment Statement, pay bonuses to Continuing Employees in respect of fiscal year 2017 (“2017 Bonuses”) (i) to employees of the Group Companies as of immediately prior to the Effective Time who continue employment with Buyer or its Affiliates, including the Group Companies, following the Closing that are eligible for such bonus payments and (ii) in an amount determined by the applicable governing body (or a committee thereof) in good faith and in the Ordinary Course based on actual achievement of applicable performance goals. The 2017 Bonuses, solely to the extent accrued as a Current Liability on the Final Adjustment Statement, shall be paid by the Group Companies or Buyer at the time or times that the 2017 Bonuses would normally be paid by the Group Companies in the Ordinary Course (including, for the avoidance of doubt, subject to any continuing employment conditions).

8.07 Taylor Employee Invest, LLC. From and after the Closing, the Seller shall cause Taylor Employee Invest, LLC to comply with its obligations pursuant to the limited liability company agreement of Taylor Employee Invest, LLC to make any payments due to any participating equityholders of Taylor Employee Invest, LLC as are required to be paid to such equityholders as and when due and the Parties hereby agree that none of the Group Companies, Buyer nor any of their respective Affiliates, shall have any liability to, or obligation to make any payments to, such equityholders of Taylor Employee Invest, LLC in respect of their equity interests in Taylor Employee Invest, LLC. The Parties acknowledge and agree that there may from time to time be disputes between the equityholders of Taylor Employee Invest, LLC and Taylor Employee Invest, LLC and such disputes (in and of themselves) shall not constitute a breach of this Section  8.07.

ARTICLE IX

TAX COVENANTS

9.01 Responsibility for Filing Tax Returns.

(a) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiaries for all periods ending on or prior to the Closing Date, or which include the Closing Date, and in each case are filed after the Closing Date. Any such Tax Return with respect to any Income Tax shall be prepared on a basis consistent with past practice of the Company and the Company Subsidiaries, unless otherwise required by Law. Buyer shall provide the Seller with a copy of such proposed Tax Return with respect to any Income Tax (and such additional information regarding such Tax Return as may reasonably be requested by the Seller) at least 45 days prior to the filing of such Tax Return (except that in the case of a Tax Return related to Taxes due within 90 days following the Closing Date, the copy shall be provided to the Seller within 20 days prior to the filing), and the Seller shall provide any comments to Buyer in writing within 10 days following the receipt of such Tax Return from Buyer. In the event that, taking into account any reasonable comments from the Seller, a Tax Return governed by this Section 9.01 shows that a refund would be due, Buyer and the Seller shall use good faith efforts to resolve their dispute, if any, regarding the appropriate treatment of the disputed item or items. If Buyer and the Seller are unable to resolve any dispute regarding the preparation of such Tax Returns, they shall refer such dispute to the Independent Accountant, whose determination shall be final and conclusive on the parties, with the cost of the Independent Accountant to be borne by Buyer and Seller in accordance with the provisions of Section 3.04(b)(iii).

(b) For purposes of this Agreement (including in the calculation of Working Capital and the Tax Deficit), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Group Companies. Notwithstanding the foregoing, any deduction attributable to Transaction Expenses of the Company or the Company Subsidiaries shall be allocated to the taxable period or the portion of the taxable period ending on the Closing Date to the extent permitted by applicable Law.

9.02 Tax Sharing Agreements. All Tax Sharing Agreements with respect to or involving the Company and the Company Subsidiaries shall be terminated no later than the Closing Date, and, after the Closing Date, other than with respect to such agreements that are solely between the Group Companies, the Company and the Company Subsidiaries shall not be bound thereby or have any liability thereunder.

9.03 Certain Post-Closing Payments and Post-Closing Actions. If Buyer, the Company, the Surviving Company or its Subsidiaries (a) receives (i) any refund of an Income Tax for a Relevant Tax Period, or (ii) any refund attributable to a net operating loss carryback from a Relevant Tax Period (but, for the avoidance of doubt, not a net operating loss carryforward from a Relevant Tax Period), or (b) utilizes the benefits of any overpayment of an Income Tax which relates to a Tax paid or accrued by the Company or its Subsidiaries with respect to a Relevant Tax Period (in each case to the extent such refunds were not taken into account in computing the Tax Deficit as finally determined pursuant to Section 3.04(b)), Buyer shall transfer, or cause to be transferred, to the Seller within ten days of receipt the entire amount of the refund or overpayment, including, as applicable, any interest thereon, net of any Tax payable by Buyer with respect thereto. In the event that any such tax refund or overpayment is subsequently disallowed in whole or in part by any Taxing Authority, the Seller shall promptly return any such amounts to Buyer, the Surviving Company or their Subsidiaries.

9.04 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by Buyer and 50% by the Seller, and the Person required to file any applicable Tax Returns and other documentation with respect to all such transfers, documentary, sales, use, stamp, registration and other Taxes and fees in connection therewith will file all necessary Tax Returns, and, if required by applicable Law, each Party will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

9.05 Tax Free Qualification.

(a) Buyer, Merger Sub or Buyer Survivor LLC shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Second Merger, that could be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) The Seller and the Company shall not, and shall not permit any of the Company Subsidiaries to, take or cause to be taken any action, whether before or after the Second Merger that could be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Parties agree to treat the transactions contemplated hereunder as, collectively, a reorganization within the meaning of Section 368(a) of the Code for all Tax purposes, and to file all Tax Returns in a manner consistent with such treatment, except to the extent otherwise required by a final determination under the Code, provided that if either Party believes that such characterization is inconsistent with applicable Law, the Parties shall discuss such characterization before taking an inconsistent position. Each of Buyer, the Seller and the Company shall reasonably cooperate with the other Parties as necessary to ensure that the First Merger and the Second Merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE X

CONDITIONS TO EACH PARTY’S OBLIGATIONS.

The respective obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Seller, on behalf of itself and the Company, and Buyer, on behalf of itself, Merger Sub and Buyer Survivor LLC:

10.01 Injunction. There will be no effective injunction, writ or preliminary restraining order or any Order of any nature issued by any Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement (including the Debt Financing) may not be consummated as provided in this Agreement.

10.02 HSR Act. The applicable waiting periods under the HSR Act or any applicable non-U.S. antitrust and competition laws shall have expired or been terminated, if applicable.

10.03 Buyer Stockholder Vote. The Buyer Stockholders have approved the Required Approval Matters.

1 0.04 Debt Financing. The Debt Financing as substantially set forth in the Debt Commitment Letter in accordance with the terms of this Agreement shall have occurred (or will occur simultaneously with the Closing).

ARTICLE XI

CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB

The obligations of Buyer, Merger Sub and Buyer Survivor LLC to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part in writing by Buyer:

11.01 Accuracy of Representations and Warranties. The Fundamental Representations set forth in Article V and Article VI shall be true and correct in all respects (other than de minimis exceptions, except as set forth in clause (iii) of the first sentence of Section 5.03 which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date, in which case as of such date). The representations and warranties set forth in Article V and Article VI or in any certificate delivered pursuant hereto (other than the Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, or would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect or Seller Material Adverse Effect, as applicable, (ignoring for the purposes of this sentence any qualifications as to Material Adverse Effect, Seller Material Adverse Effect or “materiality” contained in such representations or warranties).

11.02 Compliance with Obligations. The Company and the Seller shall have performed in all material respects all of their respective obligations required to be performed under this Agreement at or prior to the Closing.

11.03 No Material Adverse Effect. Since the date of this Agreement, there shall not have been, individually or in the aggregate, a Material Adverse Effect or Seller Material Adverse Effect.

11.04 Dissenting Interests. There shall be no holders of equity interests in the Company that have properly demanded appraisal of, or dissenters’ rights with respect to, such interests pursuant to Section  18-210 of the DLLCA or the operating agreement of the Company.

11.05 Excess Debt. The Funded Debt Deficit shall not exceed the Cash Consideration calculated pursuant to this Agreement.

11.06 Termination of Agreements. All Contracts set forth on Schedule 11.06 shall have been terminated pursuant to an agreement in form and substance reasonably satisfactory to Buyer and with no liability to any Group Company thereunder.

11.07 Tax Representation Letter. The Company shall have delivered the Company Tax Representation Letter to Buyer’s counsel.

11.08 Requisite Company Vote. The Requisite Company Vote shall remain in effect.

11.09 Closing Deliverables. The Seller and the Company shall have delivered the items required to be delivered by Section 3.03(a).

11.10 Cash Consideration Cap. The Estimating Closing Cash Payment shall be an amount greater than zero.

11.11 Redemption. Buyer shall be reasonably satisfied that the Redemption will take place immediately prior to the Closing.

11.12 Payoff Letters. The Company shall have delivered any required notices of prepayment within the time periods required by the relevant agreements governing the Company Funded Debt (unless waived) and Buyer shall have received executed Payoff Letters.

ARTICLE XII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLER

The obligation of the Company and the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Company or the Seller, as applicable:

12.01 Accuracy of Representations and Warranties. The Fundamental Representations set forth in Article IV shall be true and correct in all respects (other than de minimis exceptions) as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date, in which case as of such date). The representations and warranties set forth in Article IV or in any certificate delivered pursuant hereto (other than the Fundamental Representations) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, or would not be reasonably likely to, have a Buyer Material Adverse Effect (ignoring for the purposes of this sentence any qualifications as to material Adverse effect or “materiality” contained in such representations or warranties);

12.02 Compliance with Obligations. Each of Buyer, Merger Sub and Buyer Survivor LLC shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to the Closing.

12.03 Tax Representation Letter. Buyer shall have delivered the Buyer Tax Representation Letter to the Company’s counsel.

12.04 No Material Adverse Effect. Since the date of this Agreement, there shall not have been, individually or in the aggregate, a Buyer Material Adverse Effect.

12.05 Buyer Board Appointment. Bruce Pollack and Michael Schnabel shall have been appointed to the Buyer Board effective as of the Effective Date.

12.06 Closing Deliverables. Buyer shall have delivered the items required to be delivered by Section 3.03(b).

ARTICLE XIII

TERMINATION; LIABILITY

1 3.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time at or prior to the Closing only as provided below:

(a) in writing, by mutual consent of the Seller and Buyer;

(b) by Buyer (provided that none of Buyer, Merger Sub or Buyer Survivor LLC is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 12.01 or Section 12.02), if either (i) there has been a breach of, or inaccuracy in, any representation or warranty contained in Article V or Article VI or (ii) any of the Company or the Seller has breached or violated any covenant or other agreement contained in this Agreement, in each case, which breach or inaccuracy or violation (A) would result in the failure to satisfy a condition set forth in Article X or Article XI and (B) cannot be or has not been cured by the earlier of the date which is twenty (20) days after Buyer notifies the Company of such breach, inaccuracy or violation or the Outside Date;

(c) by the Seller (provided that the Seller or the Company is not then in material breach of any of its respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 11.01 or Section 11.02), if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Buyer, Merger Sub or Buyer Survivor LLC contained in Article IV or (ii) any of Buyer, Merger Sub or Buyer Survivor LLC has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (A) would result in the failure to satisfy a condition set forth in Article X or Article XII and (B) cannot be or has not been cured by the earlier of the date which is twenty (20) days after the Seller notifies Buyer of such breach, accuracy or violation or the Outside Date;

(d) by either the Seller or Buyer if the First Merger has not been consummated on or before the date 180 days from the date hereof (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 13.01(d) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the First Merger to be consummated by such time;

(e) by Buyer or the Seller, if (i) the Buyer Stockholder Meeting (including any adjournments thereof) shall have been held and completed and (ii) the Required Approval Matters shall have not been adopted at such meeting by the Buyer Stockholders;

(f) by Buyer or the Seller, (a) if Buyer makes a Change in Recommendation or (b) the Buyer Board, (i) after receipt by Buyer of an unsolicited offer to effect a Buyer Alternative Transaction in connection with such Buyer Alternative Transaction or (ii) as a result of an Intervening Event, determines in good faith, following consultation with outside legal counsel that, failing to terminate this Agreement would reasonably likely be inconsistent with the Buyer Board’s exercise of its fiduciary obligations to the Buyer Stockholders under applicable Law; provided, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 13.01(f) unless the Buyer Board shall have (i) provided Seller with five (5) Business Days’ notice of its intent to terminate this Agreement, (ii) during such five (5) Business Day period, the Buyer Board has considered and, at the reasonable request of Seller, engaged in good faith discussions with Seller regarding, any adjustment or modification to the terms of this Agreement proposed by Seller, and (iii) the Buyer Board, following such five (5) Business Day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Seller, that failure to terminate this Agreement reasonably likely be inconsistent with the Buyer Board’s exercise of its fiduciary duties to the Buyer Stockholders under applicable Law;

(g) upon written notice from the Seller to Buyer (provided that the Seller or the Company is not then in material breach of any of its respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 11.01 or Section 11.02), if Buyer has willfully and intentionally breached Section 7.08(b), Section 7.13 or Section 7.14 and such breach shall not have been cured prior to the tenth day after written notice from the Seller of such breach is received by Buyer (such notice to describe such breach in reasonable detail); or

(h) by either the Seller or Buyer if there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Mergers and such Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 13.01(h) shall have complied with Section  7.03.

13.02 Procedure and Effect of Termination.

(a) In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall forthwith be given by the Party so terminating to the other Parties identifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability to the Financing Sources or any other Person on the part of any Party (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided that the obligations provided for in this Article XIII, Section 7.05 (Public Announcements), Article XV (General Provisions) and in the Confidentiality Agreement shall survive any such termination and, subject to Section 13.02(d) and Section 13.02(h), that nothing herein shall relieve any party from any liability for any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

(b) In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, each Party shall (i) return all documents, work papers and other materials of the other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party who furnished the same or (ii) upon prior written notice to the other Party, destroy all documents, work papers and other materials of the other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, and deliver notice to the Party seeking destruction of such documents that such destruction has been completed; provided, that, notwithstanding the foregoing, each Party shall be entitled to retain documents, work papers and other material to the extent necessary to comply with applicable Law; provided, further, that all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the Confidentiality Agreement subject to applicable document retention policies.

(c) All filings, applications and other submissions made pursuant hereto shall, at the agreement of the Parties, and to the extent practicable, be withdrawn from the agency or other Person to which made.

(d) Notwithstanding anything to the contrary contained herein (but subject to the rights of the Company set forth in Section 15.10), in any circumstance in which the Termination Fee is payable hereunder, the sole and exclusive remedies available to the Company and the Seller for any breach of this Agreement prior to the termination of this Agreement, shall be termination of this Agreement pursuant to Section 13.01, if applicable, receipt of payment of the Transaction Expense Fee in accordance with Section 13.02(g), and receipt of the payment of the Termination Fee pursuant to Section 13.02(e) or Section 13.02(f), as applicable, (if applicable, less any payment of the Transaction Expense Fee previously paid by Buyer in accordance with Section 13.02(g)). In no event shall Buyer be required to pay the Termination Fee on more than one occasion or if the Closing occurs, and under no circumstances shall any of the Company, the Seller, or any of their respective Affiliates, individually or collectively, be permitted or entitled to receive both a grant of specific performance of this Agreement to cause the Closing to occur and any other remedy available to it at law or in equity, including payment of the Termination Fee.

(e) If this Agreement is validly terminated by Buyer or the Seller pursuant to Section 13.01(f) or by the Seller pursuant to Section 13.01(g), then Buyer shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to the Seller an amount equal to $9,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated by the Company.

(f) If this Agreement is validly terminated by the Seller pursuant to Section 13.01(c), by Buyer pursuant to Section 13.01(d) or by Buyer or the Seller pursuant to Section 13.01(e) (unless, with respect to Section 13.01(e), at the time of the Buyer Stockholder Meeting, Buyer was entitled to terminate this Agreement pursuant to Section 13.01(b)), and, notwithstanding the termination of this Agreement, (i) at the time of such termination, a Buyer Alternative Transaction proposal was received by the Buyer Board or publicly disclosed and not withdrawn and (ii) Buyer consummates a Buyer Alternative Transaction within nine months of the termination of this Agreement, then Buyer shall on or immediately following the date of the consummation of such Buyer Alternative Transaction, pay or cause to be paid to the Seller an amount equal to the Termination Fee, less any Transaction Expense Fee previously paid pursuant to Section 13.02(g), by wire transfer of immediately available funds to an account or accounts designated by the Seller.

(g) Notwithstanding anything to the contrary contained herein, if this Agreement is validly terminated by Buyer or the Seller pursuant to Section 13.01(e) (unless, with respect to Section 13.01(e), at the time of the Buyer Stockholder Meeting, Buyer was entitled to terminate this Agreement pursuant to Section 13.01(b)), then Buyer shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to the Seller an amount equal to the out of pocket Transaction Expenses (if such fees are reasonably documented and provided in detailed form in writing to Buyer) incurred up to and including the date of termination (the “Transaction Expense Fee”); provided that in no event shall Buyer be required to pay such Transaction Expense Fee in an amount greater than $3,000,000 in the aggregate.

(h) The Parties acknowledge that (1) the agreements contained in this Section 13.02 are an integral part of the transactions contemplated by this Agreement, (2) Buyer, the Company and Seller have expressly negotiated the provisions of this Article XIII, (3) that, without these agreements, the Parties would not enter into this Agreement, (4) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Company), the provisions of this Article XIII are reasonable and (5) the Termination Fee represents a good faith, fair estimate of the damages that the Seller would suffer as a result of the termination of this Agreement and the failure of the Parties to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Seller’s receipt and acceptance of the Termination Fee and the Transaction Expense Fee (if payable) pursuant to this Section 13.02, when payable, shall be (i) deemed liquidated damages for any and all losses or damages suffered or incurred by the Company or the Seller or any other Person in connection with this Agreement, the Debt Commitment Letter and the transactions contemplated hereby and thereby and (ii) the sole and exclusive remedy of the Seller, the Company and the Company Subsidiaries, and any other Member against Buyer, its Affiliates or the Financing Sources for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Mergers to be consummated, in each case (with respect to both clause (i) and clause (ii)) in any circumstance in which the Seller is permitted to terminate this Agreement and cause the Seller to receive the Termination Fee pursuant to Sections 13.02(e) and (f), and upon the Company’s receipt of such amounts, none of Buyer, Merger Sub, the Buyer Survivor LLC or any of their respective Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that (i) for purposes of clarity, in no event shall any Financing Source have any liability to any of the Parties or any of their respective Affiliates or any other Person for all or any portion of the Termination Fee and (ii) each of the Company, the Seller and Buyer shall remain liable under the Confidentiality Agreement. While the Company may pursue both a grant of specific performance, injunction or other equitable remedies under Section 15.10 and the payment of the Termination Fee under this Section 13.02, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Closing and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Termination Fee. In the event of any termination of this Agreement in any circumstance in which the Seller is not entitled to receive the Termination Fee pursuant to Sections 13.02(e) or (f), the Seller and the Company shall be able to pursue all rights and remedies available at law or in equity for any loss suffered as a result of any willful and material breach of any covenant or agreement in this Agreement or the failure of the Mergers to be consummated; provided, that in no event will Buyer and its Affiliates have any liability with respect to this Agreement or any of the transactions contemplated hereby in excess of $9,000,000 in the aggregate. Notwithstanding anything in to the contrary in this Agreement, but subject to Section 13.02(a), Buyer shall be able to pursue all rights and remedies available at law or in equity for any loss suffered as a result of the termination of this Agreement and the failure of the Parties to consummate the transactions contemplated herein; provided, that, if this Agreement is terminated, in no event will the Seller and its Affiliates have any liability with respect to this Agreement or any of the transactions contemplated hereby in excess of $9,000,000 in the aggregate.

ARTICLE XIV

SURVIVAL

14.01 Survival of Representations and Warranties and Covenants. The Parties, intending to modify any applicable statute of limitations, agree that (a) none of the representations and warranties of the Seller or the Company contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing and none of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing, and (b) none of the covenants and agreements of the Parties set forth in this Agreement shall survive the Closing Date, except that the covenants and agreements requiring performance after the Closing Date shall survive in accordance with their terms plus 60 days. No Party will have any liability to any other Party with respect to the representations and warranties of such Party contained in this Agreement or in any certificate delivered pursuant hereto or with respect to the covenants that do not survive the Closing. For the avoidance of doubt, nothing in this Section 14.01 or in any other Transaction Document shall limit any rights of Buyer and its Affiliates pursuant to the R&W  Insurance.

ARTICLE XV

GENERAL PROVISIONS

1 5.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service, upon transmission by facsimile with receipt confirmed or three days after the date of mailing as indicated on the certified or registered mail receipt. Notices, demands and communications to Buyer, Merger Sub, Buyer Survivor LLC, the Seller and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)	if to Buyer, Merger Sub or Buyer Survivor LLC to:

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

Attention: Sara A. Shindel, General Counsel & Secretary

Facsimile: 516-450-0009

with a copy to (which notice shall not constitute notice to Buyer):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:     David W. Pollak & Andrew Milano

Facsimile:     (212) 309-6001

if to the Company (prior to Closing) to:

Taylor Holdco, LLC

c/o Centre Partners Management LLC

825 Third Avenue, 40th Floor

New York, NY 10022

Attention:     Bruce Pollack & Michael Schnabel

Facsimile:     (212) 758-1830

with a copy to (which notice shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:     Steven J. Williams, Esq.

Facsimile:     (212) 757-3990

if to the Seller to:

c/o Centre Partners Management LLC

825 Third Avenue, 40th Floor

New York, NY 10022

Attention:     Bruce Pollack & Michael Schnabel

Facsimile:     (212) 758-1830

with a copy to (which notice shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:     Steven J. Williams, Esq.

Facsimile:     (212) 757-3990

15.02 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Escrow Agreement, the Voting Agreement, the Stockholders Agreement and the other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement, which shall survive in full force and effect. The Disclosure Letter, Exhibits and Schedules constitute a part hereof as though set forth in full above.

15.03 Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement. For the avoidance of doubt, in the event the Closing does not occur, except as provided in Section 13.02, in no event shall Buyer be required to pay any Transaction Expenses of the Group Companies or the Seller.

15.04 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer and the Seller. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. Notwithstanding anything to the contrary contained herein, the provisions of Section 13.02(h), Section 15.05, Section 15.08, Section 15.09, Section 15.10(d), Section 15.13, and the last sentence of this Section 15.04 may not be amended or modified in a manner that is adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

15.05 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Parties; provided that Buyer, Merger Sub and Buyer Survivor LLC may, without the consent of any other Party, assign their rights hereunder for collateral security purposes to any Financing Sources or Representatives thereof providing financing to Buyer, Merger Sub and Buyer Survivor LLC. Any purported assignment in violation of this Section  15.05 shall be void.

15.06 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

15.07 Interpretation; Disclosure Letter; Schedules.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation” or “but not limited to”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), (vii) all references to “$” in this Agreement shall be deemed references to United States dollars and (viii) the term “material to the Group Companies” means “material to the Group Companies, taken as a whole”.

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all Disclosure Letters, Exhibits, Schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits, Disclosure Letters and Schedules of this Agreement, unless otherwise specified.

(c) The headings contained herein, including the Table of Contents, and on the Disclosure Letter and Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.

(d) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

(e) Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Letters or Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

15.08 Governing Law; Interpretation. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THE DEBT COMMITMENT LETTER, ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) INVOLVING ANY FINANCING SOURCE IN ANY WAY ARISING OUT OF, OR RELATING TO, THE PERFORMANCE THEREOF OR THE DEBT FINANCING CONTEMPLATED THEREBY, SHALL BE EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICABLE OF LAWS OF ANOTHER JURISDICTION.

15.09 Forum Selection and Consent to Jurisdiction; Waiver of Jury Trial.

(a) EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (A) COURT OF CHANCERY OF THE STATE OF DELAWARE AND (B) ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE (FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING EITHER IN ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE OR IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES

ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 15.01. NOTHING IN THIS SECTION 15.09, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE FINANCING SOURCES OR ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF), AND THAT THE PROVISION OF SECTION 15.09(b) RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM.

(b) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, INCLUDING ANY DISPUTE OR RIGHTS OR OBLIGATIONS RELATING TO OR ARISING OUT OF THE DEBT FINANCING. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

15.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that any breach of this Agreement would not be adequately compensated by monetary damages and that, accordingly Buyer, the Company and the Seller shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 13.02, each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of such Party under this Agreement in accordance with the terms of this Section 15.10. The Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 15.10.

(b) Each Party further agrees that (A) by seeking the remedies provided for in this Section 15.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 15.10 are not available or otherwise are not granted, and (B) nothing set forth in this Section 15.10 shall require any Party to institute any action or proceeding for (or limit any Party’s right to institute any action or proceeding for) specific performance under this Section 15.10 prior to or as a condition to exercising any termination right under Article XIII, nor shall the commencement of any Proceeding pursuant to this Section 15.10 or anything set forth in this Section 15.10 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article XIII or to pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(d) It is mutually agreed by each of the Parties that nothing in this Section 15.10 or elsewhere in this Agreement shall require, or be deemed to require, Buyer, Merger Sub or Buyer Survivor LLC to take enforcement action to cause the persons providing the Debt Financing to fund such Debt Financing.

15.11 Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

15.12 Data Room. Any document or item under this Agreement will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item is included in the electronic data room provided by Merrill Corporation entitled “Mermaid” no less than two Business Days prior to the date hereof.

15.13 Third Party Beneficiaries; No Recourse. Except as otherwise specifically set forth herein (including Section 8.05), no provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except that the Financing Sources shall be express third party beneficiaries of Sections 13.02(h), 15.05, 15.08, 15.09, 15.10(d), this Section 15.13 and the last sentence of Section 15.04 and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the Parties (on behalf of themselves and any of their respective Affiliates, directors, officers, employees, agents and representatives) shall have any rights or claims against any Financing Sources in connection with the Debt Financing, the Debt Commitment Letter, the Mergers or this Agreement or the transactions contemplated by the foregoing, whether at law or equity, in contract, in tort or otherwise. The Financing Sources (in their capacities as such) shall not have any liability (whether in contract, in tort or otherwise) to the Company or any of the Company Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

15.15 Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the Party’s intent or the effectiveness of such signature. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the duly authorized representative of the Parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the day and year first above written.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
Name:	Jeffrey Siegel
Title:	Chief Executive Officer

TPP ACQUISITION I CORP.

By:	/s/ Jeffrey Siegel
Name:	Jeffrey Siegel
Title:	Chief Executive Officer

TPP ACQUISITION II LLC

By: Lifetime Brands, Inc., its Manager

By:	/s/ Jeffrey Siegel
Name:	Jeffrey Siegel
Title:	Chief Executive Officer

TAYLOR PARENT, LLC

By:	/s/ Robert Kay
Name:	Robert Kay
Title:	Exec. Chairman and Chief Executive Officer

TAYLOR HOLDCO, LLC

By:	/s/ Robert Kay
Name:	Robert Kay
Title:	Exec. Chairman and Chief Executive Officer

Solely for purposes of Section 7.16 and 8.02 and Article XV:

CP TAYLOR GP, LLC

By:	/s/ Michael Schnabel
Name:	Michael Schnabel
Title:	Senior Vice President

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

SCHEDULE 1

DEFINITIONS

Defined Terms. As used herein, the following terms shall have the following meanings:

“2017 Bonuses” has the meaning set forth in Section 8.06.

“ACA” has the meaning set forth in Section 5.16(k).

“Acceptable Confidentiality Agreement” means an agreement with Buyer that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement that contains customary confidentiality provisions with respect to material non-public information of or with respect to Buyer.

“Accounting Principles” has the meaning set forth in Section 3.05.

“Acquisition Proposal” means any unsolicited bona find written offer, proposal, inquiry or indication of interest (other than any offer proposal inquiry, or indication of interest by the Seller) to engage in any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (other than the Mergers): (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which Buyer or any of its Subsidiaries is a constituent corporation that if consummated would result in any Person directly or indirectly owning Buyer or any of its Subsidiaries or a substantial portion of their respective assets (in each case, without taking into account any equity interests of the Buyer, or any successor thereto, to be owned by employees of the Buyer), (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of any voting securities of Buyer or any of its Subsidiaries representing 20% or more of the total outstanding voting power of such Person after giving effect to the consummation of such purchase or other acquisition, or (iii) in which Buyer or any of its Subsidiaries issues or sells any voting securities of Buyer or any of its Subsidiaries representing 20% or more of the total outstanding voting power of such Person after giving effect to the consummation of such purchase or other acquisition; or (b) any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the Ordinary Course), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of Buyer or any of its Subsidiaries.

“Adjustment Escrow Amount” means an amount equal to $4,000,000.

“Adjustment Escrow Fund” has the meaning given to such term in the Escrow Agreement.

“Adjustment Items” has the meaning set forth in Section 3.04(a)(i).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.09(b).

“Anti-Bribery Laws” has the meaning set forth in Section 5.15(d).

“Applicable IP Office” has the meaning set forth in Section 7.20(d).

“Balance Sheet Date” means the date of the Unaudited Balance Sheet.

“Base Cash Consideration” means $27,500,000.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Alternative Transaction” has the meaning set forth in Section 7.08(b).

“Buyer Anti-Bribery Laws” has the meaning set forth in Section 4.12(c).

“Buyer Board” means the board of directors of Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 7.14(b).

“Buyer Common Stock” means shares of common stock of Buyer, par value $0.01 per share.

“Buyer Financials” has the meaning set forth in Section 4.09(d).

“Buyer Material Adverse Effect” means any change, development or occurrence that individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer and the Buyer Subsidiaries, taken as a whole or (y) that, individually or together with any other effects, materially and adversely affects the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided that the term “Buyer Material Adverse Effect” shall not include any change, development or occurrence arising from (a) changes or proposed changes in GAAP, (b) general economic conditions, including changes in the credit, debt, financial, capital, commodity or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world in which Buyer or the Buyer Subsidiaries operate, (c) events or conditions generally affecting the industries in which Buyer or the Buyer Subsidiaries operate, (d) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (e) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (f) the announcement of this Agreement or the transactions contemplated hereby or the identity of the Group Companies or the Seller in connection with the transactions contemplated hereby, or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that (i) the matters described in clauses (a), (b), (c), (d) and (e) shall be included in the term “Buyer Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, assets, financial condition or results of operations of Buyer and the Buyer Subsidiaries, taken as a whole, relative to other participants in the same business as Buyer and the Buyer Subsidiaries and (ii) clause (i) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Buyer Material Adverse Effect, if such change or effect is not otherwise excluded from this definition of Buyer Material Adverse Effect).

“Buyer Newly Issued Common Stock” means newly issued, unregistered shares of Buyer Common Stock.

“Buyer SEC Documents” means, collectively, all reports, schedules, forms, certificates, prospectuses and registration, proxy and other instruments filed with the SEC, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein.

“Buyer Stockholder Meeting” has the meaning set forth in Section 7.13(a).

“Buyer Stockholders” has the meaning set forth in Section 7.13(a).

“Buyer Subsidiary” means any Subsidiary of Buyer.

“Buyer Survivor LLC” has the meaning set forth in the Preamble.

“Buyer Survivor LLC Approval” has the meaning set forth in the Recitals.

“Buyer Tax Representation Letter” means a tax representation letter substantially in the form of Exhibit G to this Agreement to be executed by Buyer in connection with the mergers contemplated by this Agreement.

“Cash” means, as of the date of determination, without duplication, cash and cash equivalents (including marketable securities and short term investments) of the Company and the Company Subsidiaries calculated in accordance with Section 3.05. For the avoidance of doubt, “Cash” is net of both deposits in transit and outstanding checks.

“Cash Consideration” has the meaning set forth in Section 1.01.

“Change in Recommendation” has the meaning set forth in Section 7.14(b).

“Change of Control” means, with respect to an entity, a transaction or series of related transactions that results in a change in control of that entity or a sale of all or substantially all of the assets of such entity. The term “control” as used in this definition means the possession, directly or indirectly, of the power to (a) vote fifty percent (50%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management or policies of such Person by contract or otherwise, in each case at any time during the period for which the determination of affiliation is being made.

“Chef’n Agreement” means the Stock Purchase Agreement between Taylor Precision Products, Inc., Taylor Parent LLC, the Sellers identified herein and CID Capital II, Inc., dated as of December 23, 2014.

“Class A Interests” means Series A Preferred Units of the Company.

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash Payment” means, without duplication, as of the applicable time of determination, the amount equal to (a) the Base Cash Consideration, minus (b) the absolute value of the Funded Debt Deficit (if a negative number), plus (c) the Funded Debt Surplus (if a positive number), minus (d) the Tax Deficit, minus (e) the absolute value of the Transaction Expense Deficit (if a negative number), minus (f) the absolute value of the Working Capital Deficit (if a negative number), plus (g) the Working Capital Surplus (if a positive number), plus (h) Company Cash, minus (i) the Adjustment Escrow Amount, minus (j) the Closing Redemption Payment Amount.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Redemption Payment Amount” has the meaning set forth in Section 3.04(a)(ii).

“Closing Statement” has the meaning set forth in Section 3.04(b)(i).

“Closing Filing” has the meaning set forth in Section 7.05(a).

“Closing Press Release” has the meaning set forth in Section 7.05(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any bona find written offer, proposal, inquiry or indication of interest (other than any offer proposal inquiry, or indication of interest by Buyer) to engage in any Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of transactions involving (other than the Mergers): (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which any Group Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of any voting securities of any Group Company, or (iii) in which any Group Company issues or sells any voting securities of any Group Company; or (b) any sale (other than sales of inventory in the Ordinary Course), lease (other than in the Ordinary Course), exchange, transfer (other than sales of inventory in the Ordinary Course), license (other than nonexclusive licenses in the Ordinary Course), acquisition, or disposition of any business or businesses or assets that constitute or account for any of the consolidated net revenues, net income, or assets of any Group Company.

“Company Benefit Plan” means each Employee Benefit Plan, existing at the Closing Date or prior thereto, established, sponsored or to which contributions are required to be made by any Group Company or for which any Group Company has or could reasonably be expected to have any liability, whether actual or contingent, including by reason of such Group Company having been treated as a single employer with any ERISA Affiliate.

“Company Cash” means all Cash of the Group Companies as of 12:01 A.M. Eastern Time on the Closing Date.

“Company Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 11, 2012.

“Company Funded Debt” means the outstanding Funded Debt of the Group Companies as of 12:01 A.M. Eastern Time on the Closing Date.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Licensed Intellectual Property.

“Company Operating Agreement” means the Limited Liability Company Agreement of the Company, dated as of June 8, 2012.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by one or more of the Group Companies.

“Company Products” means all current products developed, manufactured, sold, licensed, leased or delivered by any Group Company and that are material to the Group Companies.

“Company Scheduled Intellectual Property” has the meaning set forth in Section 5.10(a).

“Company Software” means any software, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, owned by the Company or any of the Company Subsidiaries.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Tax Representation Letter” means a tax representation letter substantially in the form of Exhibit H to this Agreement to be executed by the Company in connection with the mergers contemplated by this Agreement.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, by and between Filament Brands and Buyer, dated as of August 21, 2017.

“Confidential Information” has the meaning given to “Proprietary Information” in the Confidentiality Agreement.

“Contract” means any contract or other legally binding agreement (whether written or oral).

“Credit Agreement” means Amended and Restated Credit Agreement by and among Taylor Precision Products, Inc., the other parties thereto designated as Credit Parties, several financial institutions from time to time party thereto, and General Electric Capital Corporation, dated November 6, 2013, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of February 19, 2014 and, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of December 23, 2014.

“D&O Indemnified Parties” has the meaning set forth in Section 8.05(a).

“Debt Commitment Letter” has the meaning set forth in Section 4.05.

“Debt Fee Letters” has the meaning set forth in Section 4.05.

“Debt Financing” has the meaning set forth in Section 4.05.

“DE Laws” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Letter” means (a) with respect to the Group Companies, the disclosure letter delivered by the Company to Buyer, Merger Sub and Buyer Survivor LLC on the date hereof regarding certain exceptions to or information required by the representations and warranties in Article V hereof, (b) with respect to Buyer, Merger Sub and Buyer Survivor LLC both the disclosure letter delivered by Buyer to the Seller on the date hereof regarding certain exceptions to or information required by the representations and warranties in Article IV hereof and any information in the Buyer SEC Documents publicly available and filed with or furnished to the SEC after January 1, 2016 and at least two Business Days prior to the date of this Agreement (excluding any disclosures in the Buyer SEC Documents (i) in any risk factors section, (ii) in the “Forward-Looking Statements” section and (iii) in any other disclosures that are similarly predictive or forward-looking in nature), to the extent the relevance of such information is reasonably apparent on the face of such information regarding and (c) with respect to the Seller, the disclosure letter delivered by the Seller to Buyer, Merger Sub and Buyer Survivor LLC on the date hereof regarding certain exceptions to or information required by the representations and warranties in Article VI hereof.

“Dispute Notice” has the meaning set forth in Section 3.04(b)(ii).

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.03.

“Employment Agreement” has the meaning set forth in the Recitals.

“Employee Benefit Plan” means any bonus, incentive compensation, savings, retirement, stock, stock option, stock appreciation right, restricted stock, phantom stock or other equity-based compensation, deferred compensation, pension, profit-sharing, savings, retirement, employment, termination, retention, separation, change in control, severance, leave of absence, layoff, stay, vacation or other paid time off, day or dependent care, legal services, cafeteria, flexible spending, life, health, dental, vision, welfare, post-retirement health or welfare, accident, disability or other insurance, tuition reimbursement, adoption, transit pass or other fringe or other employee benefit plan, practice, program, policy, arrangement or contract of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA.

“Enforceability Exceptions” has the meaning set forth in Section 4.02.

“Environmental Laws” means any applicable Laws relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging, labeling, or Release of, or exposure to, Hazardous Substances.

“Environmental Permits” means any License required under any applicable Environmental Law and issued by a Governmental Authority pursuant to applicable Environmental Law.

“Equity Consideration” has the meaning set forth in Section 1.01.

“Equity Interests” has the meaning set forth in Section 2.08(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that would be considered a single employer with any of the Group Companies under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement, by and among Buyer, the Seller and the Escrow Agent, in a customary form reasonably acceptable to Buyer and the Seller, with release mechanics pursuant to either joint direction letter or final court order.

“Estimated Closing Cash Payment” has the meaning set forth in Section 3.04(a)(i).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Final Closing Cash Payment” has the meaning set forth in Section 3.04(b)(v)(1).

“Final Closing Statement” the meaning set forth in Section 3.04(b)(ii).

“Financing Sources” means those providers of Debt Financing, together with their respective Affiliates and their and their respective Affiliates’ Representatives.

“Financial Statements” has the meaning set forth in Section 5.06(a).

“First Certificate of Merger” has the meaning set forth in Section 2.03.

“First Merger” has the meaning set forth in the Recitals.

“Fully Diluted Basis” has the meaning set forth in Section 1.02.

“Fundamental Representations” means, those representations and warranties contained in (i) with respect to Buyer, Section 4.01 (Organization), Section 4.02 (Authorization), Section 4.07 (Certain Fees) and Section 4.09(b)-(c) (SEC Filings, Buyer Common Stock and Buyer Financials); (ii) with respect to the Company, Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.03 (Capitalization), Section 5.04 (Company Subsidiaries) and Section 5.18 (Certain Fees); and with respect to the Seller, Section 6.01 (Organization), Section 6.02 (Authorization), Section 6.05 (Appraisal Rights) and Section 6.07 (Certain Fees).

“Funded Debt” means, without duplication, with respect to any Person, all outstanding obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person as of the relevant time (a) for borrowed money or indebtedness issued or incurred in substitution for exchange for indebtedness for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price or unpaid balance of equity, assets, property, goods or services, including contingent earn-out payments (other than trade payables, or accrued expenses incurred in the ordinary course of business) or with respect to any conditional sale, title retention, consignment or similar arrangements, including the earn-out under the Chef’n Agreement and $1,000,000 in respect of the earn-out under the PlanetBox Agreement, (d) under capital leases in accordance with GAAP, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon and not paid, (f) [reserved], (g) contractual obligations relating to interest rate protection, foreign exchange contracts, commodity hedging arrangements, swap agreements and collar agreements, (h) any accrued interest, prepayment premiums or penalties or fees or costs required to be paid by the Company or any of its Subsidiaries in connection with the repayment of any borrowings pursuant to Section 3.02(d) as of the Closing, and (i) guarantees of the obligations described in clauses (a) through (h) above of any other Person. “Funded Debt” shall not include (I) any trade payables, (II) any intercompany debt of the Company and its Subsidiaries, (III) any current liabilities included in the calculation of Working Capital, (IV) any obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Company or any of its Subsidiaries and any obligations under any performance bonds, in each case, to the extent undrawn or uncalled as of the Closing Date, (V) any indebtedness incurred by Buyer or any of its Affiliates (and subsequently assumed by the Company or any of its Subsidiaries) on or prior to the Closing Date, (VI) any endorsement of negotiable instruments for collection in the Ordinary Course, (VII) any deferred revenue, (VIII) any liability under any Contract between the Company or any of its Subsidiaries, on the one hand, and Buyer or any of its Affiliates, on the other hand, (IX) any Transaction Expenses and (X) the earn-out under the PlanetBox Agreement to the extent in excess of $1,000,000.

“Funded Debt Deficit” means the amount by which the Company Funded Debt is greater than $185,000,000.

“Funded Debt Surplus” means the amount by which the Company Funded Debt is less than $180,000,000.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Financial Statements.

“Governmental Authority” means any federal, state or local government, any political subdivision thereof or any judicial, administrative or regulatory agency, department, instrumentality, body or commission, taxing authority or other governmental authority or agency.

“Government Official” means (a) any officer or employee of a Governmental Authority or of a public international organization, or any person acting in an official capacity for, or on behalf of, any such Governmental Authority or any such public international organization or (b) any political party or official thereof or any candidate for political office.

“Group Company” means each of the Company and each of its Subsidiaries (and, collectively, the “Group Companies”).

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Group Companies is governed by or subject to applicable Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means (i) any Tax imposed on or measured by net income or (ii) franchise Taxes.

“Independent Accountant” has the meaning set forth in Section 3.04(b)(iii).

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Information, and all regulations promulgated thereunder, including, but not limited to, HIPAA, Massachusetts Privacy Law (20 C.M.R. 17), the Fair Credit Reporting Act, the CAN-SPAM Act, state data breach notification laws, state social security number protection Laws, the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act of 1991, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Federal Trade Commission Act, the Privacy Act of 1974, the Gramm Leach Bliley Act, federal and state consumer protection laws, and India’s Information Technology Act and related Privacy Rules, each as amended through the date of this Agreement.

“Initial Surviving Company” has the meaning set forth in Section 2.01.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, corporate names, trade names, slogans, logos, trade dress, design rights, Internet domain names, IP addresses, Internet and mobile account names (including social media names, “tags,” and “handles”) and other source indicators; (b) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (c) copyrights and copyrightable works, Internet websites, database rights, computer software (including Company Software), moral rights and rights of attribution and integrity in both published works and unpublished works; (d) registrations and applications for any of the foregoing; (e) trade secrets and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer and supplier lists, operations manuals, technical information, proprietary information, technologies, processes and formulae, databases and data, whether tangible or intangible, and whether stored, compiled or memorialized physically, electronically, photographically or otherwise (collectively, the “Secret Information”); (f) rights of privacy and publicity; (g) any goodwill associated with each of the foregoing; and (h) all causes of action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing.

“Interim Period” has the meaning set forth in Section 7.01.

“Intervening Event” has the meaning set forth in Section 7.14(b)(i).

“IRS” has the meaning set forth in Section 5.16(e).

“IT Assets” means software (including Company Software), websites, databases, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge” when used to qualify any representation or warranty, the “Knowledge” of the Company means the knowledge after due inquiry of any of Robert B. Kay, Tim Simmone, Terry Reilly, Bruce Pollack, Michael Schnabel and David Camp. The “knowledge” or “Knowledge” of Buyer means the knowledge after due inquiry of Ronald Shiftan, Jeffrey Siegel, Daniel Siegel, Laurence Winoker, Clifford Siegel and Sara Shindel.

“Law” means any federal, state, local, municipal or foreign order, judgment, decree, constitution, law (including common law), ordinance, rule, regulation, statute or treaty, as well as any legally binding policy, guidance, interpretation, manual or binding communication of any Governmental Authority.

“Lease” has the meaning set forth in Section 5.09(a).

“Leased Real Property” has the meaning set forth in Section 5.09(a).

“Letter Agreement” has the meaning set forth in Section 3.03(a)(ix).

“Licensed Intellectual Property” means all Intellectual Property owned by a Person (other than a Group Company) that is used or held for use by the Company.

“Lien” means any lien, license, charge, mortgage, pledge, security interest or other encumbrance of any kind.

“Marketing Period” means the period of 15 consecutive Business Days from the date of delivery to Buyer of the Required Financial Information, which period shall not commence prior to January 3, 2018 and the dates January 15, 2018, February 19, 2018, March 30, 2018 and May 28, 2018 shall not constitute Business Days for purposes of determining whether such period has been completed.

“Material Adverse Effect” means any change, development or occurrence that individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Group Companies, taken as a whole or (y) that, individually or together with any other effects, materially and adversely affects the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided that the term “Material Adverse Effect” shall not include any change, development or occurrence arising from (a) changes or proposed changes in GAAP, (b) general economic conditions, including changes in the credit, debt, financial, capital, commodity or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world in which the Group Companies operate, (c) events or conditions generally affecting the industries in which the Group Companies operate, (d) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (e) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (f) the announcement of this Agreement or the transactions contemplated hereby or the identity of Buyer in connection with the transactions contemplated hereby, or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that (i) the matters described in clauses (a), (b), (c), (d) and (e) shall be included in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to other participants in the same business as the Group Companies and (ii) clause (i) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, if such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Material Contracts” means the following Contracts to which any Group Company is a party (other than the Leases and purchase orders):

(a) all Contracts that (i) individually involve payments to or from any Group Company, collectively, in excess of $100,000 on an annual basis, or (ii) contain any most favored nations provisions;

(b) any employment or consulting Contract with any employee or consultant of any Group Company that is not terminable at-will (other than standard offer letters and employee confidentiality or non-disclosure agreements);

(c) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures or other contracts relating to the borrowing of money;

(d) all licenses involving any personal properties or assets (whether tangible or intangible) involving an annual commitment or payment of more than $100,000 individually by any Group Company, which are not terminable on 90 days’ notice or less by any Group Company;

(e) all joint venture agreements;

(f) agreements that limit or restrict any of the Group Companies from engaging in any business in any jurisdiction;

(g) agreements involving the sale or purchase of substantially all of the assets or capital stock of any Person or a merger, consolidation, business combination or similar extraordinary transaction pursuant to which any of the Group Companies has any on-going liability, earn-out, deferred or contingent payment or potential liability to the counterparty in excess of $100,000;

(h) agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of a Group Company other than in the Ordinary Course;

(i) agreements between any Group Company and an Affiliate of such Group Company (other than any other Group Company); and

(j) Contracts relating to Intellectual Property (other than Off-the-Shelf Software Licenses).

“Material Customer” has the meaning set forth in Section 5.23(a).

“Material Policies” has the meaning set forth in Section 5.19.

“Material Supplier” has the meaning set forth in Section 5.23(b).

“Member” means each holder of equity interest of the Company.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Approval” has the meaning set forth in the Recitals.

“NASDAQ” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Buyer Common Stock are then listed.

“Off-the-Shelf Software Licenses” means non-exclusive licenses or other agreements for generally available commercial software that, as to each licensor, cost the Group Companies not more than $10,000 for a perpetual license for a single user or work station or $25,000 in the aggregate for all users and work stations.

“Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or under similar licensing or distribution models, including software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or under any similar license or distribution model.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other binding determination of any Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Group Companies consistent with past practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) the certificate of incorporation, (b) articles of incorporation, (c) articles of organization, (d) bylaws, (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 13.01(d).

“Parachute Payments” has the meaning set forth in Section 7.07(c)

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 3.02(d).

“PCI” has the meaning set forth in Section 5.10(e).

“Permits” means all permits (including environmental, construction and operation permits), licenses, approvals, registrations, waivers, certificates and other authorizations of any Governmental Authority.

“Permitted Liens” means: (a) any liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which a specific reserve has been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the business of the Company; (e) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (f) non-exclusive licenses of Intellectual Property granted in the Ordinary Course which individually or in the aggregate are not material ; (g) purchase money liens and liens securing rental payments under capital lease arrangements; (h) any Lien to which the fee or any other interest in any Leased Real Property is subject; (i) statutory Liens of landlords with respect to Leased Real Property and (j) prior to the Closing only, any liens securing Funded Debt under the Credit Agreement.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Information” means: (a) any information with respect to which there is, or there is a reasonable basis to believe, that the information can be used to identify an individual, including demographic information; (b) social security numbers; (c) any information that is regulated or protected by one or more Information Privacy and Security Laws; or (d) any information that is covered by the PCI.

“PlanetBox Agreement” means the Members Interest Purchase Agreement between 3rd Stone Design Inc., Robert Miros, and Taylor Precision Products, Inc., dated as of December 1, 2017.

“Preferred Purchase Agreement” means the Securities Purchase Agreement, dated as of June 8, 2012, by and among the Company, The Northwestern Mutual Life Insurance Company, The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account and Northwestern Mutual Capital Mezzanine Fund II, LP.

“Proceeding” means any claims, proceedings, actions, litigation, mediation, hearings, suits, audit, agency proceeding, arbitrations, charges, investigations, complaints, demands or similar actions before any Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 7.13(a).

“Redemption Amount” means the amount payable in cash to the holder of Class A Interests in the Redemption, pursuant to the Company Operating Agreement and the Preferred Purchase Agreement.

“Registered IP” has the meaning set forth in Section 7.20.

“Related Party” means (a) each individual who is an officer or director of the Seller, the Company or any Company Subsidiary; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; (c) each direct equity holder of the Seller, the Company or any Company Subsidiary (other than any Group Company); (d) any trust or other Person which any one of the individuals referred to in clauses (a), (b) and (c) above controls (or in which more than one of such individuals collectively control) and (e) any Affiliate of any of the foregoing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, migrating, leaching, or disposing into the indoor or outdoor environment.

“Released Party” has the meaning set forth in Section 8.02.

“Releasing Party” has the meaning set forth in Section 8.02.

“Releasing Party Claims” has the meaning set forth in Section 8.02.

“Relevant Tax Period” has the meaning set forth in the definition of “Tax Deficit”.

“Reporting Documents” has the meaning set forth in Section 4.09(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Approval Matters” has the meaning set forth in Section 7.13(a).

“Required Financial Information” means the financial statements required by paragraph 5 of Exhibit D to the Debt Commitment Letter and the financial information described in Section 7.09(c)(iii)(x).

“Requisite Company Vote” has the meaning set forth in the Recitals.

“Restricted Area” means anywhere in the word.

“Restrictive Covenant Period” has the meaning set forth in Section 8.04(a).

“R&W Insurance” means Buyer’s representations and warranties insurance policy in the amount of $30,000,000 issued by VALE Insurance Partners, LLC.

“R&W Insurance Cost” the premium and any fees, costs and expenses of procuring the R&W Insurance, which for the avoidance of doubt, shall be a Transaction Expense.

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.03.

“Second Merger” has the meaning set forth in the Recitals.

“Secret Information” has the meaning set forth in the definition of “Intellectual Property”.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Material Adverse Effect” means any change, development or occurrence that individually or in the aggregate, that materially and adversely affects the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

“Signing Filing” has the meaning set forth in Section 7.05(b).

“Signing Press Release” has the meaning set forth in Section 7.05(b).

“Site” means the Leased Real Property and any other real properties currently or previously owned, leased, occupied or operated by: (a) any of the Group Companies (b) any predecessors of any of the Group Companies; or (c) any entities previously owned by any of the Group Companies, in each case, including all soil, subsoil, surface waters and groundwater threat.

“Stockholders Agreement” means that certain stockholders agreement, substantially in the form attached hereto as Exhibit F, by and among Buyer, the Seller and the other parties thereto, to be effective as of the Effective Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Surviving Company” has the meaning set forth in Section 2.02.

“Target Working Capital” means $39,200,000.

“Taxes” means (a) all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, duties, charges, levies, and similar assessments imposed by a Taxing Authority including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, social security (including health, workers’ compensation and pension insurance), alternative minimum, business and occupancy, escheat, abandoned property, environmental, premium, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto, (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of Law, and (c) any liability for the payments of any amounts described in clause (a) as a result of being a party to any Tax Sharing Agreement.

“Tax Deficit” means (a) in the event the Closing occurs on or prior to March 31, 2018, the amount of unpaid Income Taxes of the Company and the Company Subsidiaries with respect to the Tax period (or portion thereof) of the Company and the Company Subsidiaries ending on the Closing Date and (b) in the event the Closing occurs after March 31, 2018, the amount of unpaid Income Taxes of the Company and the Company Subsidiaries with respect to the Tax period (or portion thereof) of the Company ending after March 31, 2018 and unpaid Income Taxes of the Company for the Tax period of the Company ending on the Closing Date (in each case, other than with respect to Income Taxes for Tax Returns of the Company that have been filed as of the Closing with the payment of all Income Taxes shown as due on such Tax Returns) (the Tax periods described in clause (a) or (b), the “Relevant Tax Period”); provided that, any such period shall be appropriately adjusted if there are different taxable years for state, local or foreign Tax purposes. For purposes of computing the Tax Deficit, any deduction attributable to Transaction Expenses shall be included in a period within the Relevant Tax Period to the extent permitted by applicable Law and consistent with past practice. The calculation of the Tax Deficit shall be computed as the sum of the positive amounts attributable to applicable Taxes for each of (A) the United States and (B) Tax Authorities other than the United States (with respect to which applicable Taxes shall be calculated on an aggregate basis using a blended rate, reasonably reflective of past periods), separately for each Tax year in the Relevant Tax Period. The determination of the Tax Deficit shall be made on a basis consistent with Section 9.01(b).

“Tax Return” means any declaration, estimate, return, form, report, information statement, schedule, attachment or other document (including any related or supporting information) with respect to Taxes that is filed or required to be filed with any Taxing Authority, including any amendment thereof.

“Tax Sharing Agreement” means any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than any credit agreement, lease agreement, purchase agreement or any other commercial agreement the primary purpose of which does not relate to Taxes).

“Taxing Authority” means the IRS and any other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Taylor GP” has the set forth in the Preamble.

“Termination Fee” has the meaning set forth in Section 13.02(e).

“Time of the Second Merger” has the meaning set forth in Section 2.03.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreement, the Stockholders Agreement, the Voting Agreement and all other documents and certificates executed by the Parties in connection with the consummation of the transactions contemplated hereby or thereby.

“Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred by the Seller or any of the Group Companies prior to the Closing (including those which become due and payable on or after the Closing pursuant to contracts, agreements or other arrangements entered into by or on behalf of any Group Company prior to the Closing) in connection with the transactions contemplated by this Agreement, including (a) any fees and expenses payable under the terms of any agreement with Centre Partners, L.P. and any other transaction fees payable to Centre Partners, L.P. or its Affiliates, (b) any fees and expenses payable to lenders’ counsel in connection with the repayment of the Company Funded Debt pursuant to Section 3.02(d), (c) transaction-related bonuses, retention awards, severance, change in control payments or other similar amounts payable by the Group Companies to any director, manager, officer or employee of, or consultant or independent contractor to, any of the Group Companies that are payable solely as a result of the consummation of the transactions contemplated by this Agreement (including the employer portion of any Taxes related thereto) and (d) the R&W Insurance Cost.

“Transaction Expense Amount” means an amount equal to all Transaction Expenses that have not been paid prior to 12:01 A.M. Eastern Time on the Closing Date.

“Transaction Expense Fee” has the meaning set forth in Section 13.02(g).

“Transaction Expense Deficit” means the amount, if any, by which the Transaction Expense Amount as of 12:01 A.M. Eastern Time on the Closing Date exceeds $7,000,000.

“Transaction Invoices” has the meaning set forth in Section 3.03(a)(viii).

“Unaudited Balance Sheet” has the meaning set forth in Section 5.06(a).

“Unaudited Financial Statements” has the meaning set forth in Section 5.06(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN ACT” has the meaning set forth in Section 5.17(b).

“Withholding Agent” has the meaning set forth in Section 2.09.

“Working Capital” means, without duplication, as of any date of determination, the excess of (a) the Company’s and the Company Subsidiaries’ total current assets (other than Cash, Income Tax assets and deferred Tax assets), over (b) the Company’s and the Company Subsidiaries’ total current liabilities (other than the current portion of Funded Debt and Income Tax liabilities and deferred Tax liabilities (including accrued interest)), determined in accordance with Section 3.05.

“Working Capital Deficit” means the amount by which the Working Capital as of 12:01 A.M. Eastern Time on the Closing Date is less than Target Working Capital

“Working Capital Surplus” means the amount by which the Working Capital as of 12:01 A.M. Eastern Time on the Closing Date is greater than Target Working Capital.

Annex B

EXECUTION FORM

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of [●], 2018, by and among Lifetime Brands, Inc., a Delaware corporation (the “Company”) and Taylor Parent, LLC, a Delaware limited liability company (the “Taylor Parent” and, together with any other stockholder of the Company set forth on Schedule I hereto, as may be amended from time to time after the date hereof, each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Company, Taylor Parent, Taylor Holdco, LLC, a Delaware limited liability company, and CP Taylor GP, LLC, a Delaware limited liability company, have previously entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2017, pursuant to which, following the consummation of the transactions contemplated thereby, Taylor Holdco, LLC will become a wholly-owned subsidiary of the Company and Taylor Parent will become a stockholder of the Company;

WHEREAS, the Company and Taylor Parent desire to enter into this Agreement to provide for (a) registration rights with respect to the shares of Common Stock held by the Stockholder and (b) certain other governance matters and restrictions on Transfer and other matters set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in Section 1. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

“Accountants” means the firm of independent certified public accountants selected by the Board.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the actions, management or policies of the specified person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Board Policies and Procedures” has the meaning set forth in Section 5(h).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Centre Partner Funds” means the investment funds managed by Centre Partners Management, LLC.

“Change of Control” means any of the following: (A) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the assets of the Company and its Subsidiaries to any single person or “group” (as defined in the Securities Exchange Act of 1934) of persons; (B) consummation of a merger or consolidation of the Company with or into any other corporation or other entity in any event where 50% of the equity ownership or voting power of the then-outstanding capital stock of the Company is held by any single person or “group” (as defined in the Securities Exchange Act of 1934) of persons; or (C) the sale of more than 50% of the equity ownership or voting power of the then-outstanding capital stock of the Company to any single person or “group” (as defined in the Securities Exchange Act of 1934) of persons.

“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Common Stock” means (a) the Company’s common stock, par value $0.001 per share and (b) any Securities issued or issuable directly or indirectly with respect to shares of Common Stock by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, reorganization or other similar event.

“Company” has the meaning set forth in the preamble hereto.

“Company Bylaws” has the meaning set forth in Section 4(a).

“Company Certificate of Incorporation” has the meaning set forth in Section 4(a).

“DGCL” means the General Corporation Law of the State of Delaware, as the same shall be in effect from time to time.

“Demand Party” has the meaning set forth in Section 2(a).

“Demand Notice” has the meaning set forth in Section 2(a).

“Demand Registration” has the meaning set forth in Section 2(a).

“Disinterested Directors” means all of the members of the Board other than the Taylor Parent Directors.

“Exchange Act” means the Securities Exchange Act of 1934, and the Rules and Regulations, all as the same shall be in effect from time to time.

“Fully Diluted Basis” means, as of the time of determination, the sum of (a) the number of registered and unregistered shares of Common Stock issued and outstanding (excluding any unvested restricted shares of Common Stock), plus (b) the number of shares of Common Stock issuable upon the exercise of all vested and unvested in-the-money stock options of the Company (calculated using the treasury stock method, based on the average of the closing stock price of shares of Common Stock of the last 20 trading days prior to the date of determination, weighted for volume), plus (c) the number of shares of unvested restricted Common Stock that will vest within 12 months of the applicable date of determination pursuant to the terms of the agreements in which such shares were granted. For purposes of the foregoing clause (c), the number of such shares that will vest by the applicable date of determination shall be calculated on the assumption that any holder of such shares as of such date will continue to be employed by the Company or any of its Affiliates or serve as a Director of the Company or any of its Affiliates, as applicable, on the applicable date of determination. Further, for purposes of the foregoing clause (c), shares that vest based on the performance of the Company will be derived from the Company’s audited financial statements for the applicable period, or, if such determination is required to be made prior to the finalization of the Company’s audited financial statements, shares that vest based on performance of the Company will be derived from the Company’s annual budget, as approved by the Board for the final year of the applicable performance stock plan. If after the Closing the Company issues any securities to employees of the Company or any Director pursuant to a plan that is not substantially similar to plans in effect as of the date hereof, the calculation of the Company’s outstanding shares of Common Stock on a Fully Diluted Basis shall be revised to reflect such issuance as determined by the Board in its reasonable discretion. An illustrative example calculation of the Company’s outstanding shares of Common Stock on a Fully Diluted Basis as determined based on the assumptions set forth above is set forth as Exhibit A hereto.

“Governmental Authority” means any Federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Information” has the meaning set forth in Section 2(i)(xi).

“Inspectors” has the meaning set forth in Section 2(i)(xi).

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405) prepared by or on behalf of the Company or used or referred to by the Company in any offering of Registrable Securities pursuant to Section 2.

“Law” means any federal, state, local, municipal or foreign order, judgment, decree, constitution, Law (including common Law), ordinance, rule, regulation, statute or treaty, as well as any legally binding policy, guidance, interpretation, manual or binding communication of any Governmental Authority or stock exchange on which the Common Stock is listed.

“Lock-up Period” means the period commencing on the Closing and ending on January 1, 2020.

“Majority Stockholders” means Stockholders that Beneficially Own a majority of the shares of Common Stock Beneficially Owned by the Stockholders.

“Nominating Committee” means the Nominating and Governance Committee of the Board.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling, subpoena or award or other decision issued, promulgated or entered by or with any Governmental Authority.

“Permitted Issuer Information” means any “issuer information” (as defined in Rule 433 of the Rules and Regulations) used with the prior written consent of the Company in any offering of Registrable Securities pursuant to Section 2.

“Permitted Transfer” has the meaning set forth in Section 3(b).

“Permitted Transferee” has the meaning set forth in Section 3(b).

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability partnership, an investment fund, a limited liability company, a corporation (including not-for-profit), an association, a joint stock corporation, a trust, estate, a joint venture, an unincorporated organization and any Governmental Authority or any other entity of any kind or nature.

“Preliminary Prospectus” means any preliminary prospectus relating to an offering of Registrable Securities pursuant to Section 2, including any prospectus supplement thereto, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

“Prospectus” means the final prospectus relating to any offering of Registrable Securities pursuant to Section 2, including any prospectus supplement thereto, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

“Records” has the meaning set forth in Section 2(i)(xi).

“Registrable Securities” means at any time, with respect to any Stockholder, shares of Common Stock held by such Stockholder until (i) such shares of Common Stock have been sold pursuant to an effective Registration Statement or (ii) such shares of Common Stock have been sold pursuant to Rule 144 promulgated under the Securities Act.

“Registration Expenses” has the meaning set forth in Section 2(j).

“Related Person” means, as to any Person, any Affiliates of such Person; provided that the Centre Partner Funds and Centre Partner Management, LLC, shall be deemed to be Related Persons of Taylor Parent.

“Restricted Shares” has the meaning set forth in Section 3(a).

“Road Show Material” has the meaning set forth in Section 2(k).

“Rule 144” means Rule 144 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rule 405” means Rule 405 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rule 415” means Rule 415 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rule 433” means Rule 433 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rules and Regulations” means the rules and regulations of the Commission, as the same shall be in effect from time to time.

“Securities” means “securities” as defined in Section 2(a)(1) of the Securities Act and includes capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests. Whenever a reference herein to Securities is referring to any derivative securities, the rights of a holder shall apply to such derivative securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative securities.

“Securities Act” means the Securities Act of 1933, and the Rules and Regulations, all as the same shall be in effect from time to time.

“Sellers’ Counsel” has the meaning set forth in Section 2(i)(ii).

“Stockholder” and “Stockholders” have the meanings set forth in the preamble hereto.

“Taylor Parent Designee” has the meaning set forth in Section 5(a).

“Taylor Parent Designee Calculation Date” has the meaning set forth in Section 5(a).

“Taylor Parent Directors” has the meaning set forth in Section 5(g).

“Termination Event” means the earliest to occur of (i) the expiration of the six-month period following such time as Taylor Parent (together with its Related Persons) ceases to Beneficially Own at least 5% of all outstanding Common Stock on a Fully Diluted Basis, (ii) the date of the occurrence of a Change of Control of the Company, or (iii) upon written notice by the Majority Stockholders following (x) the removal of any Taylor Parent Designee from the Board, or the removal of Robert Kay as Chief Executive Officer or as a director of the Company, in each case without cause, which, with respect to Robert Kay, shall be as defined in his employment agreement with the Company (and, (A) in each case unless approved by at least one Taylor Parent Designee and (B) in the case of removal of a single Taylor Parent Designee, unless the Company causes a replacement Taylor Parent Designee selected by Taylor Parent to be appointed to the Board within thirty (30) days of such removal), (y) the failure of the Company to include in any proxy statement for an annual meeting of stockholders at which directors will be elected, the nomination by the Board of the Taylor Parent Designees contemplated by Section 5 or (z) a material breach of the Company’s obligations under this Agreement which has not been cured within 20 Business Days following written notice to the Company of such breach (this clause (ii)(z), a “Buyer Termination Event”).

“Transfer” has the meaning set forth in Section 3(a).

“Underwritten Offering” means a sale of Common Stock to an underwriter for reoffering to the public.

Section 2. Registration Rights.

(a) Right to Demand; Demand Notices. Subject to the provisions of this Section 2, at any time and from time to time following the Lock-up Period, the Majority Stockholders (the “Demand Party”) shall have the right to make written requests during the term of this Agreement to the Company for registration under and in accordance with the provisions of the Securities Act of all or part of its Registrable Securities on Form S-1, or any successor long form registration statement form, or, if available, Form S-3, or any successor short form registration statement form (such registration, a “Demand Registration”). In no event shall the Company be required to effect more than two Demand Registrations on Form S-1 or any successor long form registration statement form pursuant to this Section 2(a) during the term of this Agreement; provided, a Demand Registration shall be deemed to be withdrawn and shall not be deemed to have been requested for purposes of this Section 2(a) to the extent the Company is not deemed, pursuant to Section 2(e), to have effected such Demand Registration. All requests made pursuant to this Section 2 will specify the aggregate amount of Registrable Securities to be registered, and will also specify the intended method of transfer thereof (a “Demand Notice”), including, if such transfer is pursuant to an Underwritten Offering, whether such offering shall be a “firm commitment” underwriting. The Company shall (i) as promptly as reasonably practicable but in no event later than two Business Days after the receipt of a Demand Notice, give written notice thereof to all other Stockholders, which notice shall specify the number of Registrable Securities subject to the Demand Registration, the registration statement form to be used, the names and notice information of the Demand Party and the intended method of disposition of such Registrable Securities and (ii) subject to Section 2(g), include in the Registration Statement filed pursuant to such Demand Registration all of the Registrable Securities requested by such Stockholders for inclusion in such Registration Statement from whom the Company has received a written request for inclusion therein within ten days after the receipt by such Stockholders of such written notice referred to in clause (i) above. Each such request by such Stockholders shall specify the number of Registrable Securities proposed to be registered and such Stockholder shall send a copy of such request to the Demand Party. The failure of any Stockholder to respond within such 10-day period referred to in clause (ii) above shall be deemed to be a waiver of such Stockholder’s rights under this paragraph (a) with respect to such Demand Registration. If a Stockholder sends the Company a written request for inclusion of part or all of such Stockholder’s Registrable Securities in a registration, such Stockholder shall not be entitled to withdraw or revoke such request without the prior written consent of the Company unless, as a result of facts or circumstances arising after the date on which such request was made relating to the Company or to market conditions, such Stockholder reasonably determines that participation in such registration would have a material adverse effect on such Stockholder. Subject to Section 2(b), promptly upon receipt of any such Demand Notice, the Company will use its commercially reasonable efforts to cause to become effective, as soon as possible, but in any event within 90 days following receipt for a Demand Registration on Form S-1 and 60 days after receipt for a Demand

Registration on Form S-3, such registration under the Securities Act of the Registrable Securities that the Company has been so requested to register. The Company shall not be required to effect more than one Underwritten Demand Registration or Underwritten Shelf Registration in any six-month period.

(b) Company’s Right to Defer Registration. If the Company is requested to effect a Demand Registration or a Shelf Registration (as defined below) and the Company determines in good faith that any registration of securities should not be made because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Company, including negotiations related thereto, require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company or would otherwise have a material adverse effect on the Company’s business or financial condition (a “Valid Business Reason”), the Company shall have the right to defer such filing (but not the preparation of the Registration Statement) until such Valid Business Reason no longer exists, but in no event for more than 90 days after the date of receipt of the request for such registration from such Demand Party; provided, however, that the Company may not defer its obligation in this manner more than 120 days in total in any 12-month period. The Company shall give written notice to all Stockholders participating in the Demand Registration or Shelf Registration of its determination to postpone filing a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. If the Company shall so postpone the filing of a Registration Statement and if the Demand Party within 30 days after receipt of the notice of postponement advises the Company in writing that such Demand Party has determined to withdraw such request for registration, then such Demand Registration shall be deemed to be withdrawn and shall not be deemed to have been requested for purposes of Section 2(a). If the effective date of any Registration Statement filed would otherwise be at least 45 days, but fewer than 90 days, after the end of the Company’s fiscal year, and the Securities Act requires the Company to include audited financials as of the end of such fiscal year, the Company may delay the effectiveness of such Registration Statement for such period (up to a maximum of 45 days) as is reasonably necessary to include therein audited financial statements for such fiscal year.

(c) Shelf Registration. Any time after the Lock-up Period when the Company is eligible to use a short form registration statement under the Securities Act in connection with a secondary public offering of its equity securities, the Majority Stockholders may request that the Company register under the Securities Act pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”) the sale of Registrable Securities owned by such Stockholders (“Shelf Registered Securities”). The Company shall give written notice of such request to all of the Stockholders as promptly as reasonably practicable but in no event later than ten days before the anticipated filing date of the registration statement relating to such Shelf Registration, and such notice shall describe the proposed Shelf Registration, the intended method of disposition of such Registrable Securities and any other information that at the time would be appropriate to include in such notice, and offer such Stockholders the opportunity to register the number of Registrable Securities as each such Stockholder may request in writing to the Company, given within ten days after their receipt from the Company of the written notice of such Shelf Registration. The “Plan of Distribution” section of such Shelf Registration shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, hedging transactions, distributions to stockholders, partners or members of such Stockholders and sales not involving a public offering. With respect to each Shelf Registration, the Company shall (i) as promptly as reasonably practicable after the written request of the Majority Stockholders, file a Registration Statement and (ii) use its commercially reasonable efforts to cause such Registration Statement to be declared effective within 60 days after it receives a request therefor, and remain effective until there are no longer any Shelf Registered Securities.

Upon written request made from time to time by holders of a majority of Shelf Registered Securities (the “Shelf Requesting Holder”), which request shall specify the amount of such Shelf Requesting Holder’s Shelf Registered Securities to be sold (the “Requested Shelf Registered Securities”), the Company shall use its commercially reasonable efforts to cause the sale of such Requested Shelf Registered Securities to be in the form of a firm commitment underwritten public offering (unless otherwise consented to by the Shelf Requesting

Holder) if the anticipated aggregate offering price (calculated based upon the market price of the Registrable Securities on the date of such written request and including any Registrable Securities subject to any applicable over-allotment option) to the public equals or exceeds $10,000,000.00 (including causing to be produced and filed any necessary Prospectuses or Prospectus supplements with respect to such offering). The Company shall give written notice of such request to all other holders of Shelf Registered Securities no later than two Business Days after the Company receives such request from the Shelf Requesting Holder and, subject to Section 2(g), include in such offering all Shelf Registered Securities as may be requested by such holders of Shelf Registered Securities for inclusion in such offering from whom the Company has received a written request for inclusion therein within two Business Days after receipt of the Company’s notice. The managing underwriter or underwriters selected for such offering shall be selected by the Shelf Requesting Holder and shall be reasonably acceptable to the Company. Notwithstanding the foregoing, in connection with any offering of Requested Shelf Registered Securities involving an underwritten public offering that occurs or is scheduled to occur within 30 days of a proposed registered underwritten public offering of equity securities for the Company’s own account (a “Contemporaneous Company Offering”), the Company shall not be required to cause such offering of Requested Shelf Registered Securities to take the form of an underwritten public offering but shall instead offer the Shelf Requesting Holder the ability to include its Requested Shelf Registered Securities in the Contemporaneous Company Offering.

No Shelf Registration pursuant to this paragraph (c) shall be deemed a Demand Registration pursuant to Section 2(a).

(d) Registration Statement Form. Registrations under this Section 2 shall be on such appropriate registration form of the Commission (i) as shall be selected by the Company and as shall be reasonably acceptable to the Demand Party and (ii) as shall permit the transfer of Registrable Securities in accordance with the intended method or methods of transfer specified in the Demand Party’s Demand Notice. If, in connection with any registration under this Section 2, the managing underwriter, if any, shall advise the Company in writing that in its opinion the use of another permitted form is of material importance to the success of the offering, then such registration shall be on such other permitted form.

(e) Effective Registration Statement. The Company shall be deemed to have effected a Demand Registration or Shelf Registration if (i) the Registration Statement relating to such Demand Registration or Shelf Registration is declared effective by the Commission; provided, however, that no Demand Registration shall be deemed to have been requested for purposes of Section 2(a) if (x) such registration, after it has become effective, is or becomes subject to any stop order, injunction or other Order of the Commission or other Governmental Authority or court by reason of an act or omission by the Company and such interference is not cured within 30 days or (y) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived because of an act or omission by the Company (other than a failure of the Company or any of its officers or employees to execute or deliver any closing certificate by reason of facts or circumstances existing due to actions of a Stockholder) or (ii) at any time after the request for registration has been delivered to the Company and prior to the effectiveness of the Registration Statement, the preparation of such Registration Statement is discontinued or such Registration Statement is withdrawn or abandoned at the request of the Demand Party or Shelf Requesting Holder (other than as contemplated by Section 2(j) unless such Stockholders have elected to pay and have paid to the Company in full the Registration Expenses).

(f) Piggyback Registration. If the Company at any time proposes for any reason other than a request made pursuant to Section 2(a) or Section 2(c) to register Common Stock under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) it shall promptly, but in no event later than 20 days before the anticipated filing date, give written notice to each Stockholder of its intention to register Common Stock and, upon the written request, given within 15 days after delivery of any such notice by the Company, of any Stockholder to include in such registration Registrable Securities (which request shall specify the number of Registrable Securities proposed to be included in such registration), the

Company shall use its commercially reasonable efforts to cause all such Registrable Securities to be included in such registration on the same terms and conditions as the Common Stock otherwise being sold in such registration, and in any event, subject to Section 2(g), the Company shall include the Registrable Securities on the same terms and conditions as the Common Stock otherwise being sold in such registration.

(g) Cutbacks. If the managing underwriter advises the Company that the inclusion of all such Registrable Securities proposed to be included in any registration would interfere with the successful marketing (including pricing) of the Common Stock of the Company to be offered thereby, then the number of shares of Common Stock proposed to be included in such registration shall be allocated among the Company and the selling Stockholders in the following order of priority:

(i) In the case of a registration, pursuant to Section 2(a),

(A)	first, to the Registrable Securities to be offered by the Stockholders pro rata based on the number of shares of Registrable Securities Beneficially Owned;

(B)	then, to Common Stock to be offered by the Company, if any; and

(C)	then, to Common Stock to be offered by other stockholders who are not Stockholders, if any.

(ii) In the case of a registration pursuant to Section 2(f),

(A)	first, to the Common Stock to be offered by the Company;

(B)	then, to the Registrable Securities to be offered by the Stockholders pro rata based on the number of shares of Registrable Securities Beneficially Owned; and

(C)	then, to Common Stock to be offered by other stockholders who are not Stockholders, if any.

(h) Holdback Agreement. If the Company at any time shall register any shares of Common Stock under the Securities Act for sale in an Underwritten Offering, no Stockholder who has been provided an opportunity to participate in such offering pursuant to paragraphs (a), (c) or (f) of this Section 2 shall sell, make any short sale of, grant any option for the purchase of, or otherwise transfer, any Registrable Securities (other than those Registrable Securities included in such registration pursuant to this Agreement) without the prior written consent of the Company, for a period designated by the Company in writing to the Stockholders, which period shall not begin more than 10 days prior to the effectiveness of the Registration Statement pursuant to which such public offering shall be made and shall not exceed 90 days after the effective date of such Registration Statement. Upon request by the underwriter, the Stockholders shall, from time to time, enter into lock-up agreements on terms consistent with the preceding sentence.

With respect to any Shelf Registration and offering of Requested Shelf Registered Securities that takes the form of an underwritten public offering, the Company shall not (except as part of such offering) effect any Transfer of Common Stock (except pursuant to a Registration Statement on Form S-8), during the period beginning on the date the Majority Stockholders deliver a request pursuant to Section 2(c) and ending on the date that is 90 days after the date of the final Prospectus relating to such offering, except as part of such Shelf Registration. Upon request by the underwriter, the Company shall, from time to time, enter into lock-up agreements on terms consistent with the preceding sentence.

(i) Preparation and Filing. If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as practicable:

(i) use its commercially reasonable efforts to cause a Registration Statement that registers such Registrable Securities to become and remain effective for a period of 180 days or until all of such Registrable Securities have been transferred (if earlier);

(ii) furnish, at least ten days before filing a Registration Statement that registers such Registrable Securities, any Preliminary Prospectus and the Prospectus relating thereto or any amendments or supplements relating to such a Registration Statement or such prospectuses, to one counsel acting on behalf of all selling Stockholders selected by Taylor Parent (the “Sellers’ Counsel”), copies of all such documents proposed to be filed (it being understood that such ten day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall use its commercially reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as the Stockholders whose Registrable Securities are to be covered by such Registration Statement may reasonably propose;

(iii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for at least a period of 180 days or until all of such Registrable Securities have been transferred (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other transfer of such Registrable Securities; provided, that in the case of a Shelf Registration, the Company shall keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement shall have been sold, and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv) promptly notify the Sellers’ Counsel in writing (A) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such Registration Statement, any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (B) of the receipt by the Company of any notification with respect to the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or any amendment or supplement thereto or the initiation of any proceedings for that purpose and (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(v) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any selling Stockholder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the holders of such Registrable Securities to consummate the transfer in such jurisdictions; provided, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it is not then so qualified or (B) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(vi) without limiting subsection (v) above, use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the transfer of such Registrable Securities;

(vii) furnish to each selling Stockholder and the underwriters, if any, such number of copies of such Registration Statement, any amendments thereto, any exhibits thereto or documents incorporated by reference therein (but only to the extent not publicly available on EDGAR or the Company’s website), any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus (each in conformity with the requirements of the Securities Act), and such other documents as such selling Stockholder or underwriters may reasonably request in order to facilitate the public offering and sale or other transfer of such Registrable Securities;

(viii) notify in writing on a timely basis each selling Stockholder at any time when the Prospectus is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such Stockholder, prepare and furnish to such Stockholder a number of copies reasonably requested by such Stockholder of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(ix) use its commercially reasonable efforts to prevent the issuance of an Order suspending the effectiveness of a Registration Statement, and if one is issued, use its commercially reasonable efforts to obtain the withdrawal of any Order suspending the effectiveness of a Registration Statement as soon as possible;

(x) retain in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses not required to be filed pursuant to the Rules and Regulations; and if at any time after the date thereof any event shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus in order to effect compliance with the Securities Act and the Rules and Regulations, to notify promptly in writing the selling Stockholders and underwriters and, if required by applicable law, to file such document and to prepare and furnish without charge to each selling Stockholder and underwriter as many copies as each such selling Stockholder and underwriter may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect compliance with the Securities Act and the Rules and Regulations;

(xi) make available for inspection by any underwriter participating in any transfer pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such underwriter (collectively, the “Inspectors”), during normal business hours and at the offices where normally kept, all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement; provided, that any such Inspector shall agree to be bound by the confidentiality provisions of this Section 2(i)(xi). Any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Information is ordered pursuant to a subpoena or other Order from a Governmental Authority or (iii) such Information has been made generally available to the public. Such Inspectors shall upon learning that disclosure of such Information is sought by a Governmental Authority, give prompt written notice to the Company and use their reasonable commercial efforts to allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

(xii) in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain from its Accountants a “comfort” letter delivered to the underwriters in such offering in customary form and covering such matters of the type customarily covered by comfort letters;

(xiii) in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain from its counsel an opinion or opinions in customary form;

(xiv) provide a transfer agent and registrar (which may be the same entity) for such Registrable Securities and a CUSIP number for such Registrable Securities, in each case no later than the effective date of such registration;

(xv) upon the request of any underwriter, issue to any underwriter to which any selling Stockholder may sell Registrable Securities in such offering, certificates evidencing such Registrable Securities;

(xvi) use its commercially reasonable efforts to list such Registrable Securities on any national securities exchange on which any shares of Common Stock are listed;

(xvii) in connection with an Underwritten Offering, participate, to the extent reasonably requested by the managing underwriter for the offering and the selling Stockholders, in customary efforts to sell the Registrable Securities being offered, cause such steps to be taken as to ensure the good faith participation of senior management officers of the Company in “road shows” as is customary and take such other actions as the underwriters or the selling Stockholders may reasonably request in order to expedite or facilitate the transfer of Registrable Securities;

(xviii) reasonably cooperate with each Stockholder and each underwriter participating in the transfer of Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), including, if appropriate, the pre-filing of the Prospectus as part of a Shelf Registration in advance of an Underwritten Offering;

(xix) during the period when the Prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act;

(xx) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable Rules and Regulations; and

(xxi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

(j) Expenses. All expenses incident to the Company’s performance of, or compliance with, this Section 2, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the Commission and FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA); (ii) all fees and expenses of compliance with state securities or “blue sky” Laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky” qualifications of the Registrable Securities and determination of their eligibility for investment under the Laws of such jurisdictions as the managing underwriters may designate); (iii) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company (or any other depositary or transfer agent/registrar) and of printing any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and any amendments thereto); (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the issuer (including the expenses of any special audit and “comfort” letters required by or incident to such performance); (v) all Securities Act liability insurance if the Company so desires or the underwriters so require; (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange; and (vii) all reasonable and documented fees and disbursements of one Sellers’ Counsel in connection with such registration (all such expenses being herein called “Registration Expenses”), will be borne by the Company, regardless of whether the Registration Statement becomes effective; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Securities shall not be borne by the Company, but shall be borne by the seller or sellers thereof, in proportion to the number of Registrable Securities sold by such seller or sellers. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

(k) Indemnification.

(i) In connection with any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each seller (including its stockholders, partners, members, directors, managers, officers, employees, trustees and Affiliates) of such Registrable Securities, each underwriter, broker or any other Person acting on behalf of such seller and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages or liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (1) any untrue statement or alleged untrue statement of a material fact contained in (A) any Preliminary Prospectus, the Registration Statement, the Prospectus or in any amendment or supplement thereto, (B) any Issuer Free Writing Prospectus or in any amendment or supplement thereto, (C) any Permitted Issuer Information used or referred to in any “free writing prospectus” (as defined in Rule 405) used or referred to by any underwriter or (D) any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus, when considered together with the most recent Preliminary Prospectus (collectively, “Road Show Material”), (2) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Permitted Issuer Information or any Road Show Material any material fact required to be stated therein or necessary to make the statements therein (in the case of any Preliminary Prospectus, Issuer Free Writing Prospectus, Permitted Issuer Information, Road Show Material and the Prospectus, in the light of the circumstances under which they were made) not misleading or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under any of the foregoing laws, relating to the offer or sale of the Registrable Securities or blue sky Laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky Laws; and the Company shall reimburse such seller (including its stockholders, partners, members, directors, managers, officers, employees, trustees, attorneys, advisors and Affiliates), such underwriter, such broker or such other Person acting on behalf of such seller and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any such amendment or supplement thereto or in any Permitted Issuer Information or any Road Show Material in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or underwriter specifically for use in the preparation thereof.

(ii) In connection with any registration of Registrable Securities under the Securities Act pursuant to this Agreement, each seller of Registrable Securities shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section 2(k)) the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of such seller, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and each other seller of Registrable Securities under such Registration Statement with respect to any statement or omission from any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Road Show Material, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller specifically for use in connection with the preparation of such Preliminary Prospectus, Registration Statement, Prospectus, Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Road Show Material; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each seller and that the maximum amount of liability in respect of such indemnification shall be, limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(iii) Indemnification similar to that specified in Sections 2(k)(i) and (k)(ii) shall be given by the Company and each seller of Registrable Securities (with such modifications as may be appropriate) with respect to any required registration or other qualification of their Registrable Securities under any Federal or state Law or regulation of Governmental Authority other than the Securities Act.

(iv) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 2(k), such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying party forfeits substantive rights or defenses by reason of such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof at its own expense, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such parties have been advised by such counsel that either (A) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party. In any of such cases, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party; it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No indemnifying party shall, without the written consent of such indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding.

(v) If the indemnification provided for in this Section 2(k) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(vi) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Securities and the termination of this Agreement.

(l) Underwritten Offerings. Notwithstanding anything to the contrary set forth in this Agreement to the extent that the Company and all the Stockholders selling Registrable Securities in a proposed registration shall enter into an underwriting or similar agreement on terms reasonably acceptable to the Company, which agreement contains provisions covering one or more issues addressed in this Section 2, the provisions contained in this Section 2 addressing such issue or issues shall be of no force or effect with respect to such registration; provided, however, that paragraph (k) of this Section 2 shall remain in full force and effect unless such underwriting or similar agreement states that the indemnification provisions of such agreement supersede paragraph (k) of this Section 2. If any offering pursuant to a Demand Registration involves an Underwritten Offering, the Demand Party shall have the right to select the managing underwriter or underwriters to administer the offering, which managing underwriters shall be a firm of nationally recognized standing and reasonably acceptable to the Company. Notwithstanding anything to the contrary set forth in this Agreement, in no event will the Company be required to effect more than one Underwritten Offering of Registrable Securities during any six month period.

(m) Information by Holder. Each holder of Registrable Securities to be included in any registration shall furnish to the Company such written information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

(n) Exchange Act Compliance. From and after the date a Registration Statement filed by the Company pursuant to the Exchange Act relating to any class of its Securities shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of Registrable Securities. The Company shall cooperate with each holder in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144 or any comparable successor rules). The Company shall furnish to any holder of Registrable Securities upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 (or such comparable successor rules). The Company shall use its commercially reasonable efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

(o) Termination of Registration Rights. No Stockholder shall have any rights under this Section 2 upon such Stockholder ceasing to Beneficially Own any Registrable Securities.

Section 3. Transfer Restrictions.

(a) During the Lock-Up Period, no Stockholder shall, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge (other than a pledge in connection with a bona fide third party debt financing), through swap or hedging transactions, or grant any option to purchase, make any short sale or otherwise dispose of (“Transfer”), any of the shares of Common Stock, whether now owned or hereinafter acquired or owned directly by such Stockholder (including holding as a custodian) (collectively the “Restricted Shares”).

(b) Notwithstanding anything to the contrary set forth herein, a Stockholder may Transfer Restricted Shares as set forth below (each, a “Permitted Transfer” and the transferee permitted hereby, a “Permitted Transferee”)):

(i) (x) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (y) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided, that any such transfer shall not involve a disposition for value, or (c) with the prior written consent of the Company. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin; or

(ii) if the Stockholder is a corporation or limited liability company, the corporation or limited liability company or other legal entity may Transfer Restricted Shares to any Related Person of such Stockholder.

It shall be a condition to any Permitted Transfer that the Permitted Transferee execute a joinder to this Agreement in form and substance reasonably satisfactory to the Company (at which time, such Permitted Transferee’s name will be added to Schedule I, and such Permitted Transferee will be deemed a Stockholder for purposes of this Agreement); provided, that the foregoing restrictions shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock; provided, however, that such plan does not provide for the transfer of Common Stock during the Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company. Each Stockholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Shares except in compliance with the foregoing restrictions; provided that the Company shall cause such stop transfer instructions to be terminated upon expiration of the Lock-up Period.

(c) Any attempt to Transfer any Restricted Shares in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported Transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.

(d) Each certificate representing shares of Common Stock held by a Stockholder will bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or applicable state securities Laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities even if such securities would be disposed of by someone other than such holder thereof) such securities (“Transfer”) other than in accordance with the terms and conditions of the Stockholders Agreement, dated as of [●], 2018, as it may be amended from time to time by and among Lifetime Brands, Inc. (the “Company”) and certain of its stockholders and other persons (the “Stockholders Rights Agreement”). The Stockholders Agreement contains, among other things, significant restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Stockholders Agreement is available upon request from the Company.”

(e) This Section 3 shall terminate upon a Buyer Termination Event.

Section 4. Stockholder Actions; Standstill Restrictions; Voting Agreement.

(a) Each Stockholder agrees that, prior to the termination of this Section 4, without the prior express written consent of a majority of the Disinterested Directors specifically expressed in a written resolution, or except as expressly contemplated by Section 5 of this Agreement, such Stockholder will not, and each Stockholder will cause each of its respective Related Persons not to, directly or indirectly, alone or acting in concert with others, in any manner:

(i) propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other similar transaction relating to assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company;

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or knowingly assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, in each case to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii) (A) seek to advise, knowingly encourage or knowingly influence any stockholder of the Company not a party to this Agreement with respect to the voting of (or execution of a written consent in respect of) or (B) knowingly encourage the disposition of any securities of the Company, in each case, except with respect to any stockholder who is a Permitted Transferee;

(iv) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) or the Company’s Amended and Restated Bylaws (the “Company Bylaws”), including, but not limited to, a “town hall meeting”;

(v) seek representation on the Board, except as expressly permitted by this Agreement;

(vi) initiate, knowingly encourage or participate in (other than voting such Stockholder’s Registrable Securities) any “vote no,” “withhold” or similar campaign;

(vii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock;

(viii) seek, or encourage any person, to submit nominations to the Board in furtherance of a “contested solicitation” for the election or removal of directors from the Board or seek or knowingly encourage the removal of any members of the Board or the election of any directors (other than nominees recommended by the Board) or with respect to the submission of any stockholder proposals (including, but not limited to, any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(ix) form, join or in any other way participate in any “group” (within the meaning of Rule 13d-3 of the Exchange Act) with respect to the Common Stock for the purpose of taking any action restricted by this Section 4;

(x) demand a copy of the Company’s list of stockholders, whether pursuant to Section 220 of the DGCL or pursuant to any other statutory right;

(xi) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company;

(xii) transfer any securities (including common and preferred equity interests, derivative securities and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities to any Person that would, to such Stockholder’s knowledge, result in such person or entity having Beneficial Ownership representing in the aggregate in excess of 5% of the Common Stock at such time;

(xiii) enter into any negotiations, agreements or understandings with any Person with respect to any of the foregoing, or make any statement inconsistent with any of the foregoing; or

(xiv) take any action challenging the validity or enforceability of any of the provisions of this Section 4 or publicly disclose, or cause the public disclosure (including, without limitation, the filing of any document with the Commission or any other Governmental Authority or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Section 4, or (B) take any action challenging the validity or enforceability of any provisions of this Section 4.

(b) The provisions set forth in Section 4(a) shall not limit the actions of any Taylor Parent Designee or the Chief Executive Officer of the Company in his or her capacity as a director or officer of the Company, recognizing that such actions are subject to such person’s fiduciary duties to the Company and its stockholders.

(c) Nothing in Section 3 or in this Section 4 shall restrict any Stockholder or its Related Persons from tendering Shares of Common Stock into a tender offer approved by the Board.

(d) Each of the Stockholders represents and warrants to the Company that, as of the date hereof, neither it, nor any of their respective Affiliates are engaged in any discussions or negotiations with any Person, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any Person concerning the acquisition of Beneficial Ownership of any securities of the Company.

(e) No later than ten calendar days following the Closing, Taylor Parent shall file a Schedule 13D with the Commission with respect to the Company reporting the entry into this Agreement, responding to applicable items of Schedule 13D to conform to their obligations thereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Taylor Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith. During the term of this Agreement, Taylor Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on any amendment to such Schedule 13D prior to such filing, which comments shall be considered in good faith,

(f) This Section 4 shall terminate upon a Termination Event.

Section 5. Taylor Parent Designees.

(a) From and after the Closing, subject to the other provisions of this Section 5, the Company and Taylor Parent shall cooperate to ensure that, to the greatest extent possible, the Board includes among its membership a number of Directors designated by Taylor Parent for election or appointment as Directors (the “Taylor Parent Designees”) as follows: (A) if Taylor Parent Beneficially Owns Common Stock constituting not less than 20% of all outstanding Common Stock on a Fully Diluted Basis as of the Taylor Parent Designee Calculation Date, there shall be two Taylor Parent Designees; (B) if Taylor Parent Beneficially Owns Common Stock constituting less than 20% but more than 10% of all outstanding Common Stock on a Fully Diluted Basis as of the Taylor Parent Designee Calculation Date, there shall be one Taylor Parent Designee; and (C) if Taylor Parent Beneficially Owns Common Stock constituting less than 10% of all outstanding Common Stock on a Fully Diluted Basis as of the Taylor Parent Designee Calculation Date, there shall be no Taylor Parent Designees and Taylor Parent shall not have the right to designate any directors to the Board. For purposes of this Agreement, the Taylor Parent Designee Calculation Date shall mean the close of business on the date that is 60 days prior to the first anniversary of the Company’s annual meeting of stockholders for the immediately preceding year. For the avoidance of doubt, if on or at any time prior to a Taylor Parent Designee Calculation Date, Taylor Parent ceases to Beneficially Own Common Stock constituting (i) less than 20% of all outstanding Common Stock on a Fully Diluted Basis, then Taylor Parent shall at all times, for purposes of this Section 5, be deemed to Beneficially Own Common Stock constituting less than 20% of all outstanding Common Stock on a Fully Diluted Basis and (ii) less than 10% of all outstanding Common Stock on a Fully Diluted Basis, then Taylor Parent shall at all times, for purposes of this Section 5, be deemed to Beneficially Own Common Stock constituting less than 10% of all outstanding Common Stock on a Fully Diluted Basis; provided, that such ownership levels shall be determined without giving effect to any dilutive issuances of Common Stock or of instruments convertible into or exchangeable or exercisable for Common Stock made after the date hereof. For all purposes of this Section 5, Taylor Parent shall be deemed to Beneficially Own all shares of Common Stock Beneficially Owned by its Related Persons.

(b) If at any time the number of Taylor Parent Designees serving as Directors exceeds the number provided for in Section 5(a), Taylor Parent shall immediately procure the resignation of such number of Taylor Parent Designees as shall be required to cause the composition of the Board to be consistent with Section 5(a) (it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation). As a condition to commencement of a term of a Taylor Parent Designee on the Board (or any nomination thereof by the Company), and in furtherance of this Section 5(b), the Stockholders agree that the Taylor Parent Designees shall submit an irrevocable letter of resignation from the Board, in the form attached hereto as Exhibit B, conditional upon acceptance by the Board (it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), in the event that the number of Taylor Parent Designees serving as Directors of the Company exceeds the number provided for in Section 5(a).

(c) The Taylor Parent Designees shall immediately resign (and shall be deemed hereby to have irrevocably agreed to so resign pursuant to the irrevocable letters of resignation submitted by the Taylor Parent Designees, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) and the Company’s obligations under this Section 5 shall terminate effective immediately upon such time as any Stockholder, Centre Partners (or any Centre Partners Fund) or any of their respective Affiliates nominates, or notifies the Company in accordance with the Company’s bylaws of its intent to nominate, or present the nomination of, any directors for election to the Board, presents any stockholder proposal, or notifies the Company in accordance with the Company’s bylaws of an intent to present any stockholder proposal, at any annual or special meeting of stockholders, or initiates a consent solicitation under the Rules of the Exchange Act to obtain an action by written consent of the Company’s stockholders, in each case prior to the occurrence of a Termination Event or any Stockholder or any of their respective Related Persons, in each case prior to the occurrence of a Termination Event, otherwise materially breaches Section 4 of this Agreement, which breach is not cured within 20 Business Days following written notice from the Company to the Majority Stockholders of such breach.

(d) Subject to compliance with applicable laws and the regulations of any exchange on which the Common Stock may from time to time be traded, in connection with each annual meeting of the Company’s stockholders, the following procedures shall be followed with respect to the nomination of the Taylor Parent Designees:

(i) the Board or the Nominating Committee of the Board (the “Nominating Committee”) shall nominate for election to the Board at the annual meeting of stockholders Robert B. Kay or, if he is no longer the Chief Executive Officer of the Company, the most senior executive officer of the Company; and

(ii) Taylor Parent shall designate for nomination by the Board or the Nominating Committee the number of persons Taylor Parent is entitled to designate pursuant to Section 5(a), based on the aggregate Beneficial Ownership of Taylor Parent and its Related Persons as of the Taylor Parent Designee Calculation Dater.

(e) Each individual designated by Taylor Parent for nomination as a director of the Company in accordance with this Section 5 shall be nominated by the Board or the Nominating Committee for election as a Director following the Nominating Committee’s interview of each such individual and review of such individual’s qualifications, including, but not limited to, such individual’s independence status, to serve on the Board unless the Nominating Committee reasonably determines that (i) by virtue of such individual’s character, background, experience or qualifications the nomination of such individual would be inconsistent with the Board’s fiduciary duties to stockholders, (ii) such individual is an officer, director, partner, principal stockholder or Affiliate of any competitor of the Company, (iii) such individual would not qualify as an independent director pursuant to NASDAQ’s listing rules relating to director independence, as then in effect, or (iv) such individual is an Affiliate of a stockholder (other than the Stockholders) who is a party to a Schedule 13D filed with the SEC relating to the Company. If the Nominating Committee determines that any individual designated by Taylor Parent does not satisfy the criteria set forth in the preceding sentence, the Nominating Committee will promptly notify Taylor Parent of such determination and Taylor Parent will be entitled to designate another individual for nomination.

(f) The Company shall use its commercially reasonable efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the Taylor Parent Nominees designated in accordance with this Section 5 in substantially the same manner that it solicits proxies for all other director nominees recommended by the Board.

(g) The Company shall use its commercially reasonable efforts to, effective as of the Closing, cause the Board to appoint, subject to Section 5(e), each of Robert B. Kay, Bruce Pollack and Michael Schnabel (collectively, with any other Taylor Parent Designee elected or otherwise serving as a Director of the Company, the “Taylor Parent Directors”), to the Board with a term on the Board expiring at the Company 2018 Annual Meeting of Stockholders and until his respective successor is duly elected and qualified.

(h) No later than five Business Days following the execution of this Agreement, Taylor Parent shall provide the Board’s Nominating Committee with completed and executed directors’ and officers’ questionnaires (in the form customarily used for the Company independent or non-management directors).

(i) Taylor Parent acknowledges that the Taylor Parent Directors shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable, from time to time, to members of the Board, including, but not limited to, the Company’s Code of Conduct, and policies on confidentiality, ethics, hedging and pledging of the Company’s securities, public disclosures, stock trading, and stock ownership (collectively, the “Board Policies and Procedures”), and that each of the Taylor Parent Directors shall be required to strictly preserve the confidentiality of the Company’s business and information, including, but not limited to, the discussion of any matters considered in meetings of the Board whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. The Taylor Parent Directors and

Taylor Parent shall provide the Company with such information as is reasonably requested by the Company concerning the Taylor Parent Designees and Taylor Parent Directors as is required to be disclosed under applicable Law or stock exchange regulations, including the completion of the Company’s current standard director and officer questionnaire for all independent or non-management directors, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement on Schedule 14A and periodic reports on Forms 10-K and 10-Q with the Commission.

(j) The Company agrees that the Taylor Parent Directors shall receive the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available to the other directors on the Board.

(k) The Company and Taylor Parent agree that, concurrent with the appointment of Robert B. Kay to the Board, the Board, including each of the Taylor Parent Directors, shall take such action as is necessary such that Jeffrey Siegel is appointed as executive Chairman of the Board. Without limiting the generality of the foregoing, Taylor Parent shall, and shall cause each Taylor Parent Director to, take such action as is reasonably necessary to cause the Board to appoint Jeffrey Siegel to serve as the executive Chairman of the Board during the term of this Agreement and be vested with all the powers and authority that an executive Chairman customarily possesses. For the avoidance of doubt, none of the Taylor Parent Directors shall serve as the Company’s Lead Independent Director during the term of this Agreement.

(l) In the event any Law, rule or regulation comes into force or effect (including by amendment), including any applicable rules of NASDAQ or the SEC, which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties’ intention set forth herein.

(m) This Section 5 shall terminate upon written notice by the Company following a material breach of Taylor Parent’s obligations under this Agreement which has not been cured within 20 Business Days following written notice to Taylor Parent of such breach (a “Company Termination Event”).

Section 6. Company Restricted Actions.

During the term of this Agreement, for so long as Taylor Parent, together with its Permitted Transferees, Beneficially Owns Common Stock constituting not less than 50% of the Equity Consideration and Taylor Parent Designees serve as Directors on the Board, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Taylor Parent Designees, which consent shall not be unreasonably withheld, conditioned or delayed, take any of the following actions:

(a) enter into any agreement for a transaction that would result in a Change of Control of the Company;

(b) consummate any transaction for the sale of all or substantially all of the Company’s assets;

(c) file for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code;

(d) liquidate or dissolve the business and affairs of the Company;

(e) take any Board actions to seek an amendment to the Company Certificate of Incorporation or approve, or recommend that the Company’s stockholders approve, an amendment to the Company Bylaws, except as required by DE Law as defined in the Merger Agreement or other applicable law and other than amendments that would not materially and disproportionately affect Taylor Parent;

(f) incur Funded Debt in excess of $100,000,000 in the aggregate, except for the Debt Financing or borrowings under financing arrangements of the Company or its Subsidiaries existing as of the date hereof (or refinancings thereof);

(g) acquire or dispose of assets or a business, in each case for consideration in excess of $100,000,000;

(h) terminate the employment of the Chief Executive Officer, other than for Cause (as defined in the employment agreement of the Chief Executive Officer), in which case the Company shall consult in good faith with Taylor Parent on a replacement for the Chief Executive Officer; or.

(i) adopt a stockholder rights plan that does not exempt as “grandfathered persons” the Stockholders and their Related Persons from being deemed “acquiring persons” due to their Beneficial Ownership of Common Stock upon the public announcement of the adoption of such stockholder rights plan (it being understood that no such plan shall restrict any Stockholder or their Related Persons from acquiring, in the aggregate, Common Stock up to the level of their aggregate percentage Beneficial Ownership as of the public announcement of the adoption of such stockholder rights plan).

(j) This Section 6 shall terminate upon a Company Termination Event.

Section 7. Representations and Warranties.

(a) The Company hereby represents and warrants to the other parties hereto as follows:

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(ii) The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed by the other parties hereto and delivered by such parties, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with its terms, subject to Enforceability Exceptions.

(iii) The execution, delivery and performance of this Agreement by the Company will not (a) conflict with or result in any breach of any provision of the Organizational Documents of the Company, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Company or any of its assets may be bound, (d) violate any Law applicable to the Company or (e), result in the creation or imposition of any Lien upon or with respect to any of the assets owned, leased or licensed by the Company, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations, conflicts, defaults or rights which would not, or would not be reasonably likely to, have a material and adverse effect on the Company.

(b) Taylor Parent and each other Stockholder who becomes a party to this Agreement after the date hereof, hereby represents and warrants to the Company as follows:

(i) Such party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(ii) Such party has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such party and, when duly executed by the other parties hereto and delivered by such parties, shall constitute the legal, valid and binding obligations of such party, enforceable against such party, in accordance with its terms, subject to Enforceability Exceptions.

(iii) The execution, delivery and performance of this Agreement by such party will not (a) conflict with or result in any breach of any provision of the Organizational Documents of such party, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which such party or any of its assets may be bound, (d) violate any Law applicable to such party or (e), result in the creation or imposition of any Lien upon or with respect to any of the assets owned, leased or licensed by such party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations, conflicts, defaults or rights which would not, or would not be reasonably likely to, have a material and adverse effect on such party.

(iv) Such party, when taken together with the other Stockholders and their Affiliates, has the ability to cause the Centre Partner Funds to take, or refrain from taking, the applicable actions as set forth herein.

Section 8. Miscellaneous.

(a) Term. This Agreement shall be effective upon the Closing and shall continue in effect until 11:59 p.m., New York City time, on the date that Taylor Parent and its Permitted Transferees cease to Beneficially Own any Restricted Shares.

(b) Confidentiality.

(i) Each of Taylor Parent and each Stockholder agrees, and will require each of its Representatives including each Taylor Parent Designee to agree, to hold in confidence and not use or disclose to any third party any non-public information provided by the Company or its Representatives to such Person in connection with its direct or indirect investment in the Company or the exercise of such Person’s rights under this Agreement (the “Confidential Information”); provided, however, “Confidential Information” does not include information or data that: (i) is or was independently developed by such Person or its Representatives without breaching this Agreement; (ii) was or is publicly available prior to the Effective Date or is or subsequently becomes publicly available other than as a result of a disclosure by such Person in breach of this Agreement; (iii) is or becomes available to such Person or its Representatives from a source other than the Company, provided that the source of such information was not known by such Person to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information; or (iv) was already in the possession of such Person or its Representatives at the time disclosed by the Company to such Person, provided that the source of such information was not known by such Person to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

(ii) Notwithstanding the foregoing, in the event that any of Taylor Parent, Centre Partners (or any Centre Partners Fund) or any Stockholder or any of their respective Representatives are required by Law or legal or judicial process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, each such party may disclose such Confidential Information, and only the portion of such Confidential Information, that, based on an opinion of such party’s counsel, is required by Law to be disclosed, but only after providing the Company, to the extent practicable and not prohibited by Law, with prompt prior written notice to the Company so that the Company may seek to limit or eliminate such disclosure, including through the procurement of a protective order or other judicial remedy. Prior to disclosure of any Confidential Information in accordance with the preceding sentence, such party shall, at the Company’s request and sole expense, use commercially reasonable efforts to provide such cooperation to the Company as the Company shall reasonably request in order to limit or eliminate disclosure of any Confidential Information and shall, at the Company’s request and sole expense, use commercially reasonable efforts to obtain assurances from the Persons to whom such confidential information is disclosed that such Persons will afford such information confidential treatment.

(iii) Nothing in this Agreement, including Section 8(b)(i), shall limit or restrict any Taylor Parent Designee in acting in his or her capacity as a director of Buyer and exercising his or her fiduciary duties and responsibilities.

(c) Notices. All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

Attention:     Sara A. Shindel, General Counsel & Secretary

Facsimile:    (516) 450-0009

with a copy to (which notice shall not constitute notice to the Company):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:     David W. Pollak & Andrew Milano

Facsimile:    (212) 309-6001

if to Taylor Parent to:

Taylor Parent, LLC

c/o Centre Partners Management LLC

825 Third Avenue, 40th Floor

New York, NY 10022

Attention:     Bruce Pollack & Michael Schnabel

Facsimile:    (212) 758-1830

with a copy to (which notice shall not constitute notice to Taylor Parent):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:     Steven J. Williams, Esq.

Facsimile:    (212) 757-3990

If to any other Stockholder, to the address on record with the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day and (c) in the case of mailing, on the third Business Day following such mailing if sent by certified mail, return receipt requested.

(d) Entire Agreement. This Agreement, the Escrow Agreement, the Voting Agreement, the Merger Agreement and the other documents delivered at the Closing pursuant hereto or thereto (including the Exhibits and Schedules attached hereto and thereto), contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement, which shall survive in full force and effect.

(e) Expenses. Except as otherwise expressly provided in Section 2(j), the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

(f) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Company and Taylor Parent (or its Permitted Transferees). No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.

(g) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the parties hereto without the prior written consent of the other parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

(i) Interpretation; Schedules.

(i) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation” or “but not limited to”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), and (vii) all references to “$” in this Agreement shall be deemed references to United States dollars.

(ii) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all Exhibits, Schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(iii) The headings contained herein, and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.

(iv) This Agreement shall not be construed as if prepared by one of the parties hereto, but rather according to its fair meaning as a whole, as if all parties hereto had prepared it.

(j) Governing Law; Interpretation. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(k) Forum Selection and Consent to Jurisdiction; Waiver of Jury Trial.

(i) EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (A) COURT OF CHANCERY OF THE STATE OF DELAWARE AND (B) ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE (FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY HERETO AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING EITHER IN ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE OR IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE. EACH PARTY HERETO WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY HERETO MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8(c), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(l) Specific Performance.

(i) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that any breach of this Agreement would not be adequately compensated by monetary damages and that, accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of such party under this Agreement in accordance with the terms of this Section 8(l). The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties hereto have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 8(l).

(ii) All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity. Each party hereto further agrees that (A) by seeking the remedies provided for in this Section 8(l), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or in the event that the remedies provided for in this Section 8(l) are not available or otherwise are not granted, and (B) the commencement of any Proceeding pursuant to this Section 8(l) or anything set forth in this Section 8(l) restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

(iii) Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(m) Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(n) Third Party Beneficiaries. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies, legal or equitable, hereunder, and no other Person other than the parties hereto shall be entitled to rely thereon.

(o) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(p) Assurances of Performance. Each of the Stockholders shall use its commercially reasonable efforts to cause its respective Related Persons to comply with the terms of this Agreement applicable thereto (it being understood that such Stockholder shall be responsible to the Company for any breach of such terms by any such Related Person).

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representative of the parties hereto has caused this Stockholders Agreement to be duly executed and delivered as of the day and year first above written.

LIFETIME BRANDS, INC.

By:
Name:
Title:

TAYLOR PARENT, LLC

By:
Name:
Title:

Signature Page to Stockholders Agreement

Schedule I

[To be updated from time to time.]

EXHIBIT A

Fully Diluted Basis

2

EXHIBIT B

Form of Irrevocable Resignation

Lifetime Brands, Inc.

Attention: Board of Directors

1000 Stewart Avenue

Garden City, NY 11530

Ladies and Gentlemen:

I refer to the Stockholders Agreement, dated as of [●], 2018, as it may be amended from time to time by and among Lifetime Brands, Inc., a Delaware corporation (the “Company”), Taylor Parent, LLC, a Delaware limited liability company, and the other parties thereto (the “Stockholders Rights Agreement”). Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 5(b) of the Stockholders Rights Agreement, I hereby irrevocably tender my resignation as a member of the Board of Directors of the Company (the “Board”) and each committee of the Board on which I serve, it being understood that (i) this advance letter of resignation shall be effective at such time, and subject to the conditions provided for in Section 5(b) of the Stockholders Rights Agreement, and (ii) this advance letter of resignation shall be effective only as, if and when accepted by the Board.

I understand and acknowledge that this advance letter of resignation from the Board is irrevocable and may not be withdrawn by me at any time.

Sincerely,

[NAME OF DIRECTOR]

3

Annex C

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of December 22, 2017, is entered into by and among the undersigned stockholders (each, a “Principal Stockholder” and collectively, the “Principal Stockholders”) of Lifetime Brands, Inc., a Delaware corporation (“Buyer”) and Taylor Parent, LLC, a Delaware limited liability company (“Seller”). The Principal Stockholders and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Buyer, Seller, Taylor Holdco, LLC, a Delaware limited liability company (the “Company”), TPP Acquisition I Corp., a Delaware corporation and wholly-owned Buyer Subsidiary (“Merger Sub”), TPP Acquisition II LLC, a Delaware limited liability company and wholly-owned Buyer Subsidiary (“Buyer Survivor LLC”), solely for purposes of Sections 7.16, 8.02 and Article XV therein, CP Taylor GP, LLC, a Delaware limited liability company, and certain other parties thereto, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be modified or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for (a) the merger of Merger Sub with and into the Company with the Company as the surviving entity (the “First Merger”), and (b) immediately following the First Merger, the merger of the Company with and into Buyer Survivor LLC with Buyer Survivor LLC as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”), upon the terms and subject to the conditions set forth in the Merger Agreement.

B. As of the date hereof, each Principal Stockholder’s Existing Shares (as defined herein) are beneficially owned and owned of record by such Principal Stockholder as reflected in Schedule I attached hereto.

C. It is a condition to the consummation of the Mergers and the other transactions contemplated under the Merger Agreement, that Buyer obtain approval of its shareholders for the issuance of shares of common stock, par value $0.01 per share, of Buyer (the “Buyer Common Stock”) to be issued as Equity Consideration in connection with the Mergers (such issuance, the “Share Issuance”).

D. As an inducement to the willingness of the Company and Seller to enter into the Merger Agreement and the transactions contemplated thereby, the Principal Stockholders have agreed to enter into this Agreement.

E. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Voting.

(a) Voting. At any meeting of the stockholders of Buyer (the “Stockholders”), however called, or in connection with any written consent of the Stockholders, each Principal Stockholder shall (i) vote or cause its respective Covered Shares to be voted or (as appropriate) execute written consents in respect thereof in accordance with such procedures applicable thereto so as to ensure that such Covered Shares are duly counted for purposes of determining whether a quorum is present, (ii) vote or cause its respective Covered Shares to be voted or (as appropriate) execute written consents in respect thereof in accordance with such procedures applicable thereto (A) in favor of the Share Issuance, (B) in favor of any proposal to adjourn or postpone such meeting of the Stockholders to a later date if there are not sufficient votes to approve the Share Issuance and (C) against: (1) any action or proposal in favor of an Acquisition Proposal (without regard to the terms of such Acquisition Proposal), (2) any action, proposal, transaction or agreement that would (i) reasonably be expected to result in a material breach of or failure to perform any representation, warranty, covenant or agreement of Buyer under the Merger Agreement or (ii) prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Mergers and the Share Issuance and the transactions contemplated by the Merger Agreement, including the Mergers or (3) except as expressly contemplated by the Merger Agreement, any change in any manner to the voting rights of any Stockholders (clauses (A) through (C), the “Required Votes”).

(b) Nothing in this Agreement, including Section 1(a), shall limit or restrict any Principal Stockholder, or any affiliate or designee of such Principal Stockholder who, serves as a member of the Buyer Board or an officer of Buyer, in acting in his or her capacity as a director or officer of Buyer and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement shall apply to each Principal Stockholder solely in its capacity as a stockholder of Buyer and shall not apply to its, or any of its affiliate or designee’s actions, judgments or decisions as a director or officer of Buyer.

2. No Transfers or Solicitation.

(a) Restrictions on Transfers. Absent the prior written consent of Seller, each Principal Stockholder hereby agrees that, from the date hereof until the earlier of (i) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (the “Expiration Date”) and (ii) the date on which the approval by the Stockholders of the Required Approval Matters is obtained, it shall not, directly or indirectly, (A) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), or enter into any contract, option or other arrangement or understanding providing for the Transfer of such Principal Stockholder’s Covered Shares other than (1) any Transfer to a Permitted Transferee of such Principal Stockholder, but only if, in each case, prior to the effectiveness of such Transfer, such Permitted Transferee agrees in writing to be bound by the applicable terms hereof and notice of such Transfer is delivered to Seller pursuant to Section 7(a) or (2) a Transfer pursuant to any trust or will of such Principal Stockholder or by the Laws of intestate succession, (B) deposit any Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (C) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (A) or (B). Notwithstanding anything to the contrary herein, during the term of this Agreement, Jeffrey Siegel as a Principal Stockholder is expressly permitted to Transfer up to 50,000 shares of Buyer Common Stock (in the aggregate), and no such Transfer shall be subject to any restrictions or conditions set forth herein and such shares, when Transferred, shall cease to be Covered Shares. For the avoidance of doubt, (x) to the extent that any Principal Stockholder exercises options to purchase Buyer Common Stock and elects to pay the applicable exercise price or withholding tax obligations through net exercise or share withholding, any shares of Buyer Common Stock not delivered to the Principal Stockholder on account of such net exercise or share withholding shall not constitute Covered Shares for purposes of this Agreement; and (y) any exercise of options to purchase Buyer Common Stock by any Principal Stockholder, regardless of whether the exercise of options is for cash or is a net exercise, shall not be considered a “Transfer” for purposes of this Agreement or be restricted hereunder in any manner.

3. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of shares or similar transaction or other change in the capital structure of Buyer affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 7(k)) by any Principal Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by such Principal Stockholder.

(b) Commencement or Participation in Actions. Each Principal Stockholder hereby agrees not to commence or join in, and to take commercially reasonable efforts to opt out of, any class in any class action with respect to any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of Buyer or the Buyer Board or its members in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

(c) Additional Owned Shares. Each Principal Stockholder hereby agrees to notify Seller promptly in writing of the number and description of any Additional Owned Shares acquired by such Principal Stockholder.

(d) Publication and Disclosure. Each Principal Stockholder hereby agrees to permit each of Seller and Buyer to publish and disclose, including in filings with the SEC and in the press releases announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and such Principal Stockholder’s identity and ownership of such Principal Stockholder’s Covered Shares and the nature of such Principal Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent Seller or Buyer reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by Seller, Buyer or the Principal Stockholders).

(e) Stop Transfer Order. Each Principal Stockholder hereby authorizes Seller or its counsel to notify Buyer’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares); provided, that if Seller or its counsel gives such notification, it shall on the earlier of (i) the Share Issuance and (ii) the Expiration Date further notify the Company’s transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

4. Representations and Warranties of the Principal Stockholders. Each Principal Stockholder represents and warrants to Seller as follows:

(a) Title. Such Principal Stockholder is the sole beneficial owner of its respective Existing Shares. The Existing Shares of such Principal Stockholder constitute all of the Buyer Common Stock owned of record or beneficially by such Principal Stockholder on the date hereof. Such Principal Stockholder has complete and exclusive voting power, either individually or together with one or more Stockholders, with respect to all of such Principal Stockholder’s respective Covered Shares, and none of such Principal Stockholder’s Covered Shares are subject to any voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of the Covered Shares, except as contemplated by this Agreement. Except as permitted or required by this Agreement, the Covered Shares of such Principal Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

(b) Authority. Such Principal Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Principal Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by such Principal Stockholder and, assuming due authorization, execution and delivery of this Agreement by Seller constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Conflicts. The execution and delivery of this Agreement by such Principal Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Principal Stockholder or such Principal Stockholder’s Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by such Principal Stockholder or as would not impact such Principal Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

5. Representations and Warranties of Seller. Seller represents and warrants to the Principal Stockholders as follows:

(a) Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Seller has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Seller, its boards of directors (or similar governing body) or any other Person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Seller, constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Conflicts. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Seller, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by Seller or as would not impact Seller’s ability to perform or comply with its obligations under this Agreement in any material respect.

6. Termination.

(a) Term. The term (“Term”) of this Agreement shall commence on the date hereof and shall immediately terminate upon the earliest of, without the need for any further action by any person, (i) the mutual agreement of the Parties, (ii) the Closing (iii) the termination of the Merger Agreement and (iv) the amendment of the Merger Agreement without the prior written consent of the Principal Stockholders in any manner that could be reasonably likely to (x) increase the number of shares of the Buyer Common Stock issuable to the Seller at the Closing or (y) provide the Seller or any affiliate thereof with greater rights with respect to the operations or management of Buyer following the Closing.

(b) Survival of Certain Provisions. This Section 6 and Section 7 shall survive any termination of this Agreement.

7. Miscellaneous.

(a) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service, upon transmission by facsimile with receipt confirmed or three days after the date of mailing as indicated on the certified or registered mail receipt. Notices, demands and communications to Seller and each of the Principal Stockholders shall, unless another address is specified in writing, be sent to the addresses indicated below:

If to Seller, to:

c/o Centre Partners Management LLC

825 Third Avenue, 40th Floor

New York, NY 10022

Attention:     Bruce Pollack & Michael Schnabel

Facsimile:    (212) 758-1830

with a copy to (which notice shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:     Steven J. Williams, Esq.

Facsimile:     (212) 757-3990

If to any Principal Stockholder, to such Principal Holder’s address set forth opposite its name on Schedule I attached hereto and to

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

Attention: Sara A. Shindel, General Counsel & Secretary

Facsimile: 516-450-0009

with a copy to (which notice shall not constitute notice to Buyer):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:     David W. Pollak & Andrew Milano

Facsimile:     (212) 309-6001

(b) Interpretation.

(i) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation” or “but not limited to”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), and (vii) all references to “$” in this Agreement shall be deemed references to United States dollars.

(ii) The headings contained herein, and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.

(iii) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

(c) Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the Schedules attached hereto) and the Merger Agreement, the other Transaction Documents and the other documents delivered at the Closing pursuant hereto or thereto (in each case, to the extent referred to herein), contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter. The Schedules constitute a part hereof as though set forth in full above. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

(e) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Principal Stockholders and Seller. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.

(f) Governing Law; Interpretation. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(g) Forum Selection and Consent to Jurisdiction; Waiver of Jury Trial.

(i) EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (A) COURT OF CHANCERY OF THE STATE OF DELAWARE AND (B) ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE (FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING EITHER IN ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE OR IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 7(a). NOTHING IN THIS SECTION 7(g), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(ii) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(h) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Parties. Any purported assignment in violation of this Section 7(h) shall be void.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(j) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Seller any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Principal Stockholders, and Seller shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Buyer or exercise any power or authority to direct the Principal Stockholders in the voting of any of the Covered Shares, except as otherwise provided herein.

(k) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Principal Stockholder, all Buyer Common Stock that is beneficially owned by such Principal Stockholder and acquired after the date hereof (including any owned Buyer Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Buyer Common Stock or warrants or the conversion of any convertible securities or otherwise, but excluding any shares of Buyer Common Stock underlying unexercised options for shares of Buyer Common Stock).

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of Buyer or its Subsidiaries (or any of their respective officers or directors) shall constitute an Affiliate of any Principal Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Principal Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Principal Stockholder means the shares of Buyer Common Stock that are beneficially owned by such Principal Stockholder as of the date hereof (excluding any shares of Buyer Common Stock underlying unexercised options for shares of Buyer Common Stock).

“Permitted Transferee” means, with respect to a Principal Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of such Principal Stockholder, or (B) any trust, the trustees of which include one of the Persons named in clause (A) and the beneficiaries of which include only the Persons named in clause (A).

“Transfer” means, with respect to a Covered Share, the direct or indirect transfer, pledge, hypothecation, encumbrance, assignment, tender in any tender or exchange offer or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution, testamentary disposition, by operation of law or otherwise), voluntarily or involuntarily, of such Covered Share or the beneficial ownership thereof, and each agreement, arrangement, option or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

(l) Remedies.

(i) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that any breach of this Agreement would not be adequately compensated by monetary damages and that, accordingly each of the Principal Stockholders and the Seller shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of such Party under this Agreement in accordance with the terms of this Section 7(l). The Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 7(l).

(ii) Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(m) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the Party’s intent or the effectiveness of such signature. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, Seller and the Principal Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

Taylor Parent, LLC

/s/ Robert Kay
Name:	Robert Kay
Title:	Executive Chairman and Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

[SIGNATURE PAGE TO VOTING AGREEMENT]

PRINCIPAL STOCKHOLDERS:

/s/ Ronald Shiftan
Ronald Shiftan

/s/ Jeffrey Siegel
Jeffrey Siegel

/s/ Daniel Siegel
Daniel Siegel

/s/ Cliff Siegel
Cliff Siegel

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule I

Beneficial Ownership / Notice Addresses

Principal Stockholder	Existing Shares	Notice Address
Ronald Shiftan	130,823 common shares	c/o Lifetime Brands, Inc. 1000 Stewart Avenue Garden City, NY 11530

Jeffrey Siegel	1,002,407 common shares	c/o Lifetime Brands, Inc. 1000 Stewart Avenue Garden City, NY 11530

Daniel Siegel	341,524 common shares	c/o Lifetime Brands, Inc. 1000 Stewart Avenue Garden City, NY 11530

Cliff Siegel	173,823 common shares	c/o Lifetime Brands, Inc. 1000 Stewart Avenue Garden City, NY 11530

Annex D

December 19, 2017

The Board of Directors of Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

Attn: Ronald H. Shiftan, Vice Chairman and Chief Operating Officer

Dear Ladies and Gentlemen:

We understand that Lifetime Brands, Inc. (“Buyer”), TPP Acquisition I Corp., a wholly-owned subsidiarity of Buyer (“Merger Sub”), TPP Acquisition II LLC, a wholly-owned subsidiary of Buyer (“Buyer Survivor LLC”), Taylor Holdco, LLC (the “Company”), Taylor Parent, LLC (“Seller”), and, solely for purposes of specified sections thereof, CP Taylor GP, LLC (“Taylor GP”) propose to enter into the Agreement (defined below) pursuant to which, among other things, Merger Sub will merge with and into the Company, and the Company will subsequently merge with and into Buyer Survivor LLC (collectively, the “Transaction”) and that Buyer will thereby acquire all of the outstanding limited liability company interests of the Company for aggregate consideration equal to (i) $27.5 million in cash, subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion) (the “Cash Consideration”) plus (ii) a number of newly issued unregistered shares of common stock, par value $0.01 per share (the “Buyer Common Stock”), of Buyer equal to 27% of the outstanding shares of Buyer Common Stock on a Fully Diluted Basis (as defined in the Agreement) after giving effect to the Transaction (the “Stock Consideration,” and together with the Cash Consideration, the “Aggregate Consideration”).

The Board of Directors (the “Board”) of the Buyer has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Aggregate Consideration to be paid by the Buyer in the Transaction pursuant to the Agreement is fair to the Buyer from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents:

a.	Draft dated December 17, 2017 of the Agreement and Plan of Merger by and among Buyer, Merger Sub, Buyer Survivor LLC, the Company, Seller and, solely for purposes of specified sections of the Agreement, Taylor GP (the “Agreement”).

2.	reviewed certain publicly available business and financial information relating to the Company and the Buyer that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Buyer made available to us by the Company and the Buyer, including (a) financial projections prepared by the managements of the Company and the Buyer relating to the Company and the Buyer for the fiscal years ending 2017 through 2022, and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the Transaction, all as prepared by the management of the Buyer (the “Synergies”);

4.	spoken with certain members of the managements of the Company and the Buyer regarding the respective businesses, operations, financial condition and prospects of the Company and the Buyer, the Transaction and related matters;

5.	compared the financial and operating performance of the Company and the Buyer with that of certain public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the Buyer Common Stock, and the historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	compared the relative contributions of the Company and the Buyer to certain financial statistics of the combined company on a pro forma basis;

9.	reviewed certain potential pro forma financial effects of the Transaction on earnings per share of the Buyer; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. At the direction of management of the Buyer, we have relied upon financial projections for the Company prepared by management of the Company. In addition, managements of the Company and the Buyer have advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of the Company and the Buyer, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the management of the Buyer, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Buyer and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Synergies or the assumptions on which they are based. We have assumed, at the direction of management of the Buyer, that the Stock Consideration will consist of 5,590,301 shares of Buyer Common Stock. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Buyer since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have relied upon and assumed, without independent verification, the assessments of the management of the Buyer as to the existing and future relationships, agreements and arrangements with, and the Buyer’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees, of the Company. In addition, we have relied upon, without independent verification, the assessment of the management of the Buyer as to their ability to integrate the businesses of the Company and the Buyer, and we have assumed, at the direction of the Buyer, that there will be no developments with respect to any such matters that would affect our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, (d) the Redemption (as defined in the Agreement) will be consummated prior to the Transaction, and (e) the Transaction will be consummated in a timely manner in accordance with the terms described in the

Agreement and other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of the Board, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Buyer, or otherwise have an effect on the Transaction, the Company, the Buyer or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Buyer, that any adjustments to the Aggregate Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Buyer or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Buyer is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Buyer is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Buyer Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Buyer Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Buyer, the Seller or any other party that may be involved in the Transaction and their respective affiliates (including Centre Partners Management LLC (“Centre Partners”)) or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Buyer, the Seller, other participants in the Transaction or certain of their respective affiliates (including Centre Partners) in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Centre Partners, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Centre Partners, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Buyer, the Seller, other participants in the Transaction or certain of their respective affiliates (including Centre Partners), for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

We have received a retainer fee from the Buyer and we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Buyer has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Buyer, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements (including the Stockholders Rights Agreement (as defined in the Agreement)) or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Buyer, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Buyer or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Buyer’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Buyer’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Seller, the Company, the Buyer, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Buyer or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Buyer and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Buyer and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Buyer in the Transaction pursuant to the Agreement is fair to the Buyer from a financial point of view.

Very truly yours,

/s/ HOULIHAN LOKEY CAPITAL, INC.

HOULIHAN LOKEY CAPITAL, INC.

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